                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration No. 333-86329

[Union Financial Logo Here]  [South Carolina Community Bancshares Logo Here]

                 MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of Union Financial Bancshares, Inc. and South Carolina Community Bancshares, Inc. have agreed to a merger through which Union Financial will acquire South Carolina Community. In the merger, South Carolina Community will merge with and into Union Financial, and South Carolina Community's subsidiary, Community Federal Savings Bank, will merge with and into Union Financial's subsidiary, Provident Community Bank. As a result of the merger, South Carolina Community shareholders will receive a combined payment of cash and Union Financial common stock for each share of South Carolina Community stock they own. The amount of cash and stock you receive, referred to as the merger consideration, will depend on the average market price of Union Financial stock over a certain period of time prior to the merger's closing date. In all circumstances, the cash portion of the merger consideration must be at least
                   ----
$5.25.  The stock portion of the merger consideration must be at least 0.817
            -----
shares, and can be no more than 0.980 shares, of Union Financial stock. The total value of the merger consideration must be at least $17.00 per South
                                                --------
Carolina Community share. If the merger had been completed on September 30, 1999, the value of the merger consideration would have been $17.00 per share; $5.52 in cash plus 0.98 shares of Union Financial stock. For a detailed discussion of the merger consideration South Carolina Community shareholders will receive, please refer to page 23 of this document. For United States federal income tax purposes, your exchange of shares of South Carolina Community common stock may cause you to recognize a gain. Please consult with your tax advisor to understand your own tax obligations. After the merger, South Carolina Community shareholders will no longer own any stock or have any interest in South Carolina Community.

We cannot complete the merger without the approval of the Union Financial and South Carolina Community shareholders. Each of us will hold a meeting of our shareholders to vote on the merger agreement. Whether or not you plan to attend your shareholders' meeting, please take the time to vote by completing and mailing to us the enclosed proxy card. If you fail to vote, it will have the same effect as a vote against approval of the merger agreement. If you are a shareholder of record and do attend, you may, if you wish, revoke your proxy and vote your shares in person at the meeting. The dates, times and places of the meetings are as follows:

 For Union Financial Shareholders:               For South Carolina Community
                                                 Shareholders:

 November 9, 1999                                November 9, 1999
 2:00 p.m., local time                           10:30 a.m., local time
 Community Room, University of South Carolina    Winnsboro Woman's Club Building
 Union Campus                                    102 South Vanderhorst Street
 Academy and North Mountain Streets              Winnsboro, South Carolina
 Union, South Carolina

This document contains a more complete description of the meetings and the terms of the merger. We urge you to review this entire document carefully. You may also obtain information about Union Financial and South Carolina Community from documents each company has filed with the Securities and Exchange Commission.

We enthusiastically support this combination of our companies and join with the other members of our boards of directors in unanimously recommending that you vote in favor of the merger.


  /s/ Dwight V. Neese                         /s/ Alan W. Pullen
  -------------------------                   -------------------------
  Dwight V. Neese                             Alan W. Pullen
  President and Chief Executive Officer       President and Chief Executive
                                              Officer

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved the securities to be issued under this Joint Proxy Statement/Prospectus or determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.
--------------------------------------------------------------------------------


Union Financial's and South Carolina Community's common stock are both traded on the Nasdaq SmallCap Market of the Nasdaq Stock Market. The trading symbol for Union Financial is "UFBS."
           The trading symbol for South Carolina Community is "SCCB."

 Joint Proxy Statement/Prospectus dated September 30, 1999 and first mailed to shareholders on or about October 7, 1999

                      How To Obtain Additional Information

     This joint proxy statement/prospectus incorporates important business and financial information about Union Financial and South Carolina Community that is not included in or delivered with this document. This information is described on page 80 under "WHERE YOU CAN FIND MORE INFORMATION." You can obtain free copies of this information by writing or calling:

              Union Financial Bancshares, Inc.
              203 West Main Street
              Union, South Carolina 29379
              Attention:  Wanda J. Wells, Vice President and Corporate Secretary
              Telephone:  (864) 427-9000

              South Carolina Community Bancshares, Inc.
              110 South Congress Street
              Winnsboro, South Carolina 29180
              Attention:  Terri C. Robinson, Corporate Secretary-Controller
              Telephone:  (803) 635-5536

     In order to obtain timely delivery of the documents, you must request the information by November 2, 1999.

                       Union Financial Bancshares, Inc.
                             203 West Main Street
                         Union, South Carolina  29379
                                (864) 427-9000

                   -----------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 9, 1999

                   -----------------------------------------


     NOTICE IS HEREBY GIVEN that the special meeting of shareholders of Union Financial Bancshares, Inc. will be held in the Community Room at the University of South Carolina, Union Campus, at Academy and North Mountain Streets, Union, South Carolina on November 9, 1999 at 2:00 p.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 1, 1999, by and between Union Financial Bancshares, Inc. and South Carolina Community Bancshares, Inc., pursuant to which South Carolina Community will merge with and into Union Financial, and each share of common stock of South Carolina Community, par value $0.01 per share, will be converted into the right to receive at least $5.25 in cash and at least 0.817 shares of Union Financial common stock, par value $0.01 per share, in accordance with the terms and conditions of the merger agreement. The total value of the consideration to be received by shareholders of South Carolina Community will be based upon the average market price of Union Financial common stock during the 25 trading day period that ends on the trading day that immediately precedes the third day prior to the merger's closing. If Union Financial's average market price per share during this period is between $12.50 and $15.00, the total merger consideration will be $17.50 per South Carolina Community share. If Union Financial's average market price per share is more than $15.00, the total merger consideration will be at least $17.51 per South Carolina Community share. If the average market price per share is between $12.00 and $12.49, the total merger consideration will be between $17.01 and $17.49 per South Carolina Community share. If the average market price per share is less than $12.00, the total merger consideration will be $17.00 per South Carolina Community share; and

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement.

     Only shareholders of record at the close of business on October 1, 1999 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement.

     In the event that there are not sufficient votes to approve the foregoing proposal at the time of the meeting, the meeting may be adjourned in order to permit further solicitation by Union Financial.

                                    By Order of the Board of Directors


                                    /s/ Wanda J. Wells
                                    ------------------
                                    Wanda J. Wells
                                    Vice President and Corporate Secretary

Union, South Carolina
October 7, 1999

     The board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

     Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the accompanying pre-addressed postage-paid envelope.

                   South Carolina Community Bancshares, Inc.
                           110 South Congress Street
                        Winnsboro, South Carolina 29180
                                (803) 635-5536


                   -----------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 9, 1999

                  ------------------------------------------


     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of South Carolina Community Bancshares, Inc. will be held at Winnsboro Woman's Club Building, 102 South Vanderhorst Street, Winnsboro, South Carolina on November 9, 1999 at 10:30 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 1, 1999, by and between Union Financial Bancshares, Inc. and South Carolina Community Bancshares, Inc., pursuant to which South Carolina Community will merge with and into Union Financial, and each share of common stock of South Carolina Community, par value $0.01 per share, will be converted into the right to receive at least $5.25 in cash and at least 0.817 shares of Union Financial common stock, par value $0.01 per share in accordance with the terms and conditions of the merger agreement. The total value of the consideration to be received by shareholders of South Carolina Community will be based upon the average market price of Union Financial common stock during the 25 trading day period that ends on the trading day that immediately precedes the third day prior to the merger's closing. If Union Financial's average market price per share is more than $15.00, the total merger consideration will be at least $17.51 per South Carolina Community share. If the average market price per share is between $12.00 and $12.49, the total merger consideration will be between $17.01 and $17.49 per South Carolina Community share. If the average market price per share is less than $12.00, the total merger consideration will be $17.00 per South Carolina Community share; and

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement.

     Only shareholders of record at the close of business on October 1, 1999 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement.

     South Carolina Community shareholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of South Carolina Community common stock under applicable provisions of Delaware law. In order to perfect dissenters' rights, South Carolina Community shareholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix D to the accompanying proxy statement and a summary of the provisions can be found under "The Merger--South Carolina Community Shareholders Have Appraisal Rights in the Merger."

     In the event that there are not sufficient votes to approve the foregoing proposal at the time of the meeting, the meeting may be adjourned in order to permit further solicitation by South Carolina Community.

                                    By Order of the Board of Directors


                                    /s/ Terri C. Robinson
                                    ---------------------
                                    Terri C. Robinson
                                    Corporate Secretary and Controller
Winnsboro, South Carolina
October 7, 1999

     The board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

     Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the accompanying pre-addressed postage-paid envelope.

                       Joint Proxy Statement/Prospectus
                               Table of Contents

Summary................................................   1
     The Companies.....................................   1
     The Union Financial Shareholders'
          Meeting......................................   1
     The South Carolina Community
          Shareholders' Meeting........................   2
     The Merger........................................   2
     The Merger Agreement..............................   6

Comparative Per Share Data.............................   8

Selected Financial Data of Union Financial.............   9

Selected Financial Data Of South Carolina
     Community.........................................  11

Summary Combined Selected Pro Forma Financial
     Information.......................................  13

Market Price and Dividend Information..................  14

Meeting of Union Financial Shareholders................  16
     Place, Date and Time..............................  16
     Purpose of the Meeting............................  16
     Who Can Vote at the Meeting.......................  16
     Attending the Meeting.............................  16
     Vote Required.....................................  16
     Voting by Proxy...................................  17
     Independent Public Accountants....................  17

Meeting of South Carolina Community
     Shareholders......................................  18
     Place, Date and Time..............................  18
     Purpose of the Meeting............................  18
     Who Can Vote at the Meeting.......................  18
     Attending the Meeting.............................  18
     Vote Required.....................................  18
     Voting by Proxy...................................  19
     Participants in Community Federal's ESOP..........  19
     Independent Public Accountants....................  19

Ownership of Union Financial Common Stock..............  20

Ownership Of South Carolina Community Common
     Stock.............................................  21

The Merger.............................................  23
     The Parties to the Merger.........................  23
     Overview of the Transaction; What South
      Carolina Community's Shareholders Will
      Receive..........................................  23
     Taxable Transaction for South Carolina
      Community's Shareholders.........................  24
     Background of the Merger..........................  27
     Recommendation of the Union Financial
      Board; Union Financial's Reasons for
      the Merger.......................................  29
     Recommendation of the South Carolina
      Community Board; South Carolina
      Community's Reasons for the Merger...............  30
     Union Financial's Financial Advisor
      Says the Merger Consideration is Fair
      to Union Financial's Shareholders From
      a Financial Point of View........................  31
     Opinion of Union Financial's Financial
      Advisor..........................................  31
     South Carolina Community's Financial
      Advisor Says the Merger Consideration
      is Fair to South Carolina Community's
      Shareholders From a Financial Point of
      View.............................................  35
     Opinion of South Carolina Community's
      Financial Advisor................................  35
     South Carolina Community Shareholders
      Have Appraisal Rights in the Merger..............  40
     Interests of South Carolina Community's
      Directors and Officers in the Merger that
      Differ From Your Interests.......................  42
     Regulatory Approvals Needed to Complete
      the Merger.......................................  44
     Accounting Treatment of the Merger................  45
     Listing of Union Financial Common Stock...........  45
     Resale of Union Financial Common Stock............  46

The Merger Agreement...................................  47
     Terms of the Merger...............................  47
     Management and Operations Following the
      Merger...........................................  48
     Stock Options.....................................  48
     Bank Merger.......................................  48
     When the Merger Will be Completed.................  48
     Procedures for Exchanging Your Stock
      Certificates.....................................  48
     Conditions to Completing the Merger...............  49
     Conduct of Business Prior to the Merger...........  50
     Covenants of Union Financial and South
      Carolina Community in the Merger
      Agreement........................................  52
     Representations and Warranties Made by
      Union Financial and South Carolina
      Community in the Merger Agreement................  54
     Terminating the Merger Agreement..................  54

     Expenses and Termination Fees.....................  55
     Changing the Terms of the Merger
      Agreement........................................  55

Pro Forma Financial Information........................  56

A Warning About Forward-looking
     Statements........................................  63

Description of Union Financial Stock...................  64
     General...........................................  64
     Common Stock......................................  64
     Preferred Stock...................................  64

Comparison of Certain Rights of Shareholders...........  65

Selected Provisions in The Certificate of
     Incorporation And Bylaws of Union
      Financial........................................  72
     Business Combinations with Related Persons........  72
     Limitation on Voting Rights.......................  72
     Board of Directors................................  73
     Special Meetings of Shareholders..................  73
     Advance Notice Provisions for Shareholder
      Nominations and Proposals........................  73
     Preferred Stock...................................  74
     Amendment of Certificate of Incorporation.........  74

Regulation And Supervision of Union Financial..........  74
     General...........................................  74
     Holding Company Regulation........................  74
     Federal Savings Institution Regulation............  75
     Federal Reserve System............................  79

Experts................................................  79

Where You Can Find More Information....................  80

Shareholder Proposals..................................  81
     Union Financial Shareholder Proposals for its
      Annual Meeting...................................  81
     South Carolina Community Shareholder
      Proposals........................................  81

APPENDIX A  Agreement and Plan of Merger, dated as of July 1, 1999, by and between Union Financial Bancshares, Inc. and South Carolina Community Bancshares, Inc.

APPENDIX B  Fairness Opinion of Wheat First Securities

APPENDIX C  Fairness Opinion of Trident Securities

APPENDIX D  Section 262 of the Delaware General Corporation Law

APPENDIX E  Union Financial 1998 Annual Report to Shareholders

APPENDIX F  Union Financial Quarterly Report on Form 10-QSB For the Nine Months
            Ended June 30, 1999

APPENDIX G  South Carolina Community Annual Report on Form 10-KSB For the Year
            Ended June 30, 1999

                                    Summary

     This summary does not contain all of the information that is important to you. You should carefully read the entire joint proxy statement/prospectus to fully understand the merger.


                                 The Companies

Union Financial Bancshares, Inc.            Union Financial is the savings and loan holding company for
203 West Main Street                        Provident Community Bank, based in Union, South Carolina.
c/o Provident Community Bank                Union Financial operates through its main office and three full
Union, South Carolina  29379                service branch offices in Union, Laurens and Jonesville, South
(864) 427-9000                              Carolina.  At June 30, 1999, Union Financial had total assets of $204.3 million, deposits of $144.5 million and
                                            shareholders' equity of $14.9 million.

South Carolina Community Bancshares, Inc.   South Carolina Community is the savings and loan holding
110 South Congress Street                   company for Community Federal Savings Bank. Community
Winnsboro, South Carolina 29180             Federal Savings Bank operates two offices in Winnsboro,
(803) 635-5536                              South Carolina.  At June 30, 1999, South Carolina
                                            Community had total assets of $45.4 million, deposits of
                                            $35.9 million, and shareholders' equity of $9.0 million.

                   The Union Financial Shareholders' Meeting

Place, Date and Time (page 16)              Union Financial's special meeting will be held in the Community Room at the University of South Carolina, Union Campus, at Academy and North
                                            Mountain Streets, Union, South Carolina, November 9, 1999 at 2:00
                                            p.m., local time.

Purpose of the Meeting (page 16)            At the special meeting, you will be asked to approve a merger agreement that provides for the merger of Union Financial with South Carolina
                                            Community.

Who Can Vote At the Meeting (page 16)       You can vote at the meeting of Union Financial shareholders if you owned
                                            Union Financial common stock at the close of business on October 1, 1999.
                                            You will be able to cast one vote for each share of Union Financial common stock you owned at that time.  As of October 1, 1999, there were 1,356,773 shares of Union Financial common stock outstanding and entitled to vote.

What Vote is Required for Approval of       In order to approve the merger agreement, the holders of a majority of
the Merger Agreement (page 16)              the outstanding shares of Union Financial common stock entitled to vote must vote in its favor.  You can vote your shares by attending the meeting and voting in person or by signing and mailing the enclosed proxy card.

               The South Carolina Community Shareholders' Meeting

Place, Date and Time (page 18)              The special meeting will be held at Winnsboro Woman's Club
                                            Building, 102 South Vanderhorst Street, Winnsboro, South
                                            Carolina on November 9, 1999 at 10:30 a.m., local time.

Purpose of the Meeting (page 18)            At the special meeting, you will be asked to approve a merger agreement that provides for the merger of South Carolina Community with Union Financial.

Who Can Vote At the Meeting                 You can vote at the meeting of South Carolina Community shareholders
(page 18)                                   if you owned South Carolina Community common stock at the close of business on October 1, 1999. You will be able to cast one vote for each share of South Carolina Community common stock you owned at that time. As of October 1, 1999, there were 538,716 shares of South Carolina
                                            Community common stock outstanding and entitled to vote.

What Vote is Required for Approval of       In order to approve the merger agreement, the holders of a majority
the Merger Agreement (page 18)              of the outstanding shares of South Carolina Community common stock entitled to vote must vote in its favor.  You can vote your shares by attending the meeting and voting in person or by signing and mailing the enclosed proxy card.

                                   The Merger

Overview of the Transaction                 South Carolina Community has agreed to merge with Union Financial, with Union Financial
(page 23)                                   being the surviving corporation.  Immediately after this merger,
                                            Community Federal Savings Bank will merge with Provident Community Bank, with Provident Community Bank being the surviving institution.  As a result of this transaction, South Carolina Community and Community Federal Savings Bank
                                            will no longer exist.  Union Financial intends to operate Community Federal's offices as branches of Provident Community Bank.

What South Carolina Community's             As a South Carolina Community shareholder, each of your shares of
Shareholders Will Receive (page 23)         South Carolina Community common stock will automatically become exchangeable for Union Financial common stock and a cash payment.  The amount of cash and stock you receive, referred to as the merger consideration, will depend on the average market price of Union Financial stock over a certain period of time prior to the merger's closing date.  In all circumstances, the cash portion of the merger consideration must be at least $5.25.  The stock portion of the merger consideration must be at least 0.817 shares, and can be no more than 0.980 shares of Union
                                            Financial stock.  If Union Financial's average market price per share during this period is between $12.50 and $15.00, the total merger consideration will be $17.50 per South Carolina Community share.  If Union Financial's average market price per share is more than

                                            $15.00, the total merger consideration will be at least $17.51 per
                                            South Carolina Community share.  If the average market price per share is between $12.00 and $12.49, the total merger consideration will be between $17.01 and $17.49 per South Carolina Community share.
                                            If the average market price per share is less than $12.00, the total merger consideration will be $17.00 per South Carolina Community share.  If the merger had been completed on September 30, 1999, the value of the merger consideration would have been $17.00 per share; $5.52 in cash plus
                                            0.98 shares of Union Financial stock.  You will have to surrender your
                                            South Carolina Community stock certificates to receive the cash payment and new stock certificates. Union Financial will send you written instructions for surrendering your certificates after we have completed the merger.  For more information on how this exchange procedure works and the possible adjustment of the amount exchanged for your stock, see pages 23-24 of this document.

                                            Shares of South Carolina Community are quoted on the Nasdaq SmallCap
                                            Market.  On July 1, 1999, which was the last trading day before we announced the merger, South Carolina Community common stock closed at
                                            $14.25 per share.

Taxable Transaction for South Carolina      For United States federal income tax purposes, your exchange of shares of
Community's Shareholders (page 24)          South Carolina Community common stock for shares of Union Financial common stock generally will not cause you to recognize any gain or loss. However, you should recognize gain equal to the amount of cash you receive - not counting cash instead of a fractional share of Union Financial stock - or the amount of gain you realize, whichever is lower. The amount of gain you realize equals the amount of cash you receive plus the fair market value of the Union
                                                                                  ----
                                            Financial stock you receive minus your adjusted tax basis in the shares of
                                                                        -----
                                            South Carolina Community stock you surrender.  The gain generally should be a capital gain, but part or all of it may be treated as ordinary income if the exchange has the effect of a dividend to you.

                                            In addition, if you receive cash instead of a fractional share of Union
                                            Financial stock, you should generally recognize gain or loss measured by the difference between the amount of cash and the portion of the basis of your shares of South Carolina Community stock allocated to the fractional share.
                                            If you recognize gain, under this rule, the gain should generally be capital gain, but part or all of the cash you receive may be ordinary income for tax purposes if your receipt of the cash has the effect of a dividend to you.  You should consult your

                                            own tax advisor for a full understanding of the merger's tax consequences that are particular to you.

Recommendations to Shareholders             The boards of directors of Union Financial and South Carolina
(pages 29 and 30)                           Community believe that the merger is  advisable and fair to the shareholders of both companies, and unanimously recommend that you vote "FOR" the proposal to approve and  adopt the merger agreement.

                                            For a discussion of the history of the merger and the factors considered by the boards of directors in approving the merger agreement, please see pages 27 through 40.

The Transaction is Fair to Stockholders     Trident Securities, a division of McDonald Investments, Inc., has delivered to
According to the Companies' Financial       the South Carolina Community board of directors its opinion that, as of the
Advisors (pages 31 and 35)                  date of this document, the merger consideration is fair to the South Carolina
                                            Community shareholders from a financial point of view.  Wheat First Securities has delivered to the Union Financial board of directors its opinion that, as of the date of this document, the merger consideration being paid to South Carolina
                                            Community's shareholders is fair to Union Financial's shareholders from a financial point of view.  Copies of these opinions are provided as Appendices B and C to this document, respectively.  You should read these opinions completely to understand the procedures followed, assumptions made, matters considered, qualifications and limitations on the review made by Wheat First Securities and Trident in providing these opinions.  Wheat First Securities estimates that it will receive professional fees totaling approximately $100,000 from Union Financial in connection with the merger.  Trident estimates that it will receive professional fees totaling approximately $91,500 from  South
                                            Carolina Community for its services in connection with the merger.

South Carolina Community Shareholders       Delaware law provides you with dissenters' appraisal rights in the
Have Appraisal Rights in the Merger         merger.  This means that if you are not satisfied with the amount you
(page 40)                                   are receiving in the merger, you are legally entitled to have the value of your shares independently determined and to receive payment based on that valuation. To exercise your dissenters' rights you must, among other things, deliver a written objection to the merger to
                                            South Carolina Community at or before the special meeting and you must not vote in favor of the merger.  Objections to the merger should be addressed to South Carolina Community's Corporate
                                            Secretary and sent to South Carolina Community Bancshares, Inc., 110
                                            South Congress Street, Winnsboro, South Carolina 29180.  Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your dissenters' rights.  A copy of the dissenters' rights provisions of Delaware law is provided as Appendix
                                            D to this document.

Interests of South Carolina Community's     Some of South Carolina Community's directors and officers have
Directors and Officers in the Merger        interests in the merger that are different from, or are in addition
that Differ From Your Interests (page 42)   to, their interests as shareholders in South Carolina Community.  The members of South Carolina Community's board of directors knew about these additional interests, and considered them, when they approved the merger agreement and the merger.  These include:

                                            .   shares of restricted stock will vest as a result of the
                                                consummation of the merger;

                                            .   the President and Chief Executive Officer of South Carolina Community
                                                will enter into an employment agreement with Union Financial when the merger closes;

                                            .   Union Financial will increase its board to allow for the appointment of three members of the South Carolina Community board;

                                            .   receipt of a cash payment by certain directors and officers in exchange for the cancellation of options to purchase South
                                                Carolina Community common stock. This payment will only be made to the extent the value of the merger consideration exceeds the price at which each such options may be exercised; and

                                            .   the merger agreement provides for protection of directors and officers against certain claims.

Differences in the Rights of Union          After the merger is completed, South Carolina Community's shareholders
Financial's and South Carolina              will automatically become shareholders of Union Financial. Their rights as
Community's Shareholders (page 65)          shareholders of Union Financial will be governed by Delaware General
                                            Corporation Law and by Union Financial's Certificate of Incorporation and
                                            bylaws. The rights of Union Financial's shareholders, as defined by Union
                                            Financial's Certificate of Incorporation and bylaws, do not materially differ from South Carolina Community's shareholders.

Regulatory Approvals Needed to              We cannot complete the merger unless it is approved by the Office of
Complete the Merger (page 44)               Thrift Supervision.  Union Financial has filed or soon will file all of the required applications.  As of the date of this joint proxy statement/prospectus, Union Financial has not received any of the required approvals.  While we do not know of any reason why Union
                                            Financial would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if Union Financial will receive them.

                             The Merger Agreement

     A copy of the merger agreement is provided as Appendix A to this joint proxy statement/prospectus. Please read the agreement. It is the legal document that governs the merger.

Conditions to Completing the Merger     The completion of the merger depends on a number of conditions being met.
(page 49)                               In addition to the parties complying with the merger agreement, these include:

                                        .    approval of the merger agreement by Union Financial's and South Carolina
                                             Community's shareholders;

                                        .    approval of the merger by federal and state regulatory authorities;

                                        .    the absence of any injunction or legal restraint blocking the merger or governmental proceedings trying to block the merger;

                                        .    the absence of any law or regulation that makes the merger illegal;

                                        .    South Carolina Community shareholders representing no more than 10% of the outstanding South Carolina Community shares having exercised dissenters' rights;

                                        .    the listing by Union Financial of the shares of Union Financial common stock to be issued in exchange for shares of South Carolina Community common stock on the stock market on which Union Financial stock is traded; and

                                        .    receipt by Union Financial of letters from South Carolina Community
                                             "affiliates," including South Carolina Community's officers and directors, agreeing to vote in favor of the merger at the South Carolina
                                             Community special meeting.

                                        Where the law permits, Union Financial and South Carolina Community could decide to complete the merger even though one or more of these conditions has not been met.  We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Terminating the Merger Agreement        Union Financial and South Carolina Community can agree at any time to
(page 54)                               terminate the merger agreement without completing the merger, even if the shareholders have approved it. Also, either of us can decide, without the consent of the other, to terminate the agreement if:

                                        .    Union Financial's or South Carolina Community's shareholders do not approve the merger agreement;

                                        .    a required regulatory approval is denied or a governmental authority blocks the merger;

                                        .    we do not complete the merger by March 31, 2000;

                                        .    the other party breaches a representation, warranty or covenant that would have a material adverse effect on the party seeking to terminate; or

                                        .    the board of directors of Union Financial or South Carolina Community withdraws its recommendation of the merger.

                                        In addition, South Carolina Community may terminate the merger agreement if
                                        South Carolina Community's board of directors determines, in the exercise of its fiduciary duties, that it must accept a superior offer from a third party.

Termination Fees (page 55)              If South Carolina Community terminates the merger agreement in order to accept a superior offer, South Carolina Community will pay
                                        Union Financial a termination fee of $500,000.

                                        If either party terminates the merger agreement because the other party is in material noncompliance with the merger agreement or breaches a representation, warranty or covenant, which breach is expected to have a material adverse effect, and the material adverse effect cannot be cured within 30 calendar days, the breaching party will pay in cash the lesser of all documented expenses and fees incurred by the non-breaching party, or $125,000.

                                        If either party terminates the merger agreement because the other party has willfully breached a representation, warranty or covenant, then the breaching party will pay the non-breaching party's expenses related to the merger.  The non-breaching party may also pursue appropriate legal and equitable remedies against the breaching party.

Changing the Terms of the Merger        We can agree to amend the merger agreement, and each of us can waive
Agreement (page 55)                     our right to require the other party to adhere to the terms and conditions of the agreement, where the law allows. However, South Carolina
                                        Community shareholders would have to approve any amendment or waiver that reduces or changes the consideration to be received by them.

                          Comparative Per Share Data

     The following table shows information about our income per common share, dividends per share and book value per share, and similar information reflecting the merger (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods.

     The merger will be accounted for as a "purchase," which means that the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the time the companies are combined. The information listed as "South Carolina Community pro forma equivalent" was obtained by multiplying the pro forma amounts by an assumed conversion ratio of 0.98, in accordance with the formula prescribed in the merger agreement. We present this information based upon the assumption that South Carolina Community shareholders will receive 0.98 shares of Union Financial common stock and cash in accordance with the formula, for each share of South Carolina Community common stock exchanged in the merger. We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the new company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

     Because Union Financial's fiscal year ends on September 30 and South Carolina Community's fiscal year ends on June 30, the financial data used in these tables for "Year Ended September 30, 1998" presents information for Union Financial at or for its year ended September 30, 1998, but the financial information used in these tables for "Year Ended September 30, 1998" for South Carolina Community is for its year end, which is June 30, 1998. By the same
                          ---
token, the financial data used for Union Financial's financial information for "Nine Months Ended June 30, 1999" reflects financial data for June 30, 1999, but the financial data used for South Carolina Community's financial information is for its nine months ended March 31, 1999.

     The information in the following table is based on, and should be read together with, the historical financial information that Union Financial and South Carolina Community have presented in their prior Securities and Exchange Commission filings. This material either accompanies this document or is incorporated into this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 80.

                                                                   At And For The           At And For The
                                                                  Nine Months Ended           Year Ended
                                                                    June 30, 1999         September 30, 1998
                                                                 -------------------    ---------------------
     Book Value Per Share:
        Union Financial historical.........................             $11.03                  $11.97
        South Carolina Community historical................              16.86                   16.24
        Pro forma combined.................................              13.02                   13.61
        South Carolina Community pro forma equivalent......              12.76                   13.34
     Cash Dividends Declared Per Share:
        Union Financial historical.........................             $ 0.28                  $ 0.37
        South Carolina Community historical................               0.34                    0.64
        Pro forma combined.................................               0.28                    0.37
        South Carolina Community pro forma equivalent......               0.27                    0.36
     Diluted Net Income Per Share:
        Union Financial historical.........................             $ 0.86                  $ 1.15
        South Carolina Community historical................               0.60                    0.68
        Pro forma combined.................................               0.77                    1.01
        South Carolina Community pro forma equivalent......               0.75                    0.99

                  Selected Financial Data of Union Financial

     The following tables show summarized historical financial data for Union Financial. The information in the following tables is based on historical financial information that either Union Financial has presented in its prior filings with the SEC or that Provident Community Bank has presented in its prior filings with the Office of Thrift Supervision. You should read this summary financial information in connection with this historical financial information. The audited financial statements of Union Financial relating to information provided at September 30, 1998-1995 are included in Union Financial's 1998 annual report to shareholders, which is included as Appendix E. The unaudited financial statements of Union Financial containing the information at June 30, 1999 and 1998 is included in Union Financial's quarterly report on Form 10-QSB for the nine month period ended June 30, 1999 which is included as Appendix F. Union Financial's unaudited financial statements for the nine months ended June 30, 1999 and 1998 included normal, recurring adjustments necessary to fairly present the data for these periods. The unaudited data is not necessarily indicative of expected results of a full year's operation.

                                                   At June 30,                          At September 30,
                                              ---------------------     ---------------------------------------------------------
                                                1999         1998         1998          1997         1996        1995      1994
                                              --------     --------     --------      --------     --------    --------  --------
                                                                                  (In thousands)
Selected Financial Condition Data:

Total assets...........................       $204,362     $183,066     $189,286      $171,244     $128,133    $120,879  $122,313
Loans receivable, net..................        143,047      148,527      142,202       129,957       85,997      73,431    71,006
Securities, held to maturity...........            799        2,810        2,699         7,811       11,622      12,682    14,579
Securities available for sale..........         38,927       15,464       26,856        15,855       22,174      27,198    28,562
Cash and interest-bearing deposits.....          4,688        3,700        3,593         7,821        3,685       3,805     3,223
Deposits...............................        144,582      129,997      129,873       117,914       93,715      94,750    97,310
Advances from FHLB.....................         42,825       36,468       41,441        37,979       20,488      13,080    13,400
Shareholders' equity, substantially
   restricted..........................         14,930       14,747       15,300        13,527       12,254      11,856    10,693

                                                   At or For the
                                                 Nine Months Ended
                                                     June 30,                   At or For the Year Ended September 30,
                                               ---------------------     ---------------------------------------------------------
                                                 1999         1998         1998          1997         1996        1995      1994
                                               --------     --------     --------      --------     --------    --------  --------
                                                             (In thousands, except per share data)
Selected Operating Data:

Interest income........................        $10,223      $ 9,936      $13,405       $11,855      $9,004      $9,265    $8,767
Interest expense.......................          5,664        5,570        7,549         6,647       5,050       5,260     3,888
                                               -------      -------      -------       -------      ------      ------    ------
Net interest income....................          4,559        4,366        5,856         5,208       3,954       4,005     4,879
Provision for loan losses..............             70          108           --           243          --         105       335
                                               -------      -------      -------       -------      ------      ------    ------
Net interest income after..............          4,489        4,258        5,856         4,965       3,954       3,900     4,544
   provision for loan losses
Non-interest income....................          1,000          874        1,038           953         506         381       275
Non-interest expense...................          3,585        3,294        4,447         3,616       3,224       2,588     2,727
                                               -------      -------      -------       -------      ------      ------    ------
Income before income taxes.............          1,904        1,838        2,447         2,302       1,236       1,693     2,092
Income taxes...........................            689          675          897           858         374         639       776
                                               -------      -------      -------       -------      ------      ------    ------
Net income.............................        $ 1,215      $ 1,163      $ 1,550       $ 1,444      $  862      $1,054    $1,316
                                               =======      =======      =======       =======      ======      ======    ======

Per Share Data:

Basic net income.......................        $  0.92      $  0.92      $  1.23       $  1.17      $ 0.71      $ 0.89    $ 1.28
                                               =======      =======      =======       =======      ======      ======    ======
Diluted net income.....................        $  0.86      $  0.86      $  1.15       $  1.09      $ 0.69      $ 0.89    $ 1.28
                                               =======      =======      =======       =======      ======      ======    ======
Dividends..............................        $  0.28      $  0.27      $  0.37       $  0.35      $ 0.33      $ 0.33    $ 0.38
                                               =======      =======      =======       =======      ======      ======    ======

                                      At or For the
                                    Nine Months Ended
                                        June 30,                           At or For the Year Ended September 30,
                                    ------------------        ---------------------------------------------------------------
                                      1999       1998          1998       1997            1996          1995            1994
                                    --------    ------        ------     ------          ------        ------          ------
Selected Consolidated Financial
  Ratios and Other Data:

Return on average assets/(1)/.......     0.84%    0.89%          0.87%      0.92%          0.73%         0.83%           1.30%
Return on average equity/(2)/.......    10.52    10.97          10.77      11.21           7.01          9.38           14.56
Interest rate spread during
   period/(3)/......................     3.34     3.38           3.11       3.16           3.01          2.96            4.04
Net interest margin/(4)/............     3.64     3.68           3.42       3.44           3.46          3.27            4.29
Non-interest expenses to average
   assets...........................     2.47     2.52           2.52       2.31           2.73          2.05            2.33
Non-performing assets to total
   assets/(5)/......................     0.08     0.49           0.36       0.45           0.88          0.28            0.27
Allowance for loan losses to total
   loans............................     0.60     0.79           0.79       0.81           0.93          1.19            1.06
Dividend payout ratio/(6)/..........    24.28    24.93          30.08      30.13          46.87         37.40           29.92

_____________________________
(1) Calculated by dividing net income by average outstanding assets.
(2) Calculated by dividing net income by average shareholders' equity.
(3) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(4) Represents net interest income as a percent of average interest-earning assets.
(5) Non-performing assets consist of nonaccrual loans and foreclosed real estate.
(6) Dividend payout ratio is calculated by dividing cash dividends by net income.

              Selected Financial Data Of South Carolina Community

     The following tables show summarized historical financial data for South Carolina Community. The information in the following tables is based on historical financial information that either South Carolina Community has presented in its prior filings with the SEC. You should read this summary financial information in connection with this historical financial information. The audited financial statements of South Carolina Community and the unaudited financial statements of South Carolina Community relating to information for the years ended June 30, 1999-1995 are included in South Carolina Community's annual report on Form 10-KSB which is included as Appendix G to this document.

                                                                         At June 30,
                                                       ---------------------------------------------
                                                         1999      1998     1997     1996     1995
                                                       -------    -------  -------  -------  -------
                                                                     (In thousands)
Selected Financial Condition Data:

Total assets......................................     $45,433    $47,992  $46,598  $44,172  $43,947
Loans receivable, net.............................      39,565     36,007   35,955   33,338   33,047
Securities, held to maturity......................       2,711      1,890    3,829    5,240    6,690
Securities available for sale.....................          66         47       --       --       --
Cash and interest-bearing deposits................       1,704      8,678    5,678    4,587    3,149
Deposits..........................................      35,864     37,997   34,024   31,273   30,106
Advances from FHLB................................          --         --       --       --       --
Shareholders' equity, substantially restricted....       9,037      9,414   11,962   12,309   13,350


                                                             At or For The Year Ended June 30,
                                                       ---------------------------------------------
                                                        1999        1998     1997     1996     1995
                                                       ------      ------   ------   ------   ------
                                                            (In thousands, except per share data)
Selected Operating Data:
Interest income...................................     $3,426      $3,519   $3,500   $3,405   $3,429
Interest expense..................................      1,664       1,715    1,635    1,643    1,351
                                                       ------      ------   ------   ------   ------
Net interest income...............................      1,762       1,804    1,865    1,763    2,078
Provision for loan losses.........................         --          --       --       --       --
                                                       ------      ------   ------   ------   ------
Net interest income after provision
   for loan losses................................      1,762       1,804    1,865    1,763    2,078
Non-interest income...............................        106         132       88       35      110
Non-interest expense..............................      1,168       1,266    1,272      991      705
                                                       ------      ------   ------   ------   ------
Income before income taxes........................        700         670      681      807    1,483
Income taxes......................................        277         262      258      319      556
                                                       ------      ------   ------   ------   ------
Net income........................................     $  423      $  408   $  423   $  488   $  927
                                                       ======      ======   ======   ======   ======

Per Share Data:

Basic net income..................................     $ 0.80      $ 0.70   $ 0.62   $ 0.67   $ 1.28
                                                       ======      ======   ======   ======   ======
Diluted net income................................     $ 0.79      $ 0.68   $ 0.62   $ 0.67   $ 1.28
                                                       ======      ======   ======   ======   ======
Dividends.........................................     $ 0.68      $ 0.64   $ 0.60   $ 0.60   $ 0.50
                                                       ======      ======   ======   ======   ======

                                                        At or For the Year Ended June 30,
                                                  ---------------------------------------------
                                                   1999       1998    1997     1996     1995
                                                  -------    ------  -------  -------  --------
Selected Consolidated Financial
  Ratios and Other Data:

Return on average assets/(1)/...............         0.92%     0.88%    0.93%    1.11%    2.10%
Return on average equity/(2)/...............         4.52      4.00     3.46     3.77     7.07
Interest rate spread during period/(3)/.....         3.05      2.95     2.91     2.59     3.55
Net interest margin/(4)/....................         3.99      4.02     4.21     4.11     4.83
Non-performing assets to total assets/(5)/..         1.57      1.87     1.06     1.44     1.01
Non-interest expenses to average assets.....         2.55      2.74     2.78     2.25     1.60
Allowance for loan losses to total loans....         0.74      0.81     0.81     0.87     0.88
Dividend payout ratio/(6)/..................        83.69     84.31    92.43    86.68    40.45

_________________________
(1) Calculated by dividing net income by average outstanding assets.
(2) Calculated by dividing net income by average shareholders' equity.
(3) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(4) Represents net interest income as a percent of average interest-earning assets.
(5) Non-performing assets consist of nonaccrual loans and foreclosed real estate.
(6) Dividend payout ratio is calculated by dividing cash dividends by net income.

           Summary Combined Selected Pro Forma Financial Information

     The following unaudited pro forma combined selected financial information combines Union Financial's historical results with South Carolina Community's historical results as if the merger had become effective as of the dates indicated in the case of the balance sheet information presented, and as if the merger had become effective at the beginning of the periods indicated in the case of the income statement and per share information presented. The pro forma information reflects the purchase method of accounting.

     Because Union Financial's fiscal year ends on September 30 and South Carolina Community's fiscal year ends on June 30, the financial data used in these tables for "At or For the Year Ended September 30, 1998" presents information for Union Financial at or for its year ended September 30, 1998, but the financial information used in these tables for "At or For the Year Ended September 30, 1998" for South Carolina Community is for its year end, which is
                                                        ---
June 30, 1998. By the same token, the rule requires that the financial data used for Union Financial's financial information for "At June 30, 1999" reflects financial data for June 30, 1999, but the financial data used for South Carolina Community's financial information is for its nine months ended March 31, 1999.

     When reviewing these tables, you should also read the historical financial statements, including their notes, of Union Financial and South Carolina Community. See "WHERE YOU CAN FIND MORE INFORMATION" on page 80 of this document. You should also read the more detailed pro forma financial information, including their notes, that begins on page 56 of this document.

     This information is presented for informational purposes only. You should not assume that the parties would have achieved the combined pro forma results if they had actually been combined during the periods shown.

     There may be certain cost savings and/or revenue enhancements that will result from the merger. The information furnished in these tables does not reflect either the cost savings or the revenue enhancements.

                                                                            At or For the      At or For the
                                                                            Nine Months        Year Ended
                                                                           Ended June 30,     September 30,
                                                                                1999              1998
                                                                           --------------     --------------
                                                                         (In thousands, except per share data)
PRO FORMA CONSOLIDATED INCOME STATEMENT DATA:

Interest income.........................................................         $ 12,742            $16,849
Interest expense........................................................            6,956              9,300
                                                                                 --------            -------
Net interest income.....................................................            5,786              7,549
Provision for loan losses...............................................               70               --
                                                                                 --------            -------
Net interest income after provision for loan losses.....................            5,716              7,549
Non-interest income.....................................................            1,093              1,170
Non-interest expense....................................................            4,454              5,715
                                                                                 --------            -------
Income before income taxes..............................................            2,355              3,004
Income taxes............................................................              867              1,117
                                                                                 --------            -------
Net income..............................................................         $  1,488            $ 1,887
                                                                                 ========            =======
Pro Forma Consolidated Balance Sheet Data:

Total assets............................................................         $250,573
Loans receivable, net...................................................          182,262
Deposits................................................................          180,288
Total shareholders' equity..............................................           24,546

Pro Forma Per Share Data:

Basic net income........................................................         $  1,488            $ 1,887
Diluted net income......................................................             0.77               1.01
Dividends declared......................................................             0.28               0.37

                    Market Price and Dividend Information

     Union Financial common stock is listed on the Nasdaq SmallCap Market under the symbol "UFBS." South Carolina Community common stock is listed on the Nasdaq SmallCap Market under the symbol "SCCB."

     The following table lists the high and low prices per share for Union Financial common stock as reported on the Nasdaq SmallCap Market and the quarterly cash dividends declared by Union Financial for the periods indicated. Union Financial common stock was not traded on the Nasdaq SmallCap Market until July 10, 1998.

                                                                                      Union Financial Common Stock
                                                                                 -------------------------------------
                                                                                    High          Low        Dividends
                                                                                 ---------      -------      ---------
1997
   Quarter ended March 31, 1997.........................................         $  N/A          $  N/A      $0.135
   Quarter ended June 30, 1997..........................................            N/A             N/A       0.135
   Quarter ended September 30, 1997.....................................            N/A             N/A       0.135
   Quarter ended December 31, 1997......................................            N/A             N/A       0.140

1998
   Quarter ended March 31, 1998.........................................            N/A             N/A       0.093
   Quarter ended June 30, 1998..........................................            N/A             N/A       0.093
   Quarter ended September 30, 1998.....................................           16.67           13.33      0.093
   Quarter ended December 31, 1998......................................           14.29           12.86      0.093

1999
   Quarter ended March 31, 1999.........................................           14.50           12.00      0.093
   Quarter ended June 30, 1999..........................................           14.00           10.00      0.093
   Quarter ended September 30, 1999.....................................           12.375          10.50        N/A

                                                                                      South Carolina Community
                                                                                            Common Stock
                                                                                 -------------------------------------
                                                                                    High          Low        Dividends
                                                                                 ---------      -------      ---------
1997
   Quarter ended March 31, 1997.........................................         $ 19.75          $16.50     $   N/A
   Quarter ended June 30, 1997 .........................................           19.25           17.50        0.30
   Quarter ended September 30, 1997.....................................           25.25           18.50         N/A
   Quarter ended December 31, 1997......................................           24.50           21.50        0.32

1998
   Quarter ended March 31, 1998.........................................           23.63           21.50         N/A
   Quarter ended June 30, 1998..........................................           21.88           21.00        0.32
   Quarter ended September 30, 1998.....................................           22.88           18.25         N/A
   Quarter ended December 31, 1998......................................           17.50           13.25        0.34

1999
   Quarter ended March 31, 1999.........................................           15.00           13.25         N/A
   Quarter ended June 30, 1999..........................................           14.75           12.50        0.34
   Quarter ended September 30, 1999.....................................           16.625          13.75         N/A

     The following table shows the closing price per share of Union Financial common stock, and the equivalent per share price for South Carolina Community common stock giving effect to the merger on (1) June 30, 1999, which is the last business day preceding the public announcement of the proposed merger; and (2) September 30, 1999, which is the last practicable trading day prior to the mailing of this document. The equivalent per share price of South Carolina Community common stock was determined by ascertaining the total value of the merger consideration (cash and stock) to which each share of South Carolina Community common stock would be exchanged based on the formula explained on pages 23-24, as if the merger had been completed on September 30, 1999, the last practicable trading date prior to the mailing of this document.

                                                               Equivalent
                                                                Price Per
                                         South Carolina          Share of
                      Union Financial     Community           South Carolina
                      Common Stock       Common Stock        Community Stock
                      ---------------    --------------      ---------------
June 30, 1999........     $12.25           $14.25                 $17.50
September 30, 1999...     $11.00           $14.00                 $17.00


     You should obtain current market quotations for Union Financial and South Carolina Community common stock as their market prices will fluctuate between the date of this document and the date on which the merger is completed, and thereafter.

     As of October 1, 1999, there were approximately 317 holders of record of South Carolina Community common stock. This number does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

                    Meeting of Union Financial Shareholders

Place, Date and Time

     The meeting will be held in the Community Room at the University of South Carolina, Union Campus, at Academy and North Mountain Streets, Union, South Carolina on November 9, 1999, at 2:00 p.m., local time.

Purpose of the Meeting

     The purpose of the meeting is:

     . to consider and vote on a proposal to approve and adopt the merger agreement; and

     .    to act on any other matters brought before the meeting.

Who Can Vote at the Meeting

     You are entitled to vote your Union Financial common stock if the records of Union Financial showed that you held your shares as of the close of business on October 1, 1999. As of the close of business on that date, a total of 1,357,214 shares of Union Financial common stock were outstanding and entitled to vote. Each share of common stock entitles the holder to one vote. As provided in Union Financial's Certificate of Incorporation, record holders of Union Financial common stock who beneficially own, either directly or indirectly, in excess of 10% of Union Financial's outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

     If you are a beneficial owner of Union Financial common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Union Financial common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

     The special meeting will be held if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

     The approval and adoption of the merger agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement.

     As of June 30, 1999, directors and executive officers of Union Financial, and persons closely associated with them, beneficially owned 140,880 shares of Union Financial common stock, not including shares that may be acquired upon the exercise of stock options. This equals approximately 10.4% of the outstanding
shares of Union Financial common stock.   As of the same date, neither South
Carolina Community nor any of its directors and executive officers beneficially owned any shares of Union Financial common stock.

Voting by Proxy

     This joint proxy statement/prospectus is being sent to you by the board of directors of Union Financial for the purpose of requesting that you allow your shares of Union Financial common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Union Financial common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by Union Financial's board of directors. The board recommends a vote "FOR" the approval and adoption of the merger agreement.

     If any matters not described in this joint proxy statement/prospectus are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. Union Financial does not know of any other matters to be presented at the meeting.

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Corporate Secretary of Union Financial in writing before your common stock has been voted at the special meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

     If your Union Financial common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this proxy statement.

     Union Financial will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Union Financial may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Union Financial will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Union Financial has retained Regan & Associates, Inc. to assist in soliciting proxies for a fee of $2,500 plus reimbursable expenses up to $1,500.

Independent Public Accountants

     Elliott, Davis & Company, LLP has served as Union Financial's independent auditors since June 1996. A representative of Elliott, Davis is expected to be present at the special meeting and will have an opportunity to make a statement if he or she desires and will be able to respond to appropriate questions.

                Meeting of South Carolina Community Shareholders

Place, Date and Time

     The meeting will be held at Winnsboro Woman's Club Building, 102 South Vanderhorst Street, Winnsboro, South Carolina on November 9, 1999, at 10:30 a.m., local time.

Purpose of the Meeting

     The purpose of the meeting is:

     . to consider and vote on a proposal to approve and adopt the merger agreement; and

     .    to act on any other matters brought before the meeting.

Who Can Vote at the Meeting

     You are entitled to vote your South Carolina Community common stock if the records of South Carolina Community show that you held your shares as of the close of business on October 1, 1999. As of the close of business on that date, a total of 538,716 shares of South Carolina Community common stock were outstanding and entitled to vote. Each share of common stock entitles the holder to one vote. As provided in South Carolina Community's Certificate of Incorporation, record holders of South Carolina Community common stock who beneficially own, either directly or indirectly, in excess of 10% of South Carolina Community's outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

     If you are a beneficial owner of South Carolina Community common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of South Carolina Community common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

     The special meeting will be held if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

     The approval and adoption of the merger agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement.

     As of June 30, 1999, directors and executive officers of South Carolina Community, and persons closely associated with them, beneficially owned 86,565 shares of South Carolina Community common stock, not including shares that may be acquired upon the exercise of stock options. This equals approximately 16.1% of the outstanding shares of South Carolina Community common stock. Under the terms of the merger agreement, these persons will execute a letter to Union Financial agreeing to be present, in person or by proxy, and to vote in favor of the merger at South Carolina Community's special meeting. As of the same date, neither Union Financial nor any of its directors and executive officers beneficially owned any shares of South Carolina Community common stock.

Voting by Proxy

     This joint proxy statement/prospectus is being sent to you by the board of directors of South Carolina Community for the purpose of requesting that you allow your shares of South Carolina Community common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of South Carolina Community common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by South Carolina Community's board of directors. The board recommends a vote "FOR" the approval and adoption of the merger agreement.

     If any matters not described in this joint proxy statement/prospectus are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. South Carolina Community does not know of any other matters to be presented at the meeting.

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Corporate Secretary of South Carolina Community in writing before your common stock has been voted at the special meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

     If your South Carolina Community common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this proxy statement.

     South Carolina Community will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of South Carolina Community may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. South Carolina Community will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. South Carolina Community has retained Regan & Associates, Inc. to assist in soliciting proxies for a fee of $2,500 plus reimbursable expenses up to $1,500.

Participants in Community Federal's ESOP

     If you participate in the Community Federal Savings Bank Employee Stock Ownership Plan ("ESOP"), the proxy card represents a voting instruction to the trustees of the ESOP as to the number of shares in your plan account. Each participant in the ESOP may direct the trustees as to the manner in which shares of common stock allocated to the participant's plan account are to be voted. Unallocated shares of common stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the trustees in the same proportion as shares for which the trustees have received voting instructions, subject to the trustees' exercise of their fiduciary obligations.

Independent Public Accountants

     Crisp Hughes Evans, LLP has served as South Carolina Community's independent auditors since June 1994. A representative of Crisp Hughes is expected to be present at the special meeting and will have an opportunity to make a statement if he or she desires and will be able to respond to appropriate questions.

                   Ownership of Union Financial Common Stock

     The following table provides information as of June 30, 1999 with respect to persons known to Union Financial who may be considered to own more than 5% of Union Financial's outstanding common stock. A person may be considered to own any shares of common stock over which he has, directly or indirectly, sole or shared voting or investing power.


                                            Number of            Percent of
                                        Shares Beneficially     Common Stock
     Name and Address                        Owned               Outstanding
     ----------------------------       -------------------     -------------
     A. Foster Jordan                        72,443                5.35%
     537 Thompson Boulevard
     Union, South Carolina 29379

     Dwight V. Neese                         80,009/(2)/           5.60%
     203 West Main Street
     Union, South Carolina 29379

     The following table provides information about the shares of Union Financial common stock that may be considered to be owned by each director of Union Financial and by all directors and executive officers of Union Financial as a group as of June 30, 1999.



                                              Number of            Percent of
                                          Shares Beneficially     Common Stock
     Name/Title                               Owned/(1)/        Outstanding/(7)/
     ----------                           -------------------   ----------------
     Dwight V. Neese                           80,009/(2)/          5.60%
      President, Chief Executive Officer
      and Director
     Carl L. Mason                             11,967/(3)/          0.88%
      Chairman of the Board
     David G. Russell                          17,796/(6)/          1.31%
      Director
     William M. Graham                         16,503/(3)/          1.21%
      Director
     Louis M. Jordan                           62,117/(3)/          4.55%
      Director
     Mason G. Alexander                        13,756/(4)/          1.01%
      Director
     James W. Edwards                           8,133/(3)/          0.60%
      Director
     All directors and executive officers     322,848/(5)/          21.0%
      as a group (14 persons)

---------------------------
(1) In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Union Financial common stock if he or she has voting or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership over which the persons named in the table possess voting and/or investment power.
(2) Includes 70,613 shares that may be acquired pursuant to presently exercisable options.
(3) Includes 6,825 shares that may be acquired pursuant to presently exercisable options.
(4) Includes 3,675 shares that may be acquired pursuant to presently exercisable options.
(5) Includes 181,968 shares that may be acquired pursuant to presently exercisable options.
(6) Includes 4,725 shares that may be acquired pursuant to presently exercisable options.
(7) Based on 1,356,773 shares of Union Financial common stock outstanding and entitled to vote as of June 30, 1999, plus the number of shares that may be acquired by each individual (or group of individuals) pursuant to presently exercisable options.

              Ownership Of South Carolina Community Common Stock

     The following table provides information as of June 30, 1999 with respect to persons known to South Carolina Community that may be considered to own more than 5% of South Carolina Community's outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.



                                           Number of Shares      Percent of
                                              Beneficially      Common Stock
     Name and Address                            Owned           Outstanding
     --------------------                  ----------------     ------------
     Community Federal                        62,422/(1)/          11.59%
     Savings Bank ESOP
     110 South Congress Street
     Winnsboro, South Carolina  29180

     Quay W. McMaster                         36,226/(2)/           6.69%
     318 Evans Street
     Winnsboro, South Carolina 29180

     Alan W. Pullen                           32,034/(3)/(4)/       5.78%
     1735 Center Creek Road
     Ridgeway, South Carolina  29130
     --------------------------------
     (1) Under the Community Federal ESOP, shares allocated to participants' accounts are voted in accordance with the participants' directions. As of October 30, 1998, 25,493 shares of stock had been allocated to the accounts of employees under the ESOP. Unallocated shares held by the ESOP are voted by the ESOP trustees in the same proportion as shares for which the trustees have received voting instructions from participants. The trustees of the ESOP are the directors of South Carolina Community.
     (2) Includes 3,120 shares that may be acquired pursuant to presently exercisable options.
     (3) Includes 15,604 shares that may be acquired pursuant to presently exercisable options.
     (4) Includes 7,009 shares allocated to Mr. Pullen under the Community Federal ESOP.

     The following table provides information about the shares of South Carolina Community common stock that may be considered to be owned by each director of South Carolina Community and by all directors and executive officers of South Carolina Community as a group as of June 30, 1999.

                                           Number of Shares     Percent of
                                             Beneficially      Common Stock
     Name/Title                                 Owned           Outstanding/(7)/
     ----------                            ----------------    ------------
     Richard H. Burton                         9,680/(1)/           1.77%
       Director

     George R. Lauderdale                     19,680/(1)/           3.63%
       Director

     Alan W. Pullen                           32,034/(2)(5)/        5.78%
       President, Chief Executive
       Officer and Director

     Philip C. Wilkins                         4,752/(3)/           0.88%
       Director

     Quay W. McMaster                         36,226/(1)/           6.69%
       Chairman of the Board

     John S. McMeekin                          6,318/(1)/           1.17%
       Director

     Terri C. Robinson                         9,968/(4)(5)/        1.83%
       Corporate Secretary-Controller
       and Chief Financial Officer

     All directors and executive officers    118,658/(6)/          21.05%
       as a group (seven persons)

 ----------------------------------
   (1) Includes 3,120 shares that may be acquired pursuant to presently exercisable options.
   (2) Includes 15,604 shares that may be acquired pursuant to presently exercisable options.
   (3) Includes 1,560 shares that may be acquired pursuant to presently exercisable options.
   (4) Includes 4,800 shares that may be acquired pursuant to presently exercisable options.
   (5) Includes 7,009 shares and 3,688 shares allocated to Mr. Pullen and Ms. Robinson, respectively, under the Community Federal ESOP.
   (6) Excludes 36,929 shares of common stock, or 6.86% of the shares of common stock outstanding, owned by the Community Federal ESOP for the benefit of the employees of Community Federal.
   (7) Based on 538,716 shares of South Carolina Community common stock outstanding and entitled to vote as of June 30, 1999, plus the number of shares that may be acquired by each individual (or group of individuals) pursuant to presently exercisable options.

                                  The Merger

     The following discussion of the merger is qualified by reference to the merger agreement, which is attached to this document as Appendix A. You should read the entire merger agreement carefully.

The Parties to the Merger

     Union Financial Bancshares, Inc.

     Union Financial Bancshares, Inc. was incorporated in 1994 as a Delaware corporation and is the savings and loan holding company for Provident Community Bank. As a savings and loan holding company, it is regulated by the Office of Thrift Supervision ("OTS").

     Provident Community Bank operates a main office in Union, South Carolina and three full service branch offices located in Union, Jonesville and Laurens, South Carolina. The business of Provident Community Bank consists primarily of attracting deposits from the general public and originating mortgage loans on residential properties located in Union County, South Carolina. Provident Community Bank also makes commercial real estate, construction and consumer loans and invests in the obligations of the federal government and its agencies and of state and local municipalities.

     For additional information about the financial condition and recent results of operations of Union Financial and Provident Community Bank, please see Union Financial's 1998 annual report to shareholders which is included as Appendix E to this document, and the quarterly report on Form 10-QSB for the quarter ended June 30, 1999, which is included as Appendix F to this document.

     South Carolina Community Bancshares, Inc.

     South Carolina Community Bancshares, Inc. was organized in 1994 as a Delaware corporation and is the savings and loan holding company for Community Federal Savings Bank. South Carolina Community is subject to regulation by the OTS. The primary business activity of South Carolina Community consists of the operations of Community Federal.

     Community Federal, which was founded in 1934, is a federally chartered savings bank that conducts its operations from two facilities located in Winnsboro, South Carolina. The bank is a community-oriented savings institution that is primarily engaged in the business of attracting deposits from the general public in its market area, and investing such funds in fixed-rate and adjustable rate mortgage loans secured by one-to four-family residences, and, to a lesser extent, investment securities. South Carolina Community also invests in United States government and agency obligations and interest-earning deposits in other financial institutions.

     For additional information about the financial condition and recent results of operations of South Carolina Community and Community Federal, please see South Carolina Community's annual report on Form 10-KSB for the year ended June 30, 1999, which is included as Appendix G to this document.

Overview of the Transaction; What South Carolina Community's Shareholders Will Receive

     The boards of directors of South Carolina Community and Union Financial have each unanimously approved the merger agreement that provides that South Carolina Community will merge with Union Financial, with Union Financial being the surviving corporation. Upon completion of the merger, each share of South Carolina Community common stock will be converted into the right to receive a combination of at least $5.25 in cash and at least 0.817 shares of Union Financial common stock. Additionally, to the extent you are entitled to receive a fraction of a share, you will also receive the "market value" of that fraction in cash. The total value of the merger consideration received in exchange for each share of South Carolina Community common stock will depend on the average closing price of Union Financial stock for the 25 consecutive trading days ending on the trading day that immediately precedes the third day prior to the merger's closing. This is referred to as the "market value" in the merger agreement. As the "market value" changes, the merger consideration you receive will also change. The following table explains what you will receive in exchange for your South Carolina Community stock.

     If the market value of               Each share of South Carolina Community
     Union Financial common stock is:     stock is exchanged for:
     -------------------------------      ----------------------

     .   more than $15.00                 .   $5.25 in cash and
                                          .   0.817 shares of Union Financial
                                              stock

     .   $12.50 to $14.99                 .   $5.25 cash and
                                          .   number of shares of Union
                                              Financial stock equal to $12.25
                                              (i.e., between 0.817 and 0.980
                                              shares of Union Financial stock)

     .   $12.00 to $12.49                 .   $5.25 cash and
                                          .   0.980 shares Union Financial stock

     .   less than $12.00                 .   0.980 shares of Union Financial
                                              stock and
                                          .   cash equal to 17.00 minus the
                                              value of 0.980 shares of Union
                                              Financial stock

     For example, assume the merger closed on September 30, 1999. The "market value" would be the average of Union Financial stock's closing prices for the 25 trading day period between August 20, 1999 through September 24, 1999. Assume that the average of the closing prices during this period was $11.715, and that you own 10 shares of South Carolina Community stock. This would mean that for each share of South Carolina Community stock you own, you would be entitled to
----
receive:

          .  $5.52 in cash, which is $17.00 - (11.715 x 0.98 = 11.48), plus

          . 0.980 shares of Union Financial stock (because the "market value" of Union Financial common stock is less than $12.00).

Therefore, in exchange for your 10 shares of South Carolina Community stock, you would receive:

          .  $55.20 in cash;

          .  nine shares of Union Financial stock; and

          . an additional cash payment of $9.33 in exchange for your fractional share interest
             (i.e., 0.80  x  $11.715  =  $9.33).

Taxable Transaction for South Carolina Community's Shareholders

     The following discussion is a summary of the anticipated material U.S. federal income tax consequences of the merger to a holder of South Carolina Community common stock. This discussion is based on laws, regulations, rulings and judicial decisions as they exist on the date of this joint proxy statement/prospectus. These authorities are all subject to change and such change may be made with retroactive effect. This discussion is not a complete description of the U.S. federal income tax consequences of the merger and may not apply to a South Carolina Community shareholder subject to special treatment under the Internal Revenue Code of 1986, as amended (the "IRC"), such as a shareholder that is a financial institution, an insurance company, a dealer in securities or foreign currencies, a trader in securities, a tax-exempt organization or a person who acquired shares of South Carolina Community common stock pursuant to the exercise of an employee stock option or otherwise as compensation. In addition, the discussion applies only to a holder of South Carolina Community common stock holding such stock as a capital asset and who is a U.S. citizen (as defined in the IRC). No ruling will be requested from the IRS regarding the tax consequences of the merger. Moreover, this discussion is not binding on the IRS and would not prevent the IRS from challenging the U.S. federal income tax treatment of the merger. In addition, this discussion does not address the state, local or foreign tax consequences of the merger.

     Because of the complexities of the tax laws in general, and the complexities of the tax consequences associated with the receipt of cash in the merger in particular, you should consult your tax advisor with respect to the federal, state, local and foreign tax consequences of the merger as they apply to your specific situation.

     Consummation of the merger is conditioned upon the receipt by Union Financial and South Carolina Community of an opinion of Muldoon, Murphy & Faucette LLP and Luse Lehman Gorman Pomerenk & Schick, P.C., special counsel to Union Financial and South Carolina Community, respectively, dated as of the effective date, substantially to the effect that the merger should be treated for U.S. federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the IRC. The opinions will also confirm certain of the U.S. federal income tax consequences of the merger to a South Carolina Community shareholder that are discussed below. Although the condition that such opinions be delivered can be waived, the parties do not intend to waive this condition. If, however, this condition is waived, South Carolina Community will resolicit its shareholders with respect to the merger. The opinions will not be binding on the IRS and would not prevent the IRS from challenging the U.S. federal income tax treatment of the merger.

     Consequences to South Carolina Community's Shareholders

     For U.S. federal income tax purposes, it appears that South Carolina Community's shareholders receiving a combination of Union Financial common stock and cash must allocate each form of consideration received pro rata among all shares of South Carolina Community common stock surrendered in the merger, rather than, for example, allocating solely cash to some shares of surrendered South Carolina Community stock and solely Union Financial common stock to other shares of surrendered South Carolina Community common stock.

     You should generally recognize gain, but not loss, with respect to the South Carolina Community stock surrendered in an amount equal to the lesser of
(1) the total amount of gain realized (calculated as described in the next two sentences) and (2) the total amount of cash received (excluding, for this purpose, cash received instead of a fractional share of Union Financial stock, the treatment of which is discussed below). For this purpose, gain or loss must be calculated by a shareholder separately for each identifiable block of shares surrendered in the exchange, and is equal to the sum of the amount of cash and the fair market value of Union Financial stock received minus the shareholder's
                                                        -----
adjusted tax basis in that block of shares. In addition, a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain should generally be long-term capital gain if the shareholder's holding period with respect to the stock is more than one year. See "--Treatment of Long-Term Capital Gain" below. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the shareholder's ratable share of South Carolina Community's accumulated earnings and profits.

     The aggregate tax basis of Union Financial stock received by a South Carolina Community shareholder who exchanges his or her shares of South Carolina Community common stock for a combination of Union Financial common stock and cash pursuant to the merger should be the same as the aggregate adjusted tax basis of the shares of South Carolina Community common stock surrendered therefor, decreased by the total amount of cash received, and increased by any recognized gain (whether capital gain or ordinary income). The holding period of such Union Financial stock should include the holding period of the shares of South Carolina Community stock surrendered therefor.

     In general, the determination of whether any gain recognized in the exchange should be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the shareholder's deemed percentage stock ownership of Union Financial. For purposes of this determination, the South Carolina Community shareholder is treated as if he or she first exchanged all of his or her shares of South Carolina Community common stock solely for Union Financial common stock and then immediately redeemed (in a "deemed redemption") a portion of such stock in exchange for the cash the shareholder actually received. The gain recognized in the exchange followed by a deemed redemption should be treated as capital gain if the deemed redemption (1) is "substantially disproportionate" with respect to the shareholder or (2) is "not essentially equivalent to a dividend."

     The deemed redemption should generally be "substantially disproportionate" with respect to a shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a shareholder will depend upon the shareholder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the shareholder's deemed actual and constructive percentage stock ownership of Union Financial. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Union Financial the shareholder is deemed actually and constructively to own immediately before the deemed redemption and
(2) the percentage of the outstanding stock of Union Financial the shareholder actually and constructively owns immediately after the deemed redemption. In calculating these percentages, a shareholder is deemed to own stock owned and, in some cases, constructively owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as stock subject to an option actually or constructively owned by the shareholder or such other persons. As these rules are complex, each shareholder that may be subject to these rules should consult his or her tax advisor. The IRS has ruled that a relatively minor reduction in the percentage stock ownership of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a "meaningful reduction."

     Cash Received Instead of a Fractional Share

     Cash received by a South Carolina Community shareholder instead of a fractional share of Union Financial common stock should be treated as received in exchange for the fractional share, and gain or loss should be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of South Carolina Community stock allocable to the fractional interest. The gain or loss generally should be long-term capital gain or loss if the holding period for the shares of South Carolina Community stock was more than one year. See "--Treatment of Long-Term Capital Gain" below. If, however, the cash received has the effect of the distribution of a dividend with respect to a shareholder, part or all of the cash received may be treated as a dividend.

     Treatment of Long-Term Capital Gain

     Federal income tax rates on long-term capital gain received by a taxpayer vary based on the taxpayer's status and taxable income. South Carolina Community shareholders should contact their tax advisors for information on the tax rate applicable to them in their particular circumstances.

     Backup Withholding

     Unless an exemption applies under the applicable law and regulations, the exchange agent will be required to withhold 31% of any cash payments to which a South Carolina Community shareholder or other payee is entitled under the merger unless the shareholder or other payee provides its taxpayer identification number (social security number or employee identification number) and certifies, among other things, that such number is correct. Each shareholder and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the transmittal letter that accompanies the election form, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to the exchange agent.

     The tax consequences of the merger to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state and/or local taxes.

Background of the Merger

     The History of Union Financial's Strategic Plan

     In 1987, Provident Community Bank (then "Union Federal Savings and Loan Association") converted to stock form and in 1994 it reorganized into the holding company form of ownership with the incorporation of Union Financial as its holding company. These actions were taken because, among other reasons, they provided greater ability to expand Provident Community Bank's operations and market area through a variety of methods, including potential acquisitions of other institutions. Consistent with this strategy and, as a result of the continued consolidation of the financial institutions industry as a whole, the Union Financial board of directors authorized its Long Range Planning Committee and its President and Chief Executive Officer, Dwight V. Neese, to entertain potential transactions of this nature.

     The History of South Carolina Community's Strategic Plan

     As part of its ongoing strategic planning, at a regular meeting on August 19, 1998, the board of directors reviewed with Trident the merger and acquisition market as a possible means of delivering value to South Carolina Community's shareholders. The board reviewed with Trident the continuing consolidation activity taking place in the banking industry, and the factors which would affect the terms of an acquisition of South Carolina Community. At a regular board meeting on October 23, 1998, Trident met with the board to discuss Trident's examination of the business and operations of South Carolina Community. Trident provided suggestions for actions to improve South Carolina Community's value to stockholders, including expansion through internal growth or acquisitions, or an affiliation with another company in a merger transaction. After this presentation, the board discussed the information presented by Trident, and authorized Trident to contact two potential merger partners suggested by Trident. Trident contacted these two companies in December of 1998, and confidentiality agreements were executed.

     The Parties Begin Discussions of a Possible Combination

     At a regularly scheduled meeting on January 20, 1999, Trident recommended, and received, authorization from the board to contact Union Financial. On January 21, 1999, representatives of Trident contacted Union Financial to determine if Union Financial would consider pursuing discussions regarding the
potential acquisition of South Carolina Community.   Following discussions among
Union Financial's financial advisor, Wheat First Securities, Mr. Neese, and the members of the Long Range Planning Committee, Wheat First Securities advised Mr. Neese that it would continue to review the prospective transaction with management and, when appropriate, with Union Financial's board of directors. As a result, Union Financial entered into a confidentiality agreement with South Carolina Community.

     At a meeting with Union Financial management held on February 5, 1999, representatives of Wheat First Securities met with Union Financial management to review the possible acquisition of South Carolina Community. Based on the results of these detailed discussions, Union Financial management instructed Wheat First Securities to prepare for management further information outlining Union Financial's potential acquisition of South Carolina Community.

     On February 10, 1999, Wheat First Securities made a detailed presentation to the Union Financial board of directors which involved a proposal pursuant to which Union Financial would offer to acquire all of the outstanding common stock of South Carolina Community. Following this presentation and after consultation with Muldoon, Murphy & Faucette LLP, Union Financial's special legal counsel, regarding the board's duties in an acquisition context, the board voted to authorize Mr. Neese to present an offer to South Carolina Community.

     At a meeting of the South Carolina Community board of directors held on February 12, 1999, Mr. Neese presented Union Financial's offer to the South Carolina Community board, representatives of Trident, and Luse Lehman Gorman Pomerenk & Schick, P.C., South Carolina Community's special legal counsel. The two other companies contacted by Trident declined to submit an indication of interest.

     At a regularly scheduled meeting on February 17, 1999, the South Carolina Community board determined not to act at that time on the Union Financial bid, and determined to reconsider, among other alternatives, long range planning as the primary means of enhancing shareholder value. A representative of Trident advised Union Financial management of the South Carolina Community board's decision on February 18, 1999.

     South Carolina Community Explores All Available Options

     At a special meeting on March 3, 1999, Trident again reviewed with the board the merger and acquisition market and the possible merger possibilities for South Carolina Community, and the board authorized Trident to contact five new potential acquirers. On April 6, 1999, President Pullen was contacted by Dwight Neese, President of Union Financial, who expressed Union Financial's continued interest in acquiring South Carolina Community. Mr. Neese and Provident Community's Chief Operating Officer, Gerald Bolin, met with the South Carolina Community board at a special meeting on April 14, 1999 to discuss Union Financial's interest in acquiring South Carolina Community through a merger. Also at this meeting, the board was informed that, of the five new potential acquirers contacted by Trident, four had entered into confidentiality agreements, but none expressed an interest in submitting a bid for South Carolina Community.

     Over the next few weeks, Trident continued discussions with Wheat First Securities, and Mr. Pullen continued discussions with Mr. Neese. During this period, President Pullen was contacted by the president of a financial institution holding company that was interested in expanding through an acquisition of South Carolina Community. At a special meeting on April 27, 1999, the board reviewed the status of the interests of third parties in South Carolina Community, including that of Union Financial's which had resubmitted its original proposal on that date, and counsel discussed the fiduciary duties of the board in connection with merger and acquisition transactions.

     On May 3, 1999, Mr. Neese, together with two other members of Union Financial's board, had a dinner meeting with Quay McMaster, South Carolina Community's Chairman of the Board, and Mr. Pullen, to further discuss the possible business combination. At a special meeting on May 5, 1999, the South Carolina Community board agreed to submit information to both the company that had contacted President Pullen as well as a new potential acquirer that had contacted Trident directly, and to continue discussions with Union Financial. Both new companies executed confidentiality agreements, and at a special meeting of the South Carolina Community board held May 10, 1999, the president of one of these companies made a presentation to the board.

     Union Financial Increases Its Offer and an Agreement is Negotiated Between the Parties

     At a special meeting held June 2, 1999, the South Carolina Community board reviewed the three indications of interest that had been submitted, including Union Financial's. It was determined to continue discussions with Union Financial regarding its bid. On June 7, 1999, representatives of South Carolina Community and Union Financial, as well as each of their counsel, and Trident, held discussions regarding the potential merger of South Carolina Community and Union Financial. During these discussions, pursuant to prior board authorization, Union Financial revised its offer. At a special meeting held June 10, 1999, the South Carolina Community board discussed this offer, reviewing in detail the financial and non-financial aspects of a potential merger with Union Financial, and comparing Union Financial's offer with the two indications of interest previously received by South Carolina Community. Counsel again discussed the fiduciary duties of the board in connection with merger and acquisition transactions, and specifically in connection with transactions in which the consideration to be paid is part cash and part stock. Following these discussions, the board determined to accept Union Financial's offer, and authorized President Pullen, Trident and counsel to negotiate a merger agreement based on terms discussed by the board, and to conduct a due diligence investigation of Union Financial.

     At a regularly scheduled meeting of the Union Financial board of directors held on June 15, 1999, Wheat First Securities provided an updated detailed financial presentation on the current acquisition proposal pursuant to which Union Financial had offered to acquire all of the outstanding shares of South Carolina Community common stock in exchange for combined consideration of Union Financial stock and cash as discussed in this document. Pending its receipt of a fairness opinion on the proposal from Wheat First Securities and the results of its due diligence review of South Carolina Community, the board voted to ratify its updated offer.

     Union Financial conducted a due diligence review of South Carolina Community on June 15 and 16, 1999. South Carolina Community conducted its due diligence review on June 23, 1999. Both reviews included reviews of the other party's operational matters, including loans, investments, contractual obligations, regulatory relations and the status of each party's preparations for Year 2000 compliance.

     On June 18, 1999, a draft merger agreement was delivered by Union Financial's special legal counsel to South Carolina Community's special legal counsel. On June 24, 1999, the South Carolina Community board reviewed the preliminary draft of the merger agreement as presented by Union Financial's counsel. The parties negotiated the terms of the merger agreement, and at a special meeting on June 28, 1999, South Carolina Community's counsel and the board reviewed the revised merger agreement. The South Carolina Community board discussed the issues which remained outstanding at that time, and authorized counsel and Mr. Pullen to continue negotiations.

     At a special meeting held on June 30, 1999, members of Union Financial's senior management, together with its legal and financial advisors, reviewed with the board, among other things, the background of the proposed transaction, the potential benefits of the transaction, including the strategic rationale for the transaction, a summary of their due diligence findings, financial and valuation analyses of the transaction, and the terms of the proposed agreements. Additionally, Wheat First Securities presented its opinion that the proposed transaction was fair from a financial point of view to Union Financial's shareholders. The Union Financial board then unanimously approved the merger and all related transactions and the merger agreement substantially as presented in Appendix A.

     South Carolina Community also held a special meeting on June 30, 1999, at which the South Carolina Community board was advised of the favorable results of the due diligence review of Union Financial. The board agreed to merge with Union Financial, subject to the continued negotiation of an acceptable definitive merger agreement. At a special meeting on July 1, 1999, the board reviewed and approved the merger agreement and Trident issued its opinion regarding the fairness of the transaction from a financial point of view. The board authorized Alan Pullen to execute the merger agreement on behalf of South Carolina Community, and the parties issued a press release announcing the transaction.

Recommendation of the Union Financial Board; Union Financial's Reasons for the Merger

     Union Financial's board of directors has unanimously approved the merger agreement and recommends that Union Financial shareholders vote "FOR" the approval and adoption of the merger agreement.

     Union Financial's board has determined that the merger and the merger agreement are fair to, and in the best interests of, Union Financial and its shareholders. In reaching this determination, the Union Financial board consulted with special legal counsel as to its legal duties and the terms of the merger agreement, and with its financial advisor with respect to the financial aspects and fairness of the transaction. In arriving at its determination, the Union Financial board also considered a number of factors including, but not limited to, the following, which include all material factors considered by the Union Financial board:

     . information concerning the businesses, earnings, operations, financial condition and prospects of South Carolina Community and Union Financial, both individually and as combined;

     . the opinion rendered by Wheat First Securities, as financial advisors to Union Financial, that the merger consideration is fair, from a financial standpoint, to the Union Financial shareholders. (See "-- Union Financial's Financial Advisor Says the Merger Consideration is Fair to Union Financial's Shareholders From a Financial Point of View");

     .    the terms of the merger agreement;

     .   the historical trading prices for Union Financial common stock;

     . the current and prospective economic, competitive and regulatory environment facing South Carolina Community, Union Financial and the financial services industry; and

     .   the results of the due diligence investigation of South Carolina
         Community.

     In reaching its determination to approve and recommend the merger, the Union Financial board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Recommendation of the South Carolina Community Board; South Carolina Community's Reasons for the Merger

     South Carolina Community's board of directors has unanimously approved the merger agreement and recommends that South Carolina Community shareholders vote "FOR" the approval and adoption of the merger agreement.

     South Carolina Community's board has determined that the merger and the merger agreement are advisable and are fair to, and in the best interests of, South Carolina Community and its shareholders. In reaching this determination, the South Carolina Community board consulted with special legal counsel as to its legal duties and the terms of the merger agreement, and with its financial advisor with respect to the financial aspects and fairness of the transaction. In arriving at its determination, the South Carolina Community board also considered a number of factors including, but not limited to, the following, which include all material factors considered by the South Carolina Community board:

     . information concerning the businesses, earnings, operations, financial condition and prospects of South Carolina Community and Union Financial, both individually and as combined;

     . the financial advice rendered by Trident, as financial advisors to South Carolina Community, that the merger consideration is fair, from a financial standpoint, to the South Carolina Community shareholders. (See "--South Carolina Community's Financial Advisor Says the Merger Consideration is Fair to South Carolina Community's Shareholders From a Financial Point of View");

     .   the terms of the merger agreement;

     .   the historical trading prices for Union Financial common stock;

     . the current and prospective economic, competitive and regulatory environment facing South Carolina Community, Union Financial and the financial services industry;

     .   the results of the due diligence investigation of Union Financial;

     . the nature and compatibility of the management and business philosophies of Union Financial and South Carolina Community; and

     . the ability of South Carolina Community to continue to shape the policies of the combined entity through its three member representation on the combined entity's board of directors.

     In reaching its determination to approve and recommend the merger, the South Carolina Community board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Union Financial's Financial Advisor Says the Merger Consideration is Fair to Union Financial's Shareholders From a Financial Point of View

     As described above, Wheat First Securities' opinion and presentation to the Union Financial board was one of many factors taken into consideration by the Union Financial board in making its determination to approve the merger agreement and the transactions contemplated thereby. Although the following summary describes the material components of the analyses presented by Wheat First to the Union Financial board on June 30, 1999, and updated as of the date of this joint proxy statement/prospectus, in connection with its opinion as of these dates, it does not purport to be a complete description of all the analyses performed by Wheat First and is qualified by reference to the written opinion of Wheat First.

Opinion of Union Financial's Financial Advisor

     Union Financial retained Wheat First Securities, a division of First Union Capital Markets Corp., to render its opinion to the Union Financial board as to the fairness, from a financial point of view, of the merger consideration to the holders of Union Financial common stock. Wheat First is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Union Financial board selected Wheat First to render its opinion in connection with the merger on the basis of such firm's expertise. Wheat First regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry. In the ordinary course of its business, Wheat First and its affiliates may actively trade in the equity securities of Union Financial or South Carolina Community for its account and the accounts of its customers, and therefore may from time to time hold long or short positions in such securities.

     Representatives of Wheat First participated in the meeting of the Union Financial board on June 30, 1999, at which the merger agreement was considered and approved. At the meeting, Wheat First issued a written opinion that, as of such date, the merger consideration was fair, from a financial point of view, to the holders of Union Financial common stock. Wheat First has delivered a written opinion, dated as of the date of this joint proxy statement/prospectus, to Union financial's board to the effect that, as of such date, the merger consideration is fair, from a financial point of view, to the holders of Union Financial common stock.

     The full text of Wheat First's written opinion dated as of the date of this joint proxy statement/prospectus, which sets forth certain assumptions made, matters considered and limitations on review undertaken is attached as Appendix B to this joint proxy statement/prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this document. No limitations were imposed by the Union Financial board upon Wheat First with respect to the investigations made or procedures followed by it in rendering the Union Financial fairness opinion. Wheat First's opinion has been furnished to the Union Financial board for its benefit and use. Wheat First's opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Union Financial common stock and does not constitute a recommendation to any shareholder of Union Financial as to how such shareholder should vote on the merger.

     In arriving at its opinion dated as of June 30, 1999, Wheat First reviewed certain publicly available business and financial information relating to Union Financial and South Carolina Community and certain other information provided to it, including the following:

     . Union Financial's annual reports to shareholders, annual reports on Form 10-KSB and related financial information for the three fiscal years ended September 30, 1998;

     . Union Financial's quarterly reports on Form 10-QSB and related financial information for the quarterly periods ended December 31, 1998 and March 31, 1999;

     . South Carolina Community's annual reports to shareholders, Annual Reports on Form 10-KSB and related financial information for the three fiscal years ended June 30, 1998;

     . South Carolina Community's quarterly reports on Form 10-QSB and related financial information for the quarterly periods ended September 30, 1998, December 31, 1998 and March 31, 1999, and certain financial information made available by the management of South Carolina Community for the monthly periods ended April 30, 1999, and May 31, 1999;

     . certain publicly available information with respect to historical market prices and trading activities for Union Financial common stock and South Carolina Community common stock and for certain publicly traded financial institutions which Wheat First deemed relevant;

     . certain publicly available information with respect to similar financial institutions and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant;

     .   the merger agreement;

     . certain estimates of the cost savings and revenue enhancements projected by Union Financial for the combined company;

     . other financial information concerning the businesses and operations of Union Financial and South Carolina Community, including certain audited and unaudited financial information and certain internal financial analyses and forecasts for Union Financial and South Carolina Community prepared by senior managements of these companies; and

     . such financial studies, analyses, inquiries and other matters as Wheat First deemed necessary. In addition, Wheat First conferred with members of the senior managements of Union Financial and South Carolina Community to discuss the business and prospects of each company.

     In connection with its review, Wheat First relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including representations and warranties of Union Financial and South Carolina Community included in the merger agreement, and Wheat First has not assumed any responsibility for independent verification of such information. Wheat First relied upon the management of Union Financial as to the reasonableness and achievability of its financial and operational forecasts and projections, and the assumptions and bases therefor, provided to Wheat First, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. Wheat First also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for Union Financial and South Carolina Community are adequate to cover such losses. Wheat First did not review any individual credit files of Union Financial and South Carolina Community, nor did it make an independent evaluation or appraisal of the assets or liabilities of Union Financial and South Carolina Community. Wheat First also assumed that the merger will be consummated in accordance with the terms and conditions of the merger agreement in due course without unnecessary delay.

     Additionally, Wheat First considered certain financial and stock market data of Union Financial and South Carolina Community and compared that data with similar data for certain publicly-held financial institutions and considered the financial terms of certain other comparable transactions that recently have been announced or effected, as further discussed below.

     In connection with rendering its opinion, Wheat First performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the merger consideration to holders of Union Financial common stock was to some extent a subjective one based on the experience and judgment of Wheat First and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Wheat First believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Wheat First's view of the actual value of Union Financial or South Carolina Community.

     In performing its analyses, Wheat First made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Union Financial or South Carolina Community. The analyses performed by Wheat First are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Wheat First assumed that, in the course of obtaining the necessary regulatory approvals for the merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the merger, on a pro forma basis, to Union Financial.

     Wheat First's opinion is just one of the many factors taken into consideration by the Union Financial board in determining to approve the merger agreement. Wheat First's opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for Union Financial, nor does it address the effect of any other business combination in which Union Financial might engage.

     The following is a summary of the analyses performed by Wheat First in connection with its opinion delivered to the Union Financial board on June 30, 1999.

     Analysis of Selected Transactions

     Wheat First performed an analysis of premiums paid in 13 selected transactions (the "selected transactions"). Wheat First compiled the selected transactions by researching acquisitions of thrifts or thrift holding companies headquartered in Florida, Georgia, North Carolina, South Carolina and Virginia which were announced between January 1, 1998 and June 11, 1999, which had deal values up to $25 million. Wheat First compared valuation multiples for the selected transactions to the multiples implied by the merger consideration offered to South Carolina Community in the merger. The selected transactions included the following pending and completed transactions: PAB Bankshares, Inc./Baxley Federal Savings Bank; FNB Financial Services Corp./Black Diamond Savings Bank; FLAG Financial Corp./Thomaston Federal Savings Bank; Manufacturers Bank of FL/Partners Bank of Florida FSB; First National Bank of Shelby/First Carolina FSB; Capital Bank/Home Savings Bank of Siler City; Centura Banks Inc./Scotland Bancorp Inc.; First Western Bank/Mitchell Bancorp; Carolina First Corp./Poinsett Financial Corp.; FLAG Financial Corp./The Brown Bank; Republic Bancshares/Lochaven FS&LA; Republic Security/UniFirst FSB; and Republic Bancshares/Bankers Savings Bank.

     Based on the market value of Union Financial common stock on June 29, 1999, and financial data for South Carolina Community as of March 31, 1999, the analysis of the implied value based on the merger consideration offered by Union Financial to South Carolina Community yielded the following values, excluding certain values from the selected transactions that were deemed not meaningful:

                                                 Union
                                              Financial's    Comparable Transactions
                                                           ---------------------------
                                                 Offer     Average   Minimum   Maximum
                                              -----------  -------   -------   -------
Price/Book Value..........................          102.3%   194.1%    127.2%    319.7%
Price/Latest Quarter Annualized EPS.......           21.6x    26.6x      9.1x     43.9x
Premium to Market Price...................           21.1%    46.4%     24.0%     98.3%

     The table below compares the financial ratios of South Carolina Community with the acquirees in the selected transactions, based on financial data as of and for the three-month reporting period ended March 31, 1999, for South Carolina Community and the 12 month reporting period prior to the announcement of each transaction for each acquiree in the selected transactions, excluding certain values for acquirees in the selected transactions that were deemed not meaningful:

                                                    Comparable Acquirees
                                                 --------------------------
                                        South
                                      Carolina
                                      Community  Average   Minimum  Maximum
                                      ---------  -------   -------  -------
Net Interest Margin..............          3.89%    3.42%     2.51%    4.77%
Efficiency Ratio.................         61.51    69.38     47.51    90.22
Return on Average Assets.........          0.95     0.67      0.21     1.28
Return on Average Equity.........          4.69     6.03      2.53    13.88

     Impact Analysis

     Wheat First estimated the potential impact of the transaction to Union Financial's book value on a static basis, assuming the transaction had occurred at the beginning of Union Financial's 1999 fiscal year. Utilizing financial data as of March 31, 1999 for both Union Financial and South Carolina Community, and assuming certain adjustments to the equity of South Carolina Community, Wheat First noted that the merger could result in 2.1% accretion to Union Financial's book value per share. Wheat First also noted that, based on the closing price for Union Financial stock on June 29, 1999, assuming the merger were closed during the fourth calendar quarter of 1999, the merger would result in initial dilution to Union Financial's reported fiscal 2000 estimated earnings per share due to the phasing in of revenue and expense synergies, but would result in accretion to Union Financial's earnings per share beginning in fiscal 2001.

     Comparison of Selected Companies

     Wheat First also compared the financial performance and market trading information of Union Financial to that of a group of regional thrift holding companies. This group included: Bedford Bancshares, Inc., Carolina Fincorp, Inc., Century Bancorp, Inc., Community Financial Corporation, Cooperative Bankshares, Inc., Essex Bancorp, Inc., First Georgia Holding, Inc., First Savings Bancorp, Inc., Great Pee Dee Bancorp, Green Street Financial Corp., Haywood Bancshares, Inc., Heritage Bancorp, Inc., Innes Street Financial Corp., Piedmont Bancorp, Inc., South Street Financial Corp., and SouthBanc Shares, Inc. The following table is based on the market values as of June 29, 1999, and financial data as of March 31, 1999:

                                                                         Peer Group
                                                                 --------------------------
                                                       Union
                                                     Financial   Average   Minimum  Maximum
                                                     ---------   -------   -------  -------
Price/Book Value................................         107.6%     99.9%     76.6%   140.6%
Price/Latest Quarter Annualized EPS.............          10.6x     16.2x     11.3x    22.1x

     Discounted Dividends Analysis

     Using discounted dividends analysis, Wheat First estimated the present value of the future stream of dividends that South Carolina Community could produce over the next five years, assuming the company performed in accordance with the earnings forecasts of management, maintained consistent capital ratios at the bank level, and that assumed levels of expense savings and revenue enhancements were achieved. Wheat First then estimated the terminal values for South Carolina Community at the end of the period by applying multiples ranging from 10 times to 14 times earnings projected in year five. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 13% to 15%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Union Financial common stock. This discounted dividend analysis indicated reference ranges of between $16.74 and $20.57 per share for South Carolina Community common stock. Wheat First compared these values compare to the implied offer by Union Financial to South Carolina Community of $17.26.

     No company or transaction used as a comparison in the above analysis is identical to Union Financial, South Carolina Community or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

     In connection with its written opinion as of the date hereof, Wheat First confirmed the appropriateness of its reliance on the analyses used to render its June 30, 1999 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

     Wheat First's written opinion in Appendix B, dated as of the date hereof, is based solely upon the information available to Wheat First and the economic, market and other circumstances as they existed as of such date. Events occurring after that date could materially affect the assumptions and conclusions contained in Wheat First's opinion. Wheat First has not undertaken to reaffirm or revise its opinion or otherwise comment on any events occurring after the date of its opinion.

     As compensation for Wheat First's services, Union Financial has agreed to pay Wheat First total fees equal to $100,000. Union Financial has agreed also to reimburse Wheat First for its out-of-pocket expenses incurred in connection with the activities contemplated by its engagement, regardless of whether the merger is consummated. Union Financial has further agreed to indemnify Wheat First against certain liabilities, including certain liabilities under federal securities laws. The payment of the above fees is not contingent upon Wheat First rendering a favorable opinion with respect to the merger.

South Carolina Community's Financial Advisor Says the Merger Consideration is Fair to South Carolina Community's Shareholders From a Financial Point of View

     As described above, Trident's opinion and presentation to the South Carolina Community board was one of many factors taken into consideration by the South Carolina Community board in making its determination to approve the merger agreement and the transactions contemplated thereby. Although the foregoing summary describes the material components of the analyses presented by Trident to the South Carolina Community board on July 1, 1999, and updated as of the date of this joint proxy statement/prospectus, in connection with its opinion as of these dates, it does not purport to be a complete description of all the analyses performed by Trident and is qualified by reference to the written opinion of Trident set forth as Appendix C hereto, which you should read in its entirety.

Opinion of South Carolina Community's Financial Advisor

     In October 1998, South Carolina Community retained Trident to act as its financial advisor and to render a fairness opinion in connection with a possible merger. The engagement provided for Trident to prepare a financial analysis of South Carolina Community in an acquisition context and to advise the board of directors with regard to strategic alternatives. On October 23, 1998, Trident presented its report to the board of directors. Upon receipt and review of the report, Trident was authorized to assist South Carolina Community in exploring the possibility of a merger with another financial institution.

     On July 1, 1999, Trident presented a report to South Carolina Community's board of directors summarizing the financial terms of the merger and providing updated market information with respect to thrift mergers and acquisitions. Trident also analyzed the advantages and disadvantages of the merger from a financial point of view and presented the results of its due diligence investigation of Union Financial. In addition, Trident rendered its written opinion to South Carolina Community's board of directors to the effect that, as of that date, the consideration to be received by South Carolina Community's shareholders pursuant to the merger agreement was fair to them from a financial point of view. A copy of the opinion (updated as of September 30, 1999), which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken, is attached to this joint proxy statement/prospectus as Appendix C. Trident has consented to the inclusion of such opinion and a summary of the matters considered in forming its opinion in this joint proxy statement/prospectus.

     Trident's opinion is directed to the board of directors of South Carolina Community and is directed only to the fairness, from a financial point of view, of the consideration to be received by South Carolina Community's shareholders based on conditions as they existed and could be evaluated as of the date of the opinion. Trident's opinion does not constitute a recommendation to any South Carolina Community shareholder as to how such shareholder should vote at the special meeting, nor does Trident's opinion address the underlying business decision to effect the merger. This summary of Trident's opinion is qualified in its entirety by reference to the full text of such opinion, which is attached to this joint proxy statement/prospectus as Appendix C. Shareholders are urged to read Trident's opinion in its entirety for a description of the assumptions made and matters considered and the limits on the review undertaken in rendering such opinion.

     In connection with rendering its opinion, Trident reviewed and analyzed, among other things, the following:

     .   the merger agreement;

     . certain publicly available information concerning South Carolina Community, including the audited financial statements of South Carolina Community for each of the years in the three year period ended June 30, 1998 and the unaudited financial statements of South Carolina Community for the nine months ended March 31, 1999;

     . certain publicly available information concerning Union Financial, including the audited financial statements of Union Financial for each of the years in the three year period ended September 30, 1998 and the unaudited financial statements of Union Financial for the six months ended March 31, 1999;

     . certain other internal information, primarily financial in nature, concerning the business and operations of South Carolina Community and Union Financial furnished to Trident by South Carolina Community and Union Financial for purposes of Trident's analysis;

     . information with respect to the trading markets for South Carolina Community common stock and for Union Financial common stock;

     . certain publicly available information with respect to other companies that Trident believed to be comparable to South Carolina Community and Union Financial and the trading markets for such other companies' securities; and

     . certain publicly available information concerning the nature and terms of other transactions that Trident considered relevant to its inquiry.

     Trident also met with certain officers and employees of South Carolina Community and Union Financial to discuss the foregoing, as well as other matters, which it believed relevant to its inquiry. No limitations were imposed by either South Carolina Community or its board of directors or management with respect to the investigation made or procedures followed by Trident.

     In its review and analysis and in arriving at its opinion, Trident assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it by South Carolina Community, or that was publicly available, the accuracy of the representations and warranties of the officers and the employees of South Carolina Community and Union Financial with whom Trident held discussions, and the accuracy of the representations and warranties of South Carolina Community and Union Financial in the merger agreement, and did not attempt independently to verify any such information. Trident further assumed that there are no conditions in the regulatory approvals of the merger agreement that will have a material adverse effect upon the contemplated economic benefits of the merger. The financial information provided to Trident by South Carolina Community was of the type normally produced by the management of South Carolina Community and reviewed by South Carolina Community's board of directors at its regular meetings and the board of directors and management of South Carolina Community have represented to Trident that they have no reason to believe that Trident's reliance thereon was unreasonable. Trident did not conduct a physical inspection of the properties or facilities of South Carolina Community, nor did they make or obtain any independent evaluations or appraisals of any of such properties or facilities.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Trident believes that its analyses and the summary set forth below must be considered as a whole, and that selecting portions of its analyses without considering all of the analyses, or reviewing the summary without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Trident's reports and its opinion. In performing its analyses, Trident made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of South Carolina Community. The results of the specific analyses performed by Trident may differ from South Carolina Community's actual values or actual future results as a result of changing economic conditions, changes in company strategy and policies, as well as a number of other factors. Such individual analyses were prepared to provide valuation guidance solely as part of Trident's overall valuation analysis and the determination of the fairness of the consideration to be paid to South Carolina Community's shareholders. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Trident's opinion and presentations to South Carolina Community's board of directors were among the many factors taken into consideration by South Carolina Community's board of directors in making its determination to approve the merger agreement.

     The summaries below reflect all the material analyses, factors and assumptions considered by Trident and the material valuation methods used by Trident in arriving at its opinion as to fairness.

     State of the Market

     Trident reviewed the current and historical trading market for thrift and bank equities, and current and historical trends in the acquisition markets for banks and thrifts. Trident focused on the acquisition market for thrifts with particular attention to the segments of the market which it believed to be the most relevant to South Carolina Community, such as thrifts of similar size and profitability, thrifts with similar capital structures and asset quality, and thrifts located in the same geographic region. Trident also studied the trading market for South Carolina Community common stock and compared the performance of South Carolina Community common stock over the preceding 12 months to the performance of the Standard and Poor's 500 Index and an index of thrift stocks.

     Financial Analysis of South Carolina Community

     Trident examined South Carolina Community's financial performance for the period September 30, 1995 through March 31, 1999 by analyzing the composition of its balance sheet, adjusting and normalizing its earnings, and calculating a variety of operating and financial ratios for South Carolina Community. Trident compared South Carolina Community's deposit market share with other financial institutions operating in the same market.

     Comparison to Actively-Traded Thrifts

     Trident evaluated South Carolina Community's strengths and weaknesses by comparing the financial performance of South Carolina Community to that of the following groups of actively-traded thrifts:

     .   all U.S. thrifts;

     .   Southeast thrifts;

     .   South Carolina thrifts;

     .   thrifts with tangible capital between 15% and 25%;

     . thrifts with a return on equity during the trailing four quarters between 4% and 6%;

     . thrifts with a return on assets during the trailing four quarters between 0.90% and 1.10%;

     .   thrifts with total assets between $20 million and $70 million; and

     . 11 actively-traded thrifts Trident believed were most similar to South Carolina Community in terms of size, capital structure, profitability and asset quality.

     Trident compared South Carolina Community to the aforementioned groups of actively-traded thrifts on the basis of its stock pricing, balance sheet composition, capital ratios, asset quality and reserve coverage, asset and deposit growth, return on average assets, return on average equity, and the components of earnings during the trailing four quarters.

     Strategic Alternatives

     Trident presented a list of advantages and disadvantages of various strategic alternatives available to South Carolina Community:

     .   remain independent;

     .   enter into a merger of equals; and

     .   merge with a larger financial institution.

     Trident projected future trading prices and acquisition values for South Carolina Community common stock based on South Carolina Community's business plan. Trident also compared the present values and rates of return for remaining independent with the expected present value and rate of return that might be realized in a merger transaction.

     Prospective Acquirers

     Trident presented South Carolina Community with a list of other financial institutions with operations in the Southeast region that it believed to be prospective acquirers. These prospective acquirers were categorized based on Trident's perceived level of interest from the prospective acquirer and "fit" with South Carolina Community.

     Process

     Trident reviewed the process that led to the merger agreement. Trident presented a list of the financial institutions that were contacted regarding a possible business combination with South Carolina Community, and the response from each company contacted.

     Guideline Transactions

     Trident presented the pricing ratios for 12 pending or completed thrift merger transactions in which the target thrift was of similar size and capital structure as South Carolina Community. Trident then compared a number of financial ratios for South Carolina Community to those of the target thrift institutions.

                                        South
                                      Carolina
                                      Community  Average   Minimum   Maximum
                                      ---------  -------   -------   -------
Price/Earnings......................       23.7x    16.5x     24.0x     30.6x
Price/Book Value....................      102.5%   102.1%    126.6%    151.1%
Price/Tangible Book Value...........      103.0%   102.1%    126.6%    151.1%
Price/Assets........................       21.7%    15.0%     24.6%     37.2%
Core Deposit Premium................        1.0%     2.6%      7.3%     18.2%

     Trident gave significant weight to the price/earnings ratio because acquirers are most concerned with the earnings contribution from a target.

     Review of Due Diligence Examination of Union Financial

     Trident presented a summary of its on-site due diligence examination of Union Financial. Union Financial's historical balance sheets and income statements were presented, along with a variety of financial ratios and graphs that analyzed Union Financial's financial condition and operating results through March 31, 1999. Trident discussed Union Financial's business strategy, strengths and weaknesses, profitability, growth, net interest margin, non-interest income, operating expenses, intangible assets, borrowed funds, market area, capital, asset quality and reserve coverage, concentrations of credit and loan portfolio composition, use of derivatives, interest-rate risk, year 2000 preparations, regulatory exam results, subsidiary activities, culture, technological expertise, stock pricing, and other issues.

     Contribution Analysis

     Trident analyzed the contribution of each company to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that South Carolina Community shareholders would hold approximately 27.8% of the pro forma diluted shares. South Carolina Community's approximate contributions are listed below by category:

                                          South
                                        Carolina      Union
                                        Community   Financial
                                       -----------  ---------
          Assets....................          18.2%      81.8%
          Equity....................          29.3%      70.7%
          Tangible Equity...........          32.8%      67.2%
          Net Income................          27.5%      72.5%

     Summary of Proposed Transaction

     Trident presented a summary of the financial terms of the merger. Trident discussed the advantages and disadvantages of the merger from a financial point of view. Trident also presented a pro forma financial statement for the combined company and discussed the possible affects of earnings dilution and accretion on Union Financial's common stock price.

     Trident reported that during its investigation, Trident did not discover any conditions that would prevent it from rendering its fairness opinion to South Carolina Community's board of directors. As discussed above, Trident relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided by South Carolina Community and Union Financial.

     Trident, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, and valuations for corporate and other purposes. Trident has extensive experience with the valuation of financial institutions. Trident served as South Carolina Community's sales agent in its mutual-to-stock conversion in 1994. In addition, in the ordinary course of business, Trident may trade the securities of South Carolina Community for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. The board of directors selected Trident as its financial advisor because of its previous experience with Trident, because Trident is a nationally recognized investment banking firm specializing in financial institutions, and because of its substantial experience in transactions similar to the merger. Trident is not affiliated with South Carolina Community or Union Financial.

     For its services as financial advisor, South Carolina Community paid Trident $5,000 as a retainer and $10,000 upon delivery of a financial and strategic analysis report. South Carolina Community paid Trident a fee of $25,000 upon execution of the merger agreement. An additional fee equal to 1.25% of the total merger consideration, less $25,000, will be payable to Trident upon consummation of the merger (a balance due of approximately $91,500) based on the total merger consideration and the aforementioned fee structure. South Carolina Community has also agreed to reimburse Trident for its reasonable out-of-pocket expenses and to indemnify Trident against certain liabilities, including certain liabilities under federal securities laws.

South Carolina Community Shareholders Have Appraisal Rights in the Merger

     If you do not wish to accept the merger consideration provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your South Carolina Community common stock. South Carolina Community shareholders electing to exercise dissenters' rights must comply with the provisions of Section 262 of the Delaware General Corporation Law ("DGCL") in order to perfect their rights. South Carolina Community will require strict compliance with the statutory procedures. A copy of Section 262 is attached as Appendix D.

     The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect the shareholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Appendix D of this joint proxy statement/prospectus.

     Section 262 requires that shareholders be notified that dissenters' appraisal rights will be available at least 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This joint proxy statement/prospectus constitutes South Carolina Community's notice to its shareholders of the availability of dissenters' rights in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your dissenters' rights you should carefully review the text of Section 262 contained in Appendix D because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters' rights under Delaware law.

     If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

     . You must deliver to South Carolina Community a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

     . You must not vote in favor of the merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of your dissenters' rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

     If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the merger consideration for your shares of South Carolina Community common stock as provided for in the merger agreement, but you will have no dissenters' rights with respect to your shares of South Carolina Community common stock.

     All demands for appraisal should be addressed to the Corporate Secretary, South Carolina Community Bancshares, Inc., 110 South Congress Street, Winnsboro, South Carolina 29180, before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of South Carolina Community common stock. The demand must reasonably inform South Carolina Community of the identity of the shareholder and the intention of the shareholder to demand appraisal of his or her shares.

     To be effective, a demand for appraisal by a holder of South Carolina Community common stock must be made by or in the name of such registered shareholder, fully and correctly, as the shareholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

     If you hold your shares of South Carolina Community common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

     Within 10 days after the effective date of the merger, Union Financial must give written notice that the merger has become effective to each South Carolina Community shareholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date, either Union Financial or any shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all shareholders entitled to appraisal. Union Financial does not presently intend to file such a petition in the event there are dissenting shareholders and has no obligation to do so. Accordingly, the failure of a shareholder to file such a petition within the period specified could nullify such shareholder's previously written demand for appraisal.

     At any time within 60 days after the effective date, any shareholder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration specified by the merger agreement for his or her shares of South Carolina Community common stock. If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to Union Financial, Union Financial will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares. After notice to dissenting shareholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those shareholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the shareholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such shareholder.

     After determination of the shareholders entitled to appraisal of their shares of South Carolina Community common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the shareholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

     In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

     Costs of the appraisal proceeding may be imposed upon Union Financial and the shareholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a shareholder, the Chancery Court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any shareholder who demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date, or if such shareholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date, then the right of such shareholder to appraisal will cease and such shareholder will be entitled to receive the merger consideration for shares of his or her South Carolina Community common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

     In view of the complexity of Section 262, South Carolina Community shareholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Interests of South Carolina Community's Directors and Officers in the Merger that Differ From Your Interests

     Some members of South Carolina Community's management and the South Carolina Community board may have interests in the merger that are in addition to, or different from, the interests of shareholders. The South Carolina Community board was aware of these interests and considered them in approving the merger agreement.

     Employment Contracts

     Community Federal Savings Bank is a party to an employment agreement with its President and Chief Executive Officer, Alan W. Pullen, which requires that Mr. Pullen be paid a severance payment totaling approximately $417,000 if he is terminated following a "change in control" of Community Federal Savings Bank or South Carolina Community. The merger will constitute a change in control of South Carolina Community. In addition, South Carolina Community is a party to a supplemental executive agreement with Mr. Pullen which would provide Mr. Pullen with any compensation that might be cut-back under his employment agreement in the event that the total of all payments to Mr. Pullen as the result of a change in control would cause Mr. Pullen to have an "excess parachute payment" as defined in Section 280G of the IRC. In addition, the supplemental agreement would provide Mr. Pullen an additional amount sufficient to pay any excise taxes applicable to such payment and any taxes due on the excise tax gross-up payment. Nevertheless, Mr. Pullen has agreed to forego his rights to payment under the employment agreement and supplemental executive agreement and will enter into an employment agreement with a three year term and automatic renewal features with Union Financial and Provident Community Bank.

     Under the terms of the employment agreement, Mr. Pullen will serve as Senior Vice President/City Executive of Provident Community Bank for a base salary of $70,000 per year. In addition, Mr. Pullen will be entitled to incentive compensation and bonuses provided under any plan for which he is eligible. In the event of Mr. Pullen's termination of employment by Provident Community Bank for reasons other than retirement, death, disability, change in control, or termination for cause or in the event of Mr. Pullen's voluntary resignation following certain actions by Provident Community Bank, Mr. Pullen will be entitled to a severance payment equal to the base salary, bonuses and other cash or deferred compensation paid or to be paid for the remaining term of the agreement. In the event of Mr. Pullen's termination of employment following a change in control, Mr. Pullen will be entitled to a severance benefit equal to
2.99 times his "base amount" within the meaning of Section 280G(b)(3) of the IRC. The employment agreement also provides for a disability benefit if Mr. Pullen's employment is terminated as a result of his disability. As the result of Mr. Pullen's agreeing to accept employment with Union Financial and entering into the employment agreement, Union Financial does not expect to pay to Mr. Pullen the severance payments payable under the Community Federal Savings Bank and South Carolina Community employment and supplemental executive agreements. The employment agreement also provides Mr. Pullen with the opportunity to terminate employment on a voluntary basis during a 30 day window beginning after the first nine months of the initial term and receive a severance payment equal to $140,000. In the event of his voluntary termination, Mr. Pullen would be subject to a six month restriction on his ability to compete with Provident Community Bank in Winnsboro, South Carolina and the surrounding area.

     Community Federal Savings Bank is also a party to a severance agreement with its Chief Financial Officer and Corporate Secretary-Controller, Terri C. Robinson, which requires that Ms. Robinson be paid a severance payment totaling approximately $186,000 and continuation of her other employee benefits if she is terminated following a "change in control" of South Carolina Community. South Carolina Community has also entered into a supplemental executive agreement with Ms. Robinson that provides her with a tax indemnification payment in the event that the total of all payments to Ms. Robinson as a result of the change in control would cause her to have an "excess parachute payment." The merger will constitute a change in control of South Carolina Community. Accordingly, under the severance agreement and the supplemental executive agreement, Ms. Robinson would be entitled to total payments of $294,000. Community Federal Savings Bank also is a party to a severance agreement with Michael C. Hough, its Chief Operating Officer, which requires that he be paid a severance payment of approximately $52,000 and continuation of his other employee benefits if he is terminated following a change in control. Unless Ms. Robinson or Mr. Hough enters into an employment contract or other agreement with Union Financial, they will each be paid a severance payment in accordance with his or her specific agreements.

     Appointment of South Carolina Community Directors to Union Financial Board

     Union Financial and Provident Community Bank have agreed to appoint three South Carolina Community directors, namely, Philip C. Wilkins, John S. McMeekin and Quay McMaster to their boards of directors. In accordance with the merger agreement, the term for Mr. McMaster will expire in the year 2000 and the terms for Messrs. Wilkins and McMeekin shall expire in their respective classes, which are yet to be determined.

     Vesting of Restricted Stock

     Directors and officers of South Carolina Community received grants of restricted stock under South Carolina Community's 1994 Management Recognition and Retention Plan (the "MRRP"), with vesting of the shares to occur over a period of five years. Under the terms of the MRRP, all unvested restricted shares of South Carolina Community common stock will become vested upon a termination of employment following a change in control of South Carolina Community. The merger will constitute a change in control of South Carolina Community. The directors and executive officers of South Carolina Community currently hold a total of 3,980 shares of unvested restricted stock, which will be converted into the right to receive the merger consideration. The following table reflects the number of shares of unvested restricted stock held by each director and executive officer of South Carolina Community and merger consideration payment each will receive in exchange for such shares.

                                                                               Total Merger
                                                        Number of           Consideration for
                                                   Unvested Shares of      Unvested Shares of
     Name and Title                                 Restricted Stock      Restricted Stock/(1)/
     --------------                                ------------------    ----------------------
     Quay W. McMaster, Chairman.................               390                 $ 6,630
     Richard H. Burton, Vice Chairman...........               390                 $ 6,630
     George R. Lauderdale, Jr., Treasurer.......               390                 $ 6,630
     W. Lindsay Wylie, Director Emeritus........               390                 $ 6,630
     Alan W. Pullen, President..................             1,920                 $32,640
     Terri C. Robinson, Secretary-Controller....               500                 $ 8,500

______________________________
(1) Assumes the total value of the merger consideration will be $17.00 per share.

     Stock Options

     So long as the merger consideration to be paid for each share of South Carolina Community common stock is greater than the price at which persons holding options to purchase South Carolina Community common stock may exercise such options, each outstanding and unexercised option to purchase South Carolina Community common stock will be cashed out. In exchange for each option to purchase a share of South Carolina Community common stock, vested or unvested, option holders will receive cash equal to the product of:

     . the number of shares of South Carolina Community common stock subject to those options and

     . an amount of cash equal to the excess of the value of the merger consideration over the exercise price of the options;

     .   less the amount that must be withheld for tax purposes.

     The value of the merger consideration will be determined using the market value formula described on pages 23-24. For example, assume that the market value of the merger consideration to be exchanged for each share of South Carolina Community common stock is $17.00. Also, assume that you have an option to purchase 10 shares of South Carolina Community common stock at $16.50. In exchange for these options, you would be entitled to receive a cash payment of
                                                               ----
$17.00 - $16.50 = $0.50, times 10. Therefore, in exchange for your options to purchase 10 shares of South Carolina Community common stock, you would receive $5.00, less any amount required to be withheld for tax purposes.

     Protection of South Carolina Community Directors and Officers Against
Claims

     Union Financial has agreed to indemnify and hold harmless each present and former director and officer of South Carolina Community for a period of six years from liability and expenses arising out of matters existing or occurring at or prior to the consummation of the merger to the fullest extent allowed under Delaware law as in effect at the time of closing. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. Union Financial has also agreed to advance any costs to each of these persons as they are incurred. Union Financial has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage for the benefit of South Carolina Community's directors and officers for three years following consummation of the merger.

Regulatory Approvals Needed to Complete the Merger

     Completion of the merger and the bank merger are subject to prior approval by the OTS under the Home Owners' Loan Act, as amended ("HOLA"). Section 10(e) of HOLA requires that the application be evaluated by taking into consideration the financial and managerial resources and future prospects of Union Financial and South Carolina Community, the risks to the federal deposit insurance funds and the convenience and needs of relevant communities.

In addition, Section 10(e)(2) of HOLA requires that the Director of the OTS not approve any proposed acquisition which would: (1) result in a monopoly, or further any combination or conspiracy to monopolize the savings and loan business in any part of the United States; or (2) substantially lessen competition or restrain trade, unless the OTS finds that the anti-competitive effects of the proposed acquisition are clearly outweighed by the convenience and needs of the communities to be served. The OTS has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the OTS must also assess the records of the bank subsidiaries of Union Financial and South Carolina Community under the Community Reinvestment Act of 1977, as amended ("CRA"). The CRA requires that the OTS analyze and take into account each bank's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation. The OTS may also request additional information from applicants.

     Under HOLA, the merger may not be consummated until up to 30 days, and in no event less than 15 days, following the date of OTS approval, during which time the Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of OTS approval, unless a court specifically orders otherwise. HOLA provides for the publication of notice and public comment on applications and authorizes OTS to permit interested parties to intervene in the proceedings.

     Under HOLA, the OTS is required to act on the application within the 90 day period that begins on the date of submission to the OTS of a complete record of the application (a period that will be tolled by any public comments or other circumstances that may trigger further requests for information from the OTS).

     Union Financial filed its application with the OTS on August 23, 1999. There can be no assurance that the OTS will approve the merger, and if the merger is approved, there can be no assurance as to the date of such approval. There can likewise be no assurance that the Department of Justice will not challenge the merger, or if such a challenge is made, as to the result. The merger and the bank merger cannot proceed in the absence of the requisite regulatory approvals. See "THE MERGER AGREEMENT--Conditions to Completing the Merger" and "--Terminating the Merger Agreement."

     A copy of the application filed with the OTS was also filed with the Board of Financial Institutions of the State of South Carolina for its review. Union Financial is not aware of other regulatory approvals that would be required for completion of the merger, except as described above. Should other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that Union Financial will be able to obtain other approvals, if required.

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by South Carolina Community shareholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Accounting Treatment of the Merger

     Union Financial will account for the merger under the purchase method of accounting. This means that Union Financial and South Carolina Community will be treated as one company as of the date of the merger and Union Financial will record the fair market value of South Carolina Community's assets less liabilities on its financial statements. Union Financial will record any difference between the purchase price and the fair value of South Carolina Community's identifiable net assets as goodwill.

Listing of Union Financial Common Stock

     Union Financial stock is listed on the Nasdaq SmallCap Market, but has applied to upgrade its listing to the Nasdaq National Market. Union Financial has agreed to use reasonable efforts to cause the shares of its common stock that will be issued in the merger to be approved for quotation on the Nasdaq SmallCap Market, or such other stock market upon which its shares are listed, prior to or at the completion of the merger. The obligations of the parties to complete the merger are subject to the approval for quotation on the Nasdaq of such shares. See "THE MERGER AGREEMENT--Conditions to Completing the Merger."

Resale of Union Financial Common Stock

     The shares of Union Financial common stock to be issued to shareholders of South Carolina Community upon consummation of the merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of South Carolina Community or Union Financial as that term is defined in the rules under the Securities Act. Union Financial common stock received by those shareholders of South Carolina Community who are deemed to be "affiliates" of South Carolina Community on the date of the special meeting may be resold without registration only to the extent provided for by Rule 145, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of South Carolina Community generally include individuals or entities that control, are controlled by, or are under common control with, South Carolina Community, and may include the executive officers and directors of South Carolina Community and certain of their affiliates as well as certain principal shareholders of South Carolina Community. In the merger agreement, South Carolina Community has agreed to use its best efforts to cause each person who may be deemed to be an affiliate of South Carolina Community to enter into an agreement with Union Financial providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Union Financial common stock to be received by such person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This joint proxy statement/prospectus does not cover any resales of Union Financial common stock received by affiliates of South Carolina Community.

                             THE MERGER AGREEMENT

     The following describes material provisions of the merger agreement. This description does not purport to be complete and is qualified by reference to the merger agreement, which is attached as Appendix A and is incorporated into this joint proxy statement/prospectus by reference.

Terms of the Merger

     The merger agreement provides for a business combination in which South Carolina Community will merge with Union Financial, and Union Financial will be the surviving corporation in the merger. After closing of the merger, the separate corporate existence of South Carolina Community will cease. The directors of Union Financial will consist of the directors of Union Financial serving immediately prior to the closing date plus three former directors of South Carolina Community. Union Financial will continue to be governed by the laws of the State of Delaware and its name and corporate existence will be unaffected by the merger. Under the merger agreement, Union Financial has the right to revise the structure of the transaction so long as the revised structure does not:

     . change the amount or kind of consideration being paid to South Carolina Community shareholders;

     . diminish the benefits of the transaction to South Carolina Community shareholders, directors, officers and employees; or

     . materially delay or impede the receipt of any required regulatory approval.

     As previously explained on pages 23-24, each share of South Carolina Community common stock will be converted into the right to receive cash and Union Financial stock. The merger agreement requires that each share of South Carolina Community stock be exchanged for:

     . cash equal to $5.25 and stock equal to 0.817 of a share of Union Financial stock for each South Carolina Community share, if the Union Financial market value (as previously defined) is greater than $15.00 per share;

     . cash equal to $5.25 and shares of Union Financial stock such that the total value received is equal to $17.50 for each South Carolina Community share, if the Union Financial market value is greater than or equal to $12.50 per share and less than or equal to $15.00 per share;

     . cash equal to $5.25 and stock equal to 0.980 of a share of Union Financial stock for each South Carolina Community share, if the Union Financial market value is greater than or equal to $12.00 per share and less than $12.50 per share; or

     . stock equal to 0.980 of a share of Union Financial stock and additional cash equal to the difference between the Union Financial market value of 0.980 of a share of Union Financial stock and $17.00, if the Union Financial market value is less than $12.00 per share.

     SCCB shareholders will also receive cash in lieu of fractional shares of Union Financial stock to which they would otherwise be entitled.

     If there is a change in the capitalization of Union Financial as a result of a stock split, stock dividend, reclassification, recapitalization or other similar transaction, the amount of the merger consideration will be equitably adjusted. Shares held directly or indirectly by Union Financial and shares held by South Carolina Community as treasury stock will be cancelled and retired upon completion of the merger, and no payment will be made for them. Cancelled shares will not include shares held by either South Carolina Community or Union Financial in a fiduciary capacity or in satisfaction of a debt previously contracted. Holders of shares for which dissenters' rights have been exercised will be entitled only to the rights granted by Section 262 of the DGCL.

Management and Operations Following the Merger

     Effective as of the closing of the merger, Union Financial will enter into an employment agreement with South Carolina Community's President and CEO, Alan Pullen. Under the terms of this agreement, Mr. Pullen will become Senior Vice President/City Executive of Provident Community Bank. His agreement has a term of three years and requires him to be paid at least $70,000 per year.

     Additionally, Union Financial has agreed to increase the size of its board of directors and Provident Community Bank's board to permit for the appointment of Philip C. Wilkins, John S. McMeekin and Quay McMaster to the board. Messrs. Wilkins, McMeekin and McMaster are currently serving on South Carolina Community's and Community Federal's boards of directors. The merger agreement requires that Mr. McMaster's term on the Union Financial and Provident Community Bank boards expire in 2000.

Stock Options

     Under the merger agreement, each outstanding and unexercised stock option granted under the South Carolina Community Bancshares 1994 Stock Option Plan will be cancelled. The holders of such options will be paid in cash an amount equal to the number of shares of South Carolina Community common stock subject to such options at the closing date, multiplied by an amount equal to the excess of the cash value of the merger consideration over the exercise price per share of such option, minus any applicable federal or state withholding taxes. If an option exercise price is greater than the merger consideration, each outstanding stock option will be cancelled without any payment upon completion of the merger.

Bank Merger

     In connection with the merger, Provident Community Bank and Community Federal will merge pursuant to a Plan of Bank Merger, with Provident Community Bank being the surviving bank. It is the intention of Union Financial to operate the former offices of Community Federal as branch offices of Provident Community Bank. The bank merger agreement may be terminated by mutual consent in writing of the parties, if the majority of the boards of directors of both banks vote to terminate the agreement. The agreement will be terminated automatically in the event the merger agreement is terminated.

When the Merger Will be Completed

     The closing of the merger will take place on a date designated by Union Financial that is no later than five business days following the date on which the last waiting period under the required regulatory approvals expires and all of the conditions to the merger contained in the merger agreement are satisfied or waived, unless Union Financial and South Carolina Community agree to another date. See "--Conditions to Completing the Merger." On the date of the closing, Union Financial and South Carolina Community will execute, and Union Financial will file, a certificate of merger with the Delaware Secretary of State merging South Carolina Community into Union Financial. The merger will become effective at the time stated in the certificate of merger.

     We expect to complete the merger in the fourth calendar quarter of 1999. However, we cannot guarantee when or if the required regulatory approvals will be obtained. See "--Regulatory Approvals Needed to Complete the Merger." Furthermore, either party may terminate the merger agreement if, among other reasons, the merger has not been completed on or before March 31, 2000, unless failure to complete the merger by that time is due to the breach of any representation, warranty or covenant by the party seeking to terminate. See "-- Terminating the Merger Agreement."

Procedures for Exchanging Your Stock Certificates

     Union Financial will appoint an exchange agent to handle the exchange of South Carolina Community stock certificates for Union Financial stock, cash and cash in lieu of fractional shares of Union Financial stock. Within five business days after the completion of the merger, Union Financial or the exchange agent will mail to each former holder of record of South Carolina Community common stock a letter explaining how to exchange South Carolina Community stock certificates for the merger consideration. Holders of South Carolina Community stock that surrender their certificates as directed, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged South Carolina Community certificates will not be entitled to receive any dividends or other distributions payable by Union Financial after the closing until their certificates are surrendered.

     Please do not send in your South Carolina Community stock certificates until you receive the letter of transmittal and instructions from Union Financial. Do not return your stock certificates with the enclosed joint proxy statement/prospectus.

     After the completion of the merger, there will be no further transfers of South Carolina Community common stock. South Carolina Community stock certificates presented for transfer after the completion of the merger will be cancelled and exchanged for the merger consideration.

     If your South Carolina Community stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Union Financial will send you instructions on how to provide such evidence.

Conditions to Completing the Merger

     The obligations of Union Financial and South Carolina Community to consummate the merger are conditioned on the following:

     . the approval of the merger agreement by Union Financial's and South Carolina Community's shareholders;

     . the receipt of all required regulatory approvals and the expiration of all statutory waiting periods;

     . no party to the merger being subject to any legal order that prohibits consummating any part of the transaction and no governmental entity having instituted any proceeding for the purpose of blocking the transaction;

     . the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

     . each party having performed in all material respects its obligations under the merger agreement, each party's representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, and receipt of a certificate signed by each party's chief executive officer and chief financial officer to such effect;

     . the delivery to Union Financial by South Carolina Community of affiliate letters pursuant to which South Carolina Community's affiliates agree to comply with Rule 145 of the Securities Act with regard to any shares of Union Financial stock they receive in the merger;

     . the listing on the Nasdaq SmallCap Market or such other market as the shares of Union Financial shall then be trading, of the shares of Union Financial stock issued to the South Carolina Community shareholders in exchange for their South Carolina Community stock; and

     . the receipt by each party of a legal opinion that the merger will be treated as a reorganization for federal income tax purposes.

     The obligations of Union Financial to complete the merger are also conditioned on the number of shares for which dissenters' rights have been exercised not exceeding 10% of the outstanding shares of South Carolina Community common stock.

     The obligations of South Carolina Community to complete the merger are also conditioned on Union Financial having deposited the funds to pay the merger consideration in a segregated account with a bank or trust company selected by Union Financial to act as exchange agent.

     South Carolina Community cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before March 31, 2000, the merger agreement may be terminated by a vote of a majority of the board of directors of either Union Financial or South Carolina Community.

Conduct of Business Prior to the Merger

     South Carolina Community has agreed that, until the completion of the merger, South Carolina Community will use its best efforts to:

     . conduct its business in the regular, ordinary and usual course consistent with past practice;

     . maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

     . take no action which would interfere with the ability of South Carolina Community or Union Financial to perform their respective covenants and agreements on a timely basis under the merger agreement;

     . take no action which would interfere with any party's ability to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the merger agreement; and

     . take no action that results in, or is reasonably likely to have a material adverse effect on, South Carolina Community or Community Federal.

     Further, except as otherwise provided in the merger agreement, until the completion of the merger, South Carolina Community has agreed that it will not take certain actions unless permitted to do so by Union Financial. South Carolina Community has agreed that it will not:

     . amend its Certificate of Incorporation, bylaws, or similar governing documents, or those of Community Federal Savings Bank's;

     . issue any shares of its capital stock or any securities convertible or exercisable for any shares of its capital stock other than shares issued upon the exercise of outstanding stock options, change the terms of any of its outstanding stock options or issue any option, or change its capitalization;

     . except for $0.17 per share quarterly cash dividends, pay any cash or stock dividends;

     . dispose of any of its material assets other than in the ordinary course of business consistent with past practice;

     . increase the compensation or fringe benefits of any of its employees or directors, by more than 2% of the employee's previous year's compensation, other than general increases in compensation for non-executive officer employees in the ordinary course of business consistent with past practice that do not exceed 10% of such person's compensation at March 31, 1999; adopt, establish or amend any South Carolina Community employee benefit plan unless required by the merger agreement or by law; hire any employee with an annual total compensation in excess of $20,000; or enter into any employment contract or other agreement with any director, officer or other employee;

     . change its method of accounting as in effect at June 30, 1998, except as required by changes in generally accepted accounting practices ("GAAP");

     . settle any claim against South Carolina Community or Community Federal Savings Bank for more than $25,000 or agree to material restrictions on the operations of South Carolina Community or Community Federal Savings Bank;

     . acquire any business or assets of another business that would be material to South Carolina Community;

     . make any real estate loans other than in the ordinary course of business secured by undeveloped land or non-residential real estate located outside of South Carolina or make any non-residential construction loans outside of South Carolina, except pursuant to existing loan commitments;

     . take any action that would prevent the merger from being treated as a tax-free reorganization;

     . open any new branches or office facilities other than those for which all regulatory approvals have been obtained;

     . make any investment other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $10,000, other than certain debt securities;

     . make any investment in any debt security (including mortgage-backed and mortgage-related securities), except for short- to intermediate-term U.S. government and agency securities, mortgage-backed or mortgage-related securities which would not be considered "high risk" securities by the OTS, or securities of the Federal Home Loan Bank ("FHLB"), or materially restructure or change its investment securities portfolio;

     . enter into, renew, amend or terminate any contract, or make any change in any of its leases or contracts, other than with respect to those involving the payment of less than $20,000 per year;

     . make, grant or purchase any loan in excess of $10,000 to any individual borrower, unless such loan is fully secured by real estate, personal property, or liquid collateral and is in conformity with existing lending procedures; or to renew any outstanding loans above $10,000 unless the loan has a satisfactory payment history and the renewal amount does not exceed the original loan principal amount;

     . incur any additional borrowings other than short-term (six months or less) FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings currently in effect or in connection with borrowings or reverse repurchase agreements permitted under the merger agreement;

     . make any capital expenditures in excess of $10,000 per expenditure other than pursuant to binding commitments and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

     . organize, capitalize, lend to, or otherwise invest in any subsidiary, or acquire any equity or voting interest in any business (other than securities of the FHLB purchased in the ordinary course of business);

     .    elect any new senior executive officer or director;

     . accept any proposed deposits by any municipality or government agency for terms exceeding 90 days; or

     . take or omit to take any action that is intended or may reasonably be expected to result in any of South Carolina Community's representations and warranties contained in the merger agreement being or becoming untrue in any material respect.

Covenants of Union Financial and South Carolina Community in the Merger
Agreement

     Agreement Not to Solicit Other Offers

     South Carolina Community has agreed not to seek to have an outside third party try to buy a material interest in South Carolina Community or its subsidiaries. Generally, an effort by South Carolina Community to obtain an offer to engage in a merger or similar business combination, buy at least 10% of South Carolina Community's assets or 10% of South Carolina Community's stock, or a public announcement to enter into an agreement to do any of these things, would violate this covenant.

     Despite South Carolina Community's agreement not to solicit other offers, the South Carolina Community board may generally enter into discussions or negotiations with anyone who makes an unsolicited, written bona fide proposal to acquire South Carolina Community that is a financially superior proposal to that of Union Financial. A proposal of this nature is one about which South Carolina Community's financial advisors opine in writing is superior to this merger from a financial point of view to South Carolina Community's shareholders. For the South Carolina Community board to enter into negotiations on a superior proposal, it would also have to first determine that the board members' fiduciary duties obligate them to do so. If South Carolina Community does enter into negotiations with a third party regarding a superior proposal, it has to notify Union Financial and provide Union Financial with information about the other party and its proposal.

     The South Carolina Community board may also withdraw or modify its recommendation for the merger and enter into a business combination with a third party if, after consulting with independent legal counsel, the board determines in good faith that doing so is necessary for it to comply with its fiduciary duties to shareholders.

     Employee Matters

     Each Community Federal employee whose employment is not specifically terminated will become an employee of Provident Community Bank. Union Financial will use its best efforts to retain all Community Federal employees, subject to their qualifications and the needs of Provident Community Bank.

     Appropriate steps will be taken to terminate all of South Carolina Community's employee benefit plans around the time the merger closes. All former employees of Community Federal who continue as employees of Provident Community Bank will be eligible to participate in Union Financial's employee benefit plans on the same basis as any newly-hired employee of Union Financial or Provident Community Bank. However, service with Community Federal will also be treated as service with Union Financial or Provident Community Bank for purposes of determining eligibility to participate and vesting with respect to each Union Financial benefit plan. Service with South Carolina Community or Community Federal also will be treated as service with Union Financial or Provident Community Bank for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitation with respect to any Union Financial or Provident Community welfare benefit plan.

     When the merger closes, each South Carolina Community employee who is a participant in the South Carolina Community 401(k) Plan will become fully vested in his or her account balance. The South Carolina Community 401(k) Plan will either be merged with Union Financial's 401(k) Plan or be terminated and replaced by Union Financial's 401(k) Plan. Additionally, all unvested shares of restricted stock in South Carolina Community's MRRP will become vested and converted to the right to receive the merger consideration.

     Further, at or prior to the consummation of the merger, South Carolina Community will terminate its ESOP. After consummation of the merger, the ESOP will repay the outstanding balance of its loan and allocate any surplus cash or Union Financial shares to the accounts of ESOP participants in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the ESOP.

     Indemnification of South Carolina Community Officers and Directors

     Union Financial has agreed to indemnify and hold harmless each present and former director and officer of South Carolina Community for a period of six years from liability and expenses arising out of matters existing or occurring at or prior to the consummation of the merger to the fullest extent allowed under Delaware law as in effect at the time of closing. Union Financial has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage, or provide a policy providing comparable coverage and amounts on terms no less favorable than South Carolina Community's current policy, for the benefit of South Carolina Community's directors and officers for three years following the consummation of the merger.

     Certain Other Covenants

     The merger agreement also contains other agreements relating to the conduct of the parties prior to the consummation of the merger, including the following representations:

     . After all required regulatory and shareholder approvals have been received, South Carolina Community will cause Community Federal to revise its loan, litigation and real estate valuation policies and practices, and investment and asset/liability management policies and practices to conform to those of Provident Community Bank, provided such policies do not violate GAAP or other applicable laws and regulations. South Carolina Community shall not be required to take such action more than five business days prior to closing. However, Union Financial must first confirm in writing that it is not aware of any fact that would prevent the completion of the merger.

     . South Carolina Community will give Union Financial reasonable access during normal business hours to its property, books, contracts, records, and personnel and furnish to Union Financial all information it may reasonably request.

     . Between the time Union Financial files its regulatory applications for the bank merger and the closing of the merger (but in no event earlier than 30 days prior to closing), South Carolina Community will provide Union Financial with full after business hours' access to South Carolina Community's branch offices in order to install necessary wiring and equipment.

     . South Carolina Community will take any necessary action to exempt the parties and this transaction from any antitakeover provisions contained in South Carolina Community's Certificate of Incorporation, bylaws and federal or state law.

     . Union Financial and South Carolina Community will use their respective reasonable best efforts to obtain all required approvals and to consummate the merger.

     . Union Financial and South Carolina Community will consult with each other regarding any public statements about the merger and in making any governmental or other filings in connection with the merger.

     . Union Financial and South Carolina Community will notify each other of any need to obtain third party consent to the merger and of any event that would be reasonably likely to cause any representation or warranty in the merger agreement to be untrue or to cause any covenant or condition in the merger agreement not to be complied with.

     . Union Financial and South Carolina Community have agreed to promptly hold, and coordinate the date of, shareholder meetings to consider and vote on the merger agreement. The parties have agreed to promote the approval of the merger consistent with their fiduciary duties to shareholders.

     . Union Financial and South Carolina Community have agreed to cooperate in the filing of this joint proxy statement/prospectus, and to file a registration statement to register with the SEC the shares of Union Financial stock to be exchanged as merger consideration. In this connection, each party has agreed to obtain from its independent accountant the "comfort letters" that are customarily issued in connection with these transactions.

Representations and Warranties Made by Union Financial and South Carolina Community in the Merger Agreement

     Both Union Financial and South Carolina Community have made certain customary representations and warranties to each other relating to their businesses. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on a party's business, financial condition or results of operations. See "--Conditions to Completing the Merger."

Terminating the Merger Agreement

     The merger agreement may be terminated at or prior to the completion of the merger, either before or after approval of the merger agreement by the shareholders of South Carolina Community by:

     . the mutual consent of Union Financial and South Carolina Community, if a majority of the board of directors of each votes for termination;

     . either party, if Union Financial's or South Carolina Community's shareholders fail to approve the merger agreement, if a majority of the board of directors of either votes for termination;

     . either party, if a required regulatory approval is denied or any governmental entity prohibits the merger or bank merger;

     . either party, if the merger is not consummated by March 31, 2000 and if a majority of the board of directors of either votes for termination;

     . either party, if the other party breaches a representation, warranty or covenant that would have a material adverse effect on the party seeking to terminate;

     . either party, if South Carolina Community does not publicly recommend South Carolina Community shareholders approve the merger in this document, or if after recommending approval, either board withdraws or modifies its recommendation and such action has a materially adverse effect on the other party;

     . either party, if there occurs an event, condition, change, or occurrence that could have a material adverse effect on the party seeking to terminate, provided the other party is given 30 days' notice and has not remedied the condition that could result in a material adverse effect; and

     . South Carolina Community, if its board of directors determines that it must accept a superior offer from a third party in the exercise of its fiduciary duties, and if Union Financial's financial and legal advisers cannot renegotiate the merger agreement in a manner that would permit the merger to close consistently with the directors' fiduciary obligations.

Expenses and Termination Fees

     The party incurring the expense will pay all costs and expenses incurred in connection with the merger.

     If South Carolina Community terminates the merger agreement in order to accept a superior offer, South Carolina Community will pay Union Financial a termination fee of $500,000 no later than five business days after Union Financial receives notice of the termination.

     If either party terminates the agreement because of a change that would result in a material adverse effect if the merger was consummated, the terminating party shall pay the lesser of all documented expenses and fees of the non-breaching party or $125,000.

     If either party wilfully breaches a representation, warranty or covenant, the other party shall not be limited to repayment of $125,000 and may pursue any available legal or equitable remedies to recover additional sums.

Changing the Terms of the Merger Agreement

     Prior to the completion of the merger, any provision of the merger agreement may be waived, amended or modified by the parties. However, after the vote by the shareholders of South Carolina Community, no amendment or modification may be made that would reduce the consideration to be received by South Carolina Community's shareholders under the terms of the merger agreement.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined consolidated balance sheet as of June 30, 1999, the unaudited pro forma condensed combined consolidated statements of income for the nine month period ended June 30, 1999 and for the year ended September 30, 1998 give effect to the pending merger applying the purchase method of accounting.

     The pro forma condensed combined consolidated statements of income assume the merger was completed on the first day of each of the periods presented. Because Union Financial and South Carolina Community have different fiscal year ends, the pro forma condensed combined consolidated statement of income for the year ended September 30, 1998 reflect the combination of Union Financial's September 30, 1998 year end with South Carolina Community's June 30, 1998 year end. By the same token, the pro forma condensed combined consolidated statement of income for the nine months ended June 30, 1999 reflects the combination of Union Financial's nine months ended June 30, 1999 with South Carolina Community's nine months ended March 31, 1999. Accordingly, the pro forma condensed combined consolidated balance sheet at June 30, 1999 reflects the combination of Union Financial's balance sheet at June 30, 1999 with South Carolina Community's balance sheet at March 31, 1999.

     The unaudited pro forma condensed combined consolidated financial information is based on the historical consolidated financial statements of Union Financial and South Carolina Community under the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements. The unaudited pro forma condensed combined financial statements do not give effect to any cost savings that may result from the merger.

     The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the consolidated historical financial statements of Union Financial and South Carolina Community, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future, or of the combined financial position or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented.

                       UNION FINANCIAL BANCSHARES, INC.
                   SOUTH CAROLINA COMMUNITY BANCSHARES, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                                 BALANCE SHEET
                               AT JUNE 30, 1999

                                                                                 South Carolina
                                                             Union Financial       Community       Pro Forma    Pro Forma
                                                            Bancshares, Inc.    Bancshares, Inc.  Adjustment    Combined
                                                            ----------------    ----------------  ----------   ---------
                                                                                   (In Thousands)
Assets:
   Cash....................................................    $  2,154            $   273        $     --      $  2,427
   Short-term interest-bearing deposits....................       2,534              2,718              --         5,252
                                                               --------            -------          ------      --------
   Total cash and cash equivalents.........................       4,688              2,991              --         7,679
                                                               --------            -------          ------      --------
Investment and mortgage-backed securities:
   Held to maturity........................................         799              2,509              --         3,308
   Available for sale......................................      38,927                 66              --        38,993
                                                               --------            -------          ------      --------
Total investment and mortgage-backed securities............      39,726              2,575              --        42,301
Loans receivable:
   Real estate mortgage loans held for sale................       3,361                 --              --         3,361
   Real estate mortgage loans held for investment..........     110,033             35,120             750       145,903
   Other loans.............................................      30,483              3,585              --        34,068
   Less allowance for loan losses..........................        (830)              (240)             --        (1,070)
                                                               --------            -------          ------      --------
Total loans receivable, net................................     143,047             38,465             750       182,262
Office properties and equipment, net.......................       4,352                504              32         4,888
FHLB stock, at cost........................................       2,029                330              --         2,359
Accrued interest receivable................................       1,618                328              --         1,946
Mortgage servicing rights..................................       3,657                 --              --         3,657
Other real estate owned....................................          --                118              --           118
Other assets...............................................       5,245                118              --         5,363
                                                               --------            -------          ------      --------
   Total assets............................................    $204,362            $45,429          $  782      $250,573
                                                               ========            =======          ======      ========

 Liabilities:
   Deposit accounts........................................    $144,582            $36,061          $ (355)     $180,288
   Securities sold under repurchase agreements.............         845                 --              --           845
   Advances from the FHLB and other borrowings.............      42,825                 --              --        42,825
   Accrued interest on deposits............................         245                127              --           372
   Advances from borrowers for taxes and insurance.........         346                 31              --           377
   Other liabilities.......................................         589                125             606         1,320
                                                               --------            -------          ------      --------
      Total liabilities....................................     189,432             36,344             251       226,027

Shareholders' equity.......................................      14,930              9,085             531        24,546
                                                               --------            -------          ------      --------
Total liabilities and shareholders' equity.................    $204,362            $45,429          $  782      $250,573
                                                               ========            =======          ======      ========

  See "Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
                                  Statements."

                        UNION FINANCIAL BANCSHARES, INC.
                   SOUTH CAROLINA COMMUNITY BANCSHARES, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                              STATEMENT OF INCOME
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998

                                                                             South Carolina
                                                         Union Financial       Community       Pro Forma    Pro Forma
                                                         Bancshares, Inc.   Bancshares, Inc.  Adjustment    Combined
                                                         ----------------   ----------------  ----------    ---------
                                                                   (In thousands, except per share amounts)
Interest Income:
   Loans..............................................      $   11,865           $  2,996       $ (75)       $   14,786
   Deposits and federal funds sold....................             110                248          --               358
   Mortgage-backed securities.........................             599                  3          --               602
   Interest and dividends on investment securities....             831                272          --             1,103
                                                            ----------           --------       -----        ----------
         Total interest income........................          13,405              3,519         (75)           16,849
                                                            ----------           --------       -----        ----------

Interest Expense:
   Deposit accounts...................................           5,544              1,715         (36)            7,295
   Advances from the FHLB and other
      borrowings......................................           2,005                 --          --             2,005
                                                            ----------           --------       -----        ----------

         Total interest expense.......................           7,549              1,715         (36)            9,300
                                                            ----------           --------       -----        ----------

Net Interest Income...................................           5,856              1,804        (111)            7,549
   Provision for loan losses..........................              --                 --          --                --
                                                            ----------           --------       -----        ----------
Net interest income after provision for
   loan losses........................................           5,856              1,804        (111)            7,549
                                                            ----------           --------       -----        ----------

Non-interest income:
   Fees for financial services........................             791                132          --               923
   Loan servicing fees................................            (111)                --          --              (111)
   Gains (losses) on sale of loans....................             358                 --          --               358
                                                            ----------           --------       -----        ----------
         Total non-interest income....................           1,038                132          --             1,170
                                                            ----------           --------       -----        ----------

Non-Interest Expense:
   Compensation and employee benefits.................           2,301                701          --             3,002
   Occupancy and equipment............................             972                174           2             1,148
   Deposit insurance premiums.........................              54                 21          --                75
   Professional services..............................             275                 --          --               275
   Real estate operations.............................              10                 --          --                10
   Other..............................................             835                370          --             1,205
                                                            ----------           --------       -----        ----------
         Total non-interest expense...................           4,447              1,266           2             5,715
                                                            ----------           --------       -----        ----------

Income before income taxes............................           2,447                670        (113)            3,004
Income tax expense....................................             897                262         (42)            1,117
                                                            ----------           --------       -----        ----------
Net income............................................      $    1,550           $    408       $ (71)       $    1,887
                                                            ==========           ========       =====        ==========

Basic net income per common share.....................      $     1.23           $  $0.70                    $     1.05
                                                            ==========           ========                    ==========

Diluted net income per common share...................      $     1.15           $   0.68                    $     1.01
                                                            ==========           ========                    ==========

Weighted average number of common
   shares outstanding:

Basic.................................................       1,264,615            581,000                     1,796,751

Diluted...............................................       1,343,008            599,000                     1,875,144

  See "Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
                                  Statements."

                       UNION FINANCIAL BANCSHARES, INC.
                   SOUTH CAROLINA COMMUNITY BANCSHARES, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                              STATEMENT OF INCOME
                        NINE MONTHS ENDED JUNE 30, 1999

                                                                South Carolina
                                            Union Financial       Community       Pro Forma    Pro Forma
                                           Bancshares, Inc.    Bancshares, Inc.   Adjustment   Combined
                                           ----------------    ----------------   ----------  -----------
                                                     (In thousands, except per share amounts)
Interest Income:
   Loans.................................        $    8,311            $  2,293         $(56)   $  10,548
   Deposits and federal funds sold.......                67                 149           --          216
   Mortgage-backed securities............             1,132                   2           --        1,134
   Interest and dividends on investment
      securities.........................               713                 131           --          844
                                                 ----------            --------         ----    ---------
         Total interest income...........            10,223               2,575          (56)      12,742
                                                 ----------            --------         ----    ---------

Interest Expense:
   Deposit accounts......................             4,288               1,265           27        5,580
   Advances from the FHLB and other
      borrowings.........................             1,376                  --           --        1,376
                                                 ----------            --------         ----    ---------
         Total interest expense..........             5,664               1,265           27        6,956
                                                 ----------            --------         ----    ---------

Net Interest Income......................             4,559               1,310          (83)       5,786
   Provision for loan losses.............                70                  --           --           70
                                                 ----------            --------         ----    ---------
Net interest income after provision for
   loan losses...........................             4,489               1,310          (83)       5,716
                                                 ----------            --------         ----    ---------

Non-interest income:
   Fees for financial services...........               635                  93           --          728
   Loan servicing fees...................              (135)                 --           --         (135)
   Gains (losses) on sale of investment
      and mortgage-backed securities
      available for sale.................                 7                  --           --            7
   Gains (losses) on sale of loans.......               493                  --           --          493
                                                 ----------            --------         ----    ---------
         Total non-interest income.......             1,000                  93           --        1,093
                                                 ----------            --------         ----    ---------

Non-Interest Expense:
   Compensation and employee benefits....             1,774                 490           --        2,264
   Occupancy and equipment...............               828                 131            1          960
   Deposit insurance premiums............                59                  17           --           76
   Professional services.................               206                  --           --          206
   Real estate operations................                 3                  --           --            3
   Other.................................               715                 230           --          945
                                                 ----------            --------         ----    ---------
         Total non-interest expense......             3,585                 868           --        4,454
                                                 ----------            --------         ----    ---------

Income before income taxes...............             1,904                 535          (84)       2,355
Income tax expense.......................               689                 209          (31)         867
                                                 ----------            --------         ----    ---------
Net income...............................        $    1,215            $    326         $(53)   $   1,488
                                                 ==========            ========         ====    =========

Basic net income per common share........        $     0.92            $   0.60                 $    0.80
                                                 ==========            ========                 =========

Diluted net income per common share......        $     0.86            $   0.60                 $    0.77
                                                 ==========            ========                 =========

Weighted average number of common
   shares outstanding:

Basic....................................         1,319,069             540,000                 1,851,205

Diluted..................................         1,407,385             547,000                 1,939,521

  See "Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements."

                  Notes to the Unaudited Pro Forma Condensed
                  Combined Consolidated Financial Statements

Note 1.   Basis of Presentation

          The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company. The pro forma adjustments were computed as of June 30, 1999 and were used to adjust historical and current balance sheet and income statement information of Union Financial and South Carolina Community. It is anticipated that the merger will be completed in the last calendar quarter of 1999.

          Under GAAP, the transaction will be accounted for under the purchase method of accounting. Certain reclassifications have been included in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income to conform presentation.

          Assumptions relating to the pro forma adjustments set forth in the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are summarized as follows:

          Estimated fair values for the assets and liabilities of South Carolina Community were obtained as follows:

               Cash and Short-Term Instruments. The carrying amounts of cash and short-term instruments approximate their fair value.

               Investment and Mortgage-Backed Securities. Fair values for securities are based on quoted market prices.

               Loans. Fair values for loans held for investment and other loans are estimated by segregating the portfolio by type of loan and discounting scheduled cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio. A prepayment assumption is used as an estimate of the portion of loans that will be repaid prior to their scheduled maturity.

               FHLB Stock. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

               Office Properties and Equipment. Fair values were obtained by recent informal appraisals of the assets containing the most significant values relative to total value.

               Deposits. The fair values for demand deposits are equal to the amounts payable on demand at the reporting date (i.e., their stated amounts). The fair value of certificates of deposit are estimated by discounting the amounts payable at the certificate rates using the rates currently offered for deposits of similar remaining maturities.

               Other Assets and Other Liabilities. Because these financial instruments will typically be received or paid within three months, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value.

The resulting net premium on loans, for purposes of these pro forma financial statements, is being amortized to interest income on a straight-line basis over 10 years. The actual premium will be amortized to interest income to produce a constant yield to maturity. The increase in estimated market value for office properties and equipment is being amortized to occupancy expense on a straight-line basis over 20 years. The resulting net premium on deposits is being amortized into interest expense on a straight-line basis over the remaining estimated lives of 10 years.

Note 2. The cost to acquire South Carolina Community has been allocated as described in the table below:

          Value of Union Financial common stock issued to acquire South Carolina Community common stock. This assumes that there will be 542,996 shares of South Carolina Community common stock entitled to be exchanged for .98 shares of Union Financial common stock at the time the merger closes, the maximum number of shares of Union Financial common stock that can be exchanged for each share of South Carolina Community common stock under the terms of the merger agreement...............................................................................  $ 6,519
          Cash payment to South Carolina Community stockholders at $5.25 per share for the 542,996
          shares of South Carolina Community common stock outstanding....................................    2,850
          Cash payment to holders of stock options of South Carolina Community common stock..............      199
          Acquisition - related costs:
          Transaction costs incurred by Union Financial and South Carolina Community.....................      800
                                                                                                           -------

          Total costs....................................................................................  $10,368
                                                                                                           =======
Note 3.   Purchase accounting adjustments recorded for the South Carolina
          Community transaction were as follows (in thousands)

          South Carolina Community net assets at June 30, 1999..........................................   $ 9,037
             Adjustments to South Carolina Community's statement of financial condition:
             Elimination of unearned compensation due to the termination of South Carolina
                 Community's ESOP and MRRP plans, net of income taxes...................................       194
                                                                                                           -------
             Adjusted net assets acquired...............................................................   $ 9,231
                                                                                                           =======

Note 4. Excess of cost over book value of net assets acquired for the merger was calculated as follows (in thousands):

          Total cost.....................................................................................  $10,368
          Net assets acquired............................................................................    9,231
                                                                                                           -------
          Total excess of cost over book value of net assets acquired generated from the merger................................................................  $ 1,137
                                                                                                           =======

     The excess of cost over book value of net assets acquired of $864 was allocated to assets and liabilities on a pro-rata basis after estimating market value as described in Note 1:

          Loans held for investment......................................................................  $   750
          Office properties and equipment................................................................       32
          Deposits.......................................................................................      355
                                                                                                           -------
                                                                                                           $ 1,137
                                                                                                           -------

     For purposes of the pro forma financial statement premiums on loans and deposits are amortized by the straight-line method over 10 years, office properties and equipment are amortized by the straight-line method over 20 years.

Note 5. Pro forma adjustments were calculated for the merger as follows (in thousands):

                                                                               For the Fiscal           For the Nine
                                                                                 Year Ended             Months Ended
                                                                                September 30,             June 30,
                                                                                    1998                    1999
                                                                              ---------------         ---------------
Amortization of premium on fixed assets (20 years)
 (occupancy and equipment)...................................................      $   2                   $   1
Amortization of premium on loans (10 years)
 (interest income)...........................................................         75                      56
Amortization of premium on deposits (10 years)
 (interest income)...........................................................         36                      27
                                                                                   -----                   -----
         Total adjustments...................................................      $ 113                   $  84
                                                                                   =====                   =====

Note 6. Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding over the period of the income statements presented. Diluted earnings per common share is calculated using the same method as basic earnings per common share, but reflects potential dilution of common stock equivalents. Basic and diluted weighted average number of common stock and common stock equivalents utilized for the calculation of earnings per share for the periods presented were calculated using Union Financial's historical weighted average common stock and common stock equivalents plus 532,136 shares of common stock assuming the maximum number of shares of Union Financial common stock that could be issued to South Carolina Community shareholders under the terms of the merger.

Note 7: The following table summarizes the estimated impact of the accretion of the purchase accounting adjustments made in connection with the merger on Union Financial's results of operations:

                        Projected Future
                        Amounts For The                Amortized
                          Fiscal Years             and Net Decrease
                             Ended                     In Income
                         September 30,                Before Taxes
                        ----------------           -----------------
                                                    (In thousands)
                             2000                        $113
                             2001                         113
                             2002                         113
                             2003                         113
                             2004                         113
                        2005 and thereafter              $572

                  A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus contains forward-looking statements with respect to the financial condition, results of operations and business of Union Financial following the completion of the merger. Union Financial and South Carolina Community caution that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements for periods after 1999 are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from those expressed in forward-looking statements. In addition to factors disclosed by Union Financial and South Carolina Community in documents incorporated by reference in this joint proxy statement/prospectus and factors identified elsewhere in this document, the following factors could cause actual results to differ materially from those expressed in forward-looking statements:

     . expected cost savings from the merger cannot be fully realized or cannot be realized within the expected time frame;

     .    revenues following the merger are lower than expected;

     . competitive pressure among financial services institutions increases significantly;

     . costs of difficulties related to the integration of the business of Union Financial and South Carolina Community are greater than expected;

     .    changes in the interest rate environment reduce interest margins;

     . general economic conditions, whether nationally or in the markets in which the combined company will do business, are less favorable than expected;

     . legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged; and

     . other "future factors" enumerated in the documents incorporated by reference in this joint proxy statement/prospectus.

     Union Financial and South Carolina Community's forward-looking statements speak only as of the dates on which they are made. By making forward-looking statements, Union Financial and South Carolina Community assume no duty to update them to reflect new, changing or unanticipated events or circumstances, except as may be required by applicable law or regulation.

                     DESCRIPTION OF UNION FINANCIAL STOCK

General

     Union Financial is authorized to issue 3,000,000 shares of common stock having a par value of $.01 per share and 500,000 shares of preferred stock having a par value of $.01 per share. Each share of Union Financial's common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Common Stock

     Dividends

     Union Financial can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. The payment of dividends by Union Financial is subject to limitations which are imposed by law and applicable regulation. Union Financial shareholders will be entitled to receive and share equally in such dividends as may be declared by the board of directors of Union Financial out of funds legally available for that purpose. If Union Financial issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights

     Union Financial shareholders have exclusive voting rights in Union Financial. They elect Union Financial's board of directors and act on such other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Except as discussed in "Comparison of Certain Rights of Shareholders" each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Union Financial issues preferred stock, holders of preferred stock may also possess voting rights. Certain matters require a vote of 80% of the outstanding shares entitled to vote thereon. See "Comparison of Certain Rights of Shareholders."

     Liquidation

     In the event of liquidation, dissolution or winding up of Union Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Union Financial available for distribution. If Union Financial issues preferred stock, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     Preemptive Rights

     Holders of the common stock of Union Financial are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

     Union Financial may issue preferred stock with such designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. None of the shares of the authorized preferred stock will be issued in the merger and there are no plans to issue preferred stock.

                 COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS

     Union Financial's shareholders' rights are governed by Union Financial's Certificate of Incorporation, bylaws and applicable provisions of the DGCL. South Carolina Community shareholders' rights are currently governed by South Carolina Community's Certificate of Incorporation, bylaws and the same provisions of the DGCL. If we complete the merger, South Carolina Community shareholders who receive Union Financial common stock will become Union Financial shareholders and their rights will be governed by the Union Financial Certificate of Incorporation and Union Financial bylaws.

     Because Union Financial and South Carolina Community are both organized under the laws of the State of Delaware, any differences in your rights as a shareholder of South Carolina Community and Union Financial will arise solely from differences in the certificates of incorporation and bylaws of Union Financial and South Carolina Community rather than from differences of law.
This summary is not a complete discussion of the Union Financial and South Carolina Community Certificates of Incorporation and bylaws, and it is qualified in its entirety by reference to those documents. Copies are on file with the SEC.

                               Authorized Stock

            Union Financial                    South Carolina Community

 .  The Union Financial Certificate of    .  The South Carolina Community
   Incorporation authorizes 3,000,000       Certificate of Incorporation
   shares of capital stock, consisting      authorizes 1,600,000 shares of
   of 2,500,000 shares of common stock,     capital   stock, consisting of
   $.01 par value, and 500,000 shares       1,400,000 shares of common stock,
   of serial preferred stock, $.01 par      $.01 par value, and 200,000 shares
   value.                                   of serial preferred stock, $.01
                                            par value.

 .  As of June 30, 1999, there were       .  As of June 30, 1999, there were
   1,356,773 shares of Union Financial      538,716  shares of South
   common stock issued and outstanding      Carolina Community common stock
   and entitled to vote.                    issued and outstanding and
                                            entitled to vote.

 .  As of June 30, 1999, there were no    .  Same.
   shares of preferred stock issued or
   outstanding.

                                 Voting Rights

       Union Financial                        South Carolina Community

 .  The holders of the common stock       .  Same.
   exclusively possess all voting
   power, subject to the authority of
   the board of directors to offer
   voting rights to the holders of
   preferred stock.

 .  Each share of common stock is          .  Same.
   entitled to one vote. Beneficial
   owners of 10% or more of the
   outstanding stock are subject to 10%
   voting limitations.

              Required Vote For Authorization of Certain Actions

          Union Financial                         South Carolina Community

 .  The Union Financial Certificate of     .  Same.
   Incorporation requires the approval
   of a simple majority (50.1%) of the
   board of directors and at least an
   80% majority of the outstanding
   shares entitled to vote for certain
   business combinations, which include
   mergers or other consolidations and
   sales, leases and transfers of more
   than 25% of Union Financial's assets.

 .  However, if a two-thirds majority of   .   If a majority of the board of
   the board of directors approves the        directors approves the business
   business combination, a simple             combination, a simple majority
   majority (50.1%) of the outstanding        (50.1%) of the outstanding shares
   shares is sufficient to approve a          entitled to vote will be
   business combination.                      sufficient to approve the business
                                              combination.


                                   Dividends

          Union Financial                         South Carolina Community

 .  The Union Financial bylaws allow the   .  The South Carolina Community
   board of directors to declare             Certificate of Incorporation allows
   dividends on Union Financial's            the board of directors to declare
   capital stock at any regular or           dividends from time to time, in
   special meeting. Dividends may be          accordance with applicable law.
   paid in cash, in property, or in
   Union Financial stock.

 .  Holders of preferred stock, if any,    .  Same.
   would receive preference over holders
   of common stock in the payment of
   dividends. Dividends on the common
   stock may be paid out of any assets
   legally available for that purpose,
   upon declaration by the board of
   directors.


                            Shareholders' Meetings

          Union Financial                         South Carolina Community

 .  The board of directors determines the  .  Same.
   dates, times and locations for annual
   and special meetings.

 .  Union Financial must mail notice of    .  Same.
   the meeting and a description of its
   purpose no fewer than 10 days and no
   more than 60 days before the meeting
   to each shareholder entitled to vote.

 .  The Chairman of the Board or the       .  The board of directors may
   President will chair the meeting.         designate a chairperson of the
                                             meeting. In that person's absence,
                                             the Chairman of the Board will
                                             chair the
                                            meeting. In the Chairman of the
                                            Board's absence, the majority of
                                            shares entitled to vote and present
                                            at the meeting shall elect a
                                            meeting chair.

 .  The board of directors or any         .  Same.
   shareholder may nominate directors
   for election or propose new
   business.

 .  To nominate a director or propose     .  Shareholders must give written
   new business, shareholders must          notice of their intent to nominate
   give written notice to the               a director or propose new business
   Corporate Secretary of Union             to the Corporate Secretary of South
   Financial not less than 30 days nor      Carolina Community not less than 90
   more than 60 days prior to the           days prior to the meeting. However,
   meeting. However, if Union Financial     if South Carolina Community gives
   gives less than 31 days' notice of       less than 100 days' notice of the
   the meeting to the shareholders,         meeting to shareholders, written
   written notice of the shareholder        notice must be delivered to the
   proposal or nomination must be           Corporate Secretary within 10 days
   delivered to the Corporate Secretary     of the date notice of the meeting
   within 10 days of the date notice        was mailed to shareholders. The
   of the meeting was mailed to             notice requirements with respect
   shareholders. Each notice given by a     to a nomination to the board of
   shareholder with respect to a            directors are the same as for
   nomination to the board of directors     Union Financial.
   must include:

   .  the name, age, business and home
      address of the nominee;

   .  the principal employment of the
      nominee;

   .  any other information required by
      Regulation 14A of the Securities
      Exchange Act;

   .  the number of shares of stock
      beneficially owned by the nominee;
      and

   .  other information that may be
      reasonably requested by the Union
      Financial board.

 .  The Chairperson of the annual or      .  Same.
   special shareholders' meeting may,
   if the facts warrant, declare that
   a nomination or proposal was not made
   in accordance with the proper
   procedures and may declare that the
   nomination or proposal be disregarded
   and laid over for action at the next
   special or annual meeting. However,
   no special shareholders' meeting is
   required to consider a defective
   nomination or proposal.

                   Action by Shareholders Without a Meeting

          Union Financial                      South Carolina Community

 .  Any action that requires the        .  Same.
   approval of the shareholders
   must be taken at an annual or
   special shareholders' meeting.
   Union Financial shareholders
   may not consent in writing to
   actions requiring shareholder
   approval without such a meeting.


                              Board of Directors

          Union Financial                      South Carolina Community

 .  The Union Financial bylaws          .  The South Carolina Community
   provide that the maximum number        bylaws allow the board of directors
   of directors is seven.                 to adopt periodic resolutions to
                                          fix the maximum number of directors.

 .  There are currently seven members   .  There are currently seven members of
   of the Union Financial board of        the South Carolina Community board of
   directors. Following the merger,       directors. Following the merger,
   three members of the South             three former South Carolina Community
   Carolina Community board will          directors will join the Union
   become members of the Union            Financial board. The service of the
   Financial board.                       remaining four board members will
                                          terminate.

 .  Union Financial will amend its
   bylaws to increase its maximum
   number of directors prior to
   completion of the merger.


                   Indemnification of Directors And Officers

          Union Financial                      South Carolina Community

 .  Union Financial may indemnify a     .  South Carolina Community indemnifies
   current or former director,            certain directors, officers, employee
   officer, employee, or agent who        and agents subject to legal
   successfully defends himself in a      proceedings to the fullest extent
   legal proceeding to which he was a     authorized by the DGCL. Parties are
   party by virtue of his position        indemnified against all expenses,
   with Union Financial against           liability and loss, including
   expenses (including attorney fees      attorneys' fees, judgments, fines,
   but excluding settlement amounts)      ERISA excise taxes, and penalties or
   reasonably incurred in connection      amounts paid in settlement.
   with the defense or settlement of
   the lawsuit.

 .  In the case of a shareholder        .  If South Carolina Community does not
   derivative suit, Union Financial       pay a properly filed indemnification
   will provide indemnification only      claim within 60 days, a claimant may
   to the extent a party is successful    sue South Carolina Community to
   on the merits and has acted in good    recover unpaid claim amounts. If the
   faith in the disputed transaction.     claimant is successful, South Carolina
   Union Financial will provide no        Community will also pay the expenses
   indemnification for a party held       of the suit for recovery.
   liable to the corporation unless
   required to do so by the court.

 .  Expenses incurred by a party in       .  South Carolina Community may also
   defending a civil or criminal            bring suit to recover any expenses
   proceeding may be paid by Union          that it has advanced if a party has
   Financial if the party is                not met the standards of the DGCL.
   successful on the merits and has
   acted in good faith in the
   disputed transaction.

 .  If it is determined that a
   director acted in good faith
   in respect to some matters and not
   to others, Union Financial may
   reasonably prorate indemnification
   amounts.

 .  Union Financial may advance any       .  Same.
   expenses subject to indemnification
   if authorized to do so by the board
   of directors and if a party
   undertakes in writing to repay any
   sums advanced if subsequently found
   unentitled to indemnification.

 .  Union Financial may purchase and      .  Same.
   maintain insurance on behalf of
   any person who holds a position
   subject to indemnification.

 .  If any of the above indemnification   .  Same.
   provisions is or becomes invalid,
   Union Financial will indemnify its
   directors, officers, and employees
   to the fullest extent permitted by
   the DGCL.


                     Elimination of Directors' Liability

          Union Financial                      South Carolina Community

 .  The Union Financial Certificate       .    Same.
   eliminates personal financial
   liability of a director for breach
   of fiduciary duty, except for the
   following:

   .  a breach of the director's duty
      of loyalty, which prohibits self-
      dealing;

   .  acts or omissions not made in good
      faith or involving intentional
      misconduct or legal violations;

   .  pursuant to Section 174 of the
      DGCL, which covers unlawful
      payment of dividends, unlawful
      stock purchases and transactions
      through which a director derives
      an improper personal benefit.

                              Amendment of Bylaws

          Union Financial                      South Carolina Community

 .  A two-thirds majority of the board    .  A simple majority (50.1%) of the
   of directors must approve a measure      South Carolina Community board must
   to repeal, amend or rescind the          approve a measure to repeal, amend
   Union Financial bylaws.                  or rescind the bylaws.

 .  An 80% majority of the outstanding    .  Same.
   shares of capital stock entitled to
   vote for the election of directors
   must approve a measure to repeal,
   amend or rescind the Union Financial
   bylaws at a meeting of the
   shareholders for that purpose.


                 Amendment of Certificate of Incorporation

          Union Financial                        South Carolina Community

 .  Under the DGCL, a certificate of      .  The same provisions of the DGCL
   incorporation may be amended upon        apply to South Carolina Community.
   approval by a simple majority
   (50.1%) of the total outstanding
   shares of each class entitled to
   vote for the election of directors,
   unless otherwise provided for in the
   document.

 .  Under the Union Financial             .  Same, except that an 80% majority
   Certificate, certain amendments          is required to amend, alter, or
   require approval by an 80% majority      repeal:
   vote of the outstanding shares of
   capital stock entitled to vote           .  Article FOURTH, Section C,
   generally in the election of                relating to the stock
   directors, cast at a meeting of the         authorization and proportional
   shareholders for that purpose. An           voting limitations for
   80% majority is required to amend,          beneficial owners or more than
   alter, or repeal:                           10% of the outstanding shares of
                                               common stock;
   .  Article X, outlining procedures
      for shareholders meetings and         .  Article FIFTH, Sections C and D,
      prohibiting cumulative voting            requiring shareholder action to
      by shareholders;                         be taken at a duly called
                                               meeting and authorizing the
   .  Article XI, concerning notice            board of directors to declare
      procedures for shareholder               such meetings;
      proposals of new business and
      board nominees;                       .  Article SIXTH, setting forth the
                                               number, terms, and removal
   .  Articles XII and XIII, setting           procedures for members of the
      forth the number, terms and              board;
      classification, election and
      removal procedures for members of     .  Article SEVENTH, describing
      the board of directors;                  procedures to amend the South
                                               Carolina Community bylaws;
   .  Article XIV, concerning the
      acquisition of capital stock and      .  Article EIGHTH, requiring
      voting restrictions applicable to        shareholder approval of certain
      beneficial owners of 10% or more         business combinations; and
      of the voting stock;
                                            .  Article TWELFTH, describing
   .  Article XV, requiring shareholder        procedures to amend the South
      approval of certain business             Carolina Community Certificate of
      combinations;                            Incorporation.

 .  Article XVI, requiring the board of
   directors to consider certain social
   and economic factors when evaluating
   a proposed business combination;

 .  Article XVII, indemnifying
   directors, officers, employees and
   agents of Union Financial;

 .  Article XVIII, limiting the personal
   liability of directors to Union
   Financial or its shareholders, except
   in certain circumstances;

 . Article XIX, describing procedures to amend the Union Financial bylaws; and

 .  Article XX, describing procedures to
   amend the Union Financial Certificate.

            SELECTED PROVISIONS IN THE CERTIFICATE OF INCORPORATION
                         AND BYLAWS OF UNION FINANCIAL

     Union Financial's Certificate of Incorporation and bylaws contain certain provisions that could make more difficult an acquisition of Union Financial by means of a tender offer, proxy context or otherwise. Certain provisions will also render the removal of the incumbent board of directors or management of Union Financial more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by the Union Financial board, but which Union Financial shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in Union Financial's Certificate of Incorporation and bylaws. See "WHERE YOU CAN FIND MORE INFORMATION" as to where to obtain a copy of these documents.

Business Combinations with Related Persons

     The Certificate of Incorporation requires the approval of the holders of at least 80% of Union Financial's outstanding shares of voting stock to approve certain "business combinations" involving a "related person" except in cases where the proposed transaction has been approved in advance by a two-thirds vote of those members of Union Financial's board of directors who are unaffiliated with the related person and were directors prior to the time when the related person became a related person.

     The term "related person" includes any individual or entity that owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Union Financial or an affiliate of such person or entity.

     A "business combination" includes:

     . any merger or consolidation of Union Financial with or into any related person;

     . any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of Union Financial or combined assets of Union Financial and its subsidiaries to a related person;

     . any merger or consolidation of a related person with or into Union Financial or a subsidiary of Union Financial;

     . any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a related person to Union Financial or a subsidiary of Union Financial;

     . the issuance of any securities of Union Financial or a subsidiary of Union Financial to a related person;

     . the acquisition by Union Financial or a subsidiary of Union Financial of any securities of a related person;

     . any reclassification of common stock of Union Financial or any recapitalization involving the common stock of Union Financial; or

     .    any agreement or other arrangement providing for any of the foregoing.

Limitation on Voting Rights


     The Certificate of Incorporation of Union Financial provides that no record owner of any outstanding Union Financial common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Union Financial common stock will be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit, unless permitted by a resolution adopted by a majority of the board of directors. Beneficial ownership is determined pursuant to the federal securities laws and includes shares beneficially owned by such person or any of his or her affiliates (as defined in the Certificate of Incorporation), shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his or her affiliates have or share investment or voting power, but does not include shares beneficially owned by directors, officers and employees of Provident Community Bank or Union Financial or shares that are subject to a revocable proxy and that are not otherwise beneficially, or deemed by Union Financial to be beneficially, owned by such person and his or her affiliates.

Board of Directors

     Classified Board

     The board of directors of Union Financial is divided into three classes, each of which contains approximately one-third of the number of directors. After their initial election at Union Financial's first annual meeting, the shareholders will elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Union Financial.

     Filling of Vacancies; Removal

     The Certificate of Incorporation provides that any vacancy occurring in the Union Financial board, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. The Certificate of Incorporation of Union Financial provides that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the vote of two-thirds of the outstanding shares of voting stock. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Special Meetings of Shareholders

     The Certificate of Incorporation provides that only the Chairman or a majority of the board of directors of Union Financial may call special meetings of the shareholders of Union Financial. Shareholders are not able to call a special meeting or require that the board do so. At a special meeting, shareholders may consider only the business specified in the notice of meeting given by Union Financial. This provision prevents shareholders from forcing shareholder consideration of a proposal between annual meetings over the opposition of the Chairman and the Union Financial board by calling a special meeting of shareholders.

Advance Notice Provisions for Shareholder Nominations and Proposals

     The Union Financial bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of Union Financial. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the Union Financial board or by a shareholder who has given appropriate notice to Union Financial before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given Union Financial appropriate notice of its intention to bring that business before the meeting. Union Financial's Corporate Secretary must receive notice of the nomination or proposal not less than 30 nor more than 60 days prior to the annual meeting. A shareholder who desires to raise new business must provide certain information to Union Financial concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Union Financial with certain information concerning the nominee and the proposing shareholder.

     Advance notice of nominations or proposed business by shareholders gives the Union Financial board time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the Union Financial board, to inform shareholders and make recommendations about those matters.

Preferred Stock

     The Certificate of Incorporation authorizes the Union Financial board to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although the Union Financial board has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt. The Union Financial board will make any determination to issue shares with those terms based on its judgment as to the best interests of Union Financial and its shareholders.

Amendment of Certificate of Incorporation

     Union Financial's Certificate of Incorporation requires the affirmative vote of at least 80% of the outstanding voting stock entitled to vote to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of business combinations with related persons, calling special meetings, the number and classification of directors, director and officer indemnification by Union Financial and amendment of Union Financial's bylaws and Certificate of Incorporation. These supermajority voting requirements make it more difficult for the shareholders to amend these provisions of the Union Financial Certificate of Incorporation.

                 REGULATION AND SUPERVISION OF UNION FINANCIAL

General

     As a savings and loan holding company, Union Financial is required by federal law to file reports with, and otherwise comply with, the rules and regulations of the OTS. Provident Community Bank is subject to extensive regulation, examination and supervision by the OTS, as its primary federal regulator, and the FDIC, as the deposit insurer. Provident Community Bank is a member of the FHLB and its deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. Provident Community Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions. The OTS and/or the FDIC conduct periodic examinations to test Provident Community Bank's safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on Union Financial, Provident Community Bank and their operations. Certain of the regulatory requirements applicable to Provident Community Bank and to Union Financial are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings institutions and their holding companies set forth in this joint proxy statement/prospectus does not purport to be a complete description of such statutes and regulations and their effects on Union Financial and Provident Community Bank.

Holding Company Regulation

     Union Financial is a nondiversified unitary savings and loan holding company within the meaning of federal law. As a unitary savings and loan holding company, Union Financial generally is not restricted under existing laws as to the types of business activities in which it may engage, provided that Provident Community Bank continues to be a qualified thrift lender. See "Federal Savings Institution Regulation--QTL Test." Upon any non-supervisory acquisition by Union Financial of another savings institution or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the OTS, Union Financial would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the OTS, and certain activities authorized by OTS regulation.

     A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the OTS and from acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS considers the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.

     The OTS may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

     Although savings and loan holding companies are not subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Provident Community Bank must notify the OTS 30 days before declaring any dividend to Union Financial.
In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the OTS and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Federal Savings Institution Regulation

     Business Activities

     The activities of federal savings institutions are governed by federal law and regulations. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, many types of lending authority for federal associations, e.g., commercial, non-residential real property loans and consumer loans, are limited to a specified percentage of the institution's capital or assets.

     Capital Requirements

     The OTS capital regulations require savings institutions to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMEL financial institution rating system), and, together with the risk-based capital standard itself, a 4% Tier I risk-based capital standard. The OTS regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

     The risk-based capital standard for savings institutions requires the maintenance of Tier I (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the OTS capital regulation based on the risks believed inherent in the type of asset. Tier I (core) capital is defined as common shareholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     The capital regulations also incorporate an interest rate risk component. Savings institutions with "above normal" interest rate risk exposure are subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. For the present time, the OTS has deferred implementation of the interest rate risk component. At June 30, 1999, Provident Community Bank met each of its capital requirements.

     The following table presents Provident Community Bank's capital position at June 30, 1999.

                                                                       Capital
                                                                 ------------------
                                                      Excess
                                Actual   Required  (Deficiency)   Actual   Required
                                Capital  Capital      Amount     Percent    Percent
                                -------  --------  ------------  --------  --------
                                                 (In thousands)
Tangible......................  $13,288    $8,114       $5,174      6.55%    4.00%
Core (Leverage)...............   13,288     8,114        5,174      6.55     4.00
Risk-based....................   14,118     9,054        5,064     12.47     8.00

     Prompt Corrective Regulatory Action

     The OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk-weighted assets of less than 8%, a ratio of Tier I (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be "undercapitalized." A savings institution that has a total risk-based capital ratio less than 6%, a Tier I capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." Subject to a narrow exception, the OTS is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date a savings institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

     Insurance of Deposit Accounts

     Deposits of Provident Community Bank are presently insured by the SAIF. The FDIC maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution's assessment rate depends upon the categories to which it is assigned. Assessment rates for SAIF member institutions are determined semiannually by the FDIC and currently range from zero basis points for the healthiest institutions to 27 basis points for the riskiest.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF. During 1998, FICO payments for SAIF members, including Provident Community Bank, approximated
6.10 basis points, while Bank Insurance Fund ("BIF") members paid 1.22 basis points. By law, there will be equal sharing of FICO payments between SAIF and BIF members on the earlier of January 1, 2000 or the date the SAIF and BIF are merged. The FDIC has authority to increase insurance assessments. A significant increase in SAIF insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Provident Community Bank. Management cannot predict what insurance assessment rates will be in the future.

     Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of Provident Community Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     Thrift Rechartering Legislation

     Legislation enacted in 1996 provided that the BIF and SAIF were to have merged on January 1, 1999 if there were no more savings associations as of that date. Various proposals to eliminate the federal savings association charter, create a uniform financial institutions charter, abolish the OTS and restrict savings and loan holding company activities have been introduced in Congress. Provident Community Bank is unable to predict whether such legislation will be enacted or the extent to which the legislation would restrict or disrupt its operations.

     Loans to One Borrower

     Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral. At June 30, 1999, Provident Community Bank's limit on loans to one borrower was $2.03 million, and Provident Community Bank's largest aggregate outstanding balance of loans to one borrower was $1.27 million.

     QTL Test

     The HOLA requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio assets" (total assets less: (1) specified liquid assets up to 20% of total assets; (2) intangibles, including goodwill; and (3) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least nine months out of each 12 month period.

     A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. As of June 30, 1999, Provident Community Bank met the qualified thrift lender test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered "qualified thrift investments."

     Limitation on Capital Distributions

     Under the OTS capital distribution regulations effective April 1, 1999, an application to and the prior approval of the OTS will be required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations (i.e., generally, examination ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with OTS. If an application is not required, the institution must still provide prior notice to OTS of the capital distribution. In the event Provident Community Bank's capital fell below its regulatory requirements or the OTS notified it that it was in need of more than normal supervision, Provident Community Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     Liquidity

     Provident Community Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement is currently 4%, but may be changed from time to time by the OTS to any amount within the range of 4% to 10%. Monetary penalties may be imposed for failure to meet these liquidity requirements. Provident Community Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

     Assessments

     Savings institutions are required to pay assessments to the OTS to fund the agency's operations. The general assessments, paid on a semi-annual basis, are computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in Provident Community Bank's latest quarterly thrift financial report.

     Transactions with Related Parties

     Provident Community Bank's authority to engage in transactions with "affiliates" (e.g., any company that controls or is under common control with an institution, including the Company and its non-savings institution subsidiaries) is limited by federal law. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. The transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

     Provident Community Bank's authority to extend credit to executive officers, directors and 10% shareholders ("insiders"), as well as entities such persons control, is also governed by federal law. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Recent legislation created an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. The law limits both the individual and aggregate amount of loans Provident Community Bank may make to insiders based, in part, on Provident Community Bank's capital position and requires certain board approval procedures to be followed.

     Enforcement

     The OTS has primary enforcement responsibility over savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

     Standards for Safety and Soundness

     The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OTS determines that a savings institution fails to meet any standard prescribed by the guidelines, the OTS may require the institution to submit an acceptable plan to achieve compliance with the standard.

Federal Reserve System

     The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $46.5 million or less (subject to adjustment by the Federal Reserve Board), the reserve requirement is 3%; and for accounts aggregating greater than $46.5 million, the reserve requirement is $1.395 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. Provident Community Bank complies with the foregoing requirements.

                                    EXPERTS

     The financial statements of Union Financial Bancshares, Inc. and Subsidiaries as of September 30, 1998 and 1997 for each of the three years in the period ended September 30, 1998 have been incorporated by reference herein in reliance upon the report of Elliott, Davis & Company, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of South Carolina Community Bancshares, Inc. and Subsidiary as of June 30, 1999 and June 30, 1998 and for the years then ended have been included herein in reliance upon the report of Crisp Hughes Evans LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     This joint proxy statement/prospectus incorporates important business and financial information about Union Financial and South Carolina Community that is not included or delivered with this document, including annual, quarterly and current reports that South Carolina Community and Union Financial file with the SEC. You may read and copy any reports, statements or other information that South Carolina Community and Union Financial file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. South Carolina Community's and Union Financial's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

     Union Financial has filed a registration statement to register with the SEC the shares of Union Financial common stock to be issued to South Carolina Community shareholders in the merger. This prospectus is a part of the registration statement and constitutes a joint prospectus for Union Financial and South Carolina Community, and a joint proxy statement for the Union Financial and South Carolina Community special meetings.

     The SEC allows Union Financial and South Carolina Community to "incorporate by reference" information into this document, which means that Union Financial and South Carolina Community can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document. This document incorporates by reference the documents listed below that Union Financial and South Carolina Community have filed with the SEC. The documents contain important information about their financial condition.

                Union Financial SEC Filings (File No. 033-80808)


     Quarterly Report on Form 10-QSB    Three months ended June 30, 1999
     Quarterly Report on Form 10-QSB    Three months ended March 31, 1999
     Quarterly Report on Form 10-QSB    Three months ended December 31, 1998
     Annual Report on Form 10-KSB       Year ended September 30, 1998

           South Carolina Community SEC Filings (File No. 000-24476)

     Annual Report on Form 10-KSB       Year Ended June 30, 1999

     Union Financial has included its latest annual report to shareholders and its quarterly report on Form 10-QSB for the three months ended June 30, 1999 with this document. South Carolina Community has included its annual report on Form 10-KSB for the year ended June 30, 1999 with this document.

     Union Financial and South Carolina Community also incorporate by reference additional documents that they may file with the SEC between the date of this prospectus and the date of their meetings. These include periodic reports, such as Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K, and proxy statements.

     Documents incorporated by reference are also available from the companies, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. Shareholders of Union Financial or South Carolina Community may request documents incorporated by reference in writing or by telephone from the appropriate company at the following addresses:

          Union Financial Bancshares, Inc.
          203 West Main Street
          Union, South Carolina 29379
          Attention: Wanda J. Wells, Vice President and Corporate Secretary
          (864) 427-9000

          South Carolina Community Bancshares, Inc.
          110 South Congress Street
          Winnsboro, South Carolina 29180
          Attention: Terri C. Robinson, Corporate Secretary-Controller
          (803) 635-5536

     If you would like to request documents from Union Financial, please do so by November 2, 1999 in order to receive them before the special meeting of shareholders. If you would like to request documents from South Carolina Community, please do so by November 2, 1999.

     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the Union Financial and South Carolina Community shareholders meetings. Union Financial and South Carolina Community have not authorized anyone to provide you with information that is different from what is contained in this document. This prospectus is dated September 30, 1999. You should not assume that the information contained in this prospectus is accurate as of any other date. Neither the mailing of this document to shareholders nor the issuance of Union Financial's securities in the merger shall create any implication to the contrary.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely upon it.

     If you are in a jurisdiction where offers to exchange or sell, or solicitations or offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                             SHAREHOLDER PROPOSALS

Union Financial Shareholder Proposals for its Annual Meeting

     Union Financial is holding its 1999 annual meeting of shareholders during the first quarter of 2000. Union Financial's Certificate of Incorporation provides that in order for a shareholder to present a proposal at Union Financial's annual meeting, the shareholder must give advance notice to Union Financial not less than 30, nor more than 60 days prior to the meeting; provided that if less than 31 days' notice of the meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders. However, if the date of an annual meeting changes by more than 31 days from the date of the previous year's annual meeting, the shareholder must give notice to Union Financial within 10 days following the day on which notice of the annual meeting was mailed to shareholders. Based on the date of the 1998 annual meeting, Union Financial anticipates that, in order to be timely, shareholder nominations or proposals intended to be made at the 1999 annual meeting must be made by December 21, 1999. The Certificate of Incorporation specifies the information that must accompany any such shareholder notice. Copies of the Certificate of Incorporation may be obtained from the Corporate Secretary of Union Financial. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

South Carolina Community Shareholder Proposals

     If the merger is not approved by South Carolina Community's shareholders at the special meeting, South Carolina Community expects that it would hold its 1999 annual meeting of shareholders in the year 2000. If a shareholder wishes to present a proposal at South Carolina Community's annual meeting, the shareholder must give advance notice to South Carolina Community not less than 90 days prior to the meeting or within 10 days after disclosure of the meeting date. South Carolina Community's bylaws specify the information that must accompany notice of a shareholder proposal. Copies of the bylaws may be obtained from the Corporate Secretary of South Carolina Community. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                                                                      Appendix A

================================================================================



                         AGREEMENT AND PLAN OF MERGER


                           DATED AS OF JULY 1, 1999


                                BY AND BETWEEN


                       UNION FINANCIAL BANCSHARES, INC.


                                      AND


                   SOUTH CAROLINA COMMUNITY BANCSHARES, INC.


================================================================================

                               TABLE OF CONTENTS

                                                                                                           Page No.
Introductory Statement....................................................................................        4

ARTICLE I

         The Merger.......................................................................................        4
         ---------
         Section 1.1.      Structure of the Merger........................................................        4
                           -----------------------
         Section 1.2.      Effect on Outstanding Shares of SCCB Common Stock..............................        5
                           -------------------------------------------------
         Section 1.3.      Exchange Procedures............................................................        6
                           -------------------
         Section 1.4.      Stock Options..................................................................        8
                           -------------
         Section 1.5.      Bank Merger....................................................................        9
                           -----------
         Section 1.6.      Directors of UFB after Effective Time..........................................        9
                           -------------------------------------
         Section 1.7.      Alternative Structure..........................................................        9
                           ---------------------
         Section 1.8.      Dissenters' Rights.............................................................        9
                           ------------------
ARTICLE II

         Representations and Warranties...................................................................       10
         ------------------------------
         Section 2.1.      Disclosure Letters.............................................................       10
                           ------------------
         Section 2.2.      Standards......................................................................       10
                           ---------
         Section 2.3.      Representations and Warranties of SCCB.........................................       11
                           --------------------------------------
         Section 2.4.      Representations and Warranties of UFB..........................................       24
                           -------------------------------------
ARTICLE III

         Conduct Pending the Merger.......................................................................       32
         --------------------------
         Section 3.1.      Conduct of SCCB's Business Prior to the Effective Time.........................       32
                           ------------------------------------------------------
         Section 3.2.      Forbearance by SCCB............................................................       32
                           -------------------
         Section 3.3.      Conduct of UFB's Business Prior to the Effective Time..........................       36
                           -----------------------------------------------------
ARTICLE IV

         Covenants........................................................................................       36
         ---------
         Section 4.1.      Acquisition Proposals..........................................................       36
                           ---------------------
         Section 4.2.      Certain Policies of SCCB.......................................................       38
                           ------------------------
         Section 4.3.      Access and Information.........................................................       38
                           ----------------------
         Section 4.4.      Certain Filings, Consents and Arrangements.....................................       39
                           ------------------------------------------
         Section 4.5.      Antitakeover Provisions........................................................       40
                           -----------------------
         Section 4.6.      Additional Agreements..........................................................       40
                           ---------------------
         Section 4.7.      Publicity......................................................................       40
                           ---------
         Section 4.8.      Stockholders Meetings..........................................................       40
                           ---------------------
         Section 4.9.      Proxy Statements; Comfort Letters..............................................       41
                           ---------------------------------

         Section 4.10.     Registration of UFB Common Stock..................................................... 41
                           --------------------------------
         Section 4.11.     Affiliate Letters.................................................................... 42
                           -----------------
         Section 4.12.     Notification of Certain Matters...................................................... 42
                           -------------------------------
         Section 4.13.     Employees, Directors and Officers.................................................... 42
                           ---------------------------------
         Section 4.14.     Indemnification; Directors' and Officers' Insurance.................................. 44
                           ---------------------------------------------------
         Section 4.15.     Tax-Free Reorganization Treatment.................................................... 45
                           ---------------------------------

ARTICLE V

         Conditions to Consummation............................................................................. 45
         --------------------------
         Section 5.1.      Conditions to Each Party's Obligations............................................... 45
                           --------------------------------------
         Section 5.2.      Conditions to the Obligations of UFB and UFB Bank.................................... 46
                           -------------------------------------------------
         Section 5.3.      Conditions to the Obligations of SCCB and SCCB Bank.................................. 48
                           ---------------------------------------------------
ARTICLE VI

         Termination............................................................................................ 49
         -----------
         Section 6.1.      Termination.......................................................................... 49
                           -----------
         Section 6.2.      Termination Fee: Expenses............................................................ 51
                           -------------------------
ARTICLE VII

         Closing, Effective Date and Effective Time............................................................. 52
         ------------------------------------------
         Section 7.1.      Effective Date and Effective Time.................................................... 52
                           ---------------------------------
         Section 7.2.      Deliveries at the Closing............................................................ 52
                           -------------------------
ARTICLE VIII

         Certain Other Matters.................................................................................. 52
         ---------------------
         Section 8.1.      Certain Definitions; Interpretation.................................................. 52
                           -----------------------------------
         Section 8.2.      Survival............................................................................. 53
                           --------
         Section 8.3.      Waiver; Amendment.................................................................... 53
                           -----------------
         Section 8.4.      Counterparts......................................................................... 53
                           ------------
         Section 8.5.      Governing Law........................................................................ 53
                           -------------
         Section 8.6.      Expenses............................................................................. 53
                           --------
         Section 8.7.      Notices.............................................................................. 53
                           -------
         Section 8.8.      Entire Agreement; etc................................................................ 55
                           ---------------------
         Section 8.9.      Assignment........................................................................... 55
                           ----------

                         Agreement and Plan of Merger
                         ----------------------------

          This is an Agreement and Plan of Merger, dated as of the 1st day of July, 1999 ("Agreement"), by and between Union Financial Bancshares, Inc., a Delaware corporation ("UFB"), and South Carolina Community Bancshares, Inc., a Delaware corporation ("SCCB").

                            Introductory Statement

          The Board of Directors of each of UFB and SCCB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of UFB and SCCB, respectively, and in the best long-term interests of their respective stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and
(iii) has approved, at meetings of each of such Boards of Directors, this Agreement.

          The parties hereto intend that the merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"), for federal income tax purposes, and the merger shall be accounted for as a purchase.

          UFB and SCCB desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

          In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


                                   ARTICLE I

                                  The Merger
                                  ----------

          Section 1.1.  Structure of the Merger.  On the Effective Date (as
                        -----------------------
defined in Section 7.1), SCCB will merge with and into UFB ("Merger"), with UFB being the surviving entity, pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law ("DGCL"). Upon consummation of the Merger, the separate corporate existence of SCCB shall cease. UFB shall continue to be governed by the laws of the State of Delaware and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

          Section 1.2.  Effect on Outstanding Shares of SCCB Common Stock.
                        -------------------------------------------------

          (a) Each share of common stock, $.01 par value, of UFB ("UFB Common Stock") that is issued and outstanding immediately prior to the Effective Time (as defined in Section 7.1) shall continue to be an issued and outstanding share of UFB Common Stock from and after the Effective Time; and

          (b) By virtue of the Merger, each share of common stock, $.01 par value, of SCCB ("SCCB Common Stock") that is issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, shall be deemed surrendered and each such share shall be converted into and become the right to receive one of the following:

               (i) Cash (the "Cash Consideration") in the amount equal to $5.25 and stock (the "Stock Consideration") equal to 0.817 of a share (the "Exchange Ratio") of UFB stock for each SCCB share, if the UFB Market Value (defined below) is greater than $15.00 per share;

               (ii) Cash Consideration in the amount equal to $5.25 and shares of UFB stock such that based on the UFB Market Value, the value of the Merger Consideration (defined below) is equal to $17.50 for each SCCB share, if the UFB Market Value is greater than or equal to $12.50 per share and less than or equal to $15.00 per share;

               (iii) Cash Consideration in the amount equal to $5.25 and Stock Consideration equal to 0.980 of a share of UFB stock for each SCCB share, if the UFB Market Value is greater than or equal to $12.00 per share and less than $12.50 per share; and

               (iv) Stock Consideration equal to 0.980 of a share of UFB stock and additional Cash Consideration equal to the difference between the UFB Market Value of 0.980 of a share of UFB stock and $17.00, if the UFB Market Value is less than $12.00 per share.

     The aggregate of the Cash Consideration and Stock Consideration payable and/or issuable pursuant to this Agreement at the Effective Time is sometimes hereinafter collectively referred to as the "Merger Consideration."

     As of the Effective Time, shares of SCCB Common Stock held directly or indirectly by SCCB or directly or indirectly by UFB, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. In addition, no Dissenting Shares (as defined in Section 1.8 of this Agreement) shall be converted pursuant to this Section 1.2 but shall be treated in accordance with the procedures set forth in Section 1.8 of this Agreement.

          (c) As used herein, the "UFB Market Value" shall be the average of the closing sales prices on that day, as reported on the SmallCap Market System of The Nasdaq Stock Market, Inc. ("Nasdaq Stock Market"), for the twenty-five
(25) consecutive trading days (whether or not UFB traded on such days) immediately preceding the day which is three (3) days prior to the Closing Date (as defined in Section 7.1 of this Agreement).

          (d) No fraction of a whole share of UFB Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of SCCB Common Stock who would otherwise be entitled to receive a fraction of a share of UFB Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the UFB Market Price determined as of the Effective Date.

          (e) Anti-Dilution Provisions. If UFB shall, at any time before the Effective Date, (i) issue a dividend in shares of UFB Common Stock, (ii) combine the outstanding shares of UFB Common Stock into a smaller number of shares,
(iii) subdivide the outstanding shares of UFB Common Stock, or (iv) classify the shares of UFB Common Stock, then, in any event, the number of shares of UFB Common Stock to be delivered to SCCB shareholders who are entitled to receive shares of UFB Common Stock in exchange for shares of SCCB Common Stock shall be adjusted so that each SCCB shareholder shall be entitled to receive such number of shares of UFB Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred immediately prior to the happening of such event. In addition, in the event that, prior to the Effective Date, UFB enters into an agreement pursuant to which shares of UFB Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each SCCB shareholder shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred on the date immediately preceding the announcement of such event.

          Section 1.3.  Exchange Procedures.
                        -------------------

          (a) Appropriate transmittal materials ("Letter of Transmittal") in a form satisfactory to UFB and SCCB, shall be mailed as soon as reasonably practicable after the Effective Time, and in no event later than 5 business days thereafter, to each holder of record of SCCB Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of SCCB Common Stock to be converted thereby.

          (b) At and after the Effective Time, each certificate ("SCCB Certificate") previously representing shares of SCCB Common Stock (except as specifically set forth in Section 1.2) shall represent only the right to receive the Merger Consideration.

          (c) Prior to the Effective Time, UFB shall deposit, or shall cause to be deposited, either (i) in a segregated account with Provident Community Bank or (ii) with such bank or trust company that is selected by UFB to act as exchange agent ("Exchange Agent"), for the benefit of the holders of shares of SCCB Common Stock, for exchange in accordance with this Section 1.3, an amount of cash sufficient to pay the aggregate amount of Cash Consideration to be paid pursuant to Section 1.2 and the aggregate amount of cash to be paid in lieu of fractional shares, and UFB shall reserve for issuance with its Transfer Agent and Registrar a sufficient number of shares of UFB Common Stock to provide for payment of the Stock Consideration. At the Effective Time, UFB shall have granted the Exchange Agent the requisite power and authority to effect for and on behalf of UFB the issuance of the number of shares of UFB Common Stock issuable in the share exchange.

          (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the SCCB Certificates shall pass, only upon delivery of the SCCB Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as UFB may reasonably determine and (iii) include instructions for use in effecting the surrender of the SCCB Certificates in exchange for the Merger Consideration. Upon the proper surrender of the SCCB Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such SCCB Certificates shall be entitled to receive in exchange therefor (m) a certificate representing that number of whole shares of UFB Common Stock that such holder has the right to receive pursuant to Section 1.2 and (n) a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 1.2 (including any cash in lieu of any fractional shares of SCCB Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled pursuant to this Section 1.3). SCCB Certificates so surrendered shall forthwith be canceled. As soon as practicable, but no later than five (5) business days following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute UFB Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of UFB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of SCCB Common Stock not registered in the transfer records of SCCB, the Merger Consideration shall be issued to the transferee thereof if the SCCB Certificates representing such SCCB Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of UFB and the Exchange Agent,
(x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

          (e) No dividends or other distributions declared or made after the Effective Date with respect to UFB Common Stock shall be remitted to any person entitled to receive shares of UFB Common Stock hereunder until such person surrenders his or her SCCB Certificates in accordance with this Section 1.3. Upon the surrender of such person's SCCB Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of UFB Common Stock represented by such person's SCCB Certificates.

          (f) From and after the Effective Time there shall be no transfers on the stock transfer records of SCCB of any shares of SCCB Common Stock. If, after the Effective Time, SCCB Certificates are presented to UFB, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.3.

          (g) Any portion of the aggregate amount of cash pursuant to Section 1.2, any dividends or other distributions to be paid pursuant to this Section
1.3 or any proceeds from any investments thereof that remain unclaimed by the stockholders of SCCB for nine months after the Effective Time, shall be repaid by the Exchange Agent to UFB upon the written request of UFB. After such request is made, any stockholders of SCCB who have not theretofore complied with this
Section 1.3 shall look only to UFB for the Merger Consideration deliverable in respect of each share of SCCB Common Stock such stockholder holds, as determined pursuant to Section 1.2 of this Agreement, without any interest thereon. If outstanding SCCB Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of UFB (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of UFB, UFB Bank (as defined below), the Exchange Agent or any other person shall be liable to any former holder of SCCB Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) UFB and the Exchange Agent shall be entitled to rely upon SCCB's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any SCCB Certificate, UFB and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (i) If any SCCB Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such SCCB Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such SCCB Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed SCCB Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.2.

          Section 1.4.  Stock Options.
                        -------------

          (a) At the Effective Time, each option to acquire shares of SCCB Common Stock ("SCCB Option") granted pursuant to the SCCB Bank 1994 Stock Option Plan (the ASCCB Option Plan") that is then outstanding and unexercised shall be canceled, and in lieu thereof the holders of such options shall be paid in cash an amount equal to the product of
(i) the number of shares of SCCB Common Stock subject to such option at the Effective Time and (ii) an amount equal to the excess of the cash value of the Merger Consideration (determined using the UFB Market Value pursuant to Section 1.2(c)) over the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. In the event that the exercise price of a SCCB Option is greater than the Merger Consideration, then at the Effective Time such SCCB Option shall be canceled without any payment made in exchange therefor. At the Effective Time, the SCCB Option Plan shall be deemed terminated. In connection with the payment made pursuant to this Section 1.4, each option holder shall execute an acknowledgment of the receipt and cancellation of such SCCB Option.

          Section 1.5.  Bank Merger. Concurrently with or as soon as practicable
                        -----------
after the execution and delivery of this Agreement, Provident Community Bank ("UFB Bank"), a wholly-owned subsidiary of UFB, and Community Federal Savings Bank ("ASCCB Bank"), a wholly-owned subsidiary of SCCB, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit A, pursuant to which the bank merger (the "Bank Merger") will be effected. The parties hereto intend that the Bank Merger shall become effective on the Effective Date. The Plan of Bank Merger shall provide that the directors of UFB Bank as the surviving entity of the Bank Merger shall be (a) all of the directors of UFB Bank serving immediately prior to the Bank Merger and (b) three additional persons who shall become directors of UFB Bank in accordance with Section 4.13. Other than as provided in Section 4.13, no director of SCCB Bank shall become a director of UFB Bank.

          Section 1.6.  Directors of UFB after Effective Time.  At the Effective
                        -------------------------------------
Time, the directors of UFB shall consist of (a) the directors of UFB serving immediately prior to the Effective Time and (b) three additional persons who shall become directors of UFB in accordance with Section 4.13. Other than as provided in Section 4.13, no director of SCCB shall become a director of UFB.

          Section 1.7.  Alternative Structure.  UFB may at any time prior to the
                        ---------------------
Effective Time change the method of effecting the Merger and the Bank Merger or any part thereof if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration issued to holders of SCCB Common Stock as provided for in the Agreement, (b) adversely affect the tax treatment of SCCB's stockholders as a result of receiving the Merger Consideration, (c) materially impede or delay consummation of the Merger, or (d) result in any representation or warranty of any party set forth in this Agreement becoming incorrect in any material respect.

          Section 1.8.  Dissenters' Rights.
                        ------------------

          (a) UFB shall pay for any dissenters' shares (the "Dissenters' Shares") in accordance with Section 262 of the DGCL, and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under Section 262 of the DGCL with respect to any Dissenters' Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters' Shares and shall be converted into the right to receive Merger Consideration pursuant to Section 1.2(b).


          (b) SCCB shall (i) give UFB prompt written notice of the receipt of any notice from a stockholder purporting to exercise any dissenters' rights,
(ii) not settle nor offer to settle any demand for payment without the prior written consent of UFB and (iii) not waive any failure to comply strictly with any procedural requirements of the DGCL.

                                  ARTICLE II

                        Representations and Warranties
                        ------------------------------

          Section 2.1.  Disclosure Letters. On or prior to the execution and
                        ------------------
delivery of this Agreement, SCCB and UFB each shall have delivered to the other a letter (each, its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate), other than Section 2.3(g) and Section 2.4(g); provided, that
(a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 2.2 and (b) the mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 2.2(b)).

          Section 2.2.  Standards.
                        ---------

          (a) No representation or warranty of SCCB or UFB contained in Sections 2.3 or 2.4, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Sections 2.3 or 2.4, as applicable, there is reasonably likely to exist a Material Adverse Effect. SCCB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of UFB.

          (b) As used in this Agreement, the term "Material Adverse Effect" means either (i) an effect which is material and adverse to the business, financial condition or results of operations of SCCB or UFB, as the context may dictate; provided, however, that any such effect resulting from any (A) changes in laws, rules or regulations or generally accepted accounting principles or interpretations thereof that apply to both UFB and UFB Bank and SCCB and SCCB Bank, as the case may be, or (B) changes in the general level of market interest rates shall not be considered in determining if a Material Adverse Effect has occurred; or (ii) the failure of (x) a representation or warranty contained in Section 2.3(a)(i) and (iv), Section 2.3(c), Section 2.3(d), 2.3(g)(iii), 2.4(a)(i) and (iv), Section 2.4(c), 2.4(g)(iii) or 2.4(l)
to be true and correct or (y) a representation or warranty contained in the second sentence of each of 2.3(f)(i) or 2.4(f)(i) and the first two sentences of each of Sections 2.3(aa) or 2.4(t) to be true and correct in all material respects.

          (c) For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party, its counsel or any officer of that party with the title ranking not less than senior vice president.

          Section 2.3.  Representations and Warranties of SCCB.  Subject to
                        --------------------------------------
Sections 2.1 and 2.2, SCCB represents and warrants to UFB that, except as specifically disclosed in SCCB's Disclosure Letter:

          (a)  Organization. (i) SCCB is a corporation duly organized, validly
               ------------
existing and in good standing under the laws of the State of Delaware and is duly registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"). SCCB is a federally-chartered savings bank duly organized, validly existing and in good standing under federal law. SCCB Bank has no Subsidiaries (as defined below). Each of SCCB and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, unless the context requires otherwise, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party.

               (ii) SCCB and each of its Subsidiaries has the requisite corporate power and authority, and is duly qualified and is in good standing, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

               (iii) SCCB's Disclosure Letter sets forth all of SCCB's Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which SCCB owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each of SCCB's Subsidiaries, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. SCCB owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of SCCB other than SCCB Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and the applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by SCCB or any of its other Subsidiaries are fully paid, nonassessable and not subject to any preemptive rights and are owned by SCCB or a Subsidiary of SCCB free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.

               (iv) The deposits of SCCB Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent provided in the FDIA.

          (b)  Capital Structure. (i) The authorized capital stock of SCCB
               -----------------
consists of 1,400,000 shares of SCCB Common Stock, par value $.01 per share, and 200,000 shares of preferred stock, par value $.01 per share ("SCCB Preferred Stock"). As of the date of this Agreement, (A) 538,716 shares of SCCB Common Stock were issued and outstanding, (B) no shares of SCCB Preferred Stock were issued and outstanding, (C) no shares of SCCB Common Stock were reserved for issuance, except that 31,211 shares of SCCB Common Stock were reserved for issuance pursuant to the SCCB 1994 Recognition and Retention Plan ("SCCB RRP") and 78,028 shares of SCCB Common Stock were reserved for issuance pursuant to the SCCB Option Plan and (D) 241,559 shares of SCCB Common Stock were held by SCCB in its treasury or by its Subsidiaries. The authorized capital stock of SCCB Bank consists of 800,000 shares of common stock, par value $1.00 per share, and 200,000 shares of preferred stock, par value $1.00 per share. As of the date of this Agreement, 100 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by SCCB. All outstanding shares of capital stock of SCCB and SCCB Bank are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by SCCB in its treasury or by its Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares. SCCB's Disclosure Letter sets forth a complete and accurate list of all options to purchase SCCB Common Stock that have been granted and are outstanding pursuant to the SCCB Option Plan and all outstanding restricted stock grants under the SCCB RRP, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant.

               (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of SCCB are issued or outstanding.

               (iii) As of the date of this Agreement, except for this Agreement and as set forth in SCCB's Disclosure Letter, neither SCCB nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating SCCB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of SCCB or any of its Subsidiaries or obligating SCCB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of SCCB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of SCCB or any of its Subsidiaries.

          (c)  Authority.  Each of SCCB and SCCB Bank has all requisite
               ---------
corporate power and authority to enter into this Agreement and the Plan of Bank Merger, respectively, and, subject to approval of this Agreement by the requisite vote of SCCB's stockholders and receipt of all required regulatory or governmental approvals, as contemplated by Section 5.1(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the approval of this Agreement by SCCB's stockholders, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of SCCB and SCCB Bank. This Agreement has been duly executed and delivered by SCCB and constitutes a valid and binding obligation of SCCB, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (d)  Stockholder Approval; Fairness Opinion. The affirmative vote of a
               --------------------------------------
majority of the outstanding shares of SCCB Common Stock entitled to vote on this Agreement is the only vote of the stockholders of SCCB required for approval of this Agreement and the consummation of the Merger and the related transactions contemplated hereby. SCCB has received the written opinion of Trident Financial Corporation to the effect that, as of the date hereof, the Exchange Ratio to be received by SCCB's stockholders is fair, from a financial point of view, to such stockholders.

          (e)  No Violations.  The execution, delivery and performance of this
               -------------
Agreement by SCCB do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals (as defined below) and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of SCCB or any of its Subsidiaries, or to which SCCB or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of SCCB or the similar organizational documents of any of its Subsidiaries or
(iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of SCCB or any of its Subsidiaries, under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which SCCB or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, and the consummation of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to Section 1.7) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than
(x) the approval of the holders of a majority of the outstanding shares of SCCB Common Stock, (y) the approval of the Office of Thrift Supervision ("OTS") under HOLA and the approval of the appropriate regulatory authority under Section 18(c) of the FDIA (collectively, the "Requisite Regulatory Approvals"), and (z) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement. As of the date hereof, the executive officers of SCCB know of no reason pertaining to SCCB why any of the approvals referred to in this
Section 2.3(e) should not be obtained without the imposition of any material condition or restriction described in the proviso to Section 5.1(b).

          (f)  Reports. (i)  As of their respective dates, none of the reports
               -------
or other statements filed by SCCB or SCCB Bank on or subsequent to June 30, 1998 with the Securities and Exchange Commission (the "SEC"), FDIC and the OTS (collectively, "SCCB's Reports"), contained, or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of SCCB included in SCCB's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP") (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by the SEC). Each of the consolidated statements of condition contained or incorporated by reference in SCCB's Reports (including in each case any related notes and schedules) fairly presented, or will fairly present, as the case may be (A) the financial position of the entity or entities to which it relates as of its date and each of the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, contained or incorporated by reference in SCCB's Reports (including in each case any related notes and schedules), and (B) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein. SCCB has made available to UFB a true and complete copy of each of SCCB's Reports filed with the SEC since June 30, 1998.

               (ii) SCCB and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since June 30, 1995 with (A) the OTS, (B) the

SEC, (C) the National Association of Securities Dealers, Inc. ("NASD"), and (D) any other self-regulatory organization ("SRO"), and have paid all fees and assessments due and payable in connection therewith.

          (g)  Absence of Certain Changes or Events.  Except as disclosed in
               ------------------------------------
SCCB's Reports filed on or prior to the date of this Agreement since June 30, 1998, (i) SCCB and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) SCCB and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any Material Adverse Effect with respect to SCCB.

          (h)  Absence of Claims.  Except as set forth in SCCB's Disclosure
               -----------------
Letter, no litigation, proceeding, controversy, claim or action before any court or governmental agency is pending against SCCB or any of its Subsidiaries and, to the best of SCCB's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

          (i)  Absence of Regulatory Actions.  Neither SCCB nor any of its
               -----------------------------
Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Government Regulators"), or has adopted any board resolutions at the request of any Government Regulators, nor has it been advised by any Government Regulators that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

          (j)  Taxes.  All federal, state, local and foreign tax returns
               -----
required to be filed by or on behalf of SCCB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by SCCB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on SCCB's balance sheet (in accordance with GAAP). For purposes of this Section 2.3(j), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of SCCB or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where SCCB or any of its Subsidiaries do not file tax returns that SCCB or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to SCCB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on SCCB's balance sheet (in accordance with GAAP). Except as set forth in SCCB's Disclosure Letter, SCCB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. SCCB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and SCCB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither SCCB nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form or (iii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (k)  Agreements. (i)  Except for arrangements made in the ordinary
               ----------
course of business, and except as set forth in SCCB's Disclosure Letter, SCCB and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-B) to be performed after the date hereof that has not been filed with or incorporated by reference in SCCB's Reports. Except as disclosed in SCCB's Disclosure Letter, neither SCCB nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 60 days' or less notice, (B) agreement with any executive officer or other key employee of SCCB or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SCCB or any of its Subsidiaries of the nature contemplated by this Agreement, (C) agreement with respect to any employee or director of SCCB or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days or for the payment of in excess of $20,000 per annum,
(D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (E) agreement containing covenants that limit the ability of SCCB or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, SCCB (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

               (ii) Except as set forth in SCCB's Disclosure Letter, neither SCCB nor any of its Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

               (iii) SCCB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, and neither SCCB nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of SCCB and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

          (l)  Labor Matters. Neither SCCB nor any of its Subsidiaries is or has
               -------------
ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is SCCB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel SCCB or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving SCCB or any of its Subsidiaries pending or, to SCCB's knowledge, threatened. SCCB and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

          (m)  Employee Benefit Plans. SCCB's Disclosure Letter contains a
               ----------------------
complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of SCCB or any of its Subsidiaries (hereinafter collectively referred to as the "SCCB Employee Plans"). All of the SCCB Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code upon SCCB or any of its Subsidiaries. Neither SCCB nor any of its Subsidiaries has provided, or is required to provide, security to any SCCB Pension Plan or to any single-employer plan of an ERISA Affiliate (as defined under Section 4001(b)(1) of ERISA or Section 414 of the Code) pursuant to Section 401(a)(29) of the Code. Neither SCCB, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each SCCB Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "SCCB Qualified Plan") has received a favorable determination letter from the

Internal Revenue Service ("IRS"), and SCCB and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to SCCB's knowledge, threatened litigation, administrative action or proceeding relating to any SCCB Employee Plan. There has been no announcement or commitment by SCCB or any of its Subsidiaries to create an additional SCCB Employee Plan, or to amend any SCCB Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such SCCB Employee Plan; and, except as specifically identified in SCCB's Disclosure Letter, SCCB and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any SCCB Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Except as disclosed in SCCB's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by SCCB or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any SCCB Employee Plan or accelerate the time of payment or vesting of any such benefit. With respect to each SCCB Employee Plan, SCCB has supplied to UFB a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such SCCB Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such SCCB Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such SCCB Employee Plan, if the SCCB Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such SCCB Employee Plan is an SCCB Pension Plan and any subsequent changes to the actuarial assumptions contained therein, and (F) the most recent determination letter issued by the IRS if such SCCB Employee Plan is an SCCB Qualified Plan.

          (n)  Title to Assets.  SCCB and each of its Subsidiaries has good and
               ---------------
marketable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, tradename or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer, other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which SCCB or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of SCCB and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by SCCB to be adequate for the current business of SCCB and its Subsidiaries.

          (o)  Compliance with Laws.  SCCB and each of its Subsidiaries has all
               --------------------
permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of SCCB, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of SCCB have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any federal or state regulatory authority having jurisdiction over insured depository institutions or their holding companies, the SEC, the NASD or any other SRO (each, a "Governmental Entity"). The businesses of SCCB and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

          (p)  Fees.  Other than financial advisory services performed for SCCB
               ----
by Trident Financial Corporation, Inc. pursuant to an agreement dated October 5, 1998, a true and complete copy of which has been previously delivered to UFB, neither SCCB nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for SCCB or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (q)  Environmental Matters. (i) With respect to SCCB and each of its
               ---------------------
Subsidiaries:

               (A) Each of SCCB and its Subsidiaries, the Participation Facilities (as defined herein), and, to SCCB's knowledge, the Loan Properties (as defined herein) are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws (as defined herein);

               (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to SCCB's knowledge, threatened, before any court, governmental agency or board or other forum against it or any of its Subsidiaries or any Participation Facility
(x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

               (C) To SCCB's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or SCCB or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any

Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

               (D) To SCCB's knowledge, the properties currently owned or operated by SCCB or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

               (E) Neither SCCB nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

               (F) To SCCB's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by SCCB or any of its Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by SCCB or any of its Subsidiaries or any Participation Facility; and

               (G) To SCCB's knowledge, during the period of (l) SCCB's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (m) SCCB's or any of its Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To SCCB's knowledge, prior to the period of (x) SCCB's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (y) SCCB's or any of its Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

               (ii) The following definitions apply for purposes of this Section 2.3(q): (w) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (x) "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (y) "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (z) "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

          (r)  Loan Portfolio; Allowance; Asset Quality.  (i) With respect to
               ----------------------------------------
each loan owned by SCCB or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of SCCB:

               (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

               (B) neither SCCB nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

               (C) SCCB or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or SCCB's applicable participation interest, as applicable), except as otherwise referenced on the books and records of SCCB;

               (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

               (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of SCCB;

               (F) there is no litigation or proceeding pending or threatened relating to the property that serves as security for a Loan that would have a Material Adverse Effect upon the related Loan; and

               (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

               (ii) The allowance for possible losses reflected in SCCB's audited statement of condition at June 30, 1998 was, and the allowance for possible losses shown on the balance sheets in SCCB's Reports for periods ending after June 30, 1998 will be, adequate, as of the dates thereof, under generally accepted accounting principles applicable to stock banks consistently applied.

               (iii) SCCB's Disclosure Letter sets forth by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of SCCB and its Subsidiaries that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import, and SCCB and its Subsidiaries shall promptly after the end of any month inform UFB of any such classification arrived at any time after the date hereof. The other real estate owned ("OREO") included in any non-performing assets of SCCB or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

          (s)  Deposits. None of the deposits of SCCB Bank is a "brokered"
               --------
deposit.

          (t)  Antitakeover Provisions Inapplicable.  SCCB and its Subsidiaries
               ------------------------------------
have taken all actions required to exempt SCCB, the Agreement and the Merger from any provisions of an antitakeover nature in their organization certificates and bylaws, and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

          (u)  Material Interests of Certain Persons. Except as disclosed in
               -------------------------------------
SCCB's Proxy Statement for its 1998 Annual Meeting of Stockholders or in SCCB's Disclosure Letter, no officer or director of SCCB, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended ("Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of SCCB or any of its Subsidiaries. No such interest has been created or modified since the date of the last regulatory examination of SCCB or its Subsidiaries.

          (v)  Insurance.  SCCB and its Subsidiaries are presently insured, and
               ---------
since December, 1994, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by SCCB and its Subsidiaries are in full force and effect, SCCB and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (w)  Investment Securities; Borrowings.  (i) None of the investments
               ---------------------------------
reflected in the consolidated balance sheet of SCCB for the year ended June 30, 1998, and none of the investment securities held by it or any of its Subsidiaries since June 30,1998, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (ii) Except as set forth in SCCB's Disclosure Letter, neither SCCB nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

               (iii) Set forth in SCCB's Disclosure Letter is a true and complete list of SCCB's borrowed funds (excluding deposit accounts) as of the date hereof.

          (x)  Indemnification.  Except as provided in SCCB's Disclosure Letter,
               ---------------
applicable Delaware law, SCCB's Employment Agreements or the organization certificate or bylaws of SCCB and its Subsidiaries, neither SCCB nor any Subsidiary is a party to any indemnification agreement with any of its present, former or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of SCCB (a "Covered Person"), and, except as set forth in SCCB's Disclosure Letter, to the best knowledge of SCCB, there are no claims for which any Covered Person would be entitled to indemnification under the organization certificate or bylaws of SCCB or any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

          (y)  Books and Records. The books and records of SCCB and its
               -----------------
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (z)  Corporate Documents. SCCB has delivered to UFB true and complete
               -------------------
copies of its certificate of incorporation and bylaws and of SCCB Bank's organization certificate and bylaws. The minute books of SCCB and SCCB Bank constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders. The minute books of each of SCCB's Subsidiaries constitutes a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of each such Subsidiary.

          (aa) Tax Treatment of the Merger. As of the date hereof, SCCB has no
               ---------------------------
knowledge of any fact or circumstance that would prevent the transactions contemplated by this Agreement from qualifying as a tax-free reorganization under the Code.

          (bb) Beneficial Ownership of UFB Common Stock. As of the date hereof,
               ----------------------------------------
SCCB beneficially owns no shares of UFB Common Stock and does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of UFB Common Stock.

          (cc) Year 2000 Matters. SCCB has completed a review of its computer
               -----------------
systems to identify systems that could be affected by the "Year 2000" issue and reasonably believes it has identified all such Year 2000 problems. SCCB's management has developed and commenced implementation of a plan to respond to this issue which is designed to complete any required initial changes to its computer systems and to complete testing of those changes by June 30, 1999. Between the date of this Agreement and the Effective Time, SCCB shall use commercially practicable efforts to implement and/or continue to implement such plan. Year 2000 issues have not had, and are not reasonably expected to have, a Material Adverse Effect on SCCB or its Subsidiaries.

          Section 2.4. Representations and Warranties of UFB. Subject to
                       -------------------------------------
Sections 2.1 and 2.2, UFB represents and warrants to SCCB that, except as specifically disclosed in UFB's Disclosure Letter:

          (a)  Organization. (i) UFB is a corporation duly organized, validly
               ------------
existing and in good standing under the laws of the State of Delaware and is duly registered as a savings and loan holding company under the HOLA. UFB Bank is a federally-chartered savings bank duly organized, validly existing and in good standing under federal law. Each Subsidiary of UFB Bank, if any, is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of UFB and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

               (ii) UFB and each of its Subsidiaries has the requisite corporate power and authority, and is duly qualified and is in good standing, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

               (iii) UFB's Disclosure Letter sets forth all of UFB's Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which UFB owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each UFB's Subsidiary, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. UFB owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of UFB other than UFB Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by UFB or any of its other Subsidiaries are fully paid, nonassessable and not subject to any preemptive rights and are owned by UFB or a Subsidiary of UFB free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

               (iv) The deposits of UFB Bank are insured by the FDIC to the extent provided in the FDIA.

          (b)  Capital Structure. (i) The authorized capital stock of UFB
               -----------------
consists of 2,500,000 shares of UFB Common Stock, par value $.01 per share, and 500,000 shares of preferred stock, par value $.01 per share ("UFB Preferred Stock"). As of the date of this Agreement, (A) 1,349,153 shares of UFB Common Stock were issued and outstanding, (B) no shares of UFB Preferred Stock were outstanding, (C) no shares of UFB Common Stock were reserved for issuance, except that 230,584 shares of UFB Common Stock were reserved for issuance pursuant to the UFB 1995 Stock-Option Plan ("UFB Option Plan") and (D) no shares of UFB Common Stock were held by UFB in its treasury or by its Subsidiaries. The authorized capital stock of UFB Bank consists of 8,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this

Agreement, 1,352,507 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by UFB. All outstanding shares of capital stock of UFB and UFB Bank are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by UFB in its treasury or by its Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal or state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares. UFB's Disclosure Letter sets forth a complete and accurate list of all options to purchase UFB Common Stock that have been granted pursuant to the UFB Option Plan, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant.

               (ii)  No Voting Debt of UFB is issued or outstanding.

               (iii) As of the date of this Agreement, except for this Agreement and as set forth in UFB's Disclosure Letter, neither UFB nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating UFB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of UFB or any of its Subsidiaries or obligating UFB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of UFB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of UFB or any of its Subsidiaries.

          (c)  Authority. Each of UFB and UFB Bank has all requisite corporate
               ---------
power and authority to enter into this Agreement and the Plan of Bank Merger, respectively, and subject to approval of this Agreement by the requisite vote of UFB's stockholders and receipt of all required regulatory or governmental approvals, as contemplated by Section 5.1(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the approval of this Agreement by UFB's stockholders, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of UFB and UFB Bank. This Agreement has been duly executed and delivered by UFB and constitutes a valid and binding obligation of UFB, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (d)  Stockholder Approval. The affirmative vote of a majority of the
               --------------------
outstanding shares of UFB Common Stock entitled to vote on this Agreement is the only vote of the stockholders of UFB required for approval of this Agreement and the consummation of the Merger and the related transactions contemplated thereby.

          (e)  No Violations. The execution, delivery and performance of this
               -------------
Agreement by UFB do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of UFB or any of its Subsidiaries, or to which UFB or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of UFB or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of UFB or any of its Subsidiaries, under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which UFB or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject and the consummation of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to Section 1.7) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (x) the approval of the holders of a majority of the outstanding shares of UFB Common Stock, (y) the Requisite Regulatory Approvals, and (z) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement. As of the date hereof, the executive officers of UFB know of no reason pertaining to UFB why any of the approvals referred to in this Section 2.4(e) should not be obtained without the imposition of any material condition or restriction described in the proviso to Section 5.1(b).

          (f)  Reports. (i) As of their respective dates, none of the reports or
               -------
other statements filed by UFB or UFB Bank on or subsequent to September 30, 1998 with the SEC, the FDIC and the OTS (collectively, "UFB's Reports"), contained, or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of UFB included in UFB's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the
SEC). Each of the consolidated statements of condition contained or incorporated by reference in UFB's Reports (including in each case any related notes and schedules) fairly presented, or will fairly present, as the case may be, (A) the financial position of the entity or entities to which it relates as of its date and each of the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, contained or incorporated by reference in UFB's Reports (including in each case any related notes and schedules), and (B) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein. UFB has made available to SCCB a true and complete copy of each of UFB's Reports filed with the SEC since September 30, 1998.

               (ii) UFB and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since April 1994 with (A) the OTS, (B) the SEC, (C) the NASD and (D) any other SRO, and have paid all fees and assessments due and payable in connection therewith.

          (g)  Absence of Certain Changes or Events. Except as disclosed in
               ------------------------------------
UFB's Reports filed on or prior to the date of this Agreement, since September 30, 1998, (i) UFB and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) UFB and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any Material Adverse Effect with respect to UFB.

          (h)  Absence of Claims. Except as set forth in UFB's Disclosure
               -----------------
Letter, no litigation, proceeding, controversy, claim or action before any court or governmental agency is pending against UFB or any of its Subsidiaries and, to the best of UFB's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

          (i)  Absence of Regulatory Actions. Neither UFB nor any of its
               -----------------------------
Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any Government Regulators, or has adopted any board resolutions at the request of any Government Regulators, nor has it been advised by any Governmental Regulators that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

          (j)  Taxes. All federal, state, local and foreign tax returns required
               -----
to be filed by or on behalf of UFB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by UFB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on UFB's balance sheet (in accordance with GAAP). For purposes of this Section 2.4(j), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of UFB or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where UFB or any of its Subsidiaries do not file tax returns that UFB or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to UFB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on UFB's balance sheet (in accordance with GAAP). Except as set forth in UFB's Disclosure Letter, UFB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. UFB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and UFB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither UFB nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form or (iii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (k)  Agreements. (i) Except for arrangements made in the ordinary
               ----------
course of business, and except as set forth in UFB's Disclosure Letter, UFB and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-B) to be performed after the date hereof that has not been filed with or incorporated by reference in UFB's Reports. Except as disclosed in UFB's Reports, neither UFB nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 60 days' or less notice, (B) agreement with any executive officer or other key employee of UFB or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving UFB or any of its Subsidiaries of the nature contemplated by this Agreement, (C) agreement with respect to any employee or director of UFB or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days or for the payment of in excess of $100,000 per annum, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (E) agreement containing covenants that limit the ability of UFB or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, UFB (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

               (ii) Except as set forth in UFB's Disclosure Letter, neither UFB nor any of its Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

               (iii) UFB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, and neither UFB nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of UFB and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

          (l) UFB Common Stock. The shares of UFB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

          (m) Labor Matters. Neither UFB nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is UFB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel UFB or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving UFB or any of its Subsidiaries pending or, to UFB's knowledge, threatened. UFB and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

          (n) Employee Benefit Plans. UFB's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of UFB or any of its Subsidiaries (hereinafter collectively referred to as the "UFB Employee Plans"). All of the UFB Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in

Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or
Section 4975 of the Code upon UFB or any of its Subsidiaries. Neither UFB nor any of its Subsidiaries has provided, or is required to provide, security to any UFB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither UFB, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan" (as defined in Section 3(37) of ERISA), on or after September 26, 1980. Each UFB Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "UFB Qualified Plan") has received a favorable determination letter from the IRS, and UFB and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to UFB's knowledge, threatened litigation, administrative action or proceeding relating to any UFB Employee Plan. There has been no announcement or commitment by UFB or any of its Subsidiaries to create an additional UFB Employee Plan, or to amend any UFB Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such UFB Employee Plan; and, except as specifically identified in UFB's Disclosure Letter, UFB and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any UFB Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Except as disclosed in UFB's Disclosure Letter, for the UFB Employee Plans listed in UFB's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by UFB or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any UFB Employee Plan or accelerate the time of payment or vesting of any such benefit. With respect to each UFB Employee Plan, UFB has supplied to SCCB a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such UFB Employee Plan, including amendments thereto,
(C) each trust agreement, insurance contract or other funding arrangement relating to such UFB Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such UFB Employee Plan, if the UFB Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such UFB Employee Plan is an UFB Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such UFB Employee Plan is a UFB Qualified Plan.

          (o) Compliance with Laws. UFB and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of UFB, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of UFB have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The businesses of UFB and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

          (p) Investment Securities; Borrowing. (i) Except for investments in FHLB stock and pledges to secure FHLB borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the balance sheet of UFB Bank for the year ended September 30, 1998, and none of the investment securities held by UFB or any of its Subsidiaries since September 30, 1998 is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (ii) Except as set forth in UFB's Disclosure Letter, neither UFB nor any Subsidiary is a party to or has agreed to enter into any Derivatives Contract or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in UFB's Disclosure Letter or disclosed in UFB's Report filed on or prior to the date hereof.

               (iii) Set forth in UFB's Disclosure Letter is a true and complete list of UFB's borrowed funds (excluding deposit accounts) as of the date hereof.

          (q)  Books and Records. The books and records of UFB and its
               -----------------
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (r)  Beneficial Ownership of SCCB Common Stock. As of the date hereof,
               -----------------------------------------
UFB beneficially owns no shares of SCCB Common Stock and does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of SCCB Common Stock.

          (s)  Tax Treatment of the Merger. As of the date hereof, UFB has no
               ---------------------------
knowledge of any fact or circumstance that would prevent the transactions contemplated by this Agreement from qualifying as a tax-free reorganization under the Code.

          (t)  Year 2000 Matters. UFB has completed a review of its computer
               -----------------
systems to identify systems that could be affected by the "Year 2000" issue and reasonably believes it has identified all Year 2000 problems. UFB's management has developed and commenced implementation of a plan to respond to this issue which is designed to complete any required initial changes to its computer systems and to complete testing of those changes by June 30, 1999. Between the date of this Agreement and the Effective Time, UFB shall use commercially practicable efforts to implement and/or continue to undertake such plan. Year 2000 issues have not had, and are not reasonably expected to have, a Material Adverse Effect on UFB or its Subsidiaries.

                                  ARTICLE III

                          Conduct Pending the Merger
                          --------------------------

          Section 3.1. Conduct of SCCB's Business Prior to the Effective Time.
                       ------------------------------------------------------
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, SCCB shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (iii) take no action which would adversely affect or delay the ability of SCCB or UFB to perform their respective covenants and agreements on a timely basis under this Agreement; (iv) take no action which would adversely affect or delay the ability of SCCB, SCCB Bank, UFB or UFB Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on SCCB or SCCB Bank.

          Section 3.2. Forbearance by SCCB. Without limiting the covenants set
                       -------------------
forth in Section 3.1 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Government Regulators, during the period from the date of this Agreement to the Effective Time, SCCB shall not, and shall not permit any of its Subsidiaries to, without the prior consent of UFB, which consent shall not be unreasonably withheld:

          (a) change any provisions of the certificate of incorporation or bylaws of SCCB or the similar governing documents of its Subsidiaries;

          (b) issue any shares of capital stock or change the terms of any outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of SCCB except pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement in the ordinary course of business and consistent with past practice;

          (c) make, declare or pay any cash or stock dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than the $.34 regular semi-annual cash dividend payable by SCCB. As promptly as practicable following the semi-annual dividend payment for the period ending June 30, 1999, SCCB shall pay a quarterly cash dividend of $.17 per share, and, the Board of Directors of SCCB shall cause its quarterly dividend record dates and payment dates to be the same as UFB's regular quarterly dividend record dates and payment dates for UFB Common Stock, and except as provided above, thereafter SCCB shall not change its regular dividend payment dates and record dates without the prior written consent of UFB. In no event, will SCCB's dividends exceed the amount that would have been payable under its semi-annual dividend schedule. Nothing contained in this Section 3.2(c) or in any other Section of this Agreement shall be construed as to permit SCCB shareholders to receive two dividends from either SCCB or from SCCB and UFB in any quarter or, subject to the following sentence, to deny the SCCB shareholders the right to receive one regular dividend in a quarter. Nothing contained in this Section 3.2(c) or in any other Section of this Agreement shall be construed as to permit SCCB to pay in any given period a dividend that exceeds its earnings for that quarter or semi-annual period. Subject to applicable regulatory restrictions, if any, SCCB Bank may pay a cash dividend that is, in the aggregate, sufficient to fund any dividend by SCCB permitted hereunder;

          (d) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary of SCCB or cancel, release or assign any indebtedness of any such individual, corporation or other entity, except pursuant to contracts or agreements in force at the date of this Agreement and which have been disclosed to UFB;

          (e) except to the extent required by law or as disclosed in Section 3.2(e) of SCCB's Disclosure Letter or specifically provided for elsewhere herein, increase in any manner the compensation or fringe benefits of any of its employees or directors, other than general increases in compensation for employees in the ordinary course of business consistent with past practice that do not cause the annualized compensation of any of SCCB's employees following such increase to exceed by more than 2% the total annual compensation expenses of SCCB with respect to such person for the twelve month period ended March
31, 1999 and other than promotions of non-officer employees as a result of enhanced job classification and duties, made in the ordinary course of business which results in an increase in the compensation thereof so long as such increase does not cause the annual rate of such individual's compensation to increase by more than 10% of such person's compensation at March 31, 1999; pay, unless approved in advance by UFB, any reasonable "stay in place" pay where necessary or appropriate to retain key employees; pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to fund or otherwise establish any trust or account related to any SCCB Employee Plan (as defined in Section 2.3(m)) with or for the benefit of any employee or director; voluntarily accelerate the vesting of any stock options or other compensation or benefit; make any discretionary contribution to any Employee Plan other than payments with respect to the 401(k) plan or for the ESOP loan consistent with past practices; hire any employee with an annual total compensation payment in excess of $20,000 or enter into any employment contract; terminate or increase the costs to SCCB or any Subsidiary of any Employee Plan;

          (f) except as contemplated by Section 4.2, change its method of accounting as in effect at June 30, 1998, except as required by changes in GAAP as concurred in by SCCB's independent auditors;

          (g) settle any claim, action or proceeding involving any liability of SCCB or any of its Subsidiaries for money damages in excess of $25,000 or impose material restrictions upon the operations of SCCB or any of its Subsidiaries;

          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to SCCB, except in satisfaction of debts previously contracted;

          (i) except pursuant to commitments existing at the date hereof which have previously been disclosed to UFB, make any real estate loans secured by undeveloped land or real estate located outside the State of South Carolina (other than real estate secured by one-to-four family homes) or make any construction loan (other than construction loans secured by one-to-four family homes) outside the State of South Carolina;

          (j) establish or commit to the establishment of any new branch or other office facilities other than those for which all regulatory approvals have been obtained except as disclosed in the SCCB Disclosure Schedule;

          (k) take any action that would prevent or impede the Merger from qualifying as a tax-free reorganization under the Code;

          (l) other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $10,000 and other than investments for SCCB's portfolio made in accordance with Section 3.2(m), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

          (m) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than US Government and US Government agency securities with final maturities not greater than five years, mortgage-backed or mortgage related securities which would not be considered "high risk" securities pursuant to Thrift Bulletin Number 52 issued by the OTS or securities of the Federal Home Loan Bank ("FHLB"), in each case that are purchased in the ordinary course of business consistent with past practice;

          (n) enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $20,000 per annum and other than contracts or agreements covered by Section 3.2(o);

          (o) make, grant or purchase any loan or commitment to lend in excess of $10,000 to any individual borrower, unless such loan is fully secured by real estate, personal property or liquid collateral and conforms in all material respects with the Bank's existing loan policy. The Bank is also permitted to renew currently outstanding loans or amounts above $10,000 provided the loan has a satisfactory payment history and the renewal is not in excess of the original loan principal amount;

          (p) incur any additional borrowings beyond those set forth in the SCCB Disclosure Schedule other than short-term (six months or less) FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of SCCB or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder. Deposits shall not be deemed to be borrowings within the meaning of this paragraph;

          (q) make any capital expenditures in excess of $10,000 per expenditure other than pursuant to binding commitments existing on the date hereof disclosed in the SCCB Disclosure Schedule, other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

          (r) organize, capitalize, lend to or otherwise invest in any Subsidiary, or invest in or acquire any equity or voting interest in any firm, corporation or business enterprise (other than securities of the FHLB that are purchased in the ordinary course of business consistent with past practice);

          (s) elect to the Board of Directors of SCCB or, except as disclosed in SCCB's Disclosure Letter, to any office any person who is not a member of the Board of Directors of SCCB or an officer of SCCB as of the date of this Agreement;

          (t) accept any proposed deposits by any municipality or government agency the terms of which exceed 90 days; or

          (u) agree or make any commitment to take any action that is prohibited by this Section 3.2.

          In the event that UFB does not respond in writing to SCCB within three business days of receipt by UFB of a written request for SCCB to engage in any of the actions for which UFB's prior written consent is required pursuant to this Section 3.2, UFB shall be deemed to have consented to such action. Any request by SCCB or response thereto by UFB shall be made in accordance with the notice provisions of Section 8.7, shall note that it is a request pursuant to this Section 3.2 and shall state that a failure to respond within three business days shall constitute consent.

          Section 3.3. Conduct of UFB's Business Prior to the Effective Time.
                       -----------------------------------------------------
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, UFB shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (iii) take no action which would materially adversely affect or delay the ability of SCCB or UFB to perform their respective covenants and agreements on a timely basis under this Agreement; and (iv) take no action which would adversely affect or delay the ability of SCCB, UFB, SCCB Bank or UFB Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction.

                                  ARTICLE IV

                                   Covenants
                                   ---------

          Section 4.1. Acquisition Proposals. From and after the date hereof
                       ---------------------
until the termination of this Agreement, neither SCCB or SCCB Bank, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by SCCB or any of its subsidiaries), will, directly or indirectly, initiate, solicit, encourage (including by way of furnishing non-public information or assistance), or facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action, and SCCB shall notify UFB orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, SCCB shall deliver to UFB a copy of such inquiry or proposal promptly; provided, however, that nothing contained in this
Section 4.1 shall prohibit the Board of Directors of SCCB from (i) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal, to acquire SCCB pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of SCCB receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point-of-view to SCCB's stockholders, (B) the Board of Directors of SCCB, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of SCCB to comply with its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "Superior Proposal") and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, SCCB (x) provides reasonable notice to UFB to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (iii) failing to make or withdrawing or modifying its recommendation and entering into a Superior Proposal if there exists a Superior Proposal and the Board of Directors of SCCB, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of SCCB to comply with its fiduciary duties to stockholders under applicable law. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions contemplated hereunder) involving SCCB or any of its subsidiaries (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of SCCB or SCCB Bank, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of SCCB or the filing of a registration statement under the Securities Act in connection therewith or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          Section 4.2. Certain Policies of SCCB.
                       ------------------------

          (a) At the request of UFB, SCCB shall cause SCCB Bank to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all Requisite Regulatory Approvals and stockholder approvals are received, and after receipt of written confirmation from UFB that it is not aware of any fact or circumstance that would prevent completion of the Merger, and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of UFB Bank; provided, however, that SCCB shall not be required to take such action more than five business days prior to the Effective Date; and provided, further , that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations.

          (b) SCCB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.2. UFB agrees to hold harmless, indemnify and defend SCCB and its Subsidiaries, and their respective directors, officers and employees, for any loss, claim, liability or other damage caused by or resulting from compliance with this Section 4.2.

          Section 4.3. Access and Information.
                       ----------------------

          (a) Upon reasonable notice, SCCB shall (and shall cause its Subsidiaries to) afford to UFB and its representatives (including, without limitation, directors, officers and employees of UFB and its affiliates and counsel, accountants and other professionals retained by UFB) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as UFB may reasonably request; provided, however, that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made herein. In furtherance, and not in limitation of the foregoing, SCCB shall make available to UFB all information necessary or appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger or the Bank Merger. UFB will make available to SCCB (i) such updated financial and business information as SCCB may reasonably request and (ii) other information as reasonably necessary for SCCB to prepare and file a Proxy Statement-Prospectus as contemplated by Section 4.9. UFB will not, and will cause its representatives not to, use any information obtained pursuant to this Section
4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, UFB will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section
4.3 unless such information (i) was already known to UFB or an affiliate of UFB, other than pursuant to a confidentiality agreement or other confidential relationship; (ii) becomes available to UFB or an affiliate of UFB from other sources not known by UFB to be bound by a confidentiality agreement or other obligation of secrecy; (iii) is disclosed with the prior written approval of UFB or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, UFB shall promptly cause all copies of documents or extracts thereof containing information and data as to SCCB hereto (or an affiliate of SCCB) to be returned to SCCB.

          (b) During the period of time beginning on the day application materials for the Bank Merger are initially filed with the OTS (but in no event earlier than 30 days prior to the Effective Time) and continuing to the Effective Time, including weekends and holidays, SCCB shall cause SCCB Bank to provide UFB, UFB Bank and their authorized agents and representatives full access to SCCB Bank's offices after normal business hours for the purpose of installing necessary wiring and equipment (at UFB's expense) to be utilized by UFB Bank after the Effective Time; provided, that:

               (i) reasonable advance notice of each entry shall be given to SCCB Bank and SCCB Bank approves of each entry, which approval shall not be unreasonably withheld;

               (ii) SCCB Bank shall have the right to have its employees or contractors present to inspect the work being done;

               (iii) to the extent practicable, such work shall be done in a manner that will not interfere with SCCB Bank's business conducted at any affected branch offices;

               (iv) all such work shall be done in compliance with all applicable laws and government regulations, and UFB Bank shall be responsible for the procurement, at UFB Bank's expense, of all required governmental or administrative permits and approvals;

               (v) UFB Bank shall maintain appropriate insurance satisfactory to SCCB Bank in connection with any work done by UFB Bank's agents and representatives pursuant to this Section 4.3;

               (vi) UFB Bank shall reimburse SCCB Bank for any material out-of-pocket costs or expenses incurred by SCCB Bank in connection with this undertaking; and

               (vii) in the event this Agreement is terminated in accordance with Article VI hereof, UFB Bank, within a reasonable time period and at its sole cost and expense, will pay SCCB for the restoration of such offices to their condition prior to the commencement of any such installation.

          Section 4.4. Certain Filings, Consents and Arrangements. UFB and SCCB
                       ------------------------------------------
shall (a) as soon as practicable (and in any event within 45 days after the date hereof) make, or cause to be made, any filings and applications and provide any notices required to be filed or provided in order to obtain all approvals, consents and waivers of governmental authorities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby; (b) cooperate with one another in promptly
(i) determining what filings and notices are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal or state law or regulation or under any relevant agreement or other document and
(ii) making any such filings and notices, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers; and (c) deliver to the other copies of the publicly available portions of all such filings, notices and applications promptly after they are filed.

          Section 4.5. Antitakeover Provisions. SCCB and its Subsidiaries shall
                       -----------------------
take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document (i) to exempt or continue to exempt UFB, the Agreement, the Merger and the Bank Merger from any provisions of an antitakeover nature in SCCB's or its Subsidiaries' organization certificates and bylaws and the provisions of any federal or state antitakeover laws, and
(ii) upon the request of UFB, to assist in any challenge to the applicability to the Agreement, the Merger or the Bank Merger of any federal or state antitakeover laws.

          Section 4.6. Additional Agreements. Subject to the terms and
                       ---------------------
conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Bank Merger, as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

          Section 4.7. Publicity. The initial press release announcing this
                       ---------
Agreement shall be a joint press release and thereafter SCCB and UFB shall consult with each other in issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

          Section 4.8. Stockholders Meetings. UFB and SCCB shall take all action
                       ---------------------
necessary, in accordance with applicable law and their respective corporate documents, to convene a meeting of their respective stockholders (each, a "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by such Board's counsel, the Board of Directors of each of UFB and SCCB shall (a) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and (b) use its best efforts to solicit such approvals. UFB and SCCB, in consultation with each other, shall each employ professional proxy solicitors to assist in contacting stockholders in connection with soliciting favorable votes on the Merger. UFB and SCCB shall coordinate and cooperate with respect to the timing of their respective Stockholder Meetings.

          Section 4.9. Proxy Statements; Comfort Letters. (i) As soon as
                       ---------------------------------
practicable after the date hereof, UFB and SCCB shall cooperate with respect to the preparation of a Proxy Statement-Prospectus for the purpose of taking stockholder action on the Merger and this Agreement and file the Proxy Statement-Prospectus with the SEC, respond to comments of the staff of the SEC and, promptly after the Registration Statement is declared effective by the SEC, mail the Proxy Statement-Prospectus to the respective holders of record (as of the applicable record date) of shares of voting stock of each of SCCB and UFB. UFB and SCCB each covenants to the other that the Proxy Statement-Prospectus, and any amendment or supplement thereto, with respect to the information pertaining to it or its Subsidiaries at the date of mailing to its stockholders and the date of its Stockholder Meeting will be in compliance with the Exchange Act and all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (ii) UFB shall cause Elliott, Davis & Company, LLP, its independent public accounting firm, to deliver to SCCB, and SCCB shall cause Crisp Hughes Evans LLP, its independent public accounting firm, to deliver to UFB and to its officers and directors who sign the Registration Statement for this transaction, a "comfort letter" or "agreed upon procedures" letter, in the form customarily issued by such accountants at such time in transactions of this type, dated (a) the date of the mailing of the Proxy Statement-Prospectus for the Stockholders Meeting of SCCB and the date of mailing of the Proxy Statement for the Stockholders Meeting of UFB, respectively, and (b) a date not earlier than five business days preceding the date of the Closing (as defined in Section 7.1).

          Section 4.10.  Registration of UFB Common Stock.
                         --------------------------------

          (a) UFB shall, as promptly as practicable following the preparation thereof, file the Registration Statement (including any pre-effective or post-effective amendments or supplements thereto) with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement, and UFB and SCCB shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. UFB will advise SCCB promptly after UFB receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. UFB will provide SCCB with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as SCCB may reasonably request.

          (b) UFB shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

          (c) UFB shall use its best efforts to list, prior to the Effective Time, on the Nasdaq SmallCap or on such other exchange as UFB Common Stock shall then be trading, subject only to official notice of issuance, the shares of UFB Common Stock to be issued by UFB in exchange for the shares of SCCB Common Stock.

          Section 4.11. Affiliate Letters. Promptly, but in any event within two
                        -----------------
weeks after the execution and delivery of this Agreement, SCCB shall deliver to UFB a letter identifying all persons who, to the knowledge of SCCB, may be deemed to be "affiliates" of SCCB under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of SCCB. Within two weeks after delivery of such letter, SCCB shall deliver executed letter agreements, each substantially in the form attached hereto as Exhibit B, executed by each such person so identified as an affiliate of SCCB agreeing (a) to comply with Rule 145 and (b) to be present in person or by proxy and vote in favor of the Merger at SCCB's Stockholders Meeting.

          Section 4.12. Notification of Certain Matters. Each party shall give
                        -------------------------------
prompt notice to the others of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Event. Each of SCCB and UFB shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

          Section 4.13. Employees, Directors and Officers.
                        ---------------------------------

          (a) All persons who are employees of SCCB Bank immediately prior to the Effective Time (SCCB's Employees) and whose employment is not specifically terminated at or prior to the Effective Time (a "Continuing Employee") shall, at the Effective Time, become employees of UFB or UFB Bank, respectively; provided, however, that in no event shall any of SCCB's Employees be officers of UFB or UFB Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of UFB or UFB Bank. All of SCCB's Employees who remain following the Effective Date shall be employed at the will of UFB or UFB Bank. No contractual right to employment shall inure to such employees because of this Agreement. Subject to paragraph (e) of this Section 4.13, no employee of SCCB will become a contractual employee of UFB or UFB Bank unless such contract is in writing and executed by the President or Chief Executive Officer of UFB or UFB Bank.

          (b) Except as provided in paragraph (c) of this Section 4.13, appropriate steps shall be taken to terminate all SCCB Employee Plans as of the Effective Time or as promptly as practical thereafter. Except as provided in paragraph (c) of this Section 4.13, immediately following the Effective Time, each Continuing Employee shall be eligible to participate in UFB Employee Plans, on the same basis as any newly-hired employee of UFB or UFB Bank (it being understood that inclusion of Continuing Employee in UFB Employee Plans may occur at different times with respect to different plans); provided, however, that with respect to each UFB Employee Plan for purposes of determining eligibility to participate and vesting, service with SCCB or SCCB Bank shall be treated as service with UFB or UFB Bank. Such service shall also apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitation with respect to any UFB or UFB Bank welfare benefit plan.

          (c) As of the Effective Time, each SCCB Employee who is a participant in the SCCB 401(k) Plan (the "SCCB 401(k) Plan") shall become fully vested in his or her account balance in the SCCB 401(k) Plan and the SCCB 401(k) Plan will either be merged into the UFB Bank's 401(k) Savings Plan (the "UFB Bank 401(k) Plan") effective as of a date following the Effective Time selected by UFB Bank or, if so elected by UFB Bank, terminated immediately prior to, on, or after the Effective Time. The determination as to whether the SCCB 401(k) Plan shall be terminated or merged into the UFB Bank 401(k) Plan shall be made by UFB Bank. Effective as of the date of the merger of the SCCB 401(k) Plan into the UFB 401(k) Plan or the termination of the SCCB 401(k) Plan (or the Effective Time, if subsequent to such termination), SCCB Employees who are then participating in the SCCB 401(k) Plan shall become participants in the UFB Bank 401(k) Plan.

          (d) At or immediately prior to the Effective Time, the SCCB Employee Stock Ownership Plan ("ESOP") shall be terminated on such terms and conditions as SCCB shall determine, and the loan between SCCB and the ESOP shall be repaid in full from the Cash Consideration received for unallocated shares of SCCB Common Stock held by the ESOP (or, if such amount is insufficient to repay the loan, through the sale of a sufficient number of shares of UFB Common Stock) upon the conversion pursuant to the Merger of such shares of SCCB Common Stock held by the ESOP. Any remaining Cash Consideration or UFB Common Stock received for such unallocated shares after such repayment shall be allocated to the ESOP accounts of those SCCB or SCCB Bank employees who are ESOP participants and beneficiaries (the "ESOP Participants") in accordance with the terms of the ESOP as amended with respect to such termination and as in effect on the Effective Time. All ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the ESOP determined as of the Effective Time. As soon as practicable after the receipt of a favorable determination letter from the IRS as to the tax qualified status of the ESOP upon its termination under Section 401(a) and 4975(e) of the Code, distributions of the benefits under the ESOP shall be made to the ESOP Participants in accordance with the provisions of the ESOP.

          (e) All unvested shares of restricted stock awarded under the SCCB RRP shall, as of the Effective Time, become vested pursuant to the terms of the SCCB RRP and converted into the right to receive the Merger Consideration. At the Effective Time, the SCCB RRP shall be deemed terminated.

          (f) At the Effective Time, UFB shall enter into an employment agreement with Alan W. Pullen, substantially in the form attached hereto as Exhibit C, in consideration for Mr. Pullen's agreement to the cancellation of his employment agreement and supplemental executive agreement and the waiver of any rights, including the change in control provisions of such agreements and any payments due under such agreements following the Merger or as a result of the Merger.

          (g) UFB and UFB Bank shall cause their respective Boards of Directors to each be increased to allow for the appointment of Philip C. Wilkins, John S. McMeekin, and Quay McMaster. The term for Mr. McMaster on each of the respective boards shall expire in the year 2000. Messrs. Wilkins and McMeekin shall be appointed to respective classes as shall be mutually determined.

          Section 4.14.  Indemnification; Directors' and Officers' Insurance.
                         ---------------------------------------------------

          (a) From and after the Effective Time through the sixth anniversary of the Effective Date, UFB agrees to indemnify and hold harmless each present and former director and officer of SCCB and its Subsidiaries and each officer or employee of SCCB and its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at SCCB's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been indemnified as a director, officer or employee of SCCB and its Subsidiaries and as then permitted under applicable law.

          (b)  Any Indemnified Party wishing to claim indemnification under
Section 4.14(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify UFB thereof, but the failure to so notify shall not relieve UFB of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation, (i) UFB shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and UFB shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if UFB does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between UFB and the Indemnified Party (and counsel for UFB does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and UFB shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; provided, however, that UFB shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) UFB shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

          (c) UFB shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.14 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

          (d) UFB shall use reasonable efforts (i) to obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of SCCB, and (ii) either (A) to cause any individual who had served as an officer or director of SCCB or the SCCB Subsidiaries at any time during the three years before the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policies maintained by UFB, or to (B) substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than the policies previously maintained by SCCB and SCCB Subsidiaries, respectively, with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such.


          Section 4.15. Tax-Free Reorganization Treatment. Prior to the
                        ---------------------------------
Effective Time, neither UFB nor SCCB shall intentionally take, fail to take, or cause to be taken or not taken, or cause or permit any of their respective Subsidiaries to take, fail to take, or cause to be taken or not taken, any action within its control that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code. Subsequent to the Effective Time, UFB shall not take any action within its control that would disqualify the Merger as a reorganization under the Code.

                                   ARTICLE V

                          Conditions to Consummation
                          --------------------------

          Section 5.1.  Conditions to Each Party's Obligations. The respective
                        --------------------------------------
obligations of each party to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

          (a) this Agreement shall have been approved by the requisite vote of SCCB's stockholders and UFB's stockholders in accordance with applicable laws and regulations;

          (b) the Requisite Regulatory Approvals and any necessary regulatory consents and waivers with respect to this Agreement and the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; and all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain would not have a Material Adverse Effect (i) on SCCB and its Subsidiaries taken as a whole or (ii) on UFB and its Subsidiaries taken as a whole. None of the approvals or waivers referred to herein shall contain any term or condition which would have a Material Adverse Effect on (x) SCCB and its Subsidiaries taken as a whole or (y) UFB and its Subsidiaries taken as a whole;

          (c) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement;

          (d) no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement;

          (e) the Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained;

          (f)  [Reserved]

          (g)  UFB shall have received the letter agreement referred to in
Section 4.11 from each affiliate of SCCB; and

          (h) UFB shall have caused to be listed on the Nasdaq SmallCap Market, or on such other market on which shares of UFB Common Stock shall then be trading, subject only to official notice of issuance, the shares of UFB Common Stock to be issued by UFB in exchange for the shares of SCCB Common Stock.

          Section 5.2. Conditions to the Obligations of UFB and UFB Bank. The
                       -------------------------------------------------
obligations of UFB and UFB Bank to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by UFB:

          (a) each of the obligations of SCCB and SCCB Bank, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of SCCB and SCCB Bank contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). UFB shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of SCCB;

          (b) all action required to be taken by, or on the part of, SCCB and SCCB Bank to authorize the execution, delivery and performance of this Agreement and the consummation by SCCB and SCCB Bank of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of SCCB or SCCB Bank, as the case may be, and UFB shall have received certified copies of the resolutions evidencing such authorization;

          (c) SCCB shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.1(b)) whose consent or approval shall be required in order to permit the succession by the surviving corporation pursuant to the Merger to any obligation, right or interest of SCCB or its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which SCCB or its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on UFB (after giving effect to the consummation of the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby;

          (d) UFB shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of SCCB and its Subsidiaries;

          (e) UFB shall have received an opinion of Muldoon, Murphy & Faucette LLP, counsel to UFB, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to UFB, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

               (i) No gain or loss will be recognized by UFB, UFB Bank, SCCB or SCCB Bank as a result of the Merger;

               (ii) Except to the extent of any Cash Consideration, no gain or loss will be recognized by the stockholders of SCCB who exchange their SCCB Common Stock for UFB Common Stock pursuant to the Merger;

               (iii) The tax basis of UFB Common Stock received by stockholders who exchange their SCCB Common Stock for UFB Common Stock in the Merger will be the same as the tax basis of SCCB Common Stock surrendered pursuant to the Merger reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

               (iv) The holding period of UFB Common Stock received by each stockholder in the Merger will include the holding period of SCCB Common Stock exchanged therefor, provided that such stockholder held such SCCB Common Stock as a capital asset on the Effective Date.

          Such opinion may be based on, in addition to the review of such matters of fact and law as Muldoon, Murphy & Faucette LLP considers appropriate,
(x) representations made at the request of Muldoon, Murphy & Faucette LLP by UFB, UFB Bank, SCCB, SCCB Bank, stockholders of UFB or SCCB, or any combination of such persons and (y) certificates provided at the request of Muldoon, Murphy & Faucette LLP by officers of UFB, UFB Bank, SCCB, SCCB Bank and other appropriate persons.

          (f) At the Effective Time, Dissenters' Shares shall not constitute more than 10% of the outstanding shares of SCCB Common Stock.

          Section 5.3. Conditions to the Obligations of SCCB and SCCB Bank. The
                       ---------------------------------------------------
obligations of SCCB and SCCB Bank to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by SCCB:

          (a) each of the obligations of UFB and UFB Bank, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of UFB and UFB Bank contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). SCCB shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of UFB;

          (b) all action required to be taken by, or on the part of, UFB and UFB Bank to authorize the execution, delivery and performance of this Agreement and the consummation by UFB and UFB Bank of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of UFB or UFB Bank, as the case may be, and SCCB shall have received certified copies of the resolutions evidencing such authorization;

          (c) UFB shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which UFB or its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on UFB (after giving effect to the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby;

          (d) SCCB shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of UFB and its Subsidiaries;

          (e) SCCB shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., counsel to SCCB, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to SCCB, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

               (i) No gain or loss will be recognized by UFB, UFB Bank, SCCB or SCCB Bank as a result of the Merger;

               (ii) Except to the extent of any Cash Consideration, no gain or loss will be recognized by the stockholders of SCCB who exchange their SCCB Common Stock for UFB Common Stock pursuant to the Merger;

               (iii) The tax basis of UFB Common Stock received by stockholders who exchange their SCCB Common Stock for UFB Common Stock in the Merger will be the same as the tax basis of SCCB Common Stock surrendered pursuant to the Merger reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

               (iv) The holding period of UFB Common Stock received by each stockholder in the Merger will include the holding period of SCCB Common Stock exchanged therefor, provided that such stockholder held such SCCB Common Stock as a capital asset on the Effective Date.

          Such opinion may be based on, in addition to the review of such matters of fact and law as Luse Lehman Gorman Pomerenk & Schick, P.C. considers appropriate, (x) representations made at the request of Luse Lehman Gorman Pomerenk & Schick, P.C. by UFB, UFB Bank, SCCB, SCCB Bank, stockholders of UFB or SCCB, or any combination of such persons and (y) certificates provided at the request of Luse Lehman Gorman Pomerenk & Schick, P.C. by officers of UFB, UFB Bank, SCCB and other appropriate persons.

                                  ARTICLE VI

                                  Termination
                                  -----------

          Section 6.1.  Termination. This Agreement may be terminated, and the
                        -----------
Merger abandoned, at or prior to the Effective Date, either before or after its approval by the stockholders of SCCB:

          (a) by the mutual consent of UFB and SCCB in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

          (b) by UFB or SCCB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the stockholders of SCCB or UFB to approve the Agreement at its respective Stockholder Meeting called to consider such approval;

          (c)  by UFB or SCCB, by written notice to the other party, if either
(i) any approval, consent or waiver of a governmental agency required to permit consummation of the transactions contemplated hereby shall have been denied or
(ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

          (d) by UFB or SCCB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 2000 ("Initial Termination Date"); unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

          (e) by UFB or SCCB, if the Board of Directors of SCCB does not publicly recommend in the Proxy Statement that SCCB's stockholders approve and adopt this Agreement or if, after recommending in the Proxy that stockholders approve and adopt this Agreement, the Board of Directors of UFB or SCCB shall have withdrawn, modified or amended such recommendation in any respect materially adverse to the other party; or

          (f) by UFB or SCCB by written notice to the other party, in the event that there has occurred since the date of this Agreement an event, condition, change or occurrence which, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect on SCCB or UFB, as the case may be; provided that the party seeking termination shall have given the other party thirty (30) calendar days' prior written notice of such termination, and the other party shall not have remedied such event, condition, change or occurrence by the end of such thirty-day period; or

          (g) by UFB or SCCB (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or (ii) subject to Sections 2.2(a) and (b), any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement, the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party.

          (h) by SCCB, upon two (2) days' prior notice to UFB, if, as a result of a tender offer by a party other than UFB or its affiliates or any written offer or proposal with respect to a merger, share exchange, sale of a material portion of its assets or other business combination (each, a "Business Combination Proposal") by a party other than UFB or its affiliates, the Board of Directors of SCCB determines in good faith that its fiduciary obligations under applicable law require that such Business Combination Proposal be accepted; provided, however, that:

               (i) the Board of Directors of SCCB shall have been advised in an opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions that may be offered by UFB in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and

               (ii) before any such termination, SCCB shall, and shall cause its financial and legal advisors to, negotiate with UFB for three (3) calendar days to make such adjustments in the terms and conditions of this Agreement as would enable SCCB to proceed with the transactions contemplated herein on such adjusted terms.

          Section 6.2  Termination Fee: Expenses.
                       --------------------------

          (a) Termination Fee. If this Agreement is terminated at such time that this Agreement is terminable pursuant to Section 6.1(g), then the breaching party shall promptly (but no later than five (5) business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented-out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $125, ,000; provided, however, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its documented out-of-pocket expenses and fees (which shall be paid as specified above and shall not be limited to $125, , ,000), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

          (b)  Expenses. The parties agree that the agreements contained in this
Section 6.2 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to any other party any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate as published in the Wall Street Journal (Eastern Edition) from the date such fee was required to be paid.

          If SCCB terminates this Agreement pursuant to Section 6.1(h), SCCB shall promptly (but no later than five (5) business days after receipt of notice from UFB) pay UFB in cash an amount equal to $500,000.00.

                                  ARTICLE VII

                  Closing, Effective Date and Effective Time
                  ------------------------------------------

          Section 7.1. Effective Date and Effective Time. The closing of the
                       ---------------------------------
transactions contemplated hereby ("Closing") shall take place at a location selected by UFB, on a date ("Closing Date") that is no later than five business days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of governmental authorities shall occur and all conditions to the consummation of this Agreement are satisfied or waived, or on such other date as may be agreed to by the parties. Prior to the Closing Date, UFB and SCCB shall execute a Certificate of Merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such Certificate of Merger. The date of such filing or such later effective date as specified in the Certificate of Merger is herein referred to as the "Effective Date." The "Effective Time" of the Merger shall be as set forth in the Certificate of Merger.

          Section 7.2. Deliveries at the Closing. Subject to the provisions of
                       -------------------------
Articles V and VI, on the Closing Date there shall be delivered to UFB and SCCB the documents and instruments required to be delivered under Article V.


                                 ARTICLE VIII

                             Certain Other Matters
                             ---------------------

          Section 8.1. Certain Definitions; Interpretation. As used in this
                       -----------------------------------
Agreement, the following terms shall have the meanings indicated:

          "material" means material to UFB or SCCB (as the case may be) and its respective Subsidiaries, taken as a whole.

          "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

          When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

          Section 8.2. Survival. Only those agreements and covenants of the
                       --------
parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 1.3, 4.13, 4.14 and 8.6 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time. If the Agreement shall be terminated, the agreements of the parties in Section 8.6 shall survive such termination.

          Section 8.3. Waiver; Amendment. Prior to the Effective Time, any
                       -----------------
provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of SCCB or UFB, no amendment or modification may be made that would reduce the Merger Consideration or contravene any provision of the DGCL or the federal banking laws, rules and regulations.

          Section 8.4. Counterparts. This Agreement may be executed in
                       ------------
counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          Section 8.5. Governing Law. This Agreement shall be governed by, and
                       -------------
interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

          Section 8.6. Expenses. Each party hereto will bear all expenses
                       --------
incurred by it in connection with this Agreement and the transactions contemplated hereby.

          Section 8.7. Notices. All notices, requests, acknowledgments and other
                       -------
communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice to the other party hereto.

          If to SCCB, to:

                       South Carolina Community Bancshares, Inc.
                       110 South Congress Street
                       Winnsboro, South Carolina  29180
                       Facsimile: (803) 635-5539
                       Attention: Alan W. Pullen
                                  President and Chief Executive Officer

          and

                       Luse Lehman Gorman Pomerenk & Schick, P.C.
                       5335 Wisconsin Avenue, N.W.
                       Suite 400
                       Washington, D.C. 20015

                       John J. Gorman, Esq.
                       Alan Schick, Esq.
                       Facsimile: (202) 362-2902

          If to UFB, to:

                       Union Financial Bancshares, Inc.
                       203 West Main Street
                       Union, South Carolina  29379-0866
                       Facsimile: (864) 429-2324

                       Attention: Dwight V. Neese
                                  President and Chief Executive Officer


          With copies to:

                       Paul M. Aguggia, Esq.
                       Muldoon, Murphy & Faucette LLP
                       5101 Wisconsin Avenue, N.W.
                       Washington, D.C. 20016
                       Facsimile: (202) 966-9409


          Section 8.8. Entire Agreement; etc. This Agreement, together with the
                       ---------------------
Plan of Bank Merger and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Sections 1.3, 4.13 and 4.14, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 8.9. Assignment. This Agreement may not be assigned by either
                       ----------
party hereto without the written consent of the other party.

          In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 1st day of July, 1999.

                                   UNION FINANCIAL BANCSHARES, INC.


                                   By: /s/ Dwight V. Neese
                                       ---------------------------------------
                                       Dwight V. Neese
                                       President and Chief Executive Officer


                                   SOUTH CAROLINA COMMUNITY BANCSHARES, INC.


                                   By: /s/ Alan W. Pullen
                                       ---------------------------------------
                                       Alan W. Pullen
                                       President and Chief Executive Officer

                                                                     Appendix B


                    [LETTERHEAD OF WHEAT FIRST SECURITIES]

September 30, 1999

Board of Directors
Union Financial Bancshares, Inc.
203 West Main Street
Union, South Carolina 29379

Members of the Board:

Union Financial Bancshares, Inc. ("UFB"), and South Carolina Community Bancshares, Inc. ("SCCB"), have entered into an Agreement and Plan of Merger, dated as of June 30, 1999 (the "Agreement"), pursuant to which SCCB will combine with UFB by means of the merger (the "Merger") of SCCB with and into UFB. Upon consummation of the Merger, all of the issued and outstanding shares of the $0.01 par value common stock of SCCB ("SCCB Stock") will be converted into $5.25 in cash and $12.25 of the shares of the $0.01 par value common stock of UFB ("UFB Stock"), subject to adjustment in accordance with the terms of the Agreement (the "Merger Consideration"). The terms of the Merger are more fully set forth in the Agreement.

Wheat First Securities ("Wheat First"), a division of First Capital Markets Corp., and an affiliate of First Union Corporation, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of UFB or SCCB for our own account or for the accounts of our customers. Wheat First will receive a fee from UFB for its services, which include the rendering of this opinion.

You have asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of UFB Stock. We understand that the Merger is conditioned upon the occurrence of a number of contingencies as set forth in the Agreement.

In arriving at the opinion set forth below, we have conducted discussions with members of senior management of UFB and SCCB concerning their businesses and prospects and have reviewed and relied upon certain publicly available business and financial information and certain other information prepared or provided to us in connection with the Merger, including, among other things, the following:

     (1) UFB's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended September 30, 1998;

     (2) UFB's Quarterly Reports on Form l0-Q and related financial information for the periods ended December 31, 1998, March 31, 1999 and June 30, 1999;

     (3) SCCB's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended June 30, 1999;

     (4) SCCB's Quarterly Reports on Form l0-Q and related financial information for the periods ended September 30, 1998, December 31, 1998 and March 31, 1999, and certain information made available by the management of SCCB for the monthly periods ended March 31, 1999, April 30, 1999, and May 31, 1999;

     (5) Certain publicly available information with respect to historical market prices and trading activities for UFB Stock and SCCB Stock and for certain publicly traded financial institutions which Wheat First deemed relevant;

     (6) Certain publicly available information with respect to similar financial institutions and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant;

     (7)  The Agreement;

     (8) Certain estimates of the cost savings and revenue enhancements projected by UFB for the combined company;

     (9) Other financial information concerning the businesses and operations of UFB and SCCB, including certain audited and unaudited financial information and certain internal financial analyses and forecasts for UFB and SCCB prepared by the senior managements of these companies; and

     (10) Such financial studies, analyses, inquiries and other matters as we deemed necessary.

In preparing our opinion, as contemplated under the terms of our engagement, we have relied on and assumed the accuracy and completeness of all information provided to us or publicly available, including the representations and warranties of UFB and SCCB included in the Agreement, and we have not assumed any responsibility for the accuracy, completeness or reasonableness of, or any obligation to verify, the same or to conduct any appraisal of assets or liabilities. We have relied upon the management of UFB as to the reasonableness and achievability of its financial and operational forecasts and projections, including the estimates of cost savings and revenue enhancements expected to result from the Merger, and the assumptions and bases therefor, provided to us, and, with your consent, we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management, and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for UFB and SCCB are adequate to cover such losses. Wheat First did not review any individual credit files of UFB and SCCB, nor did it make an independent evaluation or appraisal of the assets or liabilities of UFB and SCCB. We also assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to UFB.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after that date could materially affect the assumptions and conclusions contained in our opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment on any events occurring after the date hereof. Wheat First's opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of UFB Stock and does not address any other aspect of the Merger, nor does it constitute a recommendation to any shareholder of UFB as to how such shareholder should vote with respect to the Merger, and it is understood that this letter is solely for the information of the Board of Directors of UFB. Wheat First's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for UFB, nor does it address the effect of any other business combination in which UFB might engage.

It is understood that this opinion may be included in its entirety in the Joint Proxy Statement/Prospectus. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof the Merger Consideration is fair, from a financial point of view, to the holders of UFB Stock.

                              Very truly yours,


                              /s/ Wheat First Securities

                              WHEAT FIRST SECURITIES,
                              a division of First Union Capital Markets Corp.

                                                                     Appendix C



                        [TRIDENT SECURITIES LETTERHEAD]

                              September 30, 1999

Board of Directors
South Carolina Community Bancshares, Inc.
110 South Congress Street
Winnsboro, South Carolina 29180

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be paid by Union Financial Bancshares, Inc. ("Union") to the holders of the issued and outstanding shares of common stock, $0.01 par value (the "SCCB Common Stock") of South Carolina Community Bancshares, Inc. ("SCCB") pursuant to the Agreement and Plan of Merger dated as of July 1, 1999 (the "Agreement") by and among SCCB and Union. Unless otherwise noted, all terms used herein will have the same meaning as defined in the Agreement.

     Under the terms of the Agreement, SCCB will merge with and into Union and each share of SCCB Common Stock shall be converted into the right to receive one of the following (the "Merger Consideration): (i) cash in the amount equal to $5.25 and stock equal to 0.817 of a share of Union stock for each SCCB share, if the Union Market Value is greater than $15.00 per share; (ii) Cash Consideration in the amount equal to $5.25 and shares of Union stock such that based on Union Market Value, the value of the Merger Consideration is equal to $17.50 for each SCCB share, if the Union Market Value is greater than or equal to $12.50 per share and less than or equal to $15.00 per share; (iii) Cash Consideration in the amount equal to $5.25 and Stock Consideration equal to 0.980 of a share of Union stock, if the Union Market Value is greater than or equal to $12.00 per share and less than or equal to $12.50 per share; (iv) Stock Consideration equal to 0.980 of a share of Union stock and additional Cash Consideration equal to the difference between the Union Market Value of 0.980 of Union stock and $17.00, if the Union Market Value is less than $12.00 per share.

     Trident Securities ("Trident"), a division of McDonald Investments, Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement, including the exhibits and schedules thereto; (ii) certain publicly available information concerning SCCB, including the Annual Reports on Form 10-K of SCCB for each of the years in the three year period ended June 30, 1998 and

TRIDENT SECURITIES


     Board of Directors
     September 30, 1999
     Page 2


     the Quarterly Report on Form l0-Q of SCCB for the quarters ended September 30, 1998, December 31, 1998 and March 31, 1999; (iii) certain publicly available information concerning Union, including the Annual Reports on Form 10-K of Union for each of the years in the three year period ended September 30, 1998 and the Quarterly Report on Form 10-Q of Union for the quarters ended December 31, 1998, March 31, 1999 and June 30, 1999; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of SCCB and Union furnished to us by their respective managements for purposes of our analysis; (v) information with respect to the trading market for SCCB Common Stock and Union Common Stock; (vi) certain publicly available information with respect to other companies that we believe to be comparable to SCCB and Union and the trading markets for such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of SCCB and Union to discuss the business and prospects of SCCB and Union, as well as other matters we believe relevant to our inquiry.

          In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available, and we have assumed and relied upon the representations and warranties of SCCB and Union contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of SCCB nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions to the Merger as set forth in the Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

          It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be received and does not address SCCB's underlying business decision to effect the Merger or any other terms of the Merger.

          We have acted as financial advisor to SCCB in connection with the Merger and will receive from SCCB a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, as well as SCCB's agreement to indemnify us under certain circumstances.

          In the ordinary course of business, we may actively trade securities of both SCCB and Union for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

TRIDENT SECURITIES


     Board of Directors
     September 30, 1999
     Page 3



          It is understood that this opinion was prepared solely for the confidential use of the Board of Directors and senior management of SCCB and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. Our opinion does not constitute a recommendation to any stockholder of SCCB as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger.

          Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of SCCB.

                                    Very truly yours,

                                    /s/ Trident Securities
                                    ----------------------
                                    TRIDENT SECURITIES,
                                    a division of McDonald Investments, Inc.

                                                                      Appendix D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect therof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

December, 1998



Dear Fellow Shareholder:

Union Financial Bancshares is a company focused on the future.

With the clarity of a single vision to be the financial services provider of choice in the communities we serve, we are focused on building a strong foundation to sustain and strengthen Union Financial Bancshares and Provident Community Bank both now, and well into the new millennium. As Peter Drucker has said, "The best way to predict the future is to create it," and we are focused on aggressively creating Union Financial Bancshares' future.

Before going into depth about our initiatives to secure the future, I am pleased to report on the current condition of our company and the impressive progress made during the last year.

Net income increased from $1.444 million in fiscal 1997 to $1.550 million in fiscal 1998, an increase of 7.34%. Earnings per share increased from $1.17 in fiscal 1997 to $1.23 in fiscal 1998. Return on average assets for fiscal 1998 was 0.87%, down slightly from the previous year. Return on average shareholders' equity was 10.77%, also down slightly from the previous year, but well ahead of peers as identified by the America's Community Bankers' Policy Development and Economic Research Department and SNL Securities, a leading trade publication. Total assets of $189.286 million at fiscal year end were up $18.042 million over the total assets of $171.244 million at the end of 1997, an increase of 10.54%. The continued growth in total assets is primarily the result of 9.42% growth in the loan portfolio.

The steady growth and increased earnings of Union Financial Bancshares are a result of good planning and hard work. The company utilizes a five-year Strategic Business Plan that is completely reviewed and rewritten each year through a collaborative effort of the officers and Board of Directors. The Board reviews the progress being made on the Strategic Business Plan on a quarterly basis and monitors the company's progress on meeting the goals of the Financial and Operating Plan on a monthly basis. Although the goals and objectives of the Strategic Business Plan and Financial and Operating Plan are long-term by design, the officers and Board of Directors are continually monitoring the market and regulatory environment to adjust the short-term goals and objectives when appropriate.

The primary initiative of 1998 was the re-engineering of Provident Community Bank's retail delivery system. Although the existing branch network had served the company and market well for many years, the time had come to rethink the delivery of financial services and how to most effectively and efficiently serve the Bank's clients. The redesign and rebuilding of the Bank's facilities were wrapped around the concept of providing exceptional client service and state of the art financial products. The Bank's two largest branches, the North Duncan Bypass and Laurens Office, were gutted and totally rebuilt to cater to the Bank's clients and their ever changing financial needs. Central to the new theme was maintaining the warm atmosphere and personal attention that Provident had built its heritage on, while providing high tech automation and alternative methods of banking for those on the go. In addition, an innovative idea for banking in South Carolina was introduced with the opening of Provident's new Lending and Investment Center. This newest addition to Provident's network was customized to become a "boutique" of retail products and services. The Lending and Investment Center does not offer traditional teller services because it was designed to offer a full spectrum of consumer, commercial and mortgage loans and a complete line of alternative investment products. To make banking more accessible to those whose schedules make it difficult to do their banking during traditional banking hours, the Lending and Investment Center opens early each morning and stays open several evenings each week. This new facility also has a free-standing ATM for those who need to conduct their banking business 24 hours a day, 7 days a week.

Another innovation for 1998 was the creation of Business Resource Centers in the remodeled North Duncan Bypass and Laurens Banking Centers. Provident recognized the vacuum being created by the consolidation in the banking industry and has repositioned itself to provide commercial services to existing clients and other businesses in the communities the Bank serves. The Business Resource Centers are equipped with computers, business software, video equipment, numerous business publications and many other planning and analytical tools for the business owner or manager. Provident associates have been trained to provide assistance to those interested in utilizing the new Business Resource Centers and many of the Bank's Lending Specialists are receiving extended commercial loan training.

A final retail banking initiative for 1998 was the revamping and bundling of the Bank's products and services. Traditionally, banks have provided broad menus of products and services that have grown over time as deregulation, re-regulation, and consolidation have occurred. Provident recognized how complicated and disjointed banking had become for most people and decided to make it simple and more economical, once again. Provident also recognized that most people progress though normal life-cycles, or life-styles, and that their banking needs were similar and changed over time. Provident responded to this need by packaging its products and services into a progression of simple, but value-added "product bundles." Even though individual products and services are still available, the Bank's clients are quickly discovering the value of the new Starting Out, Building A Foundation, Securing The Future, and Reaping The Benefits product bundles.

Three significant corporate initiatives were consummated in fiscal 1998 to further enhance the long-term value of the Corporation's common stock. First, Union Financial began offering its shareholders a Dividend Reinvestment Plan, or DRIP as it is often called, at the end of fiscal 1997. During fiscal 1998, 26,780 new shares of common stock were issued through automatic reinvestment of dividends and the option to purchase new shares. A total of $427,000 in new equity capital was raised through the DRIP Plan during 1998. Second, a 3-for-2 stock split was declared in January on the Corporation's outstanding shares of common stock. And third, Union Financial Bancshares announced in July that its common stock would be listed on the Nasdaq SmallCap Market under the symbol UFBS. Although the global economy weakened during the last half of the fiscal year and the stock market posted its worst quarterly returns in eight years, each of these initiatives was targeted at making shares of Union Financial Bancshares a more attractive investment for its' shareholders.

At the close of fiscal 1998, two new initiatives were announced that will carry into the new year. First, it was announced that Provident Community Bank had entered into an agreement with CCB Financial's wholly-owned subsidiary, American Federal Bank, FSB, to purchase the deposits of American Federal's Union, South Carolina branch. This $14.6 million acquisition, while subject to regulatory approval, is expected to close in the first quarter of 1999. Second, it was announced that Provident would replace its modular office in Jonesville, South Carolina with a new facility designed to incorporate high tech automation in a warm atmosphere of exceptional client service. Construction of the new Jonesville Banking Center is expected to be finished in the second quarter of 1999.

These are exciting times for Union Financial Bancshares and Provident Community Bank. We are focused on the future and have a clear vision of where we are going and how to get there. We manage our business in a long-term context, as an integrated whole, with the ultimate objective to enhance shareholder value. We understand that exceptional client service is essential to enhancing shareholder value and can only be delivered on a consistent basis by highly motivated associates working as an integrated team. The integration of the whole is brought full circle with our corporate philosophy of social responsibility to the growth and well-being of the communities we serve.

Thank you for your continued interest and support.

Sincerely,

/s/ Dwight V. Neese

Dwight V. Neese
President & Chief Executive Officer

                               Table of Contents

Business.................................................................   3
Selected Financial and Other Data........................................   4
Management's Discussion and Analysis of Financial
    Condition and Results of Operations..................................   6
Independent Auditor's Report.............................................  11
Consolidated Financial Statements........................................  12
Notes to Consolidated Financial Statements...............................  17
Directors and Leadership Group...........................................  35
Corporation Information..................................................  36
Notice of Annual Meeting.................................................  36
10-KSB Information.......................................................  36
Common Stock Information.................................................  36


                                ==============

                                   Business

Union Financial Bancshares, Inc. ("Union Financial") is the savings and loan holding company for Provident Community Bank (formerly known as Union Federal Savings Bank), ("the Bank"). Union Financial has engaged in no significant activity other than holding the stock of the Bank and engaging in certain passive investment activities. Union Financial and the Bank are collectively referred to as "the Corporation" in this annual report.

The Bank is a federally-chartered capital stock savings bank headquartered in Union, South Carolina. The Bank, originally chartered in 1934, is a member of the Federal Home Loan Bank System. Its deposits are insured to the maximum limits allowable by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). In August 1987, the Bank converted from a federal mutual savings and loan association to a federal capital stock savings and loan association. The Bank was known as Union Federal Savings and Loan Association until January 1992, when its shareholders approved a change to a federally chartered savings bank. In January, 1997, the Bank changed its name to Provident Community Bank.

The business of the Bank consists primarily of attracting deposits from the general public and originating mortgage loans on residential properties located in South Carolina. The Bank also makes consumer and commercial loans, commercial real estate loans, construction loans, invests in federal government and agency obligations and purchases fixed and variable rate mortgage participation certificates. The principal sources of funds for the Bank's lending activities include deposits received from the general public and advances from the Federal Home Loan Bank. The Bank's principal expenses are interest paid on deposit accounts and other borrowings and expenses incurred in the operation of the Bank. The Bank's operations are conducted through its main office and three full-service banking centers, a mortgage banking center, and a lending and investment center, all of which are located in the upstate area of South Carolina.

                       SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial data of the Corporation for the periods indicated.

Operations Data:
---------------

                                                                         Years Ended September 30,
                                                  ----------------------------------------------------------------------
                                                     1998           1997           1996           1995           1994
                                                  ----------     ----------     ----------     ----------     ----------
                                                              (Dollars In Thousands - Except Share Amounts)
Interest income                                      $13,405        $11,855         $9,004         $9,265         $8,767
Interest expense                                       7,549          6,647          5,050          5,260          3,888
                                                  ----------     ----------     ----------     ----------     ----------
Net interest income                                    5,856          5,208          3,954          4,005          4,879
Provision for loan losses                                 --           (243)            --           (105)          (335)
                                                  ----------     ----------     ----------     ----------     ----------
Net interest income after
  provision for loan losses                            5,856          4,965          3,954          3,900          4,544
Other income                                           1,038            953            506            381            275
Other expense                                         (4,447)        (3,616)        (3,224)        (2,588)        (2,727)
                                                  ----------     ----------     ----------     ----------     ----------

Income before income taxes and
  cumulative effect of a change
  in accounting principle                              2,447          2,302          1,236          1,693          2,092
Income tax expense                                       897            858            374            639            776
                                                  ----------     ----------     ----------     ----------     ----------
Income before cumulative effect
  of a change in accounting                            1,550          1,444            862          1,054          1,316
   principle
Cumulative effect of a change in
  accounting principle (2)                                --             --             --             --            208
                                                  ----------     ----------     ----------     ----------     ----------

Net income                                            $1,550         $1,444           $862         $1,054         $1,524
                                                  ----------     ----------     ----------     ----------     ----------

Income per common share: (1)
 Income before cumulative effect
 of a change in accounting                             $1.23          $1.17          $0.71          $0.89          $1.10
  principle
 Cumulative effect of a change in
  accounting principle (2)                                --             --             --             --           0.18
                                                  ----------     ----------     ----------     ----------     ----------

Net income per common share (Basic)                    $1.23          $1.17          $0.71           0.89          $1.28
                                                  ----------     ----------     ----------     ----------     ----------
Net income per common share                            $1.15          $1.09          $0.69          $0.89          $1.28
 (Diluted)                                        ----------     ----------     ----------     ----------     ----------
Weighted average number of common
  shares outstanding (Basic)                       1,264,615      1,230,747      1,212,460      1,181,859      1,189,251
Weighted average number of common
  shares outstanding (Diluted)                     1,343,008      1,325,703      1,288,272      1,181,859      1,189,251

   (1) All share and per share amounts have been restated for the 2:1 stock split occurring in July 1996 and the 3:2 stock split occurring in February 1998.

   (2) The Bank adopted Statement of Financial Standards No. 109, Accounting for Income Taxes ("SFAS 109"), effective October 1, 1993. The cumulative effect on prior years of adopting SFAS 109 on the Bank's financial statements was to increase net income by $208,000 ($0.26 per share) for the year ended September 30, 1994.


--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

Financial Condition:
-------------------

                                                                  September 30,
                                             -----------------------------------------------------------
                                                 1998        1997          1996       1995       1994
                                                 ----        ----          ----       ----       ----
                                                             (Dollars In Thousands)
Total amount of:
Assets                                         $189,286     $171,244      $128,133    $120,879   $122,313
Short-term interest-bearing deposits              1,124        6,213         1,938       3,552      2,383
Investment securities                             9,633       16,783        19,138      21,264     23,194
Mortgage-backed securities                       19,922        6,883        14,658      18,616     19,946
Loans (net)                                     142,202      129,957        85,997      73,431     71,006
Deposit accounts                                129,873      117,914        93,715      94,750     97,310
Shareholders' equity                             15,300       13,527        12,254      11,856     10,693

Number of:
Real estate loans outstanding                     1,651        1,706         1,615       1,641      1,749
Deposit accounts                                 17,686       16,443        13,095      13,062     12,760
Banking centers                                       4            4             3           3          3


Other Selected Data:
-------------------

                                                              Years Ended September 30,
                                                    --------------------------------------------
                                                       1998    1997      1996    1995     1994
                                                       ----    ----      ----    ----     ----
Interest rate spread during the year                    3.11%    3.29%    3.01%    2.96%    4.04%

Net yield on average interest-
   earning assets                                       3.42%    3.57%    3.46%    3.27%    4.29%

Return on average assets                                0.87%    0.92%    0.73%    0.83%    1.30%

Return on average shareholders' equity                 10.77%   11.21%    7.01%    9.38%   14.56%

Dividend payout ratio                                  30.08%   30.13%   46.87%   37.40%   29.92%

Operating expense to average assets                     2.52%    2.31%    2.73%    2.05%    2.33%

Ratio of average shareholders'
   equity to average assets                             8.12%    8.24%   10.41%    8.88%    8.94%

Cash dividends declared and paid
   per share of common stock (1)                      $ 0.37   $ 0.35   $ 0.33   $ 0.33   $ 0.38

(1)  Restated to reflect 2:1 and 3:2 stock split.


--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Asset and Liability Management
------------------------------

The Corporation is committed to following a program of asset and liability management in an effort to manage the fluctuations in earnings caused by movements in interest rates. A significant portion of the Corporation's income results from the spread, or net interest income, between the yield realized on its interest-earning assets and the rate of interest paid on its deposits. Differences in the timing and volume of repricing assets versus the timing and volume of repricing liabilities expose the Corporation to interest rate risk. Management's policies are directed at minimizing the impact of movements in interest rates on earnings.

The Corporation continues to work to shorten the average life of its assets and to extend the term on its liabilities in an effort to help minimize the effects of rising interest rates. The Corporation enjoys an increasing net interest rate spread during periods of falling interest rates. The Corporation experiences a shrinking net interest rate spread in a rising interest rate environment.

The Corporation's Asset and Liability Committee makes weekly pricing and marketing decisions on deposit and loan products in conjunction with managing the Corporation's interest rate risk. The Asset/Liability Committee of the Board of Directors reviews the Bank's securities portfolio, FHLB advances and other borrowings as well as the Bank's asset and liability policies.

The Corporation has established policies and monitors results to control interest rate sensitivity. Although the Corporation utilizes measures such as static gap, which is simply the measurement of the difference between interest-sensitive assets and interest-sensitive liabilities repricing for a particular time period, just as important a process is the evaluation of how particular assets and liabilities are impacted by changes in interest rates or selected indices as they reprice. Asset/liability modeling techniques are utilized by the Corporation to assess varying interest rate and balance sheet mix assumptions.

At September 30, 1998 the Corporation's exposure to interest rate risk, as calculated by the OTS and measured by the impact of changing interest rates on the Market Value of Portfolio Equity ("MVPE"), was as follows:

                                                                   Rate Environment
                                                                   ----------------

                                           Minus 200 Basis Points          Flat          Plus 200 Basis Points
                                           ----------------------          ----          ---------------------
                                                                      (In Thousands)
Estimated Market Value of Assets                  $201,680                $194,640              $186,728

Estimated Market Value of Liabilities             $177,011                $174,256              $171,069

MVPE                                              $ 24,669                $ 20,384              $ 15,659

Increase/(decrease) in MVPE                       $  4,285                $     --              $ (4,725)

The analysis above indicates that the Corporation would be negatively affected by an increase in interest rates and positively affected by a decrease in interest rates.


Yields Earned and Rates Paid
----------------------------

The Corporation's pretax earnings depend primarily on its net interest income, the difference between the income it receives on its loan portfolio and other investments and its cost of money, consisting primarily of interest paid on savings deposits and borrowings. Net interest income is affected by the average yield on interest-earning assets, the average rate on interest-bearing liabilities, and the ratio of interest-earning assets to interest-bearing liabilities.

The following table sets forth, at or for the periods and dates indicated, the weighted average yields earned on the Corporation's interest-earning assets, the weighted average interest rates paid on the Corporation's deposit accounts and borrowings, the interest rate spread and net yield on interest-earning assets.


--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

                                         At September 30,                Years Ended September 30,
                                         ----------------             --------------------------------
                                              1998                     1998         1997         1996
                                              ----                     ----         ----         ----
Average yield on earnings assets:

    Loans                                      8.01%                   8.10%        8.24%        8.81%
    Investments (1)                            5.41%                   5.89%        6.88%        6.55%
    Mortgage-backed securities                 7.20%                   6.96%        6.76%        6.02%

Total interest-earning assets                  7.69%                   7.83%        7.96%        7.88%
                                               ----                    ----         ----         ----

Less:

  Average rate paid on deposits                4.40%                   4.45%        4.36%        4.75%
  Average rate paid on borrowings              5.69%                   5.70%        5.62%        6.01%

Average Cost of Funds                          4.70%                   4.73%        4.67%        4.87%
                                               ----                    ----         ----         ----

Average interest rate spread                   2.99%                   3.11%        3.29%        3.01%
                                               ----                    ----         ----         ----

Net yield on average interest-
       earning assets                          3.25%                   3.42%        3.57%        3.46%
                                               ----                    ----         ----         ----

(1) Includes investment securities, federal funds sold, interest-bearing time deposits, overnight interest-bearing deposits and Federal Home Loan Bank
    (FHLB) stock.


Rate/Volume Analysis
--------------------

The following table sets forth certain information regarding changes in interest income and interest expense of the Corporation for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (3) the total. Changes in rate/volume (change in rate multiplied by the change in volume) have been allocated to rate and volume variances consistently on a proportionate basis.

                                                      Years Ended September 30,
                                   -------------------------------------------------------------------
                                              1998 vs. 1997                   1997 vs. 1996
                                              -------------                   -------------
                                       Volume       Rate       Total      Volume      Rate       Total
                                       ------       ----       -----      ------      ----       -----
                                                            (Dollars in Thousands)
Change in interest income:
Loans                                  $2,100      $   18      $2,118     $4,186      ($875)    $3,311
Mortgage-backed securities                 36          18          54       (575)        17       (558)
Investments                              (463)       (159)       (622)       (95)       193         98
                                       ------      ------      ------     ------     ------     ------

Total interest income                   1,673        (123)      1,550      3,516       (665)     2,851
                                       ------      ------      ------     ------     ------     ------

Change in interest expense:

Deposits                                  758         120         878        609       (422)       187
Borrowings and other                       (2)         26          24      1,546       (136)     1,410
                                       ------      ------      ------     ------     ------     ------

Total interest expense                    756         146         902      2,155       (558)     1,597
                                       ------      ------      ------     ------     ------     ------

Change in net interest income          $  917       ($269)     $  648     $1,361     $ (107)    $1,254
                                       ------      ------      ------     ------     ------     ------


--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

Results of Operations
---------------------

Comparison of Years Ended September 30, 1998 and September 30, 1997
-------------------------------------------------------------------

Net income increased $106,000 from $1,444,000 in fiscal 1997 to $1,550,000 in fiscal 1998 primarily as a result of increased interest income from loans and increased non-interest income. Earnings per share (basic) increased $0.06 to $1.23 for the year ended September 30, 1998 from $1.17 for the same period in 1997.

Total interest income increased $1,550,000, or 13.07%, from $11,855,000 in fiscal 1997 to $13,405,000 in fiscal 1998 due to the increase in the level of interest-earning average assets that more than offset a slight decrease in average yields. Average earning assets increased due primarily to higher loan production from the Mortgage Division. The loan production was financed by increased deposits and additional advances from the FHLB. Interest income on loans increased $2,118,000, or 21.73%, from $9,747,000 in fiscal 1997 to
$11,865,000 in fiscal 1998. Interest income on investment and mortgage-backed securities decreased $615,000, or 30.07%, from $2,045,000 in fiscal 1997 to $1,430,000 in fiscal 1998. This reduction was due to a high level of security calls that occurred during fiscal 1998 along with declining interest rates on new securities.

Interest expense increased 13.57% to $7,549,000 for fiscal 1998 from $6,647,000 for fiscal 1997. Interest expense increased $878,000 for deposits and $24,000 for other borrowings, respectively. Interest expense for deposits increased due to higher volumes (10.14% increase from fiscal 1997) along with a slight increase in the costs of deposits. Interest expense on other borrowings increased due to higher volumes and rates on FHLB advances throughout fiscal 1998 as compared to fiscal 1997.

Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered by management as adequate to provide for estimated loan losses based on management's evaluation of the collectibility of the loan portfolio. Provisions for loan losses decreased from $243,000 in fiscal 1997 to $0 in fiscal 1998. The decrease in the provision was due to the reduction in the Bank loan portfolio that is held for investment , along with the reduction in losses experienced in consumer loans. The Corporation experienced bad debt charge-offs, net of recoveries, of approximately $101,000 in fiscal 1998 compared to $114,000 for fiscal 1997. The loan reserves to total loans ratio excluding loans held for sale for fiscal 1998 was .79% compared to
 .80% for fiscal 1997.

Non-interest income increased 8.92% to $1,038,000 for the year ended September 30, 1998 from $953,000 for the year ended September 30, 1997. Service charges and fees increased $81,000 to $791,000 primarily as a result of increased deposit account fees. Loan servicing fees (net) decreased $199,000 to $(111,000) for the year ended September 30, 1998 from $88,000 for the year ended September 30, 1997 primarily as a result of the establishment of a $108,000 loss provision for the Bank's loan servicing portfolio. Gain on sale of loans increased to $358,000 during the year ended September 30, 1998 from $96,000 for the year ended September 30, 1997 due to increased conventional mortgage loan sales.

Non-interest expense increased 22.98% to $4,447,000 in fiscal 1998 from $3,616,000 in fiscal 1997. The increase in non-interest expense is the result of additional expenses absorbed with the purchase of the Laurens, S. C. branch along with the startup of the Mortgage Division. Both operations were established during the third quarter of fiscal 1997.

Comparison of Years Ended September 30, 1997 and September 30, 1996
-------------------------------------------------------------------

Net income increased $582,000 from $862,000 in fiscal 1996 to $1,444,000 in fiscal 1997. Earnings per share increased $0.46 (basic) to $1.17 for the year ended September 30, 1997 from $.71 for the same period in 1996. Fiscal 1996 net income included a one-time FDIC assessment of $606,000 ($395,000 after taxes). On September 30, 1996 President Clinton signed the Omnibus Appropriations Bill which called for all financial institutions to share in recapitalizing the FDIC fund that insures deposits. Earnings before income taxes, gains and losses on the sale of loans and the effect of the FDIC special assessment were approximately $1,837,000 for fiscal 1996 and approximately $2,206,000 for fiscal 1997 or an increase of $369,000 or 20.09%.

Total interest income increased $2,851,000, or 31.66%, from $9,004,000 in fiscal 1996 to $11,855,000 in fiscal 1997 due to the increased level of interest-earning assets more than offsetting a slight decrease in average yields. Average interest-earning assets increased due primarily to the purchase of adjustable rate loans during the year along with higher loan production as a result of the startup of a Mortgage Division within the Bank. The loan production was financed by advances from the FHLB. Interest income on loans increased $3,311,000, or 51.44%, from $6,436,000 in fiscal 1996 to $9,747,000 in fiscal 1997. Interest income on investment securities increased $136,000, or 9.97%, from $1,363,000 in fiscal 1996 to $1,499,000 in fiscal 1997. The increases in interest income on loans and investment securities were offset by decreases of $559,000 and $37,000 in interest income on mortgage-backed securities and on deposits and federal funds sold, respectively.

Interest expense increased 31.62% to $6,647,000 for fiscal 1997 from $5,050,000 for fiscal 1996. Interest expense increased $187,000 and $1,410,000 for deposits and for other borrowings, respectively. Interest expense for deposits increased due

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

to increasing volumes as a result of the acquisition of a banking center location in Laurens, SC with acquired deposits of $20,144,000. Interest expense on other borrowings increased due to higher volumes required by the Mortgage Division and rates on FHLB advances throughout fiscal 1997.

Provisions for loan losses increased $243,000 from $0 in fiscal 1996 to $243,000 in fiscal 1997. The provision was larger in fiscal 1997 due to the increased size of the loan portfolio. In fiscal 1997, the Corporation experienced bad debt charge-offs, net of recoveries, of approximately $114,000. The Corporation experienced bad debt charge-offs, net of recoveries, of approximately $79,000 in fiscal 1996. While future losses in the loan portfolio are probable, management feels that provisions for loan losses are adequate.

Non-interest income increased 88.34% to $953,000 for the year ended September 30, 1997 from $506,000 for the year ended September 30, 1996. This increase was due primarily to increased fees from financial services from $411,000 in fiscal 1996 to $710,000 in fiscal 1997. In addition, gains recognized on the sale of loans and investments in the current year were $155,000 compared to $25,000 recognized in fiscal 1996.The servicing of loans purchased during the year was outsourced and therefore resulted in net servicing fee expense of $24,000 in fiscal 1997 compared to net servicing fee income in fiscal 1996 of $70,000.

Non-interest expense increased 12.15% to $3,616,000 in fiscal 1997 from $3,224,000 in fiscal 1996. The increase in non-interest expense is a result of additional expenses absorbed with the purchase of the Laurens, S.C. banking center along with the startup of the Mortgage Division.

Year 2000
---------

The approach of the year 2000 ("Year 2000") presents significant issues for many financial, information, and operational systems. Many systems in use today may not be able to interpret dates after December 31, 1999, appropriately, because such systems allow only two digits to indicate the year in a date. The Year 2000 problems may occur in computer programs, computer hardware, or electronic devices that utilize computer chips to process any information that contains dates. Therefore, the issue is not limited to dates in computer programs but is a complex combination of problems that may exist in computer programs, data files, computer hardware, and other devices essential to the operation of the business. Further, companies must consider the potential impact that Year 2000 may have on services provided by third parties.

Substantially all of the Year 2000 risk is related to the Bank's activities. The Bank has a formal Year 2000 Plan which includes a Year 2000 Task Force. The Plan has been reviewed by the senior management and the Board of Directors. Included in the Plan is a listing of all systems (whether in-house or provided/supported by third parties) which may be impacted by Year 2000 and a categorization of the systems by their potential impact on Bank operations. The Task Force has received Year 2000 plans from third parties identified during the assessment phase of the Year 2000 Plan. For systems that have been classified as critical to the operations of the Bank, contingency plans have been developed. Contingency plans may include utilization of alternate third party vendors, alternate processing methods and software, or manual processing. The plans have various activation dates (e.g., the date on which a third party processor fails to meet its Year 2000 compliance deadline). In addition to addressing its own Year 2000 issues, the Bank is in the process of assessing the impact of the Year 2000 on significant commercial borrowers. The Bank's Year 2000 readiness is reviewed and monitored by the Office of Thrift Supervision ("OTS").

The Bank's core processing systems are outsourced through a contract with The BISYS Group, Inc. ("BISYS"). BISYS has developed a Year 2000 Plan and provides the Bank with periodic updates. BISYS also has held Year 2000 workshops, whose objectives have been to assist the Bank in the development of its Year 2000 Plan, to provide updates on the BISYS Year 2000 plan, and training on the use of the BISYS Year 2000 test facility, whose function is to allow BISYS clients to test their systems' compatibility with the BISYS system. BISYS completed all program maintenance associated with Year 2000 prior to October 31, 1998, and expects a full year of testing prior to January 1, 2000. Like the Bank, BISYS Year 2000 activities are subject to OTS oversight.

The incremental cost associated with the Bank's compliance is expected to be less than $50,000. The majority of all hardware upgrades began in 1995 as a result of the Bank's plan to increase efficiencies and eliminate obsolescence of some system components. Should the Bank or any of its third party service providers fail to complete Year 2000 measures in a timely manner, it would likely have a material adverse effect, whose amount cannot be reasonably estimated at this time.

Financial Condition, Liquidity and Capital Resources
----------------------------------------------------

At September 30, 1998, the Corporation's assets totaled $189,286,000, an increase of $18,042,000, or 10.54%, as compared to $171,244,000 at September 30, 1997. Investment and mortgage-backed securities increased $5,889,000 to $29,555,000 from $23,666,000 at September 30, 1997. Loans held for sale, net, increased $22,540,000 to $37,584,000 from $15,044,000 at September 30, 1997. The increase in loans held for sale, net, was partially funded by advances from the Federal Home Loan Bank and other borrowings which increased $3,462,000 from September 30, 1997 to the same period in 1998. The majority of the

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

increase in loans held for sale, net, represents fixed rate product purchased from other organizations through the Bank's Mortgage Division that will be sold into loan commitments. Loans held for investment, net, decreased $10,295,000 to $104,618,000 from $114,913,000 at September 30, 1997. The decrease was due to the high volume of refinancing activity in fixed rate product during fiscal 1998. Total deposits increased $11,959,000 from $117,944,000 at September 30, 1997 to $129,873,000 on September 30, 1998. The Bank experienced the significant deposit growth as a result of ongoing marketing promotions throughout fiscal 1998. There was also a 13.11% growth in shareholders' equity from September 30, 1997 to September 30, 1998. During fiscal 1998 the Corporation implemented a dividend reinvestment program that allows existing shareholders to reinvest dividends and make additional cash contributions to purchase stock.

The Bank's liquidity, as measured by the ratio of cash, cash equivalents (not committed, pledged or required to liquidate specific liabilities) and investment securities to total deposits was approximately 14.66% at September 30, 1998. Assets that qualify as eligible liquidity are defined by applicable federal regulation and include cash and cash equivalents and certain types of United States Treasury and agency obligations, and other similar investments. The required ratio of such liquid investments is currently 4% of certain of the Bank's liabilities as defined by the OTS. The liquidity requirement is changed periodically by the OTS to reflect economic conditions. The Bank has relied upon deposit growth and loan repayments as its principal sources of liquidity. If deposit growth and loan repayments do not generate sufficient liquid funds in the future, the Bank may borrow additional funds from the FHLB or liquidate short-term investments. These sources of funds are intended to provide a secondary source of relatively liquid funds upon which the Bank may rely, if necessary. Commitments to fund loans in the ordinary course of business at September 30, 1998 were approximately $2,736,000. See Note 10 to the financial statements for further information about commitments and contingencies.

As of September 30, 1998, the Bank exceeded the OTS's capital requirements. See
Note 13 to the financial statements for further discussion of these capital requirements.

Impact of Inflation and Changing Prices
---------------------------------------

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, non-interest expenses do reflect general levels of inflation.

Subsequent Event
----------------

On October 5, 1998, the Corporation, through its subsidiary, Provident Community Bank, entered into a definitive agreement with CCB Financial's wholly-owned subsidiary, American Federal Bank, FSB to purchase the deposits of American Federal's Union, South Carolina branch. The purchase is subject to regulatory approval and is anticipated to close by February, 1999. The acquisition will be accounted for as a purchase.

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

          [LETTERHEAD OF ELLIOTT, DAVIS & COMPANY, LLP APPEARS HERE]

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholders and Board of Directors
Union Financial Bancshares, Inc. and Subsidiary
Union, South Carolina


     We have audited the accompanying consolidated balance sheets of Union Financial Bancshares, Inc. and Subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union Financial Bancshares, Inc. and Subsidiary as of September 30, 1998 and 1997 and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                        /s/ Elliott, Davis & Company, LLP


Elliott, Davis & Company, L.L.P.
Greenville, South Carolina
November 6, 1998

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

                Union Financial Bancshares, Inc. and Subsidiary

                          Consolidated Balance Sheets
                          ---------------------------

                                                                                           September 30,
                                                                                   --------------------------
                                                                                   1998                  1997
                                                                                   ----                  ----
                                                                                          (In Thousands)
Assets
------
Cash                                                                               $  2,469              $  1,608
Short term interest-bearing deposits                                                  1,124                 6,213
                                                                                   --------              --------
Total cash and cash equivalents                                                       3,593                 7,821
                                                                                   --------              --------
Investment and mortgage-backed securities:
  Held to maturity, at amortized cost (fair value 1998 - $2,744, 1997 - $7,927)       2,699                 7,811
  Available for sale, at fair value (amortized cost 1998 - $26,516, 1997 -           26,856                15,855
  $15,945)                                                                         --------              --------
Total investment and mortgage-backed securities                                      29,555                23,666
                                                                                   --------              --------
Loans, net
    Held for sale                                                                    37,584                15,044
    Held for investment                                                             104,618               114,913
                                                                                   --------              --------
Total loans, net                                                                    142,202               129,957
Office properties and equipment, net                                                  4,020                 3,009
Federal Home Loan Bank Stock, at cost                                                 2,023                 2,105
Accrued interest receivable                                                           1,197                 1,317
Mortgage servicing rights                                                             3,270                   805
Other assets                                                                          3,426                 2,564
                                                                                   --------              --------
Total assets                                                                       $189,286              $171,244
                                                                                   ========              ========

Liabilities
-----------
Deposit accounts                                                                   $129,873              $117,914
Securities sold under repurchase agreements                                             895                   504
Advances from the Federal Home Loan Bank and other borrowings                        41,441                37,979
Accrued interest payable                                                                336                   314
Advances from borrowers for taxes and insurance                                         496                   389
Other liabilities                                                                       945                   617
                                                                                   --------              --------
Total liabilities                                                                   173,986               157,717
                                                                                   --------              --------

Commitments and contingencies - note 12

Shareholders' equity
--------------------
Serial preferred stock, no par value,
  authorized - 500,000 shares, issued
  and outstanding - None
Common stock - $0.01 par value,
  authorized - 2,500,000 shares,
  issued and outstanding - 1,278,250 shares in 1998 and 827,700 shares in                13                     8
  1997
Additional paid-in capital                                                            4,471                 3,993
Accumulated other comprehensive income                                                  148                   (63)

Retained earnings, substantially restricted                                          10,668                 9,589
                                                                                   --------              --------
Total shareholders' equity                                                           15,300                13,527
                                                                                   --------              --------

Total liabilities and shareholders' equity                                         $189,286              $171,244
                                                                                   ========              ========

   See notes to consolidated financial statements.


--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

                Union Financial Bancshares, Inc. And Subsidiary

                       Consolidated Statements of Income
                       ---------------------------------

                                                                    For the Years Ended September 30,
                                                            --------------------------------------------------
                                                            1998                1997                1996
                                                            ----                ----                ----
                                                                   (In Thousands, Except Share Data)
Interest Income:
  Loans                                                $   11,865          $    9,747          $    6,436
  Deposits and federal funds sold                             110                  63                 100
  Securities available for sale:
    State and municipal                                        17                  37                 122
    Other investments                                         980               1,128               1,832
  Securities held to maturity:
    Other investments                                         433                 880                 514
                                                       ----------          ----------          ----------
  Total interest income                                    13,405              11,855               9,004
                                                       ----------          ----------          ----------
Interest Expense:
  Deposit accounts                                          5,544               4,666               4,479
  Advances from the FHLB and other                          2,005               1,981                 571
                                                       ----------          ----------          ----------
  Total interest expense                                    7,549               6,647               5,050
                                                       ----------          ----------          ----------
Net Interest Income                                         5,856               5,208               3,954
  Provision for loan losses                                    --                (243)                 --
                                                       ----------          ----------          ----------
Net interest income after provision for loan losses         5,856               4,965               3,954
                                                       ----------          ----------          ----------
Non Interest Income:
  Fees for financial services                                 791                 710                 411
  Loan servicing fees                                        (111)                 88                  70
  Net gains on sale of investments                             --                  59                  20
  Gains on sale of loans                                      358                  96                   5
                                                       ----------          ----------          ----------
  Total non interest income                                 1,038                 953                 506
                                                       ----------          ----------          ----------
Non Interest Expense:
  Compensation and employee benefits                        2,301               1,768               1,265
  Occupancy and equipment                                     972                 702                 557
  Deposit insurance premiums                                   54                  93                 821
  Professional services                                       275                 332                 173
  Real estate operations                                       10                  (3)                 (2)
  Other                                                       835                 724                 410
                                                       ----------          ----------          ----------
  Total non interest expense                                4,447               3,616               3,224
                                                       ----------          ----------          ----------
Income before income taxes                                  2,447               2,302               1,236
Provision for income taxes                                    897                 858                 374
                                                       ----------          ----------          ----------
Net Income                                             $    1,550          $    1,444          $      862
                                                       ==========          ==========          ==========

Net Income per common share (Basic)                         $1.23               $1.17               $0.71
                                                       ==========          ==========          ==========
Net Income per common share (Diluted)                       $1.15               $1.09               $0.69
                                                       ==========          ==========          ==========

Dividends per common share                                  $0.37               $0.35               $0.33
                                                       ==========          ==========          ==========

Weighted average number of common shares                1,264,615           1,230,747           1,212,460
 outstanding (Basic)                                   ==========          ==========          ==========

Weighted average number of common shares                1,343,008           1,325,703           1,288,272
 outstanding (Diluted)                                 ==========          ==========          ==========

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

                Union Financial Bancshares, Inc. And Subsidiary
                Consolidated Statements of Shareholders' Equity
                -----------------------------------------------

                                                                                         Retained        Accumulated
                                                  Common Stock           Additional      Earnings          Other           Total
                                          ----------------------------    Paid-In      Substantially    Comprehensive  Shareholders'
                                          Shares               Account    Capital       Restricted         Income          Equity
                                          ---------            -------    -------       ----------         ------          ------
                                                                             (In Thousands, Except Share Data)
Balance at September 30, 1995              $403,322                 $4     $3,860          $ 8,120          ($128)        $11,856

Net income                                       --                 --         --              862             --             862

Other comprehensive income
  Unrealized losses on securities:
    Unrealized holding losses arising
   during period                                 --                 --         --               --           (101)             --
                                                                                                              ---
  Other comprehensive income                     --                 --         --               --           (101)           (101)
                                                                                                              ---             ---
Comprehensive income                                                                                          761
                                                                                                              ---
Options exercised                             2,321                 --         41               --             --              41

Two-for-one stock split                     405,643                  4         (4)              --             --              --

Cash dividend ($.33 per share)                   --                 --         --             (404)            --            (404)
                                          ---------            -------    -------          -------         ------          ------

Balance at September 30, 1996               811,286                  8      3,897            8,578           (229)         12,254

Net income                                       --                 --         --            1,444             --           1,444

Other comprehensive income
  Unrealized losses on securities:
    Unrealized holding gains arising
   during period                                 --                 --         --               --            166              --
                                                                                                              ---
  Other comprehensive income                     --                 --         --               --            166             166
                                                                                                              ---             ---
Comprehensive income                                                                                        1,610
                                                                                                            -----

Options exercised                            16,414                 --         96               --             --              96

Cash dividend ($.35 per share)                   --                 --         --             (433)            --            (433)
                                          ---------            -------    -------          -------         ------          ------

Balance at September 30, 1997               827,700                  8      3,993            9,589            (63)         13,527

Net income                                       --                 --         --            1,550             --           1,550

Other comprehensive income
  Unrealized losses on securities:
    Unrealized holding losses arising
   during period                                 --                 --         --               --           (211)             --
                                                                                                              ---
  Other comprehensive income                     --                 --         --             (211)          (211)             --
                                                                                                              ---
Comprehensive income                                                                                                        1,761
                                                                                                                            -----

Options exercised                             9,920                 --         51               --             --              51

Three-for-two stock split                   413,850                  4         --               (4)            --              --

Dividend reinvestment plan contributions     26,780                  1        427               --             --             428

Cash dividend ($.37 per share)                   --                 --         --             (467)            --            (467)
                                          ---------            -------    -------          -------         ------          ------

Balance at September 30, 1998             1,278,250                 13      4,471           10,668            148          15,300
                                          =========            =======    =======          =======         ======          ======

See notes to consolidated financial statements.


--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

                Union Financial Bancshares, Inc. And Subsidiary
                     Consolidated Statements of Cash Flows
                     -------------------------------------

                                                                                For the Years Ended September 30,
                                                                  -------------------------------------------------------------
                                                                    1998                      1997                        1996
                                                                    ----                      ----                        ----
                                                                                        (In Thousands)
Operating activities:
Net income                                                          $1,550                    $1,444                      $862
Adjustments to reconcile net income to
  net cash (used in) provided by operating activities:
  Provision for loan losses                                             --                       243                        --
  Amortization expense                                                 561                       106                        --
  Depreciation expense                                                 221                       188                       165
  Recognition of deferred income, net of costs                        (140)                       (7)                     (111)
  Deferral of fee income, net of costs                                  77                        29                       244
  Gain on investment transactions                                       --                       (59)                      (20)
  Loans originated for sale                                       (141,436)                  (61,806)                     (805)
  Proceeds from sale of loans                                      123,677                    46,762                       810
  Gain on sale of loans held for sale                                 (358)                      (96)                       (5)
   (Increase) decrease in accrued interest receivable                  120                      (196)                     (241)
   (Increase) decrease in other assets                                (862)                      598                      (614)
   (Increase) decrease in accrued interest payable                     (22)                      235                        49
   Increase (decrease) in other liabilities                            434                      (830)                      426
                                                                       ---                       ---                       ---

Net cash (used in) provided by operating activities                (16,178)                  (13,389)                      760
                                                                    ------                    ------                       ---


--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

                Union Financial Bancshares, Inc. And Subsidiary

               -------------------------------------------------

                                                                          For the Years Ended September 30,
                                                                        -------------------------------------
                                                                               1998           1997            1996
                                                                               ----           ----            ----
                                                                                   (In Thousands)
Investing activities:

Maturities of time deposits                                              $      --       $     --        $     99
Purchase of investment and mortgage-backed securities:
  Held to maturity                                                              --         (2,000)        (11,617)
  Available for sale                                                       (20,368)        (2,950)        (10,228)
Proceeds from maturity of investment and mortgage- backed securities:
  Held to maturity                                                           4,497            500             500
  Available for sale                                                         7,978          4,450           4,568
Proceeds from sale of investment and mortgage-backed securities,
  Available for sale                                                            --          8,281          16,563
Principal repayments on mortgage-backed securities:
  Held to maturity                                                             616            137             242
  Available for sale                                                         1,388          1,712           6,387
Loan originations                                                          (43,568)       (53,449)        (37,078)
Principal repayments of loans                                               49,520         24,588          23,951
Proceeds from sale of real estate acquire in settlement of loans                27              7              36
Purchase of mortgage servicing rights                                       (2,814)            --              --
Purchase of FHLB stock                                                          --         (1,380)           (197)
Redemption of FHLB stock                                                        82            225              --
Purchase of office properties and equipment                                 (1,231)        (1,534)           (116)
                                                                         ---------       --------        --------

Net cash used in investing activities                                       (3,873)       (21,413)         (6,890)
                                                                         ---------       --------        --------

Financing activities:
Proceeds from the exercise of stock options                                     51             96              41
Proceeds from dividend reinvestment plan                                       427             --              --
Dividends paid in cash                                                        (467)          (433)           (404)
Proceeds from FHLB advances and other borrowings                           117,891         99,440          43,763
Repayment of FHLB advances and other borrowings                           (114,038)       (81,443)        (36,355)
Acquired deposits from purchased branch                                         --         17,223              --
Increase (decrease) in deposit accounts                                     11,959          4,055          (1,035)
                                                                         ---------       --------        --------

Net cash provided by financing activities                                   15,823         38,938           6,010
                                                                         ---------       --------        --------
Net (decrease) increase in cash and cash equivalents                        (4,228)         4,136            (120)

Cash and cash equivalents at beginning of year                               7,821          3,685           3,805
                                                                         ---------       --------        --------

Cash and cash equivalents at end of year                                 $   3,593       $  7,821        $  3,685
                                                                         =========       ========        ========

See notes to consolidated financial statements.


--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

                Union Financial Bancshares, Inc. and Subsidiary

                  Notes to Consolidated Financial Statements
                  ------------------------------------------


1.  Summary of Significant Accounting Policies

Organization - Union Financial Bancshares, Inc. ("Union Financial") was
------------
incorporated in the State of Delaware in April 1994, for the purpose of becoming a thrift holding company for Provident Community Bank (formerly known as Union Federal Savings Bank), a federally chartered savings bank ("the Bank"). Provident Community Bank, founded in 1934, offers a complete array of financial services throughout four full service banking centers in two counties in South Carolina. The Bank offers a full range of financial services including checking, savings, time deposits, individual retirement accounts (IRAs), investment services, and secured and unsecured consumer loans. The Bank originates and services home loans and provides financing for small businesses and affordable housing.

Accounting Principles - The accounting and reporting policies of the Corporation
---------------------
conform to generally accepted accounting principles and to general practice within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of commitments and contingencies. Actual results could differ from those estimates. The following summarizes the more significant policies.

Basis of Consolidation - The accompanying consolidated financial statements
----------------------
include the accounts of Union Financial Bancshares, Inc. (the "Corporation") and its wholly owned subsidiary, Provident Community Bank (the "Bank") and its wholly owned subsidiary, Provident Financial Services, Inc. ("PFS"). PFS consists primarily of investment brokerage services. All inter corporation amounts and balances have been eliminated in consolidation.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand and
-------------------------
amounts due from depository institutions, federal funds sold and short term, interest-bearing deposits. From time to time, the Corporation's cash deposits with other financial institutions may exceed the FDIC insurance limits.

Investments - The Bank accounts for investment securities in accordance with
-----------
Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for
                                                            --------------
Certain Investments in Debt and Equity Securities ("SFAS 115").  In accordance
-------------------------------------------------
with the Statement, debt securities that the Bank has the positive intent and ability to hold to maturity are classified as "held to maturity" securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading" securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held to maturity or trading securities are classified as "available for sale" securities and reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. Transfers of securities between classifications will be accounted for
at fair value.   No securities have been classified as trading securities.

Premiums and discounts on debt securities are amortized or accreted as adjustments to income over the estimated life of the security using a method approximating the level yield method. Gains or losses on the sale of securities are based on the specific identification method. The fair value of securities is based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans - Loans held for investment are recorded at cost.  Mortgage loans consist
-----
principally of conventional one-to-four family residential loans and interim and permanent financing of non-residential loans that are secured by real estate. Commercial loans are made primarily on the strength of the borrower's general credit standing, the ability to generate repayment from income sources and the collateral securing such loans. Consumer loans generally consist of home equity loans, automobile and other personal loans.

In many lending transactions, collateral is taken to provide an additional measure of security. Generally, the cash flow or earning power of the borrower represents the primary source of repayment, and collateral liquidation serves as a secondary source of repayment. The Corporation determines the need for collateral on a case-by-case or product-by-product basis. Factors considered include the current and prospective credit worthiness of the customer, terms of the instrument and economic conditions.

Mortgage loans held for sale are valued at the aggregate lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis.

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

Allowances for Estimated Losses - The Corporation maintains allowances for
-------------------------------
estimated loan losses, uncollected accrued interest receivable and losses on real estate acquired in settlement of loans. Loss provisions are charged to income when, in the opinion of management, such losses for which no provision has been made are probable.

The allowance for loan losses is based upon an evaluation of the loan portfolio. The evaluation considers such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral and prior loan loss experience.

The Corporation provides an allowance for uncollectible interest on accrued interest which is primarily related to loans more than ninety days delinquent and other loans determined by management to be uncollectible. This allowance is deducted from accrued interest for financial statement purposes.

Recovery of the carrying value of loans is dependent to some extent on the future economic environment and operating and other conditions that may be beyond the Corporation's control. Unanticipated future adverse changes in such conditions could result in material adjustments to allowances (and future results of operation).

Accounting for Impaired Loans - Impaired loans are accounted for in accordance
-----------------------------
with SFAS No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS
                   ------------------------------------------------
114"), which was amended by SFAS No. 118. SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is collateral dependent. The Corporation maintains an allowance for impaired loans based on a combination of evaluation of impairment of smaller balance, homogeneous loans (primarily consumer loans and 1-4 family real estate mortgages) and specific identification of impaired loans based on delinquency status and other factors related to the borrower's ability to repay the loan. The risk characteristics used to aggregate loans are collateral type, borrower's financial condition and geographic location.

The Corporation generally determines a loan to be impaired at the time management believes that it is probable that the principal and interest may be uncollectible. Management has determined that, generally, a failure to make a payment within a 90-day period constitutes a minimum delay or shortfall and does not generally constitute an impaired loan. However, management reviews each past due loan on a loan-by-loan basis and may determine a loan to be impaired prior to the loan becoming over 90 days past due, depending upon the circumstances of that particular loan. A loan is classified as a nonaccrual loan at the time management believes that the collection of interest is improbable, generally when a loan becomes 90 days past due. The Corporation's policy for charge-off of impaired loans is on a loan-by-loan basis. At the time management believes the collection of interest and principal is remote, the loan is charged off. The Corporation's policy is to evaluate impaired loans based on the fair value of the collateral. Interest income from impaired loans is recorded using the cash method.

As of and for the years ended September 30, 1998 and 1997, there were no impaired loans and the Corporation had recognized no interest income from impaired loans.

Office Properties and Equipment - Office properties and equipment are presented
-------------------------------
at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets. Estimated useful lives are 20-50 years for buildings and improvements and generally five to ten years for furniture, fixtures and equipment.

The cost of maintenance and repairs is charged to expense as incurred, and improvements and other expenditures, which materially increase property lives, are capitalized. The costs and accumulated depreciation applicable to office properties and equipment retired or otherwise disposed of are eliminated from the related accounts, and any resulting gains or losses are credited or charged to income.

Mortgage Servicing Rights - Effective October 1, 1996, the Corporation adopted
-------------------------
SFAS No. 122, Accounting for Mortgage Servicing Rights.  The statement
              ----------------------------------------
eliminates the distinction between originated and purchased mortgage servicing rights. Since the adoption of SFAS 122, the Corporation capitalizes the allocated cost of originated mortgage servicing rights and records a corresponding increase in mortgage banking income.

Purchased mortgage servicing rights are recorded at the lower of cost or market. Originated mortgage servicing rights are capitalized based on the allocated cost which is determined when the underlying loans are sold or securitized. MSRs are amortized in proportion to and over the period of estimated net servicing income using a method that is designed to approximated a level-yield method, taking into consideration the estimated prepayment of the underlying loans. For purposes of measuring impairment, MSRs are periodically reviewed for impairment based upon quarterly valuations. Such valuations are based on projections using a discounted cash flow method that includes assumptions regarding prepayments, servicing costs and other factors. Impairment is measured on a disaggregated basis for each pool of rights.

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

Real Estate Acquired Through Foreclosure - Real estate acquired through
----------------------------------------
foreclosure is stated at the lower of cost or estimated fair value less estimated costs to sell. Any accrued interest on the related loan at the date of acquisition is charged to operations. Costs relating to the development and improvement of property are capitalized to the extent that such costs do not exceed the estimated fair value less selling costs of the property, whereas those relating to holding the property are charged to expense.

Deferred Loan Origination Fees - Nonrefundable loan fees and certain direct loan
------------------------------
origination costs are deferred and recognized over the lives of the loans using the level yield method. Amortization of these deferrals is recognized as interest income.

Sale of Loans - The Corporation frequently sells and retains servicing rights on
-------------
certain mortgage loans. Gains or losses on the sale of such loans are recognized when substantially all risks and rewards of ownership are transferred. If loan servicing is retained, the value of future servicing rights are considered in the determination of the amount of gain or loss.

Income Taxes - The Bank accounts for income taxes in accordance with SFAS No.
------------
109, Accounting for Income Taxes. Under SFAS 109, deferred income taxes reflect
     ---------------------------
the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is established for deferred tax assets that may not be realized. Also, SFAS 109 eliminates, on a prospective basis, the exception from the requirement to record deferred taxes on tax basis bad debt reserves in excess of the base year amounts. The tax basis bad debt reserve that arose prior to the fiscal year 1988 (the base year amount) is frozen, and the book reserves at that date and all subsequent changes in book and tax basis reserves are included in the determination of deferred taxes.

Fair Values of Financial Instruments - The following methods and assumptions
------------------------------------
were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

   Cash and short-term instruments - The carrying amounts of cash and short-term instruments approximate their fair value.

   Available for sale and held to maturity securities - Fair values for securities are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

   Loans - For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four-family residential), credit-card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

   Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit (CD's) approximate their fair values at the reporting date. Fair values for fixed-rate CD's are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

   Short-term borrowings - The carrying amounts of other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analysis based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

   Long-term debt - The fair values of the Corporation's long-term debt are estimated using discounted cash flow analysis based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

   Accrued interest - The carrying amounts of accrued interest approximate their fair values.

   Off-balance-sheet instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standings.

Per-Share Data - SFAS 128, Earnings Per Share, issued in February 1997,
--------------             ------------------
simplifies the standard for computing earnings per share and makes them comparable to international earnings per share standards. It also requires the dual presentation of basic and diluted earnings per share on the face of the income statement.

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding for the period. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common share that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of options outstanding under the Corporation's stock option plan is reflected in diluted earnings per share by the application of the treasury stock method.

SFAS128 became effective for the Corporation as of September 30, 1998. As required by SFAS 128, all prior period earnings per share data presented has been restated to conform with the provisions of the statement.

Share and per-share data have been restated to reflect stock splits issued in July 1996 and February 1998.

Intangible Assets - Intangible assets, included in other assets, consist of core
-----------------
deposit premiums resulting from the Corporation's branch acquisition.

During 1998, $212,000 of intangible expense was charged to operations. Core deposit intangibles are being amortized over 10 years using the straight-line method.

Interest Income - Interest on loans is accrued and credited to income monthly
---------------
based on the principal balance outstanding and the contractual rate on the loan. The Corporation places loans on non-accrual status when they become greater than ninety days delinquent or when in the opinion of management, full collection of principal or interest is unlikely. The Corporation provides an allowance for uncollectible accrued interest on loans which are ninety days delinquent for all interest accrued prior to the loan being placed on non-accrual status. The loans are returned to an accrual status when full collection of principal and interest appears likely.

Comprehensive Income - In June, 1997, the FASB issued SFAS No. 130, Reporting
--------------------                                                ---------
Comprehensive Income, which establishes standards for reporting and display of
--------------------
comprehensive income and its components in a full set of general purposes financial statements. Under this statement, enterprises are required to classify items of "other comprehensive income" by their nature in the financial statement and display the balance of other comprehensive income separately in the equity section of a statement of financial position. Statement 130 is effective for both interim and annual periods beginning after December 15, 1997. Comparative financial statements provided for earlier periods are required to be reclassified to reflect the provisions of the statement. The adoption of this standard did not have a material effect on the Corporation.

Reclassifications - Certain amounts in prior years' financial statements have
-----------------
been reclassified to conform with current year classifications.

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

2.  Investment And Mortgage-backed Securities

Held to Maturity - Securities classified as held to maturity consisted of the
----------------
following (in thousands):

                                                September 30, 1998
                                    -----------------------------------------
                                    Amortized     Gross Unrealized     Fair
                                                --------------------
                                      Cost      Gains         Losses   Value
                                      ----      -----         ------   -----

Investment Securities:
  U.S. Agency Obligations           $ 1,500      $ 24             -   $ 1,524
Mortgage-backed Securities:
  GNMA                                1,199        21             -     1,220
                                    -------      ----          ----   -------

Total held to maturity              $ 2,699      $ 45             -   $ 2,744
                                    =======      ====          ====   =======

                                                  September 30, 1998
                                    -----------------------------------------

Investment Securities:
  U.S. Agency Obligations           $ 5,995      $ 51          ($29)  $ 6,017
                                    -------      ----          ----   -------
Mortgage-backed Securities:
   GNMA                               1,816        94            --     1,910

Total held to maturity              $ 7,811      $145          ($29)  $ 7,927
                                    =======      ====          ====   =======


Available for Sale - Securities classified as available for sale consisted of
------------------
the following (in thousands):

                                                September 30, 1998
                                    -----------------------------------------
                                    Amortized     Gross Unrealized       Fair
                                                --------------------
                                      Cost      Gains         Losses    Value
                                      ----      -----         ------    -----

Investment Securities:
 U.S. Agency Obligations            $ 7,668      $ 45          ($31)  $ 7,682
 Municipal Securities                   449         2            --       451
                                    -------      ----          ----    ------
Total Investment Securities           8,117        47           (31)    8,133
                                    -------      ----          ----    ------
Mortgage-backed Securities:
 FHLMC                                9,713       158            --     9,871
 FNMA                                   880        16            (2)      894
 CMOs                                 7,806       157            (5)    7,958
                                    -------      ----          ----   -------
Total Mortgage-backed Securities     18,399       331            (7)   18,723
                                    -------      ----          ----   -------

Total available for sale            $26,516      $378          ($38)  $26,856
                                    =======      ====          ====   =======

                                                September 30, 1997
                                    -----------------------------------------
                                    Amortized      Gross Unrealized      Fair
                                                ---------------------
                                      Cost      Gains          Losses   Value
                                      ----      -----          ------   -----

Investment Securities:
  U.S. Agency Obligations           $10,429       $21         ($109)  $10,341
  Municipal Securities                  449        --            (2)      447
                                    -------       ---         -----   -------
Total Investment Securities          10,878        21          (111)   10,788
                                    -------       ---         -----   -------
Mortgage-backed Securities
  FHLMC                               2,783        11            (8)    2,786
  FNMA                                1,388        11            (3)    1,396
  CMOs                                  896         5           (16)      885
                                    -------       ---         -----   -------
Total Mortgage-backed Securities      5,067        27           (27)    5,067
Total available for sale            $15,945       $48         ($138)  $15,855
                                    =======       ===         =====   =======


--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

Proceeds, gross gains and gross losses realized from the sales, calls and prepayments of available for sale securities were as follows for the years ended (in thousands):

                                               September 30,
                                      --------------------------------
                                       1998         1997        1996
                                       ----         ----        ----
Proceeds                              $7,978       $8,281      $21,131
                                      ------       ------      -------
Gross gains                               --           76          168
Gross losses                              --           17          148
                                      ------       ------      -------
Net gain on investment transactions   $    0       $   59      $    20
                                      ======       ======      =======

The maturities of securities at September 30, 1998 are as follows (in thousands):

                                                      Held to Maturity                 Available for Sale
                                                      ----------------                 ------------------
                                                  Amortized           Fair           Amortized          Fair
                                                    Cost             Value             Cost            Value
                                                    ----             -----             ----            -----
Due in one year or less                            $    0            $    0          $   863          $   861
Due after one year through five years                   0                 0            2,402            2,405
Due after five years through ten years              1,500             1,524              474              482
Due after ten years                                 1,199             1,220           22,777           23,108
                                                   ------            ------          -------          -------
Total investment and mortgage-backed
   securities                                      $2,699            $2,744          $26,516          $26,856
                                                   ======            ======          =======          =======

The mortgage-backed securities held at September 30, 1998 mature between one and thirty years. The actual lives of those securities may be significantly shorter as a result of principal payments and prepayments.

At September 30, 1998 and 1997, $10,383,000 and $9,013,000, respectively,  of securities were pledged as collateral for certain deposits.

At September 30, 1998, approximately $1,395,000 of the debt securities and $751,000 of mortgage-backed securities were adjustable rate securities. The adjustment periods range from monthly to annually and rates are adjusted based on the movement of a variety of indices.

Investments in collateralized mortgage obligations ("CMOs") represent securities issued by agencies of the federal government.


--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

3.   Loans, Net

Loans receivable consisted of the following (in thousands):

                                                  September 30,
                                            ------------------------
                                              1998            1997
                                              ----            ----
Conventional real estate loans:
 Fixed rate residential
   Held for sale                           $ 37,584        $  8,044
   Held for investment                       24,075          30,036
 Fixed rate commercial                        4,053           3,629
 Adjustable rate residential
   Held for sale                                 --           7,000
   Held for investment                       48,531          57,365
 Adjustable rate commercial                     140             170
 Construction loans                          12,838          13,508
                                           --------        --------
Total real estate loans                     127,221         119,752
                                           --------        --------
Other loans:
 Consumer and installment loans               9,797           9,957
 Commercial loans                             3,539           2,550
 Consumer lines of credit                     7,404           4,961
 Loans secured by deposit accounts            1,551             183
                                           --------        --------
Total other loans                            22,291          17,651
                                           --------        --------

Total loans                                 149,512         137,403
                                           --------        --------
Less:
 Undisbursed portion of interim
  construction loans                         (6,625)         (6,598)
 Allowance for loan losses                     (827)           (928)
 Net deferred loan origination costs            142              80
                                           --------        --------

Total, net                                 $142,202        $129,957
                                           ========        ========

Weighted-average interest rate of loans        8.01%           8.05%

Participations sold and serviced by the Corporation at September 30, 1998 and 1997 were approximately $164,396,000 and $64,730,000, respectively. The Corporation sells loans in the secondary market without recourse and retains servicing rights. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees received from the investors as well as certain charges collected from the borrowers, such as late payment fees. In connection with these loans serviced for others, the Corporation held borrowers' escrow balances of $496,000 at September 30, 1998 and $389,000 at September 30, 1997.

Adjustable rate real estate loans (approximately $48,671,000 and $64,535,000 at September 30, 1998 and 1997, respectively) are subject to rate adjustments annually and generally are adjusted based on movement of the Federal Home Loan Bank National Monthly Median Cost of Funds rate or the Constant Maturity Treasury index. The maximum loan rates can be adjusted is 200 basis points in any one year with a lifetime cap of 600 basis points.

The Corporation made commercial real estate loans which totaled approximately $4,193,000 and $3,799,000 at September 30, 1998 and 1997, respectively. These loans are considered by management to contain a somewhat greater risk of uncollectibility due to the dependency on income production or future development and sale of the real estate. These commercial real estate loans are collateralized by housing for the aged, churches, motels, apartments and other improved real estate.

Mortgage loans held for sale are stated at the lower of aggregate cost or market, net of discounts and deferred loan fees and are included in net loans in the consolidated balance sheets. Nonrefundable deferred origination fees and cost and discount points collected at loan closing, net of commitment fees paid, are deferred and recognized at the time of sale of the mortgage loans. Gain or loss on sales of mortgage loans is recognized based upon the difference between the selling price and the

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

carrying amount of the mortgage loans sold. Other fees earned during the loan origination process are also included in net gain or loss on sales of mortgage loans.

Mortgage servicing rights are accounted for in accordance with SFAS No. 122, Accounting for Mortgage Servicing Rights. SFAS No. 122 requires that an entity
----------------------------------------
recognize, as separate assets, rights to service mortgage loans for others, whether purchased or originated, by allocating the total cost of loans between the loan and the mortgage servicing rights ("MSR") based on their relative fair values.

Capitalized MSRs are amortized based on a method which approximates the proportion of current net servicing revenues to the total estimated net servicing revenues expected to be recognized over the average estimated remaining lives of the underlying loans. Capitalized MSRs are assessed for impairment based on their fair values.

The Bank paid $2,687,000 for mortgage servicing rights for approximately $141,436,000 of loans in 1998. The amortization of servicing rights and excess servicing rights included in loan servicing fees amounted to $348,764, $19,171, and $0 in 1998, 1997, and 1996 respectively.

The fair value of mortgage servicing rights at September 30, 1998 is approximately $3,270,000.

Under OTS regulations, the Bank may not make loans to one borrower in excess of 15% of unimpaired capital. This limitation does not apply to loans made before August 9, 1989. At September 30, 1998, the Bank had loans outstanding to one borrower ranging up to $1,485,000 and was in compliance with this regulation.

Also under current regulations, the Bank's aggregate commercial real estate loans may not exceed 400% of its capital as determined under regulatory requirements. These limitations are not expected to have a material impact on the Bank's ongoing operations.

At September 30, 1998 and 1997, loans which are accounted for on a non-accrual basis or contractually past due ninety days or more totaled approximately $696,000 and $778,000, respectively. The amount the Corporation will ultimately realize from these loans could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrower's ability to repay the loans. During the years ended September 30, 1998, 1997, and 1996, the Corporation recognized no interest income on loans past due 90 days or more, whereas, under the original terms of these loans, the Corporation would have recognized additional interest income of approximately $20,000, $36,000, and $34,000, respectively.

The changes in the allowance for loan losses consisted of the following (in thousands):

                                             Years Ended September 30,
                                      -------------------------------------
                                       1998            1997            1996
                                       ----            ----            ----

Balance at beginning of year          $ 928           $ 799            $878
Provision for loan losses                --             243              --
(Charge-offs) recoveries, net          (101)           (114)            (79)
                                      -----           -----            ----

Balance at end of year                $ 827           $ 928            $799
                                      =====           =====            ====

Directors and officers of the Corporation are customers of the Corporation in the ordinary course of business. Loans of directors and officers have terms consistent with those offered to other customers. Loans to officers and directors of the Corporation are summarized as follows (in thousands):

                                            Years Ended September 30,
                                         ------------------------------
                                          1998                     1997
                                          ----                     ----

Balance at beginning of year            $ 1,014                  $  712
Loans originated during the year          1,908                     685
Loan repayments during the year          (1,003)                   (383)
                                        -------                  ------

Balance at end of year                  $ 1,919                  $1,014
                                        =======                  ======


--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

4.  Office Properties And Equipment

Office properties and equipment consisted of the following (in thousands):

                                                  September 30,
                                             -----------------------
                                               1998            1997
                                               ----            ----
Land                                         $   660         $   422
Building and improvements                      2,859           2,096
Office furniture, fixtures and equipment       2,151           1,922
                                             -------         -------
Total                                          5,670           4,440

Less accumulated depreciation                 (1,650)         (1,431)
                                             -------         -------

Office properties and equipment - net        $ 4,020         $ 3,009
                                             =======         =======

5.   Deposit Accounts

Deposit accounts at September 30, were as follows (in thousands):

                                                  1998                              1997
                                      ----------------------------      ----------------------------
                                        Rate      Balance      %         Rate       Balance      %
                                        ----      -------      -         ----       -------      -
Account Type
------------
NOW accounts:
 Commercial noninterest-bearing         0.00%     $  7,119    5.48%      0.00%     $  6,502     5.52%
 Noncommercial                          1.33%       10,925    8.41%      1.33%        9,982     8.47%
Money market checking accounts          3.40%        6,832    5.26%      3.89%        6,913     5.86%
Regular savings                         1.97%       11,849    9.13%      2.43%       11,652     9.88%
                                                  --------  ------                 --------   ------
Total demand and savings deposits       1.60%       36,725   28.28%      1.95%       35,049    29.73%
                                                  --------  ------                 --------   ------

Savings certificates:
 Up to 3.00%                                            29    0.02%                      22     0.02%
 3.01 %- 4.00%                                          55    0.04%                      --     0.00%
 4.01 %- 5.00%                                      19,393   14.93%                      --     0.00%
 5.01 %- 6.00%                                      68,969   53.11%                  77,401    65.64%
 6.01 %- 7.00%                                       4,702    3.62%                   5,342     4.61%
                                                  --------  ------                 --------   ------
Total savings certificates              5.51%     $ 93,148   71.72%      5.39%       82,765    70.27%
                                                  --------  ------                 --------   ------

Total deposit accounts                  4.40%     $129,873  100.00%      4.39%     $117,914   100.00%
                                        ====      ========  ======       ====      ========   ======

As of September 30, 1998 and 1997, total deposit accounts include approximately $1,432,000 and $1,528,000, respectively, of deposits from the Corporation's officers, shareholders, employees or parties related to them.

At September 30, 1998 and 1997, deposit accounts with balances of $100,000 and over totaled approximately $18,829,000 and $13,238,000, respectively.

Savings certificates by maturity were as follows (in thousands):


                                               September 30,
                                          ------------------------
                                           1998             1997
                                           ----             ----
Maturity Date
-------------
Within 1 year                             $74,647          $60,910
After 1 but within 2 years                 11,408           14,178
After 2 but within 3 years                  2,038            4,017
Thereafter                                  5,055            3,660
                                          -------          -------


--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

Total certificate accounts                                $93,148        $82,765
                                                          =======        =======

5.  Deposits Accounts (continued)

Interest expense on deposits consisted of the following (in thousands):

                                                                       Years Ended September 30,
                                                                  ----------------------------------
                                                                   1998          1997          1996
                                                                  ------        ------        ------
Account Type
------------
NOW accounts and money market deposit accounts                    $  410        $  353        $  264
Passbook and statement savings accounts                              253           275           302
Certificate accounts                                               4,912         4,062         3,926
Early withdrawal penalties                                           (31)          (24)          (13)
                                                                  ------        ------        ------

Total                                                             $5,544        $4,666        $4,479
                                                                  ======        ======        ======

6.  Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements at September 30, 1998 and 1997, amounted to $895,000 and $504,000, respectively. U.S. government securities with a book value of $1,000,000 ($1,001,000 market value) at September 30, 1998, are used as collateral for the agreements.

The Corporation enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed coupon reverse repurchase agreements are treated as financings. The obligations to repurchase securities sold are reflected as a liability and securities underlying the agreements continue to be reflected as assets in the Consolidated Balance Sheets.


7.  Advances From The Federal Home Loan Bank And Other Borrowings

At September 30, 1998 and 1997, the Bank had $41,441,000 and $37,979,000,
respectively, of advances outstanding from the Federal Home Loan Bank and treasury, tax and loan deposits. The maturity of the advances from the Federal Home Loan Bank and treasury, tax and loan deposits is as follows (in thousands):

                                                             September 30,
                                                       --------------------------
                                                        1998               1997
                                                       ------             -------
Contractual Maturity:
Within one year - fixed rate                           $19,441            $15,979
Within one year - adjustable rate                       16,000                  0
After one but within two years - fixed rate              1,000              5,000
After one but within two years - adjustable rate         5,000             17,000
                                                       -------            -------

Total Advances                                         $41,441            $37,979
                                                       =======            =======

Weighted average rate                                     5.69%              6.00%

The Bank pledges as collateral to the advances their Federal Home Loan Bank Stock, and has entered into a blanket collateral agreement with the Federal Home Loan Bank whereby the Bank maintains, free of other encumbrances, qualifying mortgages (as defined) with unpaid principal balances equal to, when discounted at 75% of the unpaid principal balances, 100% of total advances. The amount of qualifying mortgages was $117,840,000 and $106,880,000, respectively, at September 30, 1998 and 1997.

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

8.  Income Taxes

Income tax expense is summarized as follows (in thousands):

                                                  For the Years Ended September 30,
                                                ------------------------------------
                                                 1998           1997           1996
                                                ------         ------         ------
Current                                         $1,094         $  755         $  540
Deferred                                           197            103           (166)
                                                ------         ------         ------
Total income taxes                              $  897         $  858         $  374
                                                ======         ======         ======

The provision for income taxes differed from amounts computed by applying the statutory federal rate of 34% to income before income taxes as follows (in thousands):

                                                  For the Years Ended September 30,
                                                 -----------------------------------
                                                  1998           1997          1996
                                                 ------         ------        ------
Tax at federal income tax rate                     $832           $783          $420
Increase (decrease) resulting from:
  State income taxes, net of federal benefit         96             91            57
  Interest on municipal bonds                        (6)           (10)          (37)
Other, net                                          (25)            (6)          (66)
                                                   ----           ----          ----

Total                                              $897           $858          $374
                                                   ====           ====          ====

The tax effects of significant items comprising the Corporation's deferred taxes as of September 30, 1998 and 1997 are as follows (in thousands):

                                                                                       September 30,
                                                                                 --------------------------
                                                                                  1998                1997
                                                                                 ------              ------
Deferred tax assets:

Deferred loan fees                                                               $   --              $   32
Book reserves in excess of tax basis bad debt reserves                              331                 177
Mark to market adjustment on securities                                             136                  --
Book reserves in excess of tax basis mortgage servicing rights reserves              67                  --
Total deferred tax asset                                                            534                 209
                                                                                 ------              ------
Deferred tax liabilities:
  Difference between book and tax property basis                                    210                 157
  Difference between book and tax Federal Home Loan Bank stock basis                100                 100
  Deferred loan fees                                                                 57                   -
  Mark to market adjustment on securities                                             -                  17
  Tax bad debt reserve in excess of base year reserve                                 -                  94
   Other                                                                              3                   -
                                                                                 ------              ------
Total deferred tax liability                                                        370                 368
                                                                                 ------              ------

Net deferred tax asset (liability)                                               $  164               ($159)
                                                                                 ======              ======

Net deferred tax assets of $164,000 at September 30, 1998, are included in other assets in the balance sheet. Net deferred tax liabilities of $159,000 at September 30, 1997, are included in other liabilities in the balance sheet.

Legislation has been passed which repeals the "reserve" method of accounting for thrift bad debt reserves for the first tax year beginning after December 31, 1995 (the fiscal year ending September 30, 1999 for the Corporation which qualifies for deferral of the recapture under the "residential loan requirement"). This legislation requires all thrifts (including the Corporation) to account for bad debts using either the specific charge-off method (available to all thrifts) or the experience method (available only to thrifts that qualify as "small banks," i.e. under $500 million in assets). The Corporation currently uses the experience method of accounting for its tax bad debt reserves. The legislation also suspends recapture of bad debt reserves taken through 1987 (i.e., the base year reserve), but requires thrifts to recapture or repay bad debt deductions taken after 1987 over six years.

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

As of September 30, 1998, the bad debt reserve subject to recapture, for which deferred taxes have previously been provided, totaled approximately $275,000. As permitted under SFAS 109, no deferred tax liability is provided for approximately $1,636,000 ($621,000 approximate tax effect) of such tax bad debt reserves that arose prior to October 1, 1988.


9.  Employee Benefits

The Corporation has a contributory profit-sharing plan which is available to all eligible employees. Annual employer contributions to the plan consist of an amount which matches participant contributions up to a maximum of 5% of a participant's compensation and a discretionary amount determined annually by the Corporation's Board of Directors. In addition, the corporation implemented a money purchase pension plan, effective October 1, 1996, in which all eligible employees participate. The annual contributions to the pension plan will be 5% of a participant's compensation. Employer expensed contributions to the plans were $182,000, $91,000, and $38,000 for the years ended September 30, 1998, 1997 and 1996, respectively.


10.   Financial Instruments

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments are commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment and income-producing commercial properties.

Those instruments involve, to varying degrees, elements of credit and interest-rate-risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract amounts of those instruments reflect the extent of the Corporation's involvement in particular classes of financial instruments.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Corporation had loan commitments as follows (in thousands):

                                                                       September 30,
                                                                ---------------------------
                                                                 1998                 1997
                                                                ------               ------
Fixed interest rate commitments to extend credit                $ 2,736              $ 1,290

Undisbursed portion of interim construction loans                 6,393                6,598
Unused portion of credit lines (principally variable-rate
   consumer lines secured by real estate)                         5,767                4,463
                                                                -------              -------

Total                                                           $14,896              $12,351
                                                                =======              =======

The Corporation has no additional financial instruments with off-balance sheet risk.

The Corporation has not been required to perform on any financial guarantees during the past two years. The Corporation has not incurred any losses on its commitments in 1998, 1997 or 1996.

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

The estimated fair values of the Corporation's financial instruments were as follows at September 30, 1998 (in thousands):

                                                                      September 30, 1998
                                                                  --------------------------
                                                                Carrying Amount       Fair Value
                                                                ---------------       ----------
Financial assets
----------------
Cash and cash equivalents                                          $  3,593           $  3,593
Securities available for sale                                        26,856             26,856
Securities held to maturity                                           2,699              2,744
FHLB Stock                                                            2,023              2,023
Loans                                                               142,202            144,634
Accrued interest receivable                                           1,197              1,197

Financial liabilities
---------------------
Deposits                                                           $129,873           $128,850
Advances from FHLB and other borrowings                              41,441             41,547
Securities  sold under repurchase agreements                            895                895

Off-balance-sheet asset (liabilities)
------------------------------------
 Commitments to extend credit                                      $ 14,896           $ 14,896


                                                                         September 30, 1997
                                                                   --------------------------
                                                               Carrying Amount       Fair Value
                                                               ---------------       ----------
Financial assets
----------------
Cash and cash equivalents                                           $ 7,821            $ 7,821
Securities available for sale                                        15,855             15,855
Securities held to maturity                                           7,811              7,927
FHLB Stock                                                            2,105              2,105
Loans                                                               129,957            131,887
Accrued interest receivable                                           1,317              1,317

Financial liabilities
---------------------
Deposits                                                            117,914            115,332
Advances from FHLB and other borrowings                              37,979             38,457
Securities sold under repurchase agreements                             504                504
Off-balance-sheet asset (liabilities)
Commitments to extend credit                                        $12,351            $12,351

11. Supplemental Cash Flow Disclosures

                                                                      For the Years Ended September 30,
                                                                      --------------------------------
                                                                       1998        1997          1996
                                                                       ----        ----          ----
Cash paid for:

  Income taxes, net of refund                                         $ 792       $ 873         $1,139
  Interest                                                            7,213       6,333          5,001

Non-cash transactions:

  Loans foreclosed                                                       --          --             17
  Unrealized gain (loss) on securities available for sale             $ 340       $ 166         $ (353)

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

12. Commitments And Contingencies

Concentrations of Credit Risk - The Corporation's business activity is
-----------------------------
principally with customers located in South Carolina. Except for residential loans in the Corporation's market area, the Corporation has no other significant concentrations of credit risk.

Litigation - The Corporation is involved in legal actions in the normal course
----------
of business. In the opinion of management, based on the advice of its general counsel, the resolution of these matters will not have a material adverse impact on future results of operations or the financial position of the Corporation.

Potential Impact of Changes in Interest Rates - The Corporation's profitability
---------------------------------------------
depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most financial institutions, the Corporation's interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. The Corporation's interest-earning assets consist primarily of long-term, fixed rate mortgage loans and investments which adjust more slowly to changes in interest rates than its interest-bearing liabilities which are primarily term deposits and advances. Accordingly, the Corporation's earnings would be adversely affected during periods of rising interest rates.

13. Stock Option and Ownership Plans

The Corporation has a stock option incentive compensation plan through which the Board of Directors may grant stock options to officers and employees to purchase common stock of the Corporation at prices not less than 100 percent of the fair market value on the date of grant. The outstanding options expire ten years from the date of grant. The Corporation applies Accounting Principles Board (APB) Opinion 25 and related Interpretations in accounting for the plan. Accordingly, no compensation cost has been charged to operations. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method available under SFAS No. 123, Accounting for Stock-Based Compensation, the Corporations's net income and
     ---------------------------------------
net income per common share would have been reduced to the pro forma amounts indicated below:

                                                 Years Ended September 30,
                                                 -------------------------
Net income (in thousands)                     1998          1997        1996
                                              ----          ----        ----
  As reported                                $1,550       $ 1,444      $ 862
  Pro forma                                   1,532         1,443        859

Basic net income per common share
  As reported                                  1.23          1.17       .071
  Pro forma                                    1.21          1.17       .071

Diluted net income per common share
  As reported                                $ 1.15       $  1.09      $0.69
  Pro forma                                    1.14          1.09       0.69

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                 Years Ended September 30,
                                                 -------------------------
                                              1998         1997        1996
                                              ----         ----        ----
Dividend yield                                   2%            2%         2%
Expected volatility                             17%           17%        10%
Risk-free interest rate                          6%            6%         5%
Expected lives                             10 years      10 years    10 years

A summary of the status of the plan as of September 30, 1998 and 1997, and changes during the years ending on those dates is presented below (all shares have been adjusted for the 2 for 1 stock split in July 1996 and 3:2 stock split in February 1998):

                              Shares     Average Option Price      Expiration
 Grant Date                   Granted       Per Share                 Date
 ----------                   -------       ---------                 ----
October, 1995                 128,500          6.08               October, 2005
January, 1996                   2,100          6.08               January, 2006
April, 1996                     6,000          7.00               April, 2006
March, 1997                     6,150         10.50               March, 2007
May, 1998                      40,000         16.63               May, 2008
                              -------
 Total Shares Granted         182,750

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

As of September 30, 1998, the number of shares exercisable were 79,557. Options were exercised as follows:

                                                                              Average Exercise
For the Years Ended September 30,              Shares Exercised               Price Per Share
---------------------------------              ----------------               ---------------
                 1998                                 9,920                          $5.09
                 1997                                24,621                          $3.94
                 1996                                 6,963                          $5.93


No stock options have been forfeited during the years ended September 30, 1998, 1997, and 1996. At September 30, 1998, 8,900 shares were available for grant.

The Plan also provides for stock appreciation rights ("SARs"). To date, no SARs have been granted. Employees participate in stock ownership through the profit sharing plan (see Note 9).

During the fiscal year 1998, the Corporation implemented a dividend reinvestment plan that allows existing shareholders to reinvest their dividends for the purchase of additional Union Financial Bancshares stock. In addition, the plan can accept cash contributions up to a maximum of $50,000 annually for the purchase of Union Financial Bancshares stock. The plan currently offers a 5% discount on all purchases and does not charge purchase fees.

14. Shareholders' Equity, Dividend Restrictions And Regulatory Matters

On August 7, 1987, the Bank completed its conversion from a federally chartered mutual association to a federally chartered stock association. A special liquidation account was established by the Bank for the preconversion retained earnings of approximately $3,718,000. The liquidation account will be maintained for the benefit of depositors who held a savings or demand account as of the March 31, 1986 eligibility or the June 30, 1987 supplemental eligibility record dates who continue to maintain their deposits at the Bank after the conversion. In the event of a future liquidation (and only in such an event), each eligible and supplemental eligible account holder who continues to maintain his or her savings account will be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased in an amount proportionately corresponding to decreases in the savings account balances of eligible and supplemental eligible account holders on each subsequent annual determination date. Except for payment of dividends by the Bank to Union Financial and repurchase of the Bank's stock, the existence of the liquidation account will not restrict the use or application of such net worth.

The Bank is prohibited from declaring cash dividends on its common stock or repurchasing its common stock if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirement. In addition, the Bank is also prohibited from declaring cash dividends and repurchasing its own stock without prior regulatory approval in any amount in a calendar year in excess of 100% of its current year's net income to the date of any such dividend or repurchase, plus 50% of the excess of its capital at the beginning of the year over its regulatory capital requirement.

Under present regulations of the Office of Thrift Supervision ("OTS"), the Bank must have core capital (leverage requirement) equal to 4.0% of assets, of which 1.5% must be tangible capital, excluding goodwill. The Bank must also maintain risk-based regulatory capital as a percent of risk weighted assets at least equal to 8.0%. In measuring compliance with capital standards, certain adjustments must be made to capital and total assets.


--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

14. Shareholders' Equity, Dividend Restrictions And Regulatory Matters
(continued)

At September 30, 1998 and 1997, the Bank had the following actual and required capital amounts and ratios (in thousands):

                                                                                September 30, 1998
                                                                                ------------------
                                                                 Tangible                Core              Risk-Based
                                                                 Capital               Capital               Capital
                                                                 -------               -------               -------
  Actual Capital                                                $14,945               $14,945               $14,945
  Unrealized gains on available for sale securities                (148)                 (148)                 (148)
  Goodwill and other intangible assets                           (1,873)               (1,873)               (1,873)
  Allowances for loan and lease losses (1)                           --                    --                   994
                                                                     --                    --                   ---
  Total Adjusted capital                                         12,924                12,924                13,918

  Minimum Capital Requirement                                     2,824                 7,530                 8,454
                                                                -------               -------               -------
  Regulatory Capital Excess                                     $10,100               $ 5,394               $ 5,464
                                                                -------               -------               -------

  Regulatory Capital Ratio                                         6.86%                 6.86%                13.17%

                                                                                September 30, 1997
                                                                                ------------------
                                                                 Tangible                Core              Risk-Based
                                                                  Capital              Capital               Capital
                                                                  -------              -------               -------
  Actual Capital                                                 $13,088               $13,088               $13,088
  Unrealized losses on available for sale securities                  63                    63                    63
  Goodwill and other intangible assets                            (2,009)               (2,009)               (2,009)
  General allowance for loan losses (1)                               --                    --                   928
                                                                      --                    --                   ---
  Total Adjusted capital                                          11,142                11,142                12,070

  Minimum Capital Requirement                                      2,556                 5,111                 7,310
                                                                   -----               -------               -------
  Regulatory Capital Excess                                      $ 8,586               $ 6,031               $ 4,760
                                                                 -------               -------               -------

  Regulatory Capital Ratio                                          6.54%                 6.54%                13.21%

(1) Limited to 1.25% of risk-weighted assets

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a material adverse effect on the corporation. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. As of the most recent regulatory examination, the Bank was in compliance with the regulatory capital requirements. There are no conditions or events that management believes have changed the Bank's compliance with the guidelines since that examination.

15. Recently Issued Accounting Standards

The Financial Accounting Standards Board recently issued four new accounting standards that will affect accounting, reporting, and disclosure of financial information by the Bank. Adoption of these standards is not expected to have a material impact on financial condition or results of operations. The following is a summary of the standards and their required implementation dates:

SFAS No. 131, Disclosure about Segments of an Enterprise and Related
              ------------------------------------------------------
Information- This statement establishes standards for the way public enterprises
-----------
are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. Statement 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated unless it is impractical to do so.

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

SFAS No. 132, Employers' Disclosures about Pensions and other Post-Retirement
              ---------------------------------------------------------------
Benefits- This statement deals principally with employers' disclosures about
--------
defined benefit plans and other post-retirement benefit plans. This statement is effective for the Bank for the fiscal year beginning October 1, 1998.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities- This
              ------------------------------------------------------------
statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative. The statement is effective for the Bank for the fiscal year beginning October 1, 1999 and may not be applied retroactively.

SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the
              ------------------------------------------------------------
Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise-
-------------------------------------------------------------------------------
This statement is effective for the first quarter beginning after December 15, 1998. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a non mortgage banking enterprise. The adoption of this standard is not expected to have a material effect on the Bank's financial statements.

16. Union Financial Bancshares, Inc. Financial Information (Parent Corporation
    Only)

Condensed financial information for Union Financial is presented as follows (in thousands):

   Condensed Balance Sheets                                         September 30,
   ------------------------                                         ------------
                                                               1998             1997
                                                               ----             ----
         Assets:
         Cash and cash equivalents                            $    35          $   400
         Investment in subsidiary                              14,922           13,086
         Other                                                     28               42
                                                              -------          -------
         Total Assets                                         $15,300          $13,528
                                                              =======          =======

         Liabilities and Shareholders' Equity:

         Liabilities                                          $    --          $    --
         Shareholders' Equity                                  15,300           13,528
                                                              -------          -------
         Total Liabilities and Shareholders' Equity           $15,300          $13,528
                                                              =======          =======

         Condensed Statements of Income                               For Years Ended September 30,
         ------------------------------                               -----------------------------
                                                                  1998          1997              1996
                                                                  ----          ----              ----
         Equity in undistributed earnings of subsidiary          $1,610       $1,477              $893
         Other expense, net                                         (60)         (33)              (31)
                                                                 ------       ------              ----

         Net income                                              $1,550       $1,444              $862
                                                                 ======       ======              ====


--------------------------------------------------------------------------------
                        Union Financial Bancshares, Inc.

16. Union Financial Bancshares, Inc. Financial Information (Parent Corporation
    Only) (continued)

     Condensed Statements of Cash Flows                                  For Years Ended September 30,
     ----------------------------------                                  -----------------------------
                                                                   1998               1997             1996
                                                                   ----               ----             ----
     Operating Activities:

     Net income                                                  $ 1,550            $ 1,444           $ 862
     Adjustments to reconcile net income to
       net cash used by operating activities:
     Equity in undistributed earnings of subsidiary               (1,610)            (1,477)           (893)
     Decrease in other assets                                         (1)                14              18
                                                                 -------            -------           -----

     Net cash used by operating activities                           (61)               (19)            (13)
                                                                 -------            -------           -----

     Financing Activities:

     Dividends received from subsidiary                               --                500             500
     Dividend reinvestment plan contributions                        427                  -              --
     Dividends paid                                                 (467)              (433)           (404)
     Proceeds from the exercise of stock options                      51                 96              41
                                                                 -------            -------           -----
     Net cash provided by financing activities                        11                163             137
                                                                 -------            -------           -----

     Net increase (decrease) in cash and cash equivalents            (50)               144             124
     Cash and cash equivalents at beginning of year                  400                256             132
                                                                 -------            -------           -----
     Cash and cash equivalents at end of year                    $   350            $   400           $ 256
                                                                 =======            =======           =====


--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

                              Board of Directors

                   Union Financial Bancshares And Subsidiaries


Mason G. Alexander
Director, Mid-South Management Company

James W. Edwards
Dean of Academics, USC-Union

William M. Graham
Owner, Graham's Flowers

Louis M. Jordan
President, Jordan's Ace Hardware, Inc.


Carl L. Mason
Chairman
Retired

Dwight V. Neese
President and Chief Executive Officer
Provident Community Bank

David G. Russell
Self-employed accountant


                               Leadership Group

                           Provident Community Bank


Benjamin D. Aiken
Assistant Vice President
Internal Audit & Compliance Manager

Carolyn H. Belue
Assistant Vice President
Operational & Systems Administration Manager

Gerald L. Bolin
Vice President
Chief Operating Officer

Clemmie W. Boyd
Assistant Vice President
Jonesville Banking Center Manager

Holly Coffer
Assistant Vice President
Financial Accounting Manager

Gregory S. Duncan
Vice President
Credit Administration Manager

Richard H. Flake
Executive Vice President
Chief Financial Officer

Emma S. Garner
Assistant Vice President
Collections Officer

David L. Garrett
Vice President
Mortgage Loan Acquisitions Manager

Robert J. Gregory, Jr.
Assistant Vice President
Mortgage Lending Specialist

George E. Hall, Jr.
Vice President
Retail Banking Manager

Suzanne M. Lowery
Assistant Vice President
Wholesale Lending Processing Manager

Dwight V. Neese
President
Chief Executive Officer

Michael H. Vanderford
Vice President
Mortgage Lending Manager

Wanda J. Wells
Vice President & Corporate Secretary
Human Resource Manager

Gerald B. Wyatt
Vice President
Consumer Lending Manager


--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

                             Corporate Information


Common Stock Information
------------------------

Union Financial Bancshares, Inc.'s (UFBS) common stock is quoted on the Nasdaq SmallCap market.. As of September 30, 1998, the bid and ask prices for Union Financial Bancshares, Inc. was $13.50 and $15.00, respectively. Quotations are obtained form the National Daily Quotation Service. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions and may not necessarily reflect actual transactions.

As of September 30, 1998, there were 523 shareholders of record and 1,278,250 shares of common stock issued and outstanding. This does not reflect the number of persons or entities who held their stock in nominee or "street" names.

Dividend Information
--------------------

During the year ended September 30, 1998, the Corporation declared and paid a cash dividend of $.37 per share. See Note 13 to the financial statements for information regarding certain limitations imposed on the Bank's ability to pay cash dividends to the holding company

Dividend Reinvestment and Stock Purchase Plan
---------------------------------------------

The Corporation has a dividend reinvestment program that allow shareholders to purchase additional shares with corporate dividends and additional cash purchases. Details of the program are outlined in the dividend reinvestment prospectus. To receive more information, please contact Shareholder Services at the corporate address.

                              10-KSB Information
                              ------------------

A copy of the Form 10-KSB filed with the Securities and Exchange Commission, will be furnished to shareholders upon written request to the Corporate Secretary, Union Financial Bancshares, Inc., 203 West Main Street, Union, South Carolina 29379.

                        Annual Meeting of Shareholders
                        ------------------------------

The Annual Meeting of Shareholders will convene at the Community Room of the University of South Carolina, Union Campus, Academy and North Mountain Street, Union, South Carolina on January 20, 1999 at 2:00 p.m..

                            Additional Information
                            ----------------------

If you are receiving duplicate mailing of shareholder reports due to multiple accounts, we can consolidate the mailings without affecting your account registration. To do this, or for additional information, contact our Shareholder Relations Officer, at the Corporate address shown below.


Corporate Offices
-----------------

203 West Main Street
Union, South Carolina 29379
(888) 427-9002

Transfer Agent
--------------

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 456-0596

Independent Certified Public Accountants
----------------------------------------

Elliott, Davis & Company,   LLP
870 South Pleasantburg Drive
Greenville, SC 29607-6286
(864) 242-3370

Special Counsel
---------------

Muldoon, Murphy & Faucette
5101 Wisconsin Avenue,  N.W.
Washington, D.C.  20016
(202) 362-0840

General Counsel
---------------

Whitney, White and Diamaduros
203 West South Street
Union, South Carolina 29379
(864) 427-5661

Stock Information
-----------------

Interstate/Johnson Lane
Interstate Tower
P. O. Box 1012
Charlotte, NC 28201-10123
(800) 929-1003

Trident Securities, Inc.
4601 Six Forks Road
Raleigh, NC 27609
(800) 222-2618

Wheat First Union
P. O. Box 10586
Greenville, SC 29603
(800) 695-5104

Shareholder Services Officer
----------------------------

Wanda J. Wells
Union Financial Bancshares, Inc.
203 West Main Street
Union, SC 29379
(864) 429-1861

--------------------------------------------------------------------------------
                       Union Financial Bancshares, Inc.

                                                                      APPENDIX F

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                           -------------------------


                                  FORM 10-QSB
                           ------------------------

(Mark One)

  X         QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES
---------   EXCHANGE ACT OF 1934
            For the quarterly period ended June 30, 1999

_________   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
            EXCHANGE ACT OF 1934
            For the transition period from ______________ to ____________


                         COMMISSION FILE NUMBER 1-5735

                       UNION FINANCIAL BANCSHARES, INC.
                       --------------------------------


             Delaware                               57-1001177
-------------------------------------------------------------------------------
     (Jurisdiction of Incorporation)        (I.R.S. Employer Identification No.)


203 West Main Street, Union, South Carolina                          29379
-------------------------------------------                        ------------
  (Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code:  (864)429-1864

Check whether the issuer:  (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past
90 days.            Yes      X       No   ________
                          -------

State the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: The Corporation had issued and outstanding 1,352,992 shares, $0.01 par value, common stock as of June 30, 1999.

                       UNION FINANCIAL BANCSHARES, INC.


                                     INDEX

PART I.   FINANCIAL INFORMATION                                            PAGE
          ---------------------                                            ----

            Item 1. Consolidated Financial Statements (unaudited)

            Consolidated Balance Sheets as of June 30, 1999
             and September 30, 1998......................................     3

            Consolidated Statements of Income for the three and
             nine months ended June 30, 1999 and 1998....................     4

            Consolidated Statements of Cash Flows for the nine months
             ended June 30, 1999 and 1998................................     5

            Consolidated Statements of Shareholders' Equity for the
             nine months ended June 30, 1999 and 1998....................     6

            Notes to Consolidated Financial Statements...................   7-9

            Item 2  Management's Discussion and Analysis of
             Financial Condition and Results of Operations...............  9-12

PART II.    OTHER INFORMATION
            -----------------............................................ 12-13

     Signatures

ITEM 1.  FINANCIAL STATEMENTS
UNION FINANCIAL BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
JUNE 30, 1999 (UNAUDITED) AND SEPTEMBER 30, 1998

                                                                                  June 30,        September 30,
                                                                                    1999              1998
                                                                                 --------         -------------
                                                                                      (Dollars in thousands)
ASSETS
Cash ...................................................................         $   2,154        $  2,469
Short term interest-bearing deposits ...................................             2,534           1,124
                                                                                 ---------        --------
Total cash and cash equivalents ........................................             4,688           3,593
                                                                                 ---------        --------
Investment and mortgage-backed securities:
   Held to maturity ....................................................               799           2,699
   Available for sale ..................................................            38,927          26,856
                                                                                 ---------        --------
Total investment and mortgage-backed securities ........................            39,726          29,555
Loans, net:
   Held for sale .......................................................             3,361          37,584
   Held for investment .................................................           139,686         104,618
                                                                                 ---------        --------
Total loans receivable, net ............................................           143,047         142,202
Office properties and equipment, net ...................................             4,352           4,020
Federal Home Loan Bank Stock, at cost ..................................             2,029           2,023
Accrued interest receivable ............................................             1,618           1,197
Mortgage servicing rights ..............................................             3,657           3,270
Other assets ...........................................................             5,245           3,426
                                                                                 ---------        --------
TOTAL ASSETS ...........................................................         $ 204,362        $189,286
                                                                                 =========        ========

LIABILITIES

Deposit accounts .......................................................         $ 144,582        $129,873
Securities sold under repurchase agreements ............................               845             895
Advances from the Federal Home Loan Bank and other borrowings ..........            42,825          41,441
Accrued interest on deposits ...........................................               245             336
Advances from borrowers for taxes and insurance ........................               346             496
Other liabilities ......................................................               589             945
                                                                                 ---------        --------
TOTAL LIABILITIES ......................................................           189,432         173,986
                                                                                 ---------        --------

SHAREHOLDERS' EQUITY

Serial preferred stock, no par value,
   authorized - 500,000 shares, issued
   and outstanding - None ..............................................                --              --
Common stock - $0.01 par value,
   authorized - 2,500,000 shares, issued and
   outstanding - 1,352,992 shares at 6/30/99 and 1,278,250 at 9/30/98 ..                13              13
Additional paid-in capital .............................................             4,541           4,471
Accumulated other comprehensive income .................................            (1,207)            148
Retained earnings, substantially restricted ............................            11,583          10,668
                                                                                 ---------        --------

TOTAL SHAREHOLDERS' EQUITY .............................................            14,930          15,300
                                                                                 ---------        --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .............................         $ 204,362        $189,286
                                                                                 =========        ========

                See Notes to Consolidated Financial Statements.

UNION FINANCIAL BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS AND NINE MONTHS ENDED JUNE 30, 1999 (UNAUDITED) AND 1998
(UNAUDITED)

                                                 Three Months Ended         Nine Months Ended
                                           ---------------------------   -------------------------
                                               June 30,       June 30,     June 30,     June 30,
                                                1999           1998         1999         1998
                                          ---------------   ----------   ------------   ----------
                                               (Dollars in thousands)    (Dollars in thousands)

INTEREST INCOME:
 Loans.....................................    $     2,742   $    3,023   $     8,311     $    8,823
 Deposits and federal funds sold...........             17           28            67             88
 Mortgage-backed securities................            385          130         1,132            385
 Interest and dividends on
   investment securities...................            279          205           713            640
                                               -----------   ----------   -----------     ----------
TOTAL INTEREST INCOME......................          3,423        3,386        10,223          9,936
                                               -----------   ----------   -----------     ----------

INTEREST EXPENSE:
   Deposit accounts........................          1,419        1,429         4,288          4,085
   Advances from the FHLB and other borrowings         409          478         1,376          1,485
                                               -----------   ----------   -----------     ----------
TOTAL INTEREST EXPENSE.....................          1,828        1,907         5,664          5,570
                                               -----------   ----------   -----------     ----------
NET INTEREST INCOME........................          1,595        1,479         4,559          4,366
   Provision for loan losses...............             25           44            70            108
                                               -----------   ----------   -----------     ----------

NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES...............          1,570        1,435         4,489          4,258
                                               -----------   ----------   -----------     ----------

NON INTEREST INCOME:
   Fees for financial services.............            287          182           635            558
   Loan servicing fees (costs).............            (60)          10          (135)             3
   Net gains on sale of loans..............            119          139           493            313
   Net gains on sale of investments........             --           --            --             --
                                               -----------   ----------   -----------     ----------
TOTAL NON INTEREST INCOME..................            346          331         1 ,000           874
                                               -----------   ----------   -----------     ----------

NON INTEREST EXPENSE:
   Compensation and employee benefits......            592          606         1,774          1,724
   Occupancy and equipment.................            292          248           828            707
   Deposit insurance premiums..............             17           13            59             45
   Professional services...................             68           51           206            205
   Real estate operations..................              1            2             3              7
   Other...................................            253          206           715            606
                                               -----------   ----------   -----------     ----------
TOTAL NON INTEREST EXPENSE.................          1,223        1,126         3,585          3,294


INCOME BEFORE INCOME TAXES.................            693          640         1,904          1,838
   Income tax expense......................            251          234           689            675
                                               -----------   ----------   -----------     ----------

NET INCOME.................................    $       442   $      406   $     1,215     $    1,163
                                               ===========   ==========   ===========     ==========

BASIC NET INCOME PER COMMON SHARE..........    $      0.33   $     0.32   $      0.92     $     0.92
                                               ===========   ==========   ===========     ==========

DILUTED NET INCOME PER COMMON SHARE........    $      0.31   $     0.30   $      0.86     $     0.86
                                               ===========   ==========   ===========     ==========

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING:

   BASIC...................................      1,351,762    1,273,301     1,319,069      1,260,309

   DILUTED.................................      1,442,277    1,363,816     1,407,385      1,350,640

                See Notes to Consolidated Financial Statements.

UNION FINANCIAL BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED JUNE 30, 1999 (UNAUDITED) AND 1998 (UNAUDITED)

                                                                                Nine Months Ended
                                                                              ----------------------
                                                                               June 30,    June 30,
                                                                                 1999        1998
                                                                              ---------   ----------
                                                                              (Dollars in thousands)
OPERATING ACTIVITIES:

Net income.................................................................   $   1,215   $   1,163
Adjustments to reconcile net income to
   net cash provided by (used by) operating activities:
Provision for loan losses..................................................          70         108
Amortization of intangibles................................................         195         159
Depreciation expense.......................................................         249         172
Recognition of deferred income, net of costs...............................         (81)        (90)
Deferral of fee income, net of costs.......................................         231          56
Loans originated for sale..................................................     (90,166)    (96,995)
Sale of loans..............................................................      90,166      96,995
Gain on sale of loans......................................................         493         313
Changes in operating assets and liabilities:
Decrease (increase) in accrued interest receivable.........................        (421)        253
Increase in other assets...................................................      (2,014)     (1,742)
Decrease in other liabilities..............................................        (506)        (30)
Increase (decrease) in accrued interest payable............................         (91)          1
                                                                              ---------   ---------
Net cash provided by (used by) operating activities........................        (660)        363
                                                                              ---------   ---------

INVESTING ACTIVITIES:

Purchase of investment and mortgage-backed securities:
Available for sale.........................................................     (21,539)     (5,657)
Proceeds from sale of investment and mortgage-backed securities............       2,090          --
Proceeds from maturity of investment and mortgage-backed securities:
Available for sale.........................................................       4,657       9,478
Principal repayments on mortgage-backed securities:
Held to maturity...........................................................         165          70
Available for sale.........................................................       4,456       1,501
Loan originations..........................................................     (42,754)    (54,989)
Principal repayments of loans..............................................      39,837      36,000
Proceeds from sale of real estate acquired in settlement of loans..........           4          22
Purchase of mortgage servicing rights......................................        (387)     (1,335)
Purchase of FHLB stock.....................................................          (6)         --
Redemption of FHLB stock...................................................          --         255
Purchase of office properties and equipment................................        (581)       (527)
                                                                              ---------   ---------
Net cash used by investing activities......................................   $ (14,058)  $ (15,182)
                                                                              ---------   ---------

FINANCING ACTIVITIES:

Proceeds from the exercise of stock options................................           2          51
Proceeds from the dividend reinvestment plan...............................          68         306
Dividends paid in cash ($0.28 per share - 1999 and $0.27 per share - 1998).        (300)       (290)
Proceeds from FHLB advances and other borrowings...........................      18,256      59,100
Repayment of FHLB advances and other borrowings............................     (16,872)    (60,611)
Increase (decrease) in securities sold under repurchase agreements.........         (50)         59
Acquired deposits from purchased branch....................................      12,622          --
Increase (decrease) in deposit accounts....................................       2,087      12,083
                                                                              ---------   ---------
Net cash provided by financing activities..................................      15,813      10,698
                                                                              ---------   ---------

NET DECREASE/INCREASE IN CASH AND CASH EQUIVALENTS.........................       1,095      (4,121)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...........................       3,593       7,821
                                                                              ---------   ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD.................................   $   4,688   $   3,700
                                                                              =========   =========

SUPPLEMENTAL DISCLOSURES:
Cash paid for:
Income taxes...............................................................   $     953   $     642
Interest...................................................................       5,755       5,568

Non-cash transactions:
Loans foreclosed...........................................................   $     220   $      --

                See Notes to Consolidated Financial Statements.

                       UNION FINANCIAL BANCSHARES, INC.
                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
             NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

                                                                                          Retained      Accumulated
                                                          Common Stock      Additional    Earnings,        Other         Total
                                                      -------------------    Paid-in    Substantially  Comprehensive  Shareholders'
                                                        Shares    Amount     Capital     Restricted        Income        Equity
                                                      ---------  --------   ----------  -------------  -------------  -------------
                                                                             (In Thousands,Except share data)
BALANCE AT SEPTEMBER 30, 1997......................   1,241,550  $     12   $    3,989  $       9,589  $         (63)       $13,527

Net income.........................................                                             1,163                         1,163

   Other comprehensive income
      Unrealized gains on securities:
         Unrealized holding gains arising
            during period..........................                                                               (9)
                                                                                                       -------------

      Other comprehensive income...................                                                               (9)            (9)
                                                                                                                      -------------

   Comprehensive income............................                                                                           1,154

Options exercised..................................      11,565                     51                                           51

Dividend reinvestment plan contributions...........      22,349                    306                                          306

Cash dividend ($.27 per share).....................                                              (291)                         (291)
                                                      ---------  --------   ----------  -------------  -------------  -------------

BALANCE AT JUNE 30, 1998...........................   1,275,464        12        4,346         10,461            (72)        14,747
                                                      =========  ========   ==========  =============  -------------  =============

BALANCE AT SEPTEMBER 30, 1998......................   1,278,250        13        4,471         10,668            148         15,300

Net income.........................................                                             1,215                         1,215

   Other comprehensive income
      Unrealized gains on securities:
         Unrealized holding gains arising
            during period..........................                                                           (1,355)
                                                                                                       -------------

      Other comprehensive income...................                                                           (1,355)        (1,355)
                                                                                                                      -------------

   Comprehensive income............................                                                                            (140)

Options exercised..................................       2,000                      2                                            2

Dividend reinvestment plan contributions...........       8,652                     68                                           68

Five percent stock dividend                              64,090

Cash dividend ($.28 per share).....................                                           (300)                            (300)
                                                      ---------  --------   ----------  ----------     -------------  -------------

BALANCE AT JUNE 30, 1999...........................   1,352,992  $     13   $    4,541  $   11,583     $      (1,207) $      14,930
                                                      =========  ========   ==========  ==========     =============  =============

                       UNION FINANCIAL BANCSHARES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.   Presentation of Consolidated Financial Statements

     The accompanying unaudited consolidated financial statements of Union Financial Bancshares, Inc. (the "Corporation") were prepared in accordance with instructions for Form 10-QSB and, therefore, do not include all disclosures necessary for a complete presentation of consolidated financial condition, results of operations, and cash flows in conformity with generally accepted accounting principles. However, all adjustments which are, in the opinion of management, necessary for the fair presentation of the interim consolidated financial statements have been included. All such adjustments are of a normal and recurring nature. The consolidated financial statements include the Corporation's wholly owned subsidiary, Provident Community Bank (the "Bank"). The results of operations for the nine months ended June 30, 1999 are not necessarily indicative of the results which may be expected for the entire fiscal year. The consolidated balance sheet as of September 30, 1998, has been derived from the Company's audited financial statements presented in the annual report to shareholders. Certain amounts in the prior year's financial statements have been reclassified to conform with current year classifications.

     SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. This statement establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. Statement 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, interim disclosures will not be needed. The Corporation will adopt this standard in its September 30, 1999 financial statements.

     SFAS No. 132, Employers' Disclosures about Pensions and Other Post-Retirement Benefits. This statement deals principally with employers' disclosures about defined benefit plans and other post-retirement benefit plans. This statement is effective for the Corporation for the fiscal year beginning October 1, 1998. The adoption of SFAS 132 will not have an impact on the financial statements of the Corporation due to the disclosure requirements only.

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative. The statement is effective for the Corporation for the fiscal year beginning October 1, 1999, and may not be applied retroactively.

     SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This statement is effective for the first quarter beginning after December 15, 1998. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a non-mortgage banking enterprise. The adoption of this standard is not expected to have a material effect on the Corporation's financial statements.

2.   Income Per Share

     Effective January 29, 1998, the Corporation declared a three-for-two stock split in the form of a 50% stock dividend of the Corporation's common stock. The weighted average number of shares and all other share data have been restated for all periods presented to reflect this stock split.

     Effective January 31, 1999, the Corporation declared a stock dividend of 5% per share on common stock. The weighted average number of shares and all other share data have been restated for all periods presented to reflect this dividend.

     Income per share amounts for the three and nine months ended June 30, 1999 and 1998 were computed based on the weighted average number of common shares outstanding adjusted for the dilutive effect of outstanding common stock options during the periods.

3.   Assets Pledged

     Approximately $11,880,000 and $10,383,000 of debt securities at June 30, 1999 and September 30, 1998, respectively, were pledged by the Bank as collateral to secure deposits of the State of South Carolina, Laurens County and certain other liabilities. The Bank pledges as collateral for Federal Home Loan Bank advances the Bank's Federal Home Loan Bank stock and has entered into a blanket collateral agreement with the Federal Home Loan Bank whereby the Bank maintains, free of other encumbrances, qualifying mortgages (as defined) with unpaid principal balances equal to, when discounted at 75% of the unpaid principal balances, 100% of total advances.

4.   Contingencies and Loan Commitments

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These instruments expose the Bank to credit risk in excess of the amount recognized in the balance sheet.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Total credit exposure at June 30, 1999 related to these items is summarized below:

                                                             Contract
                    Loan Commitments                          Amount
                    ----------------                        ----------
                    Approved loan commitments...........    $  812,000
                    Unadvanced portions of loans........     7,230,000
                                                            ----------
                          Total loan commitments........    $8,042,000
                                                            ==========

     Loan commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the counter party. Collateral held is primarily residential property. Interest rates on loan commitments are a combination of fixed and variable.

     Commitments outstanding at June 30, 1999 consist of fixed- and adjustable-rate loans of approximately $8,042,000 at rates ranging from 7% to 9%. Commitments to originate loans generally expire within 30 to 60 days.

     Commitments to fund credit lines (principally variable rate, consumer lines secured by real estate and overdraft protection) totalled approximately
$17,516,000 at June 30, 1999.   Of these lines, the outstanding loan balances
totalled approximately $10,286,000. The Bank also has commitments to fund warehouse lines of credit for various mortgage banking companies totalling $750,000, which had an outstanding balance at June 30, 1999 of approximately $167,000. At June 30, 1999, the Bank had loan commitments to sell $13,000,000 in fixed-rate residential loans which had not been closed to Freddie Mac for the months of July-September, 1999.

     On February 8, 1999, the Corporation, through its subsidiary, Provident Community Bank, assumed certain liabilities of the CCB/American Federal Union, South Carolina banking center. Provident Community Bank acquired $12,622,000 in deposit liabilities in the transaction. The total premium paid for the acquisition was approximately $1,073,000. The premium paid will be amortized using straight-line amortization over a period of ten years.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition

     At June 30, 1999, total assets of the Corporation increased $15,076,000, or 7.96%, to $204,362,000 from $189,286,000 at September 30, 1998. Investments and mortgage-backed securities increased approximately $10,171,000, or 34.41%, during the nine months ended June 30, 1999. Available funds were invested in mortgage-backed securities as a result in a slow down in loan growth. Deposits increased $14,709,000, or 11.33%, to $144,582,000 for the nine months ended June 30, 1999. Approximately $12,622,000, or 85.8%, of the deposit increase was a result of the CCB/American Federal branch purchase that was consummated on February 8, 1999. The remaining growth was a result of various deposit promotion programs with continued emphasis on core deposits. At June 30, 1999, mortgage servicing rights increased $387,000, or 11.83%, to $3,657,000 from $3,270,000 at September 30, 1998. In conjunction with this increase, loans serviced for others increased from $164,396,000 at September 30, 1998 to $247,324,000 at June 30, 1999.

Liquidity

     Liquidity is the ability to meet demand for loan disbursements, deposit withdrawals, repayment of debt, payment of interest on deposits and other operating expenses. The primary sources of liquidity are savings deposits, loan repayments, borrowings and interest payments.

     The OTS imposes a minimum level of liquidity on the Bank which is currently 4% of withdrawable deposits plus short-term borrowings. The liquidity level of the Bank as measured for regulatory purposes was 18.55% as of June 30, 1999. As in the past, management expects that the Bank can meet its obligations to fund outstanding mortgage loan commitments, which were approximately $812,000, as described in Note 4 to the Consolidated Financial Statements, and other loan commitments as of June 30, 1999, while maintaining liquidity in excess of regulatory requirements.

Capital Resources

     The capital requirement of the Bank consists of three components: (1) tangible capital, (2) core capital, and (3) risk-based capital. Tangible capital must equal or exceed 1.5% of adjusted total assets. Core capital must be a minimum of 4% of adjusted total assets and risk-based capital must be a minimum of 8% of risk-weighted assets.

     As of June 30, 1999, the Bank's capital position, as calculated under regulatory guidelines, exceeds these minimum requirements as follows (dollars in thousands):

                                                   Requirement    Actual     Excess
                                                   -----------    ------     ------
Tangible capital..............................     $3,073         $13,288    $10,215
Tangible capital to adjusted total assets.....       1.50%           6.55%      5.05%

Core capital..................................     $8,114         $13,280    $ 5,174
Core capital to adjusted total assets.........       4.00%           6.50%      2.55%

Risk-based capital............................     $9,054         $14,118    $ 5,064
Risk-based capital to risk-weighted assets           8.00%          12.47%      4.47%

     The reported capital requirements are based on information reported in the OTS June 30, 1999 quarterly thrift financial report.

Results of Operations for the Nine Months Ended June 30, 1999 and 1998

     General. Net income increased $52,000, or 4.47%, to $1,215,000 for the nine months ended June 30, 1999 as compared to the same period in 1998. Noninterest income increased $126,000, or 14.42%, and net interest income after provision for loan losses increased $231,000, or 5.43%.

     Interest Income. Interest income increased $287,000, or 2.89%, for the nine months ended June 30, 1999 as compared to the same period in 1998.
Interest income on loans decreased $512,000, or 5.80%, to $8,311,000 for the nine months ended June 30, 1998. Interest income on overnight deposits and federal funds sold had a net decrease of $21,000 for the nine months ended June 30, 1999 as compared to the same period in the prior year due primarily to lower rates. Interest and dividends on investment and mortgage-backed securities increased $820,000, or 80%, for the nine months ended June 30, 1999 to $1,845,000 from $1,025,000 during the same period in 1998. The increase was due primarily to an increase in the level of purchases in investment and mortgage-backed securities made during the first three quarters of the fiscal year. This increase in purchases was a direct result of lower loan volumes and higher loan prepayments made during this period.

     Interest Expense. The Corporation experienced an overall increase of $94,000, or 1.69%, in interest expense for the nine months ended June 30, 1999 as compared to the nine months ended June 30, 1998, due primarily to the growth in the deposit base. Interest expense on deposit accounts increased $203,000, or 4.97%, to $4,288,000 for the nine months ended June 30, 1999 from $4,085,000 during the same period in 1998. Interest expense on borrowings decreased $109,000, or 7.34%, for the nine months ended June 30, 1999, as compared to the nine months ended June 30, 1998. The decrease was due to lower volumes in FHLB advances during the period.

     Provision for Loan Losses. During the nine months ended June 30, 1999, provisions for loan losses were $70,000 as compared to $108,000 for the same period in the previous year. The decrease in loan loss provisions are due to the low volume of loan charge-offs along with low levels of delinquent loans to total loans. Management believes the Bank's loan loss allowances are adequate to absorb estimated future loan losses. The Bank's loan loss allowances at June 30, 1999 were approximately
 .60% of the Bank's outstanding loan portfolio, net of loans held for sale compared to .79% for the same period in the previous year.

     The following table sets forth information with respect to the Bank's nonperforming assets at the dates indicated (dollars in thousands):

                                               June 30, 1999   September 30, 1999
                                               -------------   ------------------
Non-accruing loans which are contractually
 past due 90 days or more:
      Real estate:
         Residential........................       $  71           $ 581
         Commercial.........................          --              --
         Construction.......................          --              --
      Non-mortgage..........................          48             115
                                                   -----           -----
            Total...........................       $ 119           $ 696
                                                   =====           =====

Percentage of loans receivable, net.........        0.08%           0.49%
                                                   =====           =====

Allowance for loan losses...................       $ 830           $ 827
                                                   =====           =====

Real estate acquired through foreclosure           $ 274           $  10
   and repossessed assets, net of allowance        =====           =====


     Noninterest Income and Expense. Total noninterest income increased $126,000, or 14.42%, to $1,000,000 for the nine months ended June 30, 1999 from $874,000 for the same period in the previous year. The increase in noninterest income from the previous year was due to increased gain on sale of loans through the mortgage division of the Bank. Gains on sale of loans was $493,000 for the nine months ended June 30, 1999 as compared to a gain on sale of loans of $313,000 for the nine months ended June 30, 1998. The increased gain on sale of loans was partially offset by negative loan service fee income of $(135,000) for the nine months ended June 30, 1999 compared to service fee income of $3,000 for the nine months ended June 30, 1998. The increase in the negative income is due to higher premium amortization expense as a result of higher loan prepayments.

     For the nine months ended June 30, 1999, total noninterest expense increased $291,000, or 8.83%, to $3,585,000 from $3,294,000 for the same period in 1998. Compensation and employee benefits increased $50,000, or 2.90%, to $1,774,000 for the nine months ended June 30, 1999 from $1,724,000 for the same period in 1998. Occupancy and equipment expense increased $121,000, or 17.11%, to $828,000 for the nine months ended June 30, 1999 from $707,000 for the same period in 1998. Professional services expenses increased $1,000, or .49%, to $206,000 for the nine month period ended June 30, 1999 from $205,000 for the same period in 1998. The increase in compensation and employee benefits was due primarily to cost of living increases. The increase in occupancy and equipment expenses was due to higher data processing costs along with higher depreciation expenses. Deposit insurance premiums for the nine months ended June 30, 1999 increased $14,000 to $59,000 from $45,000 for the same period in 1998 due to an increase in the deposit base. Other operating expenses for the nine months ended June 30, 1999 increased $109,000 to $715,000 from $606,000 for the same period in 1998. The increase in other operating expenses was due to continued expansion in the mortgage division of the Bank along with increased deposit premium amortization expense as a result of the current year branch acquisition.

Recent Developments

     On July 1, 1999, the Corporation entered into an agreement to acquire South Carolina Community Bancshares, Inc., holding company for Community Federal Savings Bank, a $45 million savings bank headquartered in Winnsboro, South Carolina. The merger entails an exchange of $12.25 in Union common stock and $5.25 in cash, subject to adjustment under certain circumstances, for each South Carolina Community share. The merger is subject to the approval of both companies' shareholders and applicable regulatory authorities.


                          PART II - OTHER INFORMATION

Item 1.   Legal Proceedings

       The Corporation is involved in various claims and legal actions arising in the normal course of business. Management believes that these proceedings will not result in a material loss to the Corporation.

Item 2.   Changes in Securities

       Not applicable.

Item 3.   Defaults upon Senior Securities

       Not applicable.

Item 4.   Submission of Matters to a Vote of Security Holders

       None.

Item 5.   Other Information

Year 2000

     The approach of the year 2000 ("Year 2000") presents significant issues for many financial, information, and operational systems. Many systems in use today may not be able to interpret dates after December 31, 1999, appropriately, because such systems allow only two digits to indicate the year in a date. The Year 2000 problems may occur in computer programs, computer hardware, or electronic devices that utilize computer chips to process any information that contains dates. Therefore, the issue is not limited to dates in computer programs but is a complex combination of problems that may exist in computer programs, data files, computer hardware, and other devices essential to the operation of the business. Further, companies must consider the potential impact that Year 2000 may have on services provided by third parties.

     Substantially all of the Year 2000 risk is related to the Bank's activities. The Bank has a formal Year 2000 Plan which includes a Year 2000 Task Force. The Plan has been reviewed by the senior management and the Board of Directors. Included in the Plan is a listing of all systems (whether in-house or provided/supported by third parties) which may be impacted by Year 2000 and a categorization of the systems by their potential impact on Bank operations. The Task Force has received Year 2000 plans from third parties identified during the assessment phase of the Year 2000 Plan. For systems that have been classified as critical to the operations of the Bank, contingency plans have been developed. Contingency plans may include utilization of alternate third party vendors, alternate processing methods and software, or manual processing. To date, no critical problems are anticipated. The plans have various activation dates (e.g., the date on which a third party processor fails to meet its Year 2000 compliance deadline). In addition to addressing its own Year 2000 issues, the Bank is in the process of assessing the impact of the Year 2000 on significant commercial borrowers. The Bank will continue discussing the Year 2000 compliance activities with commercial borrowers and will not lend to borrowers who have not addressed Year 2000 procedures. The Bank' s Year 2000 readiness is reviewed and monitored by the Office of Thrift Supervision ("OTS").

     The Bank's core processing systems are outsourced through a contract with The BISYS Group, Inc. ("BISYS"). BISYS has developed a Year 2000 Plan and provides the Bank with periodic updates. BISYS also has held Year 2000 workshops, whose objectives have been to assist the Bank in the development of its Year 2000 Plan, to provide updates on the BISYS Year 2000 plan, and training on the use of the BISYS Year 2000 test facility, whose function is to allow BISYS clients to test their systems' compatibility with the BISYS system. BISYS completed all program maintenance associated with Year 2000 prior to October 31, 1998. The Bank completed its initial testing phase of the BISYS system for Year 2000 compliance. During the testing phase, no significant problems were found. The Bank will continue testing the BISYS system during their next testing phase to ensure overall compliance for Year 2000. Like the Bank, BISYS Year 2000 activities are subject to OTS oversight.

     The incremental cost associated with the Bank's compliance is expected to be less than $50,000. The majority of all hardware upgrades began in 1995 as a result of the Bank's plan to increase efficiencies and eliminate obsolescence of some system components. Should the Bank or any of its third party service providers fail to complete Year 2000 measures in a timely manner, it would likely have a material adverse effect, whose amount cannot be reasonably estimated at this time.

Item 6.   Exhibits and Reports on Form 8-K

       Exhibits

       27  Financial Data Schedule (filed electronically with the SEC)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         UNION FINANCIAL BANCSHARES, INC.
                                         (Registrant)



Date:  August 4, 1999                    By:   /s/ Dwight V. Neese
                                             ------------------------
                                          Dwight V. Neese
                                          Chief Executive Officer



Date:  August 4, 1999                    By:   /s/ Richard H. Flake
                                             -------------------------
                                          Richard H. Flake
                                          Chief Financial Officer

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM 10-KSB

 [X] Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

                    For the fiscal year ended June 30, 1999
                                              -------------

                        Commission file number 0-24476
                                               -------

                   South Carolina Community Bancshares, Inc.
                   ----------------------------------------
            (Exact name of registrant as specified in its charter)

                Delaware                                 57-0999615
                --------                                 ----------
     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or organization)


          110 S. Congress Street                                   29180
         Winnsboro, South Carolina                                 -----
         -------------------------                               (Zip Code)
      (Address of principal executive
                offices)

                       Telephone Number: (803) 635-5536
                                         --------------

     Indicate by checkmark whether the Registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 Yes   X               No ______
                                     -----

     Securities Registered Pursuant to Section 12(g) of the Exchange Act: Common Stock

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained herein, and will not be contained to the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

     The aggregate market value of the voting stock held by nonaffiliates of the Registrant, computed by reference to the closing price of such stock on the NASDAQ SmallCap Market on September 17, 1999 was approximately $6,668,000. For the purpose of this calculation, officers and directors of the Registrant are considered nonaffiliates.

     The Registrant's revenues for the fiscal year ended June 30, 1999 were $3,532,000.

     The number of shares outstanding of the Registrant's Common Stock, the registrant's only class of outstanding capital stock, as of June 30, 1999 was 538,716.

                      Documents Incorporated by Reference

     The following documents, in whole or in part, are specifically incorporated by reference in the indicated Part of this Annual Report on Form 10-KSB:

I. Portions of the South Carolina Community Bancshares, Inc. Proxy Statement for the 1999 Annual Meeting of Shareholders are incorporated by reference into certain items of Part III.

                   South Carolina Community Bancshares, Inc.
                                  FORM 10-KSB

                               TABLE OF CONTENTS

                                                                                               Page
PART I......................................................................................    1

Item 1.   Business..........................................................................    1

Item 2.   Properties........................................................................   20

Item 3.   Legal Proceedings.................................................................   20

Item 4.   Submission of Matters to a Vote of Security Holders...............................   20

PART II.....................................................................................   21

Item 5.   Market for Registrant's Common Equity and Related
           Shareholder Matters..............................................................   21

Item 5-A. Selected Financial Data...........................................................   21

Item 6.   Management's Discussion and Analysis of Financial Condition
           and Results of Operation.........................................................   22

Item 7.   Financial Statements..............................................................   30

Item 8.   Changes in and Disagreements with Accountants on
           Accounting and Financial Disclosure..............................................   56

PART III ...................................................................................   56

Item 9.   Directors and Officers of the Registrant..........................................   56

Item 10.  Executive Compensation............................................................   56

Item 11.  Security Ownership of Certain Beneficial Owners and Management....................   56

Item 12.  Certain Relationships and Related Transactions....................................   56

PART IV.....................................................................................   56

Item 13.  Exhibits and Reports on Form 8-K..................................................   56
          (a)  Exhibits Required by Securities and Exchange Commission
                Regulation S- B.............................................................   56
          (b)  Reports on Form 8-K .........................................................   56

                                    PART I

Item 1.  Business
------   --------

     South Carolina Community Bancshares, Inc. (the "Company") was organized in March, 1994 at the direction of the Board of Directors of Community Federal Savings Bank (the "Savings Bank"), formerly Community Federal Savings and Loan Association, for the purpose of acquiring all of the capital stock to be issued by the Savings Bank in the conversion of the Savings Bank from the mutual to the stock form of organization (the "Conversion"). The Company received approval from the OTS to become a savings and loan holding company and as such is subject to regulation by the OTS. The Conversion was completed as of July 7, 1994, the Company issued 780,275 shares of Common Stock, and retained approximately fifty-percent of the net cash proceeds of the offering, or $3.6 million (the balance of the proceeds was transferred to the Savings Bank in exchange for the capital stock of the Savings Bank). In connection with the Conversion, the Company loaned approximately $624,000 to the Community Federal Savings Bank Employee Stock Ownership Plan ("ESOP") to enable the ESOP to purchase 62,422 shares of the Company's Common Stock. The primary business activity of the Company consists of the operations of its wholly-owned subsidiary, the Savings Bank.

     The Company is a savings and loan holding company and the owner of all of the issued and outstanding shares of capital stock of the Savings Bank. At June 30, 1999 the assets of the Company consisted of its ownership of the capital stock of the Savings Bank, the loan to the ESOP, $241,000 of interest earning deposits, and $570,000 of investment securities. Community Federal Savings Bank is a federally chartered savings bank that conducts its operations from two facilities located in Winnsboro, South Carolina. The Savings Bank's deposits are insured by the FDIC. The Savings Bank was chartered originally in 1934. The Savings Bank is a member of the FHLB of Atlanta. At June 30, 1999, the Company had total assets of $45.4 million, total deposits of $35.9 million, and stockholders' equity of $9.0 million.

     The Savings Bank is a community-oriented savings institution that is primarily engaged in the business of attracting deposits from the general public in the Savings Bank's market area, and investing such funds in fixed-rate and adjustable rate mortgage loans secured by one- to four-family residences, and, to a lesser extent, investment securities. At June 30, 1999, mortgage loans secured by one- to four-family residential real estate totaled $34.4 million, or 85.0%, of the total loan portfolio, loans secured by commercial and other property totaled $4.0 million, or 9.8%, of the total loan portfolio, loans secured by unimproved land totaled $928,000, or 2.3%, of the total loan portfolio, and consumer loans totaled $1.2 million, or 2.9%, of the total loan portfolio. The Company also invests in United States Government and agency obligations, which investments totaled $2.7 million, or 5.9%, of total assets at June 30, 1999, and interest-earning deposits at the Federal Home Loan Bank, which totaled $1.4 million, or 3.1%, of total assets at June 30, 1999.

     The Savings Bank's principal sources of funds are deposits and principal and interest payments on loans and maturing investment securities. Principal sources of income are interest received from loans and investment securities. The Savings Bank's principal expense is interest paid on deposits, compensation and related costs, SAIF insurance premiums, and other noninterest expenses.

Lending

     Loan Portfolio Composition. The principal components of the loan portfolio are fixed-rate and adjustable rate conventional first mortgage loans secured by one- to four-family residential real estate, and, to a much lesser extent loans collateralized by unimproved land and commercial and other real estate, and consumer loans. At June 30, 1999, total loans receivable were $40.5 million, of which $34.4 million, or 85.0% were one- to four-family residential real estate mortgage loans, $928,000, or 2.3% were unimproved land loans, $4.0 million, or 9.8%, were commercial and other real estate loans, and $1.2 million, or 2.9%, were consumer loans.

     The following table sets forth selected data relating to the composition of the mortgage and other loan portfolios in dollar amounts and in percentages at the dates indicated.

                                                                              At June 30,
                                                  ---------------------------------------------------------------
                                                        1997                   1998                   1999
                                                  ------------------     ------------------     -----------------
                                                  Amount     Percent     Amount     Percent     Amount    Percent
                                                  ------     -------     ------     -------     ------    -------
                                                                       (Dollars in Thousands)
Mortgage loans:
  One- to four-family..........................   $32,698     88.88%      $32,276     87.76%   $34,426      84.96%
  Multifamily..................................        12      0.03             5      0.01         --      --
  Commercial and other property................     2,128      5.78         2,532      6.88      3,974       9.81
     Unimproved land...........................       988      2.69         1,014      2.76        928       2.29
                                                   ------    ------       -------   -------    -------     ------
     Total mortgage loans......................    35,826     97.38        35,827     97.41     39,328      97.06

Other loans:
  Loans on savings accounts....................       354      0.96           284      0.77        292       0.72
  Installment loans............................       609      1.66           667      1.82        898       2.22
                                                   ------    ------       -------   -------    -------     ------

     Total loans receivable....................    36,789    100.00%       36,778    100.00%    40,518     100.00%
                                                             ======                 =======                ======
Less:
  Loans in process.............................      (285)                   (246)                (425)
Unearned loan fees, net of deferred loan costs.      (256)                   (232)                (237)
  Allowance for loan losses....................      (293)                   (293)                (291)
                                                   ------                 -------              -------

  Net loans receivable.........................    $35,955                $36,007              $39,565
                                                   =======                =======              =======

     Loan Maturity Schedule. The following table shows the maturity of the loan portfolio at June 30, 1999. The table does not reflect anticipated prepayments or scheduled principal amortization.

                                                          At June 30, 1999
                                       ------------------------------------------------------
                                                           Mortgage Loans
                                       ------------------------------------------------------
                                        One- To        Commercial
                                         Four-         and Other        Other
                                        Family         Property         Loans          Total
                                       ---------      ------------     -------        -------
                                                                     (In Thousands)
Amount due:
  Within 1 year......................  $      342      $     114      $      250     $      706

  After 1 year:
    1 to 3 years.....................       1,038             99             288          1,425
    3 to 5 years.....................       1,455          1,528             463          3,446
    5 to 10 years....................       6,991            459              87          7,537
    10 to 20 years...................      16,854          2,634             102         19,590
    Over 20 years....................       7,746             68              --          7,814
                                       ----------     ----------      ----------     ----------

       Total due after one year......      34,084          4,788             940         39,812
                                       ----------     ----------      ----------     ----------

       Total amounts due.............  $   34,426      $   4,902      $    1,190     $   40,518
                                       ==========     ==========      ==========

Loans in process.....................                                                      (425)
Deferred loan fees, net of deferred
  loan costs.........................                                                      (237)
Allowance for loan losses............                                                      (291)
                                                                                     ----------
Loans receivable, net................                                                $   39,565
                                                                                     ==========

     One-to Four-Family Residential Real Estate Loans. The primary lending activity currently consists of the origination of fixed rate one-to four-family owner-occupied residential mortgage loans, virtually all of which are collateralized by properties located in Fairfield County, South Carolina. The Savings Bank does originate some adjustable-rate first mortgage loans. At June 30, 1999, $34.4 million, or 85.0% of the total loan portfolio, consisted of one- to four-family residential real estate loans. The Savings Bank also originates one-to four-family construction loans that convert to permanent loans after the initial construction period which generally does not exceed six months. The Savings Bank is a portfolio lender. It has not sold loans in the secondary mortgage market and does not intend to conduct secondary market sales in the foreseeable future. One-to four-family loans are underwritten and originated according to policies approved by the Board of Directors. In the current lending environment, savings deposits and loan repayments have exceeded demand for loans.

     The Savings Bank currently offers fixed rate and adjustable rate one-to four-family residential mortgage loans with terms ranging up to 30 years. One- to four-family residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option. The average length of time that the Savings Bank's one-to four-family residential mortgage loans remain outstanding varies significantly depending upon trends in market interest rates and other factors. In recent years, the average maturity of the Savings Bank's mortgage loans has decreased significantly due to unprecedented volume of refinancing activity.

     Originations of fixed rate mortgage loans are monitored on an ongoing basis and are affected significantly by the level of market interest rates, the Savings Bank's interest rate gap position, and loan products offered by the Savings Bank's competitors. The Savings Bank's mortgage loans amortize on a monthly basis with principal and interest due each month. To make the Savings Bank's loan portfolio more interest rate sensitive, the Savings Bank currently emphasizes the origination of loans with terms of 15 years or less.

     The Savings Bank's one- to four-family residential first mortgage loans customarily include due-on-sale clauses, which are provisions giving the Savings Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the underlying real property serving as security for the loan. Due-on-sale clauses are an important means of adjusting the rates on the Savings Bank's fixed-rate mortgage loan portfolio, and the Savings Bank has generally exercised its rights under these clauses.

     Regulations limit the amount that a savings bank may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal at the time of loan origination. Such regulations permit a maximum loan-to-value ratio of 100% for residential property and 90% for all other real estate loans. The Savings Bank's lending policies limit the maximum loan-to-value ratio on fixed rate loans without private mortgage insurance to 80% of the lesser of the appraised value or the purchase price of the property to serve as collateral for the loan. The Savings Bank makes one- to four-family real estate loans with loan-to-value ratios of up to 90%; however, for one- to four-family real estate loans with loan-to-value ratios of between 80% and 90%, the Savings Bank requires the amount of the loan that exceeds 80% of the appraised value to be covered by private mortgage insurance. The Savings Bank requires fire and casualty insurance, as well as a certificate of title, on all properties securing real estate loans made by the Savings Bank.

     Commercial and Other Real Estate Loans. The Savings Bank originates commercial and other real estate loans on a limited basis. Savings Bank lending policies require that all commercial loans be secured solely by real estate, with no security interest allowed in furniture and fixtures, inventory, goodwill, or other assets of the business. At June 30, 1999, such loans had an aggregate balance of $4.0 million, or 9.8%, of the total loan portfolio. The commercial and other real estate loans are generally collateralized by, among others, real estate used by small businesses, church property, convenience stores, and small manufacturing operations. The Savings Bank generally does not solicit such loans, and originates such loans selectively and on a case-by-case basis. All of the commercial real estate loans have fixed rates of interest. The Savings Bank generally offers such loans with loan-to-value ratios of up to 75% and terms of up to 15 years. To compensate the Savings Bank for the increased credit risk associated with commercial loans, interest rates are maintained at a level above that charged for one- to four-family residential properties.

     Loans collateralized by commercial real estate generally involve a greater degree of credit risk than one- to four-family residential mortgage loans. This increased credit risk is a result of several factors, including the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

     Unimproved Land Loans. The Savings Bank also offers loans secured by unimproved land, such as woodlands, pasture land, agricultural land, recreational land, and other undeveloped land. In recent years the Savings Bank has reduced its originations of such loans. Such loans totaled $928,000, or 2.3%, of the total loan portfolio at June 30, 1999. All of the Savings Bank's unimproved land loans have fixed rates of interest. The Savings Bank offers such loans with loan to value ratios of up to 75% on tracts of 15 acres or less, and loan to value ratios of up to 70% on tracts of land larger than 15 acres. The Savings Bank considers the credit risks associated with large acreage to be greater than normal, and will charge a higher rate of interest for such loans. The maximum term allowed for all land loans is 15 years. The Board of Directors reserves the right to disregard the value of any timber that may be on the subject property, and may require a review by a recognized forester, in addition to the appraisal, if it is deemed necessary. The borrower may be required to negotiate a release of timber rights prior to the harvesting of any timber from the subject property.

     Loans collateralized by undeveloped land generally involve greater credit risk than one- to four-family real estate loans. The increased credit risk is the result of several factors, including the dependency of repayments on the successful operation or management of the real estate collateralizing the loan. In turn, the success of the management and operations frequently depends on general economic conditions, climate, and in the case of agricultural property, prevailing prices of commodities.

     Consumer Loans. To a much lesser extent, the Savings Bank also originates consumer loans consisting of passbook loans, home equity lines of credit and installment loans, primarily as a service to its customers. Such loans totaled $1.2 million, or 2.9% of the total loan portfolio at June 30, 1999.

Delinquencies and Classified Assets

     Collection Procedures. The Savings Bank's policies provide for a 30-day grace period on all payments. The Savings Bank's collection procedures provide that if a payment is not received within the grace period, a computer-generated delinquent notice is sent to the borrower requesting payment plus a late charge. If delinquency continues 15 days past the end of the grace period, a second delinquent notice is mailed requesting payment in full of the delinquency or that the borrower contact the Savings Bank immediately to provide satisfactory arrangements for the repayment of the debt. If a loan becomes 60 days past due (inclusive of the 30 day grace period), the borrower is contacted personally, if possible, by Savings Bank personnel to negotiate satisfactory arrangements for the repayment of the debt. If a loan becomes 90 days past due, the Savings Bank's President is authorized to send a right-to-cure notice to the borrower advising him of the delinquency and providing a 30-day period for repayment prior to the initiation of legal action to collect on the collateral. At the end of this period, if satisfactory arrangements have not been made for repayment, the President may then forward the account to the Savings Bank's attorney for further collection. The Attorney will provide notice to the borrower of pending legal action, and allow a seven-day period for resolution prior to the commencement of foreclosure. It is sometimes necessary and desirable to arrange special repayment schedules with mortgagors to prevent foreclosure or filing for bankruptcy. The mortgagors are required to submit a written repayment schedule which is closely monitored for compliance.

     Delinquent Loans. At June 30, 1997, 1998 and 1999 delinquencies in the loan portfolio were as follows:

                                                         At June 30, 1997        At June 30, 1998         At June 30, 1999
                                                    ------------------------   ----------------------     -------------------
                                                     Number     Principal       Number      Principal     Number     Principal
                                                       of        Balance          of         Balance        of        Balance
                                                      Loans     of Loans        Loans       of Loans      Loans      of Loans
                                                     ------     ---------       ------      ---------     ------     ---------
                                                                       (Dollars in Thousands)
Period delinquent:
  Loans 60-89 days delinquent......................    13        $  511           24         $  650          19      $    507
  Loans 90 days or more delinquent.................    32           397           36            827          39           593
                                                      ---        ------         ----         --------       ---      --------
    Total loans delinquent 60 days or more.........    45        $  908           60         $1,477          58      $  1,100
                                                      ===        ======         ====         ========       ===      ========

Delinquent loan principal to total gross loans:
Loans 60-89 days delinquent  to
  total gross loans................................                1.39%                       1.77%                     1.25%

Loans 90 days or more delinquent
to total gross loans...............................                1.08%                       2.25%                     1.46%

      Nonperforming Assets. The following table sets forth information with respect to non-performing assets for the periods indicated. During the periods shown, there were no restructured loans within the meaning of SFAS No. 15.

                                                                                 At June 30,
                                                                      --------------------------------
                                                                       1997         1998         1999
                                                                      ------       ------       ------
                                                                         (Dollars in Thousands)
Loans accounted for on a non-accrual basis......................      $  397       $  827       $  593

Accruing loans which are contractually past due 90 days or more.          --           --           --
                                                                      ------       ------       ------

Total of nonaccrual and accruing loans 90 days or more past due.         397          827          593

Foreclosed real estate, net of related valuation allowance......          96           71          121
                                                                      ------        -----       ------

  Total nonperforming assets....................................      $  493       $  898       $  714
                                                                      ======        =====       ======

Nonperforming loans to total gross loans........................        1.08%        2.25%        1.46%
Nonperforming assets to total assets............................        1.06%        1.87%        1.57%

     $46,000 in interest income was recognized during the year ended June 30, 1999 on loans accounted for as non-accrual on that date. An additional $4,900 in interest income would have been recognized had those loans remained current throughout the period.

     Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is deemed real estate owned ("REO") until such time as it is sold. In general, collateral for a loan is considered to be in-substance foreclosed if: (i) the borrower has little or no equity in the collateral; (ii) proceeds for repayment of the loan can be expected to come only from the operation or sale of the collateral; and (iii) the borrower has either formally or effectively abandoned control of the collateral to the Savings Bank, or retained control of the collateral but is unlikely to be able to rebuild equity in the collateral or otherwise repay the loan in the foreseeable future. Cash flow attributable to in-substance foreclosures is used to reduce the carrying value of the collateral.

     When REO is acquired or otherwise deemed REO, it is recorded at the lower of cost or its estimated fair value, less estimated selling expenses. Valuations are periodically performed by management, and any subsequent decline in fair value is charged to operations. At June 30, 1997, 1998, 1999, REO totaled $96,000, $71,000 and $121,000, respectively.

     Classification of Assets. OTS regulations provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful," or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the savings institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets that do not expose the savings institution to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are designated "special mention" by management. Loans designated as special mention are generally loans that, while current in required payments, have exhibited some potential weaknesses that, if not corrected, could increase the level of risk in the future. At June 30, 1999, classified assets totaled $1,221,000, of which $527,000 were classified substandard, $7,000 were classified doubtful, and $687,000 were designated special mention.

     Allowance for Loan Losses. The Savings Bank provides a valuation allowance for estimated losses from uncollectible loans. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on loss experience, known and inherent risk in the portfolio, prevailing market conditions, and management's judgment as to collectibility. The allowance for loss on loans is increased by charges to income and decreased by charge-offs (net of recoveries). Charge-offs for the year ended June 30, 1999 totaled $2,000. No additions were made during the years ended June 30, 1997, 1998, or 1999. The allowance for loan losses totaled $293,000 at June 30, 1997 and 1998 and $291,000 at June 30, 1999.

     Analysis of the Allowance for Loan Losses. The following table sets forth the allowance for loan losses at or for the dates indicated.

                                                                                  At or For the Year Ended June 30,
                                                                                -------------------------------------
                                                                                  1997         1998         1999
                                                                                --------     --------     --------
                                                                                        (Dollars in Thousands)
Balance at beginning of period................................................   $    293      $   293      $   293
Provision for loan losses.....................................................         --           --           --
Chargeoffs /(1)/..............................................................         --           --            2
Recoveries....................................................................         --           --           --
                                                                                 --------      -------      -------
  Balance at end of period....................................................   $    293      $   293      $   291
                                                                                 ========      =======      =======

Ratio of charge-offs during the period to average loans outstanding
  during the period...........................................................         --           --           --
Ratio of allowance for loan losses to nonperforming loans at
  end of period...............................................................      73.80%       35.43%       49.07%
Ratio of allowance for loan losses to total nonperforming assets
  at end of period............................................................      59.43%       32.63%       40.76%
Ratio of allowance for loan losses to net loans receivable at end of period...        .81%         .81%        0.74%

------------------------------------
/(1)/ All charge-offs related to loans secured by one- to four-family residential real estate.

     Allocation of Allowance for Loan Losses. The following table sets forth the allocation of the allowance for loan losses by loan category at the dates indicated.

                                                                        At June 30,
                                              --------------------------------------------------------------------
                                                     1997                   1998                   1999
                                              ----------------------  ---------------------  ---------------------
                                                Total      % of        Total      % of        Total      % of
                                               Amount    Loans /(1)/  Amount    Loans /(1)/  Amount    Loans /(1)/
                                               ------    -----------  ------    -----------  ------    -----------
                                                                 (Dollars in Thousands)
Balance at end of period applicable to:
   One- to four-family residential........    $   264      88.88%      $   263     87.76%     $  260      84.96%
   Multifamily residential................         --        .03            --       .01          --         --
   Unimproved land........................         11       2.69            11      2.76          10       2.29
   Commercial and other...................         14       5.78            16      6.88          17       9.81
   Consumer loans.........................          4       2.62             3      2.59           4       2.94
                                              -------     ------       -------    -------     ------     ------

     Total allowance for loan losses......    $   293     100.00%      $   293    100.00%     $  291     100.00%
                                              =======     ======       =======    ======      ======     ======

-------------------------------------
/(1)/ Represents the percent of the Savings Bank's total loan portfolio that is composed of loans in each specific loan category.


Investment Activities

     Investment Portfolio. The following table sets forth certain information regarding the carrying and estimated market values of the investment securities of the Company at the dates indicated.


                                                                          At June 30,
                                         ---------------------------------------------------------------------------
                                                  1997                       1998                      1999
                                         -----------------------     ---------------------     ---------------------
                                          Carrying       Market       Carrying     Market       Carrying     Market
                                            Value        Value         Value        Value        Value        Value
                                         ----------     --------     ----------   --------     ----------   --------
                                                                          (In Thousands)
Investment securities:
   U.S. Government and federal
     agency obligations................   $ 3,352       $ 3,370       $1,755      $1,771       $ 2,583       $ 2,559
   FHLB stock..........................       429           429          321         321           330           330
   Other /(1)/.........................        --            --          147         147           170           170
                                          -------       -------       ------      ------       -------       -------

     Total investment securities.......   $ 3,781       $ 3,799       $2,223      $2,239       $ 3,083       $ 3,059
                                          =======       =======       ======      ======       =======       =======

------------------------
/(1)/ Consists of certificate of deposit and equity securities.

     Investment Portfolio Maturities. The following table sets forth information regarding the carrying value, weighted average yields, and maturities of the investment securities of the Company at June 30, 1999.

                                                                                                      At June 30, 1999
                                        ----------------------------------------------------------------------------------
                                             One Year or Less          One to Five Years           Five to Ten Years
                                        -------------------------   -------------------------   --------------------------
                                                     Annualized                  Annualized                  Annualized
                                                      Weighted                    Weighted                    Weighted
                                          Carrying    Average      Carrying       Average        Carrying      Average
                                          Value       Yield /(1)/    Value       Yield /(1)/      Value        Yield /(1)/
                                         ---------  -------------  ----------   ------------    ----------   -------------
                                                                 (Dollars in Thousands)
U.S. Treasury obligations...........      $  100        7.69%        $    --          --%         $   --          --
Federal Home Loan Bank obligations..          --          --           2,483        5.89              --          --
Federal Home Loan Bank stock /(2)/..          --          --              --          --              --          --
Other /(3)/.........................         170        3.80              --          --              --          --
                                          ------                     -------                      ------
  Total investments.................      $  270                     $ 2,483                      $   --
                                          ======                     =======                      ======

                                        -----------------------------------------------------------------
                                            More than Ten Years        Total Investment Securities
                                        ------------------------   --------------------------------------
                                                     Annualized                             Annualized
                                                      Weighted                                Weighted
                                         Carrying     Average       Carrying      Market      Average
                                          Value      Yield /(1)/      Value        Value      Yield /(1)/
                                        ---------   ------------   ----------    ---------   ------------
U.S. Treasury obligations...........    $   --            --        $   100      $   101         7.69%
Federal Home Loan Bank obligations..        --            --          2,483        2,458         5.89
Federal Home Loan Bank stock /(2)/..       330          7.50            330          330         7.50
Other /(3)/.........................        --            --            170          170         3.80
                                        ------                      -------      -------
  Total investments.................    $  330                      $ 3,083      $ 3,059         6.01%
                                        ======                      =======      =======         ====

----------------------------------
/(1)/ Annualized interest return as a percentage of acquisition cost.
/(2)/ Federal Home Loan Bank stock has no stated maturity, and is assumed for these purposes to be held ten years.
/(3)/ Consists of certificate of deposit and equity securities.

SOURCES OF FUNDS

         General. The Company's sources of funds are the net proceeds retained by it in connection with the Conversion, and dividends from the Savings Bank. In 1999 the Savings Bank paid $1,155,000 in dividends to the Company. Deposits are the major source of funds for lending and other investment purposes of the Savings Bank. The Savings Bank's deposit-gathering activities are currently conducted from the Savings Bank's two facilities in Winnsboro, South Carolina. In addition to deposits, the Savings Bank derives funds from the amortization and prepayment of loans, the maturity of investment securities, and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer term basis for general business purposes.

         Deposits. Consumer and commercial deposits are attracted principally from within the Savings Bank's market area through the offering of Now accounts, statement savings, money market deposit, checking accounts, term certificate accounts and individual retirement accounts. Deposit account terms vary according to the minimum balance required, the period of time during which the funds must remain on deposit, and the interest rate, among other factors. The Savings Bank regularly evaluates its internal cost of funds, surveys rates offered by competing institutions, reviews the Savings Bank's cash flow requirements for lending and liquidity, and executes rate changes when deemed appropriate. The Savings Bank has sought to decrease the risk associated with changes in interest rates by offering competitive rates on deposit accounts and by pricing certificates of deposit to provide customers with incentives to choose certificates of deposit with longer terms. Due to the current interest rate environment, however, longer terms are not attractive to customers. The Savings Bank does not obtain funds through brokers or through solicitations outside its market area.

         The weighted-average interest rate on savings deposits was approximately 4.75% at June 30, 1998 and 4.33% at June 30, 1999. Balances are as follows:

                                                                      At June 30,
                                        ---------------------------------------------------------------------------------
                                                 1997                        1998                         1999
                                        -----------------------     ------------------------    -------------------------
                                                        % of                        % of                         % of
                                         Amount         Total         Amount        Total         Amount         Total
                                        ---------    ----------     ----------    ----------    ----------     ----------
                                                                     (Dollars in Thousands)
NOW Accounts..........................  $   1,402          4.12%    $    1,906          5.01%   $    1,409           3.93%
Regular passbook......................      3,024          8.89          3,248          8.55         3,146           8.77
Money-market passbook.................      3,812         11.20          3,282          8.64         3,288           9.17
Certificates:
  3.99% and lower.....................          2           .01             42           .11            --             --
  4.00% - 4.99%.......................         14           .04            479          1.26            76           0.21
  5.00% - 5.99%.......................     22,301         65.54         28,297         74.47        13,379          37.30
  6.00% - 6.99%.......................      2,103          6.18            921          2.42        14,105          39.33
  7.00% - 7.99%.......................      1,559          4.58             --            --           612           1.71
  8.00% - 8.99%.......................         12           .04             --            --                           --
Deposit Premium.......................       (205)         (.60)          (178)         (.46)         (151)         (0.42)
                                        ---------    ----------     ----------    ----------    ----------     ----------
  Total...............................  $  34,024        100.00%    $   37,997        100.00%   $   35,864         100.00
                                        =========    ==========     ==========    ==========    ==========     ==========

         At June 30, 1999 the Savings Bank had certificates of deposits in amounts of $100,000 or more maturing as follows:

         Maturity Period                                                                            Amount
         ---------------                                                                            ------
                                                                                                (In Thousands)
         One month through three months.................................................        $        2,273
         Three through six months.......................................................                 2,779
         Six through 12 months..........................................................                 4,996
         Over 12 months.................................................................                   690
                                                                                                --------------
               Total....................................................................        $       10,738
                                                                                                ==============

REGULATION AND SUPERVISION

General

         The Savings Bank is subject to extensive regulation, examination and supervision by the OTS, and the FDIC as the deposit insurer. The Savings Bank is a member of the FHLB System and its deposit accounts are insured up to applicable limits by the SAIF, which is managed by the FDIC. The Savings Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to test the Savings Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or Congress, could have a material adverse impact on the Company, the Savings Bank and their operations. The Company, as a savings and loan holding company, is also required to file certain reports with, and otherwise comply with the rules and regulations of the OTS. Certain of the regulatory requirements applicable to the Savings Bank and to the Company are referred to below or elsewhere herein.

Federal Regulation of Savings Institutions

         Business Activities. The activities of savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act (the "FDI Act"). The federal banking statutes, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and Federal Deposit Insurance Corporation Improvement Act ("FDICIA") (1) restrict the solicitation of brokered deposits by savings institutions that are troubled or not well-capitalized, (2) prohibit the acquisition of any corporate debt security that is not rated in one of the four highest rating categories, (3) restrict the aggregate amount of loans secured by non-residential real estate property to 400% of capital, (4) permit savings and loan holding companies to acquire up to 5% of the voting shares of non-subsidiary savings institutions or savings and loan holding companies without prior approval, and (5) permit bank holding companies to acquire healthy savings institutions.

         The description of statutory provisions and regulations applicable to savings banks set forth in this annual report does not purport to be a complete description of such statutes and regulations and their effect on the Savings Bank. Moreover, because some of the provisions of FDICIA are still in the process of being implemented through the adoption of regulations by the various federal banking agencies, the Savings Bank cannot yet fully assess the impact of these provisions on its operations.

         Loans to One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limits on loans to one borrower. Generally, savings institutions may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if such loan is secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. At June 30, 1999, the Savings Bank was in compliance with its loans to one borrower limitations.

         Qualified Thrift Lender Requirement. The HOLA requires savings institutions to be qualified thrift lenders ("QTL"). To be a QTL, the Bank can either satisfy the QTL test, or the Domestic Building and Loan Association ("DBLA") Test of the Internal Revenue Code of 1986, as amended (the "Code"). Under the QTL test, a savings bank is required to maintain at least 65% of its "portfolio assets" (total assets less (i) specified liquid assets up to 20% of total assets, (ii) intangibles, including goodwill, and (iii) the value of property used to conduct business) in certain "qualified thrift investments," primarily residential mortgages and related investments, including certain mortgage-backed and related securities on a monthly basis in 9 out of every 12 months. Under the DBLA test, an institution must meet a "business operations test" and a "60% of assets test." The business operations test requires the business of a DBLA to consist primarily of acquiring the savings of the public and investing in loans. An institution meets the public savings requirements when it meets one of two conditions: (i) the institution acquires its savings in conformity with OTS rules and regulations; or (ii) the general public holds more than 75% of its deposits, withdrawable shares, and other obligations. The general public may not include family or related business groups or persons who are officers or directors of the institution.

         The 60% of assets test requires that at least 60% of a DBLA's assets must consist of assets that thrifts normally hold, except for consumer loans that are not educational loans. The DBLA test does not include, as the QTL test does to a limited or optional extent, mortgage loans originated and sold into the secondary market and subsidiary investments. A savings bank that fails to be a QTL must either convert to a bank charter or operate under certain restrictions. As of June 30, 1999, the Savings Bank satisfied the QTL test.

         Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. A "well capitalized" institution can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year in an amount up to 100 percent of its net income during the calendar year, plus its retained net income for the preceding two years. As of June 30, 1999, the Savings Bank was a "well-capitalized" institution.

         Liquidity. The Savings Bank is required to maintain an average daily balance of liquid assets as defined by OTS regulations. This liquidity requirement, which is currently 4%, may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the savings flow of member institutions. The Savings Bank's liquidity ratio averaged 11.2% during the month ended June 30, 1999. Monetary penalties may be imposed for failure to meet these liquidity requirements. At June 30, 1999, the Savings Bank was in compliance with its liquidity requirements.

         Assessments. Savings institutions are required by OTS regulation to pay assessments to the OTS to fund the operations of the OTS. The general assessment, paid on a semi-annual basis, is computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in the institution's latest quarterly thrift financial report. Based on its assets at March 31, 1999, the Savings Bank is required to pay a semi-annual assessment of approximately $8,000.

         Community Reinvestment. Under the Community Reinvestment Act (the "CRA"), as implemented by OTS regulations, a savings institution has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The CRA rating system identifies four levels of performance that may describe an institution's record of meeting community needs: outstanding, satisfactory, needs to improve and substantial non-compliance. The CRA also requires all institutions to make public disclosure of their CRA ratings. The CRA regulations were recently revised. Effective July 1, 1995, the OTS will assess the CRA performance of a savings institution under lending, service and investment tests, and based on such assessment, will assign an institution in one of the four above-referenced ratings. The Savings Bank received an "outstanding" CRA rating under the current CRA regulations in its most recent federal examination by the OTS.

         Transactions with Related Parties. The Savings Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and its non-savings institution subsidiaries) or to make loans to certain insiders, is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates is generally prohibited.
Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary. At June 30, 1999, the Savings Bank was in compliance with the transactions with affiliates rules governed by Sections 23A and 23B.

         The Savings Bank's authority to extend credit to executive officers, directors and 10% stockholders, as well as entities controlled by such persons, is currently governed by Sections 22(g) and 22(h) of the FRA, and Regulation O thereunder. Among other things, these regulations generally require such loans to be made on terms substantially the same as those offered to unaffiliated individuals and do not involve more than the normal risk of repayment. Regulation O also places individual and aggregate limits on the amount of loans the Savings Bank may make to such persons based, in part, on the Savings Bank's capital position, and requires certain approval procedures to be followed.

         Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring enforcement action against all "institution-related parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institutions, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. Criminal penalties for most financial institution crimes include fines of up to $1 million and imprisonment for up to 30 years. Under the FDI Act, the FDIC has the authority to recommend to the Director of OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances.

         The federal banking agencies recently adopted a final regulation and Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines") to implement the safety and soundness standards required under the FDI Act. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The standards set forth in the Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. The agencies also adopted a proposed rule which proposes asset quality and earnings standards which, if adopted, would be added to the Guidelines. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

         Capital Requirements. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3.0% leverage ratio (or core capital ratio) and an 8.0% risk-based capital standard. However, to be considered "adequately capitalized," a savings institution must maintain a 4.0% leverage capital ratio. Core capital is defined as common stockholders' equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain qualifying supervisory goodwill and certain purchased mortgage servicing rights ("PMSRs"). The OTS regulations also require that, in meeting the tangible ratio, leverage and risk-based capital standards, institutions must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. At June 30, 1999, the Savings Bank's ratio of tangible capital to total assets, and its ratio of core (leverage) capital to total assets, was 18.0%.

         The risk-based capital standard for savings institutions requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk weighted assets of 4.0% and 8.0%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks the OTS believes are inherent in the type of asset. The components of Tier 1 (core) capital are equivalent to those discussed earlier under the 3.0% leverage ratio standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and allowance for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25%. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. At June 30, 1999, the Savings Bank's ratio of core capital to total adjusted assets was 32.6%, and its ratio of total capital to risk-weighted assets was 33.8%.

         OTS regulatory capital rules also incorporate an interest rate risk component. Savings banks with "above normal" interest rate risk exposure are subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings bank's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates, divided by the estimated economic value of the Savings Bank's assets. In calculating its total capital under the risk-based rule, a savings bank whose measured interest rate risk exposure exceeds 2%, must deduct an interest rate component equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the institution's assets. The OTS has indefinitely deferred the implementation of the interest rate risk component in the computation of an institution's risk-based capital requirements. The rule also provides that the Director of the OTS may waive or defer an institution's interest rate risk component on a case-by-case basis. The OTS continues to monitor the interest rate risk of individual institutions and retains the right to impose additional capital requirements on individual institutions. At June 30, 1999, the Bank was not required to maintain any additional risk-based capital under this rule.

         The following table presents the pro forma computations of the Company's net portfolio value as of June 30, 1999.

              Change in
           Interest Rates
           in Basis Points                                 Net Portfolio Value
                                              --------------------------------------------
            (Rate Shock)                      Amount            $ Change          % Change
           ---------------                    ------            --------          --------
                                                          (Dollars in thousands)
                 300                           3,679              (4,365)             54.3
                 200                           5,135              (2,909)             36.2
                  --                           8,044                  --                --
                (200)                         10,433               2,389              29.7
                (300)                         11,085               3,041              37.8

         At June 30, 1999, the Savings Bank was in compliance with all of its capital requirements.

Prompt Corrective Regulatory Action

         Under the OTS Prompt Corrective Action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital ratio of less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Insurance of Deposit Accounts

         The Savings Bank is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the U.S. Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings banks, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition.

         The minimum annual deposit insurance premiums are currently assessed at the rate of .065% of deposits for all SAIF-insured members. The FDIC, however, is authorized to raise premiums in certain circumstances related to fund losses and severe economic circumstances and has exercised this authority several times with respect to premiums paid to the Bank Insurance Fund ("BIF") by commercial banks and BIF-member savings banks.

         In September 1996, Congress enacted legislation to recapitalize the SAIF by a one-time assessment on all SAIF-insured deposits held as of March 31, 1995. The assessment was 65.7 basis points per $100 in deposits, payable on November 30, 1996. For the Savings Bank, the assessment amounted to $193,000 (or $127,000 when adjusted for taxes), based on the Savings Bank's deposits on March 31, 1995. In addition, pursuant to the legislation, interest payments on FICO bonds issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation are now paid jointly by BIF-insured institutions and SAIF-insured institutions. The FICO assessment is 1.29 basis points per $100 in BIF deposits and 6.44 basis points per $100 in SAIF deposits. Beginning January 1, 2000, the FICO interest payments will be paid pro rata by banks and thrifts based on deposits (approximately 2.4 basis points per $100 in deposits).

         Several bills have been introduced in the current Congress that would eliminate the federal thrift charter and OTS. The Savings Bank is unable to predict whether the legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business. The Savings Bank is also unable to predict whether the SAIF and BIF funds will eventually be merged.

Federal Home Loan Bank System

         The Savings Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Savings Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in that FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Savings Bank was in compliance with this requirement with an investment in FHLB-Atlanta stock, at June 30, 1999, of $330,000.

         The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members.

Federal Reserve System

         The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $54.0 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $54.0 million, the reserve requirement is $1.6 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $54.0 million. The first $4.2 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The Savings Bank is in compliance with the foregoing requirements. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the OTS.

Holding Company Regulation

         The Company is a non-diversified savings and loan holding company within the meaning of the HOLA, as amended. As such, the Company is registered with the OTS and is subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Savings Bank is required to notify the OTS 30 days before declaring any dividend to the Company.

         As a unitary savings and loan holding company, the Company generally is not restricted under existing laws as to the types of business activities in which it may engage, provided that the Savings Bank continues to be a QTL. Upon any nonsupervisory acquisition by the Company of another savings association or savings bank that meets the QTL test and is deemed to be a savings institution by the OTS, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the OTS, and activities authorized by OTS regulation. The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions.

         The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings institution or holding company thereof, without prior written approval of the OTS. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a non-subsidiary savings institution, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

         Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in OTS regulations, of a federally insured savings institution without giving at least 60 days written notice to the OTS and providing the OTS an opportunity to disapprove of the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

Item 2.  Properties
-------------------

         The Company conducts its business through two facilities located in Winnsboro, Fairfield County, South Carolina. The main office at its current location opened and has been owned by the Savings Bank since 1970. The branch office is leased. At June 30, 1999, the net book value of the Company's property and equipment was $501,000.

Item 3.  Legal Proceedings
--------------------------

     None.

Item 4.  Submission of Matters to a Vote of Security Holders
------------------------------------------------------------

     Not applicable.

                                    PART II
Item 5.  Market for Registrant's Common Equity and Related Shareholder Matters
------------------------------------------------------------------------------

     As of June 30, 1999, the Company had 538,716 shares of common stock outstanding. At such date, the Company had 320 shareholders of record, excluding shareholders who have registered their common stock in street name. The Company's common stock is traded on the NASDAQ SmallCap market under the symbol "SCCB." Set forth below are the quarterly high and low bid prices for the Common Stock, as reported on the NASDAQ SmallCap Market, for the last eight quarters of trading.

                                                       High        Low
                                                       -----      -----
          Quarter ended September 30, 1997........     25.25      18.50
          Quarter ended December 31, 1997.........     24.50      21.50
          Quarter ended March 31, 1998............     23.63      21.50
          Quarter ended June 30, 1998.............     21.88      21.00
          Quarter ended September 30, 1998........     22.88      18.25
          Quarter ended December 31, 1998.........     17.50      13.25
          Quarter ended March 31, 1999............     15.00      13.25
          Quarter ended June 30, 1999.............     14.75      12.50

     During 1998 and 1999, the Company declared semi-annual cash dividends of $.34 per share. For a discussion of limitations on the Company's ability to pay cash dividends, see Item 1. Business--Regulation and Supervision--Limitation on Capital Distributions; and Notes 9 and 16 to the Notes to Consolidated Financial Statements.

Item 5-A.      Selected Financial Data
--------------------------------------

     Set forth below are selected financial and other data of the Company.

                                                                                       At June 30,
                                                               ----------------------------------------------------------
                                                                   1995        1996         1997         1998      1999
                                                               ------------  --------  --------------  --------  --------
                                                                                     (In Thousands)
Selected Financial Data:

Total assets.............................................      $   43,947    $ 44,172  $  46,598       $ 47,992  $ 45,433
Loans receivable, net....................................          33,047      33,338     35,955         36,007    39,565
Interest-earning deposits................................           2,836       4,171      5,242          8,100     1,407
Investment securities....................................           6,612       5,178      3,781          2,223     3,083
Foreclosed real estate, net..............................             171         156         96             71       121
Deposits.................................................          30,106      31,273     34,024         37,997    35,864
Stockholders equity......................................          13,350      12,309     11,962          9,414     9,037

                                                                              For the Year Ended June 30,
                                                               -------------------------------------------------------
                                                                  1995       1996         1997       1998       1999
                                                               --------    --------     ---------   -------   --------
                                                                                     (In Thousands)
Selected Operating Data:

Interest income..........................................      $  3,429   $   3,406     $   3,500   $ 3,519   $  3,426
Interest expense on savings accounts and borrowed money..         1,351       1,643         1,635     1,715      1,664
                                                               --------   ---------     ---------   -------   --------
  Net interest income....................................         2,078       1,763         1,865     1,804      1,762

 Provision for loan losses...............................            --          --            --        --         --
                                                               --------   ---------     ---------   -------   --------
  Net interest income after provision for loan losses....         2,078       1,763         1,865     1,804      1,762

Noninterest income.......................................           110          35            88       132        106

Noninterest expense......................................           705         991         1,272     1,266      1,168
                                                               --------   ---------     ---------   -------   --------

Income before income taxes...............................         1,483         807           681       670        700

Income tax expense.......................................           556         319           258       262        277
                                                               --------   ---------     ---------   -------   --------

Net income...............................................      $    927   $     488     $     423   $   408   $    423
                                                               ========   =========     =========   =======   ========
Basic earnings per share.................................      $   1.28   $     .67     $     .62   $   .70   $   0.80
                                                               ========   =========     =========   =======   ========
Diluted earnings per share...............................      $   1.28   $     .67     $     .62   $   .68   $   0.79
                                                               ========   =========     =========   =======   ========
------------------------------

                                                                            At or for the Year Ended June 30,
                                                                  ----------------------------------------------------
                                                                     1995      1996       1997      1998       1999
                                                                  ---------  --------   --------  --------   ---------
Selected Financial Ratios and Other Data:

Return on average assets.................................            2.10%     1.11%        .93%     .88%        .92%
Return on average stockholders' equity...................            7.07      3.77        3.46     4.00        4.52
Average equity to average assets.........................           29.80     29.38       26.71    22.06       20.42
Total equity to total assets.............................           30.38     27.87       25.67    19.62       19.89
Operating expenses to average assets.....................            1.60      2.25        2.78     2.74        2.55
Net interest income to operating expenses................          294.75    177.90      146.62   142.50      150.86
Nonperforming loans to total loans /(1)/.................             .80      1.40        1.08     2.25        1.46
Nonperforming assets to total assets /(2)/...............            1.01      1.44        1.06     1.87        1.57

------------------------------
/(1)/ Nonperforming loans consist of non-accruing loans past due 90 days or more and accruing loans past due 90 days or more.
/(2)/ Nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.


Item 6.  Management's Discussion and Analysis of Financial Condition and Results
--------------------------------------------------------------------------------
         of Operations
         -------------

Forward-Looking Statements

     In addition to historical information, this document contains forward-looking statements. The forward looking statements contained in the following sections are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed. Readers should not place undue reliance on these forward-looking statements, as they reflect management's analysis as of the date of this report. The Company has no obligation to update or revise these forward-looking statements to reflect events or circumstances that occur after the date of this report. Readers should carefully review the risk factors described in other documents the Company files from time to time with the SEC, including quarterly reports on Form 10-QSB and current reports filed on Form 8-K.

General

     The earnings of the Company depend primarily on its level of net interest income, which is the difference between interest earned on the Company's interest-earning assets, consisting primarily of mortgage loans, interest-bearing deposits at other institutions, and investment securities, and the interest paid on interest-bearing liabilities consisting primarily of savings deposits. Net interest income is a function of the Company's interest rate spread, which is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. The Company's earnings also are affected by its level of noninterest income including loan origination fees, gains on sale of investment securities, and other noninterest income, and noninterest expense, including primarily compensation and related costs, occupancy and equipment, SAIF insurance premiums, data processing and other noninterest expense. Earnings of the Company also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond the control of the Company.

Financial Condition

     The Company's total consolidated assets decreased by approximately $2.6 million or 5.4% from $48.0 million at June 30, 1998 to $45.4 million at June 30, 1999.

     The composition of the Company's balance sheet has not been materially affected by market conditions between June 30, 1998 and June 30, 1999. Net loans increased $3.5 million or 9.9% as a result of new loan originations exceeding principal repayments and refinancing payoffs. The Company has also increased its commercial lending during fiscal 1999.

     Deposits decreased $2.1 million or 5.5%, from $38.0 million at June 30, 1998 to $35.9 million at June 30, 1999. The decrease in deposits was primarily attributable to the withdrawal of a public deposit of $2.4 million offset by new deposits.

     During fiscal 1999, the Company repurchased 41,428 shares of its Common Stock at an aggregate cost of approximately $622,000.

Average Balance Sheet

     The following table sets forth certain information relating to the Company's consolidated statement of financial condition at June 30, 1997, 1998 and 1999, and its consolidated statement of income for the years ended those dates. It reflects the average yield on assets and the average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of related assets or liabilities for the periods shown. Average loan and savings account balances are derived from month-end balances as opposed to daily balances; management does not believe that the use of month-end balances resulted in any material effect on the information presented. Loan interest includes fees which are considered yield adjustments; average loan balances include non-accruing loans.

                                                                             Year Ended June 30,
                                           ----------------------------------------------------------------------------------------
                                                       1997                          1998                          1999
                                           ----------------------------  ----------------------------  ----------------------------
                                                               Average                       Average                       Average
                                           Average              Yield/   Average              Yield/   Average              Yield/
                                           Balance   Interest    Cost    Balance   Interest    Cost    Balance   Interest    Cost
                                           --------  --------  --------  --------  --------  --------  --------  --------  --------
                                                                            (Dollars in Thousands)
Assets:
 Interest-earning assets:
  Loans receivable and mortgage-backed
   securities............................  $35,254     $2,966     8.41%  $35,874     $2,999     8.36%  $38,053     $3,079     8.09%
  Investment securities..................    4,108        279     6.79     3,821        272     7.12     2,446        177     7.24
  Interest-earning deposits..............    4,935        255     5.17     5,191        248     4.78     3,680        170     4.62
                                           -------     ------            -------     ------            -------     ------
    Total interest-earning assets........   44,297      3,500     7.90    44,886      3,519     7.84    44,179      3,426     7.76
                                                       ------                        ------                        ------
 Noninterest-earning assets..............    1,408                         1,351                         1,639
                                           -------                       -------                       -------
     Total assets........................  $45,705                       $46,237                       $45,818
                                           =======                       =======                       =======

Liabilities and Equity:
 Interest-bearing liabilities:
  Checking accounts......................  $   784         13     1.66   $ 1,231         20     1.62     1,645         20     1.22
  Passbook savings accounts..............    2,675         84     3.14     3,083         88     2.85     3,019         59     1.95
  Certificates and money market savings
   accounts..............................   29,306      1,538     5.25    30,793      1,607     5.22    30,680      1,585     5.17
                                           -------     ------            -------     ------            -------     ------
 Total interest-bearing liabilities......   32,765      1,635     4.99    35,107      1,715     4.89    35,344      1,664     4.71
                                                       ------                        ------                        ------

  Noninterest bearing deposits...........      247                           606                           778
  Noninterest bearing liabilities........      484                           326                           340
                                           -------                       -------                       -------
   Total liabilities.....................   33,496                        36,039                        36,462
                                           -------                       -------                       -------
  Stockholders' Equity...................   12,209                        10,198                         9,356
                                           -------                       -------                       -------
   Total liabilities and stockholders'
    equity earnings......................  $45,705                       $46,237                       $45,818
                                           =======                       =======                       =======
Net interest income......................              $1,865                        $1,804                        $1,762
                                                       ======                        ======                        ======
Net interest rate spread /(1)/...........                         2.91%                         2.95%                         3.05%
                                                                  ====                          ====                          ====
Net interest margin /(2)/................                         4.21%                         4.02%                         3.99%
                                                                  ====                          ====                          ====
Ratio of interest-earning assets to
 interest-bearing liabilities............   135.20%                       127.85%                       125.00%
                                           =======                       =======                       =======

------------------------------
/(1)/ Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
/(2)/ Net interest margin represents net interest income before the provision for loan losses divided by total interest-earning assets.

Rate/Volume Analysis

     Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest-bearing liabilities and the changing volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (change in volume multiplied by prior rate),
(ii) changes attributable to changes in rate (changes in rate multiplied by current volume), and (iii) the net change. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                            Year Ending June 30,
                                           -----------------------------------------------------------
                                                    1998 vs. 1997                   1999 vs. 1998
                                           ----------------------------    ---------------------------
                                                 Increase/(Decrease)            Increase/(Decrease)
                                                      Due to                           Due to
                                           -----------------------------    --------------------------
                                             Volume       Rate      Net       Volume      Rate    Net
                                           -----------   ------   ------    ----------  -------  -----
                                                               (In Thousands)
Interest-earning assets:
 Net loans and mortgage-backed
  securities........................        $   52       $  (19)  $   33    $  182      $ (102)  $   80
 Investment securities..............           (19)          12       (7)      (98)          3      (95)
 Interest-earning deposits..........            13          (20)      (7)      (72)         (6)     (78)
                                            ------       ------   ------    ------      ------   ------
  Total interest-earning assets.....        $   46       $  (27)  $   19    $   12      $ (105)  $  (93)
                                            ======       ======   ======    ======      ======   ======

Interest-bearing liabilities:
 Savings accounts...................        $  104       $  (24)  $   80    $   (2)     $  (49)  $  (51)
                                            ------       ------   ------    ------      ------   ------
Total interest-bearing liabilities..        $  104       $  (24)  $   80    $   (2)     $  (49)  $  (51)
                                            ======       ======   ======    ======      ======   ======

Net change in net interest income...        $  (58)      $   (3)  $  (61)   $   14      $  (56)  $  (42)
                                            ======       ======   ======    ======      ======   ======

------------------------------
/(1)/ All interest-earning assets are disclosed net of loans in process, unamortized yield adjustments, and valuation allowances.
/(2)/ FHLB stock and interest-earning deposits in other financial institutions are included in investment securities.

Results of Operations

     The earnings of the Company depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of mortgage loans, investment securities, and interest-bearing deposits at other institutions, and the interest paid on interest-bearing liabilities, which consist primarily of savings deposits.

     Net Income. Net income increased $15,000 or 3.7% from $408,000 for the year ended June 30, 1998 to $423,000 for the year ended June 30, 1999. Diluted earnings per share increased from $.68 in 1998 to $.79 in 1999. The return on average assets was .88% for 1998 as compared to .92% for 1999.

     Net Interest Income. Net interest income decreased $42,000 or 2.3% from $1,804,000 for 1998 to $1,762,000 for 1999. The decline in net interest income primarily reflects a decrease in average interest earning assets of approximately $707,000 compounded by an increase in average interest bearing liabilities of approximately $237,000 or 2.6%. Interest earning assets were utilized to repurchase 41,428 shares of stock in the open market at an aggregate cost of $622,000. The interest rate spread increased from 2.95% for 1998 to 3.05% for 1999.

     Interest Income. Total interest income decreased $93,000 for 1999 compared to 1998. Interest on loans increased by $81,000, or 2.7%. Interest on investments and interest earning deposits decreased in aggregate by $173,000 or 33.3%, as these average portfolios during 1999 were approximately $2.9 million less than the same period in 1998. Declines in these average interest-earning assets have funded new loans and the stock repurchase plan.

     Interest Expense. Interest expense decreased $51,000 for the year ended June 30, 1999 compared to the year ended June 30, 1998. The decrease was the result of a 18 basis point decrease in the average cost of funds offset by a $237,000 increase in the average deposits outstanding.

     Provision for Loan Losses. The Company did not record any provision for loan losses for either 1998 or 1999. Historically, management has emphasized the Company's loss experience over other factors in establishing provisions for loan losses. However, management has reviewed the allowance for loan losses in relation to the Company's composition of its loan portfolio and observations of the general economic climate and loan loss expectations. The ratio of allowance to non-performing loans at June 30, 1999 was 49.1% and nonperforming loans to total loans was 1.46%.

     Management uses a systematic approach in determining the adequacy of its loan loss allowance and the necessary provision for loan losses, through a classification of assets program, whereby the loan portfolio is reviewed generally and delinquent loan accounts are analyzed individually, on a quarterly basis. Consideration is given to the account status, payment history, ability to repay and probability of repayment, and loan-to-value percentages. As a result of this review and analysis, loans are classified in the appropriate categories applicable to their circumstances. After reviewing current economic conditions, changes in delinquency status, and actual loan losses incurred, management establishes an appropriate reserve percentage applicable to each category of assets, and a provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. Historically, the Savings Bank's ratio of nonperforming loans to total loans has been higher in comparison to its peers, while the ratio of its allowance for loan losses to nonperforming loans has been lower in comparison to its peers.

     Non-Interest Income. This income was $132,000 for the year ending June 30, 1998 and $106,000 for the same period in 1999. Management continues to concentrate on generating additional fee income.

     Non-Interest Expense. Non-interest expense decreased by $98,000 in 1999 compared to 1998. Expenses associated with the expanded bank facilities, products and general operations have stabilized. Management has continued its efforts to control operating expenses. Compensation expense and employee benefits decreased $45,000 or 6.4%, due to the lower expense recognized for ESOP compensation because of lower average stock prices during 1999 compared to 1998. Other operating expenses decreased $54,000 in 1999 compared to 1998.

Liquidity and Capital Resources

     The Savings Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 4.0%. The Savings Bank maintains liquidity levels significantly in excess of regulatory requirements. The Savings Bank adjusts its liquidity levels in order to meet funding needs of deposit outflows, payment of real estate taxes on mortgage loans, repayment of borrowings and loan commitments. The Savings Bank also adjusts liquidity as appropriate to meet its asset and liability management objectives.

     The Company's sources of funds are the net proceeds retained by it in connection with the Conversion, and dividends from the Savings Bank. In 1999, the Savings Bank paid $1,155,000 in dividends to the Company. The Savings Bank's primary sources of funds are deposits, amortization and prepayment of loans, maturities of investment securities, and earnings and funds provided from operations. While scheduled principal repayments on loans are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Savings Bank manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Savings Bank invests in short-term interest-earning assets, which provide liquidity to meet lending requirements. At June 30, 1999, $100,000, or 3.9%, of the Savings Bank's investment portfolio was scheduled to mature in one year or less, $2.5 million, or 96.1%, was scheduled to mature in one to five years. For additional information about cash flows from the Company's operating, financing, and investing activities, see Statements of Cash Flows included in the Consolidated Financial Statements.

     A major portion of the Savings Bank's liquidity consists of cash and cash equivalents, which are a product of its operating, investing, and financing activities. The primary sources of cash are net income, principal repayments on loans, and increases in deposit accounts. Liquidity management is both a daily and long-term function of business management. If the Savings Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB which provide an additional source of funds.

     At June 30, 1999, the Savings Bank had outstanding loan commitments of approximately $637,000. This amount does not include the unfunded portion of loans in process and unfunded lines of credit. Savings certificates scheduled to mature in less than one year at June 30, 1999, totaled $25.7 million. Based on prior experience, management believes that a significant portion of such deposits will remain with the Savings Bank.

     At June 30, 1999, there were no material commitments for capital expenditures.

     Management had no knowledge of any trends, events or uncertainties that will have or are reasonably likely to have material effects on the liquidity, capital resources or operations of the Company. Further at June 30, 1999, management was not aware of any current recommendations by the regulatory authorities, which, if implemented, would have such an effect.

Impact of Inflation and Changing Prices

     The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchase power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Because Community Federal originates only fixed-rate loans, its net interest income is influenced significantly by the movement of interest rates in general. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Year 2000 Compliance

     The Company has formulated a Year 2000 Compliance Plan to address the Year 2000 issue. The phases identified under the plan are awareness, assessment, renovation, validation and implementation. The purpose of the plan is to outline the procedures necessary for assuring that the Company is in a state of readiness for the century date change. Substantially all of the Company's material data processing functions are provided by a third party service bureau. The service bureau has advised the Company in writing that it is Year 2000 compliant. The Company has received certifications of compliance from approximately 90% of its other software vendors. Company personnel have completed testing on all computer hardware and software with minimal failures being detected. The Company is making written and oral inquiries of customers, suppliers and non-information technology providers as to their 2000 readiness. Testing to date indicates very little hard cost of remediation in management's opinion, with the primary cost of the Company's Year 2000 compliance being staff time during the assessment, testing and implementation stages. As of June 30, 1999, the Company has incurred approximately $15,000 in expenses toward remediating the Year 2000 issue.

     Based on the results of further system testing and results of written and oral inquiries, the Company will continue to develop its contingency plan to provide solutions to the Year 2000 issue. This contingency plan will be designed to prepare an operating alternative in the event that systems do not perform as planned either before or after the century date change. The Company has a reasonable basis to conclude that the Year 2000 issue will not materially affect future financial results, or cause reported financial information not to be necessarily indicative of future operating result of future financial condition. Successful implementation of this plan is expected to mitigate any extraordinary expenses related to the Year 2000 issue. However, no assurance can be given that the Year 2000 compliance plan will be completed successfully by the Year 2000.

     Successful and timely completion of the Year 2000 project is based on management's best estimates derived from various assumptions of future events. These events are inherently uncertain, including the progress and results of vendors, suppliers and customers Year 2000 readiness.

Impact of New Accounting Standards

     Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and requires that all derivatives be recognized as either assets or liabilities in the statement of financial position. Under this standard, all derivative instruments should be measured at fair value. At the date of initial application, an entity may transfer any held-to-maturity securities into the available-for-sale category or the trading category, although the Company has no intention of doing so. An entity will then be able in the future to designate a security transferred into the available-for-sale category as a hedged item. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Because the Company and the Savings Bank do not invest in derivative instruments or enter into hedging transactions, adoption of this statement is not anticipated to have a significant effect on the Company's financial position or results of operations.

Item 7.   Financial Statements
------------------------------

     The following audited financial statements and related documents are presented herein on the following pages:

     (a)  Independent Auditors' Report..............................  30
     (b)  South Carolina Community Bancshares, Inc. and Subsidiary:
          (i)   Consolidated Balance Sheets.........................  31
          (ii)  Consolidated Statements of Income...................  32
          (iii) Consolidated Statements of Stockholders' Equity.....  33
          (iv)  Consolidated Statements of Cash Flows...............  34
          (v)   Notes to Consolidated Financial Statements..........  36

LOGO          [LETTERHEAD OF CRISP HUGHES EVANS LLP APPEARS HERE]


                         Independent Auditors' Report
                         ----------------------------


To the Board of Directors
South Carolina Community Bancshares, Inc.


We have audited the accompanying consolidated balance sheets of South Carolina Community Bancshares, Inc. and Subsidiary (the "Company") as of June 30, 1998 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 1998 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


Asheville, North Carolina                 /s/ Crisp Hughes Evans LLP
July 23, 1999

                   SOUTH CAROLINA COMMUNITY BANCSHARES, INC.
                                AND SUBSIDIARY

                          Consolidated Balance Sheets
                       (in thousands, except share data)

                                                                                  June 30,
                                                                      ---------------------------------
           Assets                                                          1998                1999
           ------                                                          ----                ----
Cash and due from banks                                                    $   578             $   297
Interest earning deposits                                                    8,100               1,407
Investment securities, held to maturity                                      1,855               2,687
Investment securities, available for sale                                       47                  66
Loans receivable, net                                                       36,007              39,565
Mortgage-backed securities, held to maturity                                    35                  24
Premises and equipment, net                                                    547                 501
Federal Home Loan Bank stock                                                   321                 330
Interest receivable                                                            301                 338
Real estate                                                                     71                 121
Prepaid expenses and other assets                                              130                  97
                                                                           -------             -------

     Total assets                                                          $47,992             $45,433
                                                                           =======             =======

     Liabilities and Stockholders' Equity
     ------------------------------------

Deposits                                                                   $37,997             $35,864
Advance payments for taxes and insurance                                        38                  41
Accrued expenses and other liabilities                                         361                 306
Income taxes:
 Current                                                                        58                  95
 Deferred                                                                      124                  90
                                                                           -------             -------
     Total liabilities                                                      38,578              36,396
                                                                           -------             -------
Stockholders' equity:
 Preferred stock ($.01 par value, 200,000 shares authorized;
  none outstanding)                                                              -                   -
 Common stock ($.01 par value, 1,400,000 shares authorized;
  780,275 shares issued; 579,664 outstanding at June 30, 1998
  and 538,716 at June 30, 1999)                                                  8                   8
 Paid in capital                                                             7,389               7,416
 Retained earnings, substantially restricted                                 6,865               6,934
 Accumulated other comprehensive income                                          -                   5
 Treasury stock at cost (200,611 shares at June 30, 1998
  and 241,559 shares at June 30, 1999)                                      (4,185)             (4,797)
 Unearned compensation:
  Employee Stock Ownership Plan                                               (392)               (337)
  Management Recognition Plan                                                 (271)               (192)
                                                                           -------             -------
     Total stockholders' equity                                              9,414               9,037
                                                                           -------             -------

     Total liabilities and stockholders' equity                            $47,992             $45,433
                                                                           =======             =======

The accompanying notes are an integral part of these consolidated financial statements.

                   SOUTH CAROLINA COMMUNITY BANCSHARES, INC.
                                 AND SUBSIDIARY

                       Consolidated Statements of Income
                     (in thousands, except per share data)

                                                                              Years Ended
                                                                                June 30,
                                                                    -----------------------------------
                                                                        1998                1999
                                                                        ----                ----
Interest income:
 Loans                                                                       $2,996              $3,077
 Mortgage-backed securities                                                       3                   2
 Investments                                                                    272                 177
 Interest earning deposits                                                      248                 170
                                                                             ------              ------
     Total interest income                                                    3,519               3,426

Interest expense:
 Deposits                                                                     1,715               1,664
                                                                             ------              ------
     Net interest income                                                      1,804               1,762

Provision for loan losses                                                         -                   -
                                                                             ------              ------
     Net interest income after provision for loan losses                      1,804               1,762
                                                                             ------              ------

Non-interest income:
 Loan fees and services                                                          50                  51
 Other                                                                           82                  55
                                                                             ------              ------
     Total non-interest income                                                  132                 106
                                                                             ------              ------

Non-interest expenses:
 Compensation and employee benefits                                             701                 656
 Net occupancy expense                                                           92                 102
 Deposit insurance premiums                                                      21                  22
 Data processing                                                                 82                  72
 Other                                                                          370                 316
                                                                             ------              ------
     Total non-interest expenses                                              1,266               1,168
                                                                             ------              ------

     Income before income taxes                                                 670                 700

Income tax expense                                                              262                 277
                                                                             ------              ------
     Net income                                                              $  408              $  423
                                                                             ======              ======
Net income per common share:
 Basic                                                                       $  .70              $  .80
 Diluted                                                                        .68                 .79
                                                                             ======              ======
Weighted-average shares:
 Basic                                                                          581                 531
 Diluted                                                                        599                 537
                                                                             ======              ======

The accompanying notes are an integral part of these consolidated financial statements.

                   SOUTH CAROLINA COMMUNITY BANCSHARES, INC.
                                 AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity
                       (in thousands, except share data)

                                                                                Accumulated
                                                                                   Other                 Unearned Compensation
                                                                                                        ---------------------------
                                                    Common  Paid-In   Retained  Comprehensive Treasury
                                                    Stock   Capital   Earnings     Income      Stock    for ESOP   for MRP  Total
                                                    -----   -------   --------     ------      -----    --------   -------  -----
Balance at June 30, 1997                              $8    $7,321     $6,801   $       -     $(1,352)   $(452)    $(364)   $11,962

Comprehensive income:
 Net income                                            -         -        408           -           -        -         -        408

Cash dividends declared ($.64 per share)               -         -       (344)          -           -        -         -       (344)

ESOP and MRP compensation earned                       -        70          -           -           -       60        93        223

Exercise of stock options (360 shares)                 -        (2)         -           -           7        -         -          5

Treasury stock purchased (120,429 shares)              -         -          -           -      (2,840)       -         -     (2,840)
                                                     ---    ------     ------   ---------     -------   ------   -------    -------

Balance at June 30, 1998                               8     7,389      6,865           -      (4,185)    (392)     (271)     9,414

Comprehensive income:
 Net income                                            -         -        423           -           -        -         -        423
 Other comprehensive income:
  Unrealized gain on securities available
   for sale, net of taxes of $3                        -         -          -           5           -        -         -          5
                                                                                                                            -------
     Total comprehensive income                                                                                                 428

Cash dividends declared ($.68 per share)               -         -       (354)          -           -        -         -       (354)

ESOP and MRP compensation earned                       -        31          -           -           -       55        79        165

Exercise of stock options (480 shares)                 -        (4)         -           -          10        -         -          6

Treasury stock purchased (41,428 shares)               -         -          -           -        (622)       -         -       (622)
                                                     ---    ------     ------   ---------     ------- --------   -------    -------
Balance at June 30, 1999                              $8    $7,416     $6,934   $       5     $(4,797)   $(337)    $(192)   $ 9,037
                                                     ===    ======     ======   =========     ======= ========   =======    =======

The accompanying notes are an integral part of these consolidated financial statements.

                   SOUTH CAROLINA COMMUNITY BANCSHARES, INC.
                                AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                                (in thousands)

                                                                           Years Ended
                                                                            June 30,
                                                         ----------------------------------------------
                                                                  1998                    1999
                                                                  ----                    ----
Operating activities:
 Net income                                                $          408          $          423
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation                                                         54                      62
  Gain on sale of real estate owned                                    (6)                      -
  Deferred income taxes (benefit)                                       6                     (17)
  Amortization of deposit premium                                      27                      27
  Amortization of premiums (discounts) on investment
   securities, net                                                     (4)                      1
  Amortization of unearned compensation                               223                     165
  Net increase (decrease) in deferred loan fees                       (24)                      5
  (Increase) decrease in accrued interest receivable                   39                     (37)
  Decrease in prepaid expenses and other assets                        19                      33
  Increase (decrease) in income taxes payable                         (20)                     17
  Increase (decrease) in accrued expenses and
   other liabilities                                                   11                     (53)
                                                           --------------          --------------
     Net cash provided by operating activities                        733                     626
                                                           --------------          --------------

Investing activities:
 Net increase in loans                                                (68)                 (3,610)
 Capitalized costs on real estate owned                                (1)                     (3)
 Proceeds from sale of real estate owned                               72                       -
 Proceeds from maturities of investment securities                  2,200                   1,300
 Proceeds from sale of FHLB stock                                     108                       -
 Purchases of investment securities                                  (746)                 (2,144)
 Purchase of FHLB stock                                                 -                      (9)
 Principal payments on mortgage-backed securities                      13                      11
 Purchases of premises and equipment                                  (50)                    (16)
                                                           --------------          --------------
     Net cash provided (used) by investing activities               1,528                  (4,471)
                                                           --------------          --------------

                                                                     (continued)

                   SOUTH CAROLINA COMMUNITY BANCSHARES, INC.
                                AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                                (in thousands)

                                                                                       Years Ended
                                                                                         June 30,
                                                                       --------------------------------------------
                                                                               1998                   1999
                                                                               ----                   ----
Financing activities:
 Net increase (decrease) in deposits                                     $        3,946         $       (2,160)
 Acquisition of treasury stock                                                   (2,840)                  (622)
 Increase (decrease) in advance payments for taxes
  and insurance                                                                      (4)                     3
 Proceeds from stock options exercised                                                5                      6
 Dividends paid                                                                    (368)                  (356)
                                                                         --------------         --------------
     Net cash provided (used) by financing activities                               739                 (3,129)
                                                                         --------------         --------------

Net increase (decrease) in cash and cash equivalents                              3,000                 (6,974)

Cash and cash equivalents at beginning of year                                    5,678                  8,678
                                                                         --------------         --------------

Cash and cash equivalents at end of year                                 $        8,678         $        1,704
                                                                         ==============         ==============

Supplemental disclosures of cash flow information
-------------------------------------------------
 Cash paid during the year for:
  Interest                                                               $        1,714         $        1,708
  Income taxes, net of refunds                                                      278                    276
                                                                         ==============         ==============

 Non-cash investing and financing activities:
  Real estate acquired in satisfaction of
   mortgage loans                                                        $           40         $           47
  Decrease in accrued dividend payable                                               24                      2
  Net unrealized gains on available for sale securities,
   net of deferred taxes                                                              -                      5
                                                                         ==============         ==============

The accompanying notes are an integral part of these consolidated financial statements.

                   SOUTH CAROLINA COMMUNITY BANCSHARES, INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1998 and 1999
                        (Tabular amounts in thousands)

1. Summary of Significant Accounting Policies
   ------------------------------------------

   South Carolina Community Bancshares, Inc. (the "Holding Company") was formed in March 1994, as the holding company for Community Federal Savings Bank (the "Bank").

   The accounting and reporting policies of the Holding Company and the Bank (collectively referred to as the "Company") conform, in all material respects, to generally accepted accounting principles and to general practices within the thrift industry. The following summarize the more significant of these policies and practices.

   Nature of Operations - The Holding Company's only endeavor is its investment
   --------------------
   in the Bank, a federally chartered stock savings bank. The Bank's principal line of business is originating residential and non-residential first mortgage loans. The loans are primarily with individuals.

   Estimates - The preparation of financial statements in conformity with
   ---------
   generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Principles of Consolidation - The consolidated financial statements include
   ---------------------------
   the accounts of the Holding Company and its subsidiary, the Bank. Intercompany balances and transactions have been eliminated.

   Loans Receivable - Loans receivable are carried at their unpaid principal
   ----------------
   balance less, where applicable, deferred loan origination fees and allowances for losses. Additions to the allowance for loan losses are based on management's evaluation of the loan portfolio under current economic conditions and such other factors which, in management's judgment, deserve recognition in estimating loan losses. Interest accrual is discontinued when a loan becomes 90 days delinquent or impaired unless, in management's opinion, the loan is well secured and in process of collection. Interest income is subsequently recognized only to the extent cash payments are received until such time that, in management's opinion, the borrower will be able to meet payments as they become due.

   The Company's policy on first mortgage loans is to lend within its primary market area which is defined as Fairfield County and the surrounding counties in South Carolina. It is the Company's normal policy to limit an individual single-family mortgage loan to 80% of the

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


   appraised value of the property securing the loan. The Company normally requires the borrower to obtain private mortgage insurance for loans in excess of 80% of the appraised value of the property.

   The Company's multi-family and non-residential real estate loans consist of properties located in its primary market. The Company's policy is to limit loans on multi-family residential complexes and non-residential loans to 75% of the appraised value of the property securing the loan, and land loans to 70% of the appraised value.

   The Company's policy requires that consumer and other installment loans be supported primarily by the borrower's ability to repay the loan and secondarily by the value of the collateral securing the loan, if any.

   Management of the Company believes the allowance for loan losses is adequate. However, the estimates used by management in determining the adequacy of such allowance are susceptible to significant changes due primarily to unforeseen changes in economic and market conditions. In addition, various regulatory agencies periodically review the Company's allowance for loan losses as an integral part of their examination. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

   Loan Fees - Loan fees result from the Bank originating mortgage loans. Such
   ---------
   fees and certain direct incremental costs related to origination of such loans are deferred ("net deferred loan fees") and reflected as a reduction of the carrying value of mortgage loans. The net deferred fees (or costs) are amortized using the interest method over the contractual lives of the loans as adjusted for prepayments.

   Investment and Mortgage-Backed Securities - Investment securities and
   -----------------------------------------
   mortgage-backed securities held to maturity are stated at amortized cost since the Company has both the ability and intent to hold such securities to maturity. Premiums and discounts on the investment and mortgage-backed securities are amortized or accreted into income over the contractual terms of the securities using a level yield interest method. Gains and losses on the sale of these securities are calculated based on the specific identification method.

   Investment securities available for sale are carried at fair value. The Company has identified their holdings in certain equity securities as available for sale. The unrealized holding gains or losses on securities available for sale are reported, net of related income tax effects, as accumulated other comprehensive income, which is a separate component of stockholders' equity until realized. Gains or losses on sales of securities available for sale are based on the specific identification method.

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

   Premises and Equipment - Land is carried at cost. Premises and equipment are
   ----------------------
   carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from 5 to 30 years. The cost of maintenance and repairs is charged to expense as incurred while expenditures which materially increase property lives are capitalized.

   Federal Home Loan Bank Stock - Investment in stock of the Federal Home Loan
   ----------------------------
   Bank is required by law of every federally insured savings and loan or savings bank. The investment is carried at cost. No ready market exists for the stock and it has no quoted market value.

   Real Estate - Real estate acquired through, or in lieu of, loan foreclosure
   -----------
   is initially recorded at fair value at the date of foreclosure or in-substance foreclosure. Subsequent to foreclosure, real estate is recorded at the lower of initial fair value or existing fair value less estimated cost to sell (net realizable value). Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

   Valuations are periodically performed by management, and an allowance for losses is established by a charge to income if the carrying value of a property exceeds its estimated net realizable value.

   Income Taxes -   The Company utilizes the liability method of computing
   ------------
   income taxes. Under the liability method, deferred tax liabilities and assets are established for future tax return effects of temporary differences between the stated value of assets and liabilities for financial reporting purposes and their tax bases. The focus is on accruing the appropriate balance sheet deferred tax amount, with the statement of income effect being the result of changes in balance sheet amounts from period to period. Current income tax expense is provided based upon the actual tax liability incurred for tax return purposes.

   Accumulated Other Comprehensive Income - Accumulated other comprehensive
   --------------------------------------
   income consists of changes in equity from non-owner sources. These non-owner changes consist of unrealized holding gains on certain equity securities investments available for sale.

   Income Per Share - For the years ended June 30, 1998 and 1999, net income
   ----------------
   available to the common stockholders in both the basic and diluted computations was equal to net income. The weighted average common shares outstanding used in the basic earnings per share were 580,724 and 531,345 for the years ended June 30, 1998 and 1999, respectively. For purposes of the diluted income per share calculation, outstanding shares were adjusted for potentially dilutive securities using the treasury stock method. For the stock option plan, 18,342 and 5,888 were included as weighted average common shares outstanding for the years ended June 30, 1998 and 1999, respectively.

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

   Cash Flow Information - As presented in the consolidated statements of cash
   ---------------------
   flows, cash and cash equivalents include cash on hand and interest-earning deposits in other banks. The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. Approximately $130,000 of cash is pledged against certain deposits at June 30, 1999.

2. Investment Securities
   ---------------------

   The amortized cost and estimated market values of investments are summarized as follows:

                                                                       Gross             Gross           Estimated
                                                   Amortized         Unrealized        Unrealized          Market
                                                      Cost             Gains             Losses            Value
                                                      ----             -----             ------            -----
Held to maturity:
 June 30, 1998:
  U.S. government and
    agency obligations                             $   1,755         $       16        $        -        $   1,771
  Certificate of deposit                                 100                  -                 -              100
                                                   ---------         ----------        ----------        ---------

                                                   $   1,855         $       16        $        -        $   1,871
                                                   =========         ==========        ==========        =========
 June 30, 1999:
  U.S. government and
    agency obligations                             $   2,583         $        6        $       30        $   2,559
  Certificate of deposit                                 104                  -                 -              104
                                                   ---------         ----------        ----------        ---------

                                                   $   2,687         $        6        $       30        $   2,663
                                                   =========         ==========        ==========        =========
Available for sale:
 June 30, 1998:
  Equity securities                                $      47         $        -        $        -        $      47
                                                   =========         ==========        ==========        =========

 June 30, 1999:
  Equity securities                                $      58         $        8        $        -        $      66
                                                   =========         ==========        ==========        =========

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY            Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------

     The amortized cost and estimated market values of debt securities by contractual maturity are as follows:

                                                                                              Estimated
                                                                Amortized Cost               Market Value
                                                            ----------------------       ----------------------
                                                              1998          1999           1998          1999
                                                              ----          ----           ----          ----
      Held to maturity:
       Due in one year or less                              $  800        $  100         $  803        $  101
       Due in one year through
         five years                                            955         2,483            968         2,458
                                                            ------        ------         ------        ------
                                                            $1,755        $2,583         $1,771        $2,559
                                                            ======        ======         ======        ======

     The Company had no investment securities pledged at June 30, 1998 and 1999. There were no investment securities sold during the fiscal years 1998 and 1999.

3.   Loans Receivable
     ----------------

     Loans receivable are summarized as follows:

                                                                          June 30,
                                                             ---------------------------------
                                                                   1998                  1999
                                                                   ----                  ----
Real estate mortgage loans:
  One to four family                                         $   32,212            $   34,046
  Construction                                                      414                   507
  Commercial real estate                                          2,187                 3,847
  Other real estate                                               1,014                   928
                                                             ----------            ----------
     Total real estate loans                                     35,827                39,328
                                                             ----------            ----------

 Consumer loans:
  Savings account loans                                             284                   292
  Home equity lines of credit                                       158                   255
  Other                                                             509                   643
                                                             ----------            ----------
                                                                    951                 1,190
                                                             ----------            ----------
     Total loans                                                 36,778                40,518
                                                             ----------            ----------

 Less:
  Undisbursed portion of loans in process                           246                   425
  Net deferred loan fees                                            232                   237
  Allowance for loan losses                                         293                   291
                                                             ----------            ----------
                                                                    771                   953
                                                             ----------            ----------

                                                             $   36,007            $   39,565
                                                             ==========            ==========

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY            Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------

     The change in the allowance for loan losses is summarized as follows:

                                                                  Years Ending June 30,
                                                             ------------------------------
                                                                 1998                1999
                                                                 ----                ----

          Beginning balance                                  $      293         $       293
          Provision charged to income                                 -                   -
          Charge-offs                                                 -                  (2)
                                                             ----------         -----------

          Ending balance                                     $      293         $       291
                                                             ==========         ===========

     In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, no loans in non-homogenous groups were determined to be impaired for the year ended or as of June 30, 1998 and 1999. Commercial and other real estate loans are included in the non-homogenous group.

     The loans in homogeneous groups, which are contractually past due ninety days or more, and are in non-accrual status, total approximately $827,000 at June 30, 1998 and $593,000 at June 30, 1999. The amount the Bank will ultimately realize from these loans could differ materially from their carrying value because of unanticipated future developments affecting the underlying collateral or the borrower's ability to repay the loans. If collection efforts are unsuccessful, these loans will be subject to foreclosure proceedings in the ordinary course of business. Management believes that the Bank has adequate collateral on these loans and that the Bank will not incur material losses in the event of foreclosure. Approximately $74,000 and $86,000 of interest is reserved on these loans at June 30, 1998 and 1999, respectively.

4.   Mortgage-Backed Securities
     --------------------------

     The summary of mortgage-backed securities is as follows:


                                                                                  Amortized
                                                                                    Cost
                                                                                    ----
          Held to maturity:
            June 30, 1998:
              FHLMC Certificates                                                 $       24
              GNMA Certificates                                                          11
                                                                                 ----------

                                                                                 $       35
                                                                                 ==========

                                                                     (continued)

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY            Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------

                                                                                  Amortized
                                                                                    Cost
                                                                                    ----
            Held to maturity:
              June 30, 1999:
                FHLMC Certificates                                               $       17
                GNMA Certificates                                                         7
                                                                                 ----------

                                                                                 $       24
                                                                                 ==========

     At June 30, 1998 and 1999, the amortized cost approximates estimated market value.

     Although mortgage-backed securities are initially issued with a stated maturity date, the underlying mortgage collateral may be prepaid by the mortgagee and, therefore, such securities may not reach their maturity date.

     The Company had no sales of mortgage-backed securities during the fiscal years 1998 and 1999. Mortgage-backed securities were not pledged at June 30, 1998 and 1999.

5.   Real Estate
     -----------

     Real estate is summarized as follows:

                                                                          June 30,
                                                              ------------------------------
                                                                  1998               1999
                                                                  ----               ----

 Real estate acquired in settlement of loans                  $       71          $      121
                                                              ==========          ==========

6. Interest Receivable
   -------------------

   Interest receivable is summarized as follows:

                                                                          June 30,
                                                              ------------------------------
                                                                  1998               1999
                                                                  ----               ----

       Loans receivable                                      $       345         $       374
       Investment securities                                          25                  49
       Interest earning deposits                                       5                   1
       Allowance for uncollected interest                            (74)                (86)
                                                             -----------         -----------

                                                             $       301         $       338
                                                             ===========         ===========

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY            Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------
7.    Premises and Equipment
      ----------------------

      Premises and equipment are summarized as follows:

                                                                                   June 30,
                                                                      --------------------------------
                                                                           1998              1999
                                                                           ----              ----
        Land                                                          $          53     $           53
        Building and improvements                                               423                425
        Furniture, fixtures and equipment                                       345                359
                                                                      -------------     --------------
                                                                                821                837
        Less accumulated depreciation                                           274                336
                                                                      -------------     --------------

                                                                      $         547     $          501
                                                                      =============     ==============

      Depreciation expense for 1998 and 1999 was $54,000 and $62,000, respectively.

8.    Deposits
      --------

      Deposit account balances are summarized as follows:

                                                                                             Weighted Average
                                                            June 30,                          Interest Rates
                                              -----------------------------------       --------------------------
                                                    1998               1999                   1998          1999
                                                    ----               ----                   ----          ----
          Non-interest bearing                $            863   $            451                  -%            -%
          NOW accounts                                   1,043                958               1.43%         1.05%
          Money market accounts                          3,282              3,288               2.75%         2.30%
          Passbook accounts                              3,248              3,146               2.16%         1.71%
          Certificates of deposit                       29,739             28,172               5.51%         5.04%
          Deposit premium                                 (178)              (151)                 -%            -%
                                              ----------------   ----------------

                                              $         37,997   $         35,864               4.75%         4.33%
                                              ================   ================

      The aggregate amount of deposits with a minimum denomination of $100,000 is approximately $12,647,000 and $11,533,000 at June 30, 1998 and 1999,
      respectively.

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY            Notes to consolidated Financial Statements, Continued
-------------------------------------------------------------------------------

   Contractual maturities of certificate accounts are summarized as follows:

                                                                                         June 30,
                                                                        --------------------------------------
                                                                                1998                 1999
                                                                                ----                 ----
 12 months or less                                                      $         25,384      $         25,737
 1-2 years                                                                         3,812                 1,948
 2-3 years                                                                           543                   387
 3-4 years                                                                             -                   100
                                                                        ----------------      ----------------

                                                                        $         29,739      $         28,172
                                                                        ================      ================

   Interest expense on deposits is summarized as follows:

                                                                                         June 30,
                                                                        --------------------------------------
                                                                                1998                 1999
                                                                                ----                 ----

 Passbook savings                                                       $             65      $             63
 Money market and NOW                                                                108                    95
 Certificates of deposit                                                           1,515                 1,479
 Amortization of deposit premium                                                      27                    27
                                                                        ----------------      ----------------

                                                                        $          1,715      $          1,664
                                                                        ================      ================

9. Income Taxes
   ------------

   The components of income tax expense are summarized as follows:

                                                                     Federal             State              Total
                                                                ----------------   ----------------   ----------------
     1998
     ----
       Current                                                  $            239   $             17   $            256
       Deferred                                                                5                  1                  6
                                                                ----------------   ----------------   ----------------

                                                                $            244   $             18   $            262
                                                                ================   ================   ================
     1999
     ----
       Current                                                  $            260   $             34   $            294
       Deferred                                                              (14)                (3)               (17)
                                                                ----------------   ----------------   ----------------

                                                                $            246   $             31   $            277
                                                                ================   ================   ================

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

   The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes are reconciled as follows:

                                                            Years Ending June 30,
                                                         -------------------------
                                                              1998        1999
                                                              ----        ----
 Computed income tax expense                             $     228    $     238
 Increase (decrease) resulting from:
  State income tax, net of
   federal benefit                                              12           21
  Non-deductible expenses                                       25           16
  Other                                                         (3)           2
                                                         ---------    ---------

     Actual income tax expense                           $     262    $     277
                                                         =========    =========

   The components of the net deferred tax liability are as follows:

                                                                      June 30,
                                                         --------------------------------
                                                             1998                  1999
                                                             ----                  ----
 Deferred tax liabilities:
  Accrued income                                         $     127              $     137
  FHLB stock dividends                                          67                     67
  Section 481(a) adjustment - bad debt reserve                  34                     17
  Unrealized gain on equity securities                           -                      3
  Other                                                         64                     36
                                                         ---------              ---------
                                                               292                    260
                                                         ---------              ---------
 Deferred tax assets:
  Bad debt reserves                                            113                    112
  Loan origination fees                                         51                     53
  Other                                                          4                      5
                                                         ---------              ---------
                                                               168                    170
                                                         ---------              ---------

     Net deferred tax liability                          $     124              $      90
                                                         =========              =========

   The Bank's annual addition to its reserves for bad debts allowed under the Internal Revenue Code may differ significantly from the bad debt experience used for financial statement purposes. Such bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserves are used for purposes other than to absorb bad debt losses. Since the Bank does not intend to use the reserves for purposes other than to absorb losses, no deferred income taxes have been provided on the amount of bad debt reserves for tax purposes that arose in tax years beginning before December 31, 1987, in accordance with SFAS No. 109. Therefore, retained earnings at June 30, 1998 and 1999, includes

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

    approximately $842,000, representing such bad debt deductions for which no deferred income taxes have been provided.

    In 1997, the Bank began to recapture into taxable income its post-1987 excess thrift bad debt reserves over a six year period. The remaining amount of the post-1987 excess is approximately $66,000. Since the tax effect of this excess had been previously recorded as deferred income taxes, the Bank will have no material impact on its results of operations as a result of the recapture of the excess reserves.

10. Profit Sharing and Employee Savings Plan
    ----------------------------------------

    The Company has established a qualifying non-contributory profit sharing plan covering substantially all employees who have completed six months of service and have attained the age of twenty-one. All employer contributions, as determined by the Board of Directors, are irrevocable and the Company has reserved the right of amendment and termination of the Plan. Contributions to the Plan were approximately $21,000 and $20,000 for the years ended 1998 and 1999, respectively.

    The Company also sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all full-time employees who have completed six months of service and have attained the age of twenty-one. Employees may contribute a percentage of their annual gross salary as limited by the federal tax laws. The Company can match employee contributions based on the plan guidelines. No contributions were made by the Company for the years ended June 30, 1998 and 1999.

11. Regulatory Matters
    ------------------

    The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier I and total capital (as defined in the regulations) to adjusted total or risk-weighted assets (as defined). Management believes, as of June 30, 1999, that the Bank meets all capital adequacy

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

   requirements to which it is subject. As of June 30, 1999, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Tier I and total ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

   The Bank's actual capital amounts (in thousands) and ratios are also presented in the table. No adjustments to capital for interest-rate risk have been required.

                                                                                  To Be Well
                                                                              Capitalized Under
                                                           For Capital        Prompt Corrective
                                         Actual         Adequacy Purposes     Action Provisions
                                     ---------------    -----------------     -----------------
                                     Amount   Ratio      Amount     Ratio      Amount     Ratio
                                     ------   -----     -------    ------      ------     -----
 As of June 30, 1998:
  Tier I Capital (to
   adjusted total assets)             $8,277   17.5%       $1,891    *4.0%       $2,364    *5.0%

  Tier I Capital (to risk-
   weighted assets)                   $8,277   35.8%       $  924    *4.0%       $1,386    *6.0%

  Total Capital (to risk-
   weighted assets)                   $8,562   37.1%       $1,849    *8.0%       $2,311   *10.0%

 As of June 30, 1999:
  Tier I Capital (to
   adjusted total assets)             $8,004   18.0%       $1,783    *4.0%       $2,228    *5.0%

  Tier I Capital (to risk-
   weighted assets)                   $8,004   32.6%       $  982    *4.0%       $1,474    *6.0%

  Total Capital (to risk-
   weighted assets)                   $8,294   33.8%       $1,965    *8.0%       $2,456   *10.0%


* more than or equal to

12. Financial Instruments with Off-Balance-Sheet Risk
    -------------------------------------------------

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and lines of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

    The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and lines of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

   Financial instruments, the contract amounts of which represent credit risk for lines of credit, the balances outstanding, and amounts available for use at June 30, 1999, were approximately as follows (in thousands):

                                   Financial          Balance       Available
                                  Instruments       Outstanding      For Use
                                  -----------       -----------     ---------
 Home equity and other lines      $      737        $      258      $     479
                                  ===========       ===========      ========

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral may include one to four family residences and non-residential properties. The Company does not expect any significant losses as a result of the transactions.

    The Company had outstanding commitments to originate mortgage loans of approximately $42,000 and $637,000 at June 30, 1998 and 1999, respectively. The commitments to originate mortgage loans at June 30, 1998, were composed of fixed rate loans having interest rates ranging from 6.875% to 7.25% and terms ranging from five to 30 years. The commitments to originate mortgage loans at June 30, 1999, were composed of fixed rate loans having interest rates ranging from 6.50% to 9.00% and terms ranging from three to 30 years.

13. Employee Stock Ownership Plan (ESOP)
    ------------------------------------

    The Bank has established for eligible employees an Employee Stock Ownership Plan ("ESOP"). The Bank is expected to make scheduled cash contributions to the ESOP sufficient to service the amount borrowed from the Holding Company. The unpaid balance of the ESOP loan has been eliminated in consolidation and the unamortized balance of unearned compensation is shown as a reduction of stockholders' equity. For the years ending June 30, 1998 and 1999, the total contributions to the ESOP were used to fund principal and interest payments on the ESOP debt and totaled approximately $90,000 and $80,000, respectively.

    For the years ending June 30, 1998 and 1999, compensation from the ESOP of approximately $130,000 and $86,000 was expensed, respectively. Compensation is recognized at the average fair value of the ratably released shares during the accounting period as the employees performed services. At June 30, 1999, the ESOP had approximately 29,400 allocated shares and 33,000 unallocated shares. The fair value of the unallocated shares at June 30, 1999, was approximately $470,000.

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

    The ESOP plan states that dividends on unallocated shares will be used for debt service and dividends on allocated shares will be distributed to the Plan participants.

14. Management Recognition and Retention Plan
    -----------------------------------------

    The Company's 1994 management recognition and retention plan ("MRP") reserved 31,211 shares of common stock for issuance. The shares were reserved for certain employees, officers, and directors of the Company and the initial grants began vesting on December 13, 1995, and will be fully vested by December 13, 1999. The number of shares granted to directors under the Plan is currently 7,803, and to certain officers and employees is 14,594. Compensation expense in the amount of the fair value of the common stock at the date of grant will be recognized during the periods the participants become vested. The unamortized balance of unearned compensation is reflected as a reduction of stockholders' equity. For the years ended June 30, 1998 and 1999, approximately $93,000 and $79,000 has been recognized as compensation expense, respectively.

15. Stock Option Plans
    ------------------

    The Company's 1994 stock option plan provided for incentive options for officers and employees and non-incentive options for directors. The option exercise price cannot be less than the fair value of the underlying common stock as the date of the option grant, and the maximum option term cannot exceed ten years.

    A summary of the status of the Company's stock option plans as of June 30, 1998 and 1999, and changes during the years then ended is presented below:

                                                 1998                                1999
                                       -----------------------------      --------------------------------
                                                         Weighted                            Weighted
                                                          Average                             Average
                                                         Exercise                            Exercise
                                       Shares              Price          Shares               Price
                                       ------              -----          ------               -----
 Outstanding at
  beginning of year                      52,113            13.61            51,753              $13.61
 Granted                                      -                -                 -              $    -
 Exercised                                 (360)           13.50              (480)             $13.50
 Forfeited/cancelled                          -                -              (120)             $13.50
                                         ------                             ------
 Options outstanding at
  end of year                            51,753            13.61            51,153              $13.61
                                         ======                             ======

 Options exercisable at
  end of year                            29,347            13.54            39,170              $13.56

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

    At June 30, 1999, the outstanding options had a remaining weighted average contractual life of 5.6 years. The exercise price of outstanding options ranges from $13.50 to $15.00.

    Upon adoption of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), the Bank elected to continue measuring compensation cost using APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Bank made no grants of stock options during the years ended June 30, 1998 and 1999, and therefore no proforma disclosures are required as prescribed by SFAS No. 123.

16. Stockholders' Equity
    --------------------

    At the time of its conversion to a stock savings bank, the Bank established a liquidation account in an amount equal to its total retained earnings as of June 30, 1994. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders reduce their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualified balances for accounts then held.

    Subsequent to the conversion, the Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock, if the effect would cause stockholders' equity to be reduced below the amount required for the liquidation account, applicable regulatory capital maintenance requirements, or if such declaration and payment would otherwise violate regulatory requirements.

    Unlike the Bank, the Holding Company is not subject to these regulatory restrictions on payment of dividends to its stockholders. However, the source of future dividends may be dependent upon dividends from the Bank.

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

17. Financial Instruments
    ---------------------

   The approximate stated and estimated fair value of financial instruments are summarized below (in thousands):

                                                                                June 30
                                                 -------------------------------------------------------------------
                                                              1998                                1999
                                                 -------------------------------        ----------------------------
                                                     Stated         Estimated              Stated       Estimated
                                                     Amount         Fair Value             Amount       Fair Value
                                                     ------         ----------             ------       ----------
Financial assets:
  Cash and interest earning deposits             $     8,678        $   8,678           $    1,704       $    1,704
  Investment securities                                1,902            1,918                2,753            2,729
  Loans receivable, net                               36,007           36,595               39,565           38,989
  Mortgage-backed securities                              35               35                   24               24
  Federal Home Loan Bank stock                           321              321                  330              330
  Interest receivable                                    301              301                  338              338
                                                 -----------        ---------           ----------       ----------

                                                 $    47,244        $  47,848           $   44,714       $   44,114
                                                 ===========        =========           ==========       ==========
 Financial liabilities:
  Deposits                                       $   $37,997        $  37,658           $   35,864       $   35,808
  Other liabilities                                      399              399                  347              347
                                                 -----------        ---------           ----------       ----------

                                                 $    38,396        $  38,057           $   36,211       $   36,155
                                                 ===========        =========           ==========       ==========

   The Company had off-balance sheet financial commitments, which include approximately $1.1 million of commitments to originate and fund loans and lines of credit. Since these commitments are based on current market rates, the commitment amount is considered to be a reasonable estimate of fair market value.

   Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

   Cash - The carrying amount of such instruments is deemed to be a reasonable
   ----
   estimate of fair value.

   Loans - Fair values for loans held for investment are estimated by
   -----
   segregating the portfolio by type of loan and discounting scheduled cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio. A prepayment assumption is used as an estimate of the portion of loans that will be repaid prior to their scheduled maturity.

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

    Federal Home Loan Bank Stock - No ready market exists for this stock and it
    ----------------------------
    has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

    Deposits - The fair values disclosed for demand deposits are, as required by
    --------
    SFAS 107, equal to the amounts payable on demand at the reporting date (i.e., their stated amounts). The fair value of certificates of deposit are estimated by discounting the amounts payable at the certificate rates using the rates currently offered for deposits of similar remaining maturities.

    Other Assets and Other Liabilities - Other assets represent accrued interest
    ----------------------------------
    receivable; other liabilities represent advances from borrowers for taxes and insurance and accrued interest payable. Since these financial instruments will typically be received or paid within three months, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value.

    Fair value estimates are made at a specific point of time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Company's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayments trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value also would affect significantly the estimates. Further, the fair value estimates were calculated as of a specific point in time. Changes in market interest rates and prepayment assumptions could change significantly the estimated fair value.

    Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has significant assets and liabilities that are not considered financial assets or liabilities including deposit franchise value, real estate, deferred tax liabilities, and premises and equipment.

18. Employment and Severance Agreements
    -----------------------------------

    The Bank and the Holding Company entered into employment and severance agreements with certain key officers. The employment and severance agreements provide for up to three-year terms. Commencing on the first anniversary date and continuing each anniversary date thereafter, the respective boards of directors may extend the agreements for an additional year so that the remaining terms shall be up to three years. The agreements provide for severance

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

    payments and other benefits in the event of involuntary termination of employment in connection with any change in control of the employers. Severance payments also will be provided on a similar basis in connection with voluntary termination of employment where, subsequent to a change in control, officers are assigned duties inconsistent with their positions, duties, responsibilities and status immediately prior to such change in control. The severance payments will equal up to 2.99 times the executive officer's average annual compensation during the preceding three to five years for certain officers. The employment agreement provides for termination by the Bank or the Holding Company for just cause at any time. At June 30, 1998 and 1999, the Company has not accrued any benefits for these post-employment agreements.

19. Condensed Parent Company Only Financial Statements
    --------------------------------------------------

    The following condensed balance sheets as of June 30, 1998 and 1999, and condensed statements of income and cash flows for the years ending June 30, 1998 and 1999 for the Holding Company should be read in conjunction with the consolidated financial statements and the notes thereto.

      Parent Company Only                                                      June 30,
                                                                    -----------------------------
      Balance Sheets (in thousands)                                  1998                    1999
      ----------------------------                                   ----                    ----
      Assets:
       Interest earning deposits                                      $  190                 $  241
       Investment securities (market value of $448 in
        1998 and $563 in 1999)                                           447                    570
       Loans receivable from ESOP                                        393                    335
       Equity in wholly owned subsidiary                               8,559                  8,043
       Other                                                              18                     39
                                                                      ------                 ------

         Total assets                                                 $9,607                 $9,228
                                                                      ======                 ======

      Liabilities:
       Accrued dividends                                              $  186                 $  184
       Accrued expenses                                                    7                      4
       Deferred income taxes                                               -                      3
                                                                      ------                 ------
         Total liabilities                                               193                    191
                                                                      ------                 ------

      Stockholders' equity                                             9,414                  9,037
                                                                      ------                 ------

         Total liabilities and stockholders' equity                   $9,607                 $9,228
                                                                      ======                 ======

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

  The bank subsidiary paid the parent company cash dividends of $2,550,000 and $1,155,000 during the year ended June 30, 1998 and 1999, respectively.

    Parent Company Only                                             Years Ending June 30,
                                                                ----------------------------------
    Statements of Income (in thousands)                            1998                    1999
    -----------------------------------                            ----                    ----
     Dividends from bank subsidiary                                $ 2,550                  $1,155
     Interest income                                                    53                      35
     Other                                                               9                       1
                                                                   -------                  ------
         Total interest and dividends                                2,612                   1,191

     Non-interest expenses                                             (72)                   (105)
                                                                   -------                  ------

     Income before income taxes and equity in
      undistributed net income of bank subsidiary                    2,540                   1,086

     Dividends from bank subsidiary in excess of
      current year net income                                       (2,136)                   (680)
     Income tax benefit                                                  4                      17
                                                                   -------                  ------

         Net income                                                $   408                  $  423
                                                                   =======                  ======

    Parent Company Only                                                 Years Ending June 30,
                                                                ----------------------------------
    Statements of Cash Flows (in thousands)                        1998                    1999
    ---------------------------------------                        ----                    ----
    Operating activities:
      Net income                                                   $   408                 $   423
      Distributed equity earnings of Bank subsidiary                 1,421                       1
      Accretion of discounts on investment securities                   (1)                      -
      (Increase) decrease in prepaid expenses and
        other assets                                                    15                     (21)
      Increase (decrease) in accrued expenses                            7                      (3)
                                                                   -------                 -------
         Net cash provided by operating activities                   1,850                     400
                                                                   -------                 -------

     Investing activities:
      Proceeds from maturities of investment securities                700                     400
      Purchases of investment securities                              (347)                   (515)
      Repayments of ESOP loan                                           59                      58
      Return of capital from Bank                                      717                     680
                                                                   -------                 -------
         Net cash provided by investing activities                   1,129                     623
                                                                   -------                 -------


                                                                     (continued)

SOUTH CAROLINA
COMMUNITY BANCSHARES, INC.
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

      Parent Company Only                                                    Years Ending June 30,
                                                                      -------------------------------------
      Statements of Cash Flows (in thousands)                            1998                    1999
      ---------------------------------------                            ----                    ----
      Financing activities:
        Dividends paid                                                $    (368)               $   (356)
        Proceeds from stock options exercised                                 5                       6
        Acquisition of treasury stock                                    (2,840)                   (622)
                                                                      ---------                --------
           Net cash used by financing activities                         (3,203)                   (972)
                                                                      ---------                --------

      Net increase (decrease) in cash                                      (224)                     51
      Cash at beginning of year                                             414                     190
                                                                      ---------                --------

      Cash at end of year                                             $     190                $    241
                                                                      =========                ========

      Non-cash investing and financing activities:
        Decrease in accrued dividend payable                          $      24                $      2
        Net unrealized gains on available for sale securities,
         net of deferred income taxes                                         -                       5
                                                                      =========                ========

20. Contingencies and Uncertainties
    -------------------------------

    The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company and its business partners will not be fully determinable until the Year 2000 and thereafter. If Year 2000 modifications are not properly completed either by the Company or entities with which the Company conducts business, the Company's income and financial condition could be adversely impacted.

21. Subsequent Event
    ----------------

    The Company announced on July 1, 1999, its signing of a definitive agreement by which the Company will merge with a savings bank. The completion of the transaction is subject to regulatory and shareholder approval of the reorganization agreement.

    The pending change in control, when approved and consummated, would result in the payment of certain employee severance benefits, the payment of employment contract settlements, and the acceleration of certain benefit payments from nonqualified retirement plans. At June 30, 1999, the Company has not accrued any liabilities with regard to these potential benefit payments that would only result upon approval and completion of the merger.

Item 8. Changes in and Disagreements with Accountants on Accounting and
-----------------------------------------------------------------------
         Financial Disclosure
         --------------------

     Not applicable.

                                   PART III

Item 9.  Directors and Officers of the Registrant
-------------------------------------------------

     Information included in South Carolina Community Bancshares, Inc.'s Proxy Statement for its 1999 Annual Meeting of Shareholders is incorporated herein by reference. Information concerning executive officers of the Company during fiscal year 1999, who were not also directors of the Company, is provided below.

     Terri C. Robinson, age 40, has been employed by the Savings Bank since 1984 in various capacities, most recently as Bookkeeper, Secretary-Treasurer and since December 1993, as Chief Financial Officer.

Item 10. Executive Compensation
-------------------------------

     Information included in South Carolina Community Bancshares, Inc.'s Proxy Statement for its 1999 Annual Meeting of Shareholders is incorporated herein by reference.

Item 11. Security Ownership of Certain Beneficial Owners and Management
-----------------------------------------------------------------------

     Information included in South Carolina Community Bancshares, Inc.'s Proxy Statement for its 1999 Annual Meeting of Shareholders is incorporated herein by reference.

Item 12. Certain Relationships and Related Transactions
-------------------------------------------------------

     Information included in South Carolina Community Bancshares, Inc.'s Proxy Statement for its 1999 Annual Meeting of Shareholders is incorporated herein by reference.

                                    PART IV

Item 13. Exhibits and Reports on Form 8-K
-----------------------------------------

        (a)    The following exhibits are filed as part of this report.

     3.1 Certificate of Incorporation of South Carolina Community Bancshares, Inc.*
     3.2       Bylaws of South Carolina Community Bancshares, Inc.*
     4.0       Stock Certificate of South Carolina Community Bancshares, Inc.*

     10.0 Community Federal Savings and Loan Association Employee Stock Ownership Plan*
     10.1       South Carolina Community Bancshares, Inc. 1994 Stock Option
                Plan**
     10.2 South Carolina Community Bancshares, Inc. 1994 Recognition and Retention Plan**
     10.3       Employment Agreement between the Savings Bank and Alan W.
                Pullen*
     23.0       Consent of Crisp Hughes Evans LLP
     27.0       EDGAR Financial Data Schedule

         (b)    Reports on Form 8-K

                None

* Incorporated herein by reference into this document from the Exhibits to Form S-1 Registration Statement, initially filed on March 18, 1994, Registration No. 33-76676.

**       Incorporated by reference to the Appendix to the Company's Proxy
Statement dated November 8, 1994.

                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      SOUTH CAROLINA COMMUNITY BANCSHARES, INC.


Date:    September 21, 1999           By:   /s/ Alan W. Pullen
                                            -----------------------------------
                                            Alan W. Pullen, President and
                                             Chief Executive Officer


     Pursuant to the requirements of the Securities Exchange of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By:  /s/ Alan W. Pullen                          By: /s/ Terri C. Robinson
     ------------------------------------            --------------------------------------------
     Alan W. Pullen, President, Chief                Terri C. Robinson, Secretary-Controller and
      Executive Officer and Director                  Chief Financial Officer
     (Principal Executive Officer)                   (Principal Financial and Accounting Officer)

Date: September 21, 1999                         Date: September 21, 1999


By:  /s/ Quay W. McMaster                        By: /s/ Richard H. Burton
     ------------------------------------            --------------------------------------------
     Quay W. McMaster, Chairman of the Board         Richard H. Burton, Vice Chairman of
                                                      the Board

Date: September 21, 1999                         Date: September 21, 1999


By:  /s/ George R. Lauderdale                    By: /s/ John S. McMeekin
     ------------------------------------            --------------------------------------------
     George R. Lauderdale, Jr., Director             John S. McMeekin, Director

Date: September 21, 1999                         Date: September 21, 1999


By:  /s/ Phillip C. Wilkins
     ------------------------------------
     Phillip C. Wilkins, Director

Date: September 21, 1999